As filed with the Securities and Exchange Commission on August 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kansas	6022	72-1532188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

Wichita, Kansas 67207

(316) 612-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq. Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 (214) 855-3906	Steven C. Davis and John D. Robertson Hartzog Conger Cason & Neville 201 Robert S. Kerr Avenue, Suite 1600 Oklahoma City, Oklahoma 73102 (405) 235-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Class A Common Stock, par value $0.01 per share	1,179,793	N/A	$15,935,813.90	$1,846.96

(1)	Represents the maximum number of shares of Registrant common stock that could be issued in connection with the merger described herein.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(f)(2) and (f)(3) under the Securities Act, by multiplying the book value of Eastman National Bancshares, Inc.’s common stock of approximately $131.83 per share as of June 30, 2017, the latest practicable date prior to the date of filing this registration statement, by 192,183, the maximum number of shares of Eastman National Bancshares, Inc.’s common stock to be cancelled in the merger described herein, less the estimated aggregate cash consideration to be paid in the merger of $9,399,671.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION, DATED AUGUST 15, 2017

PROXY STATEMENT/PROSPECTUS

Prospectus of Equity Bancshares, Inc.	Proxy Statement of Eastman National Bancshares, Inc.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To Shareholders of Eastman National Bancshares, Inc.:

On July 14, 2017, Equity Bancshares, Inc., a Kansas corporation (which we refer to in this proxy statement/prospectus as “Equity”), ENB Merger Sub, Inc. (which we refer to in this proxy statement/prospectus as “Merger Sub”) and Eastman National Bancshares, Inc., an Oklahoma corporation (which we refer to in this proxy statement/prospectus as “Eastman”) entered into an Agreement and Plan of Reorganization (which we refer to in this proxy statement/prospectus as the “merger agreement”). Subject to its terms and conditions, the merger agreement provides that Merger Sub will merge with and into Eastman (which we refer to in this proxy statement/prospectus as the “merger”), with Eastman continuing as the surviving corporation and a wholly-owned subsidiary of Equity. Immediately following, and in connection with, the merger, Equity will cause Eastman to be merged with and into Equity, with Equity surviving the merger (which we refer to in this proxy statement/prospectus as the “second merger”).

At the effective time of the merger (which we refer to in this proxy statement/prospectus as the “effective time”), each outstanding share of Eastman common stock will be converted into the right to receive (i) 6.1389 shares of Class A common stock, par value of $0.01 per share, of Equity (which we refer to in this proxy statement/prospectus as “Equity common stock”), and (ii) $48.91, in cash, subject to a possible downward adjustment of the cash consideration based upon Eastman’s consolidated capital, surplus and retained earnings accounts less all intangible assets and Eastman merger costs (which we refer to in this proxy statement/prospectus as the “Eastman adjusted shareholders’ equity”) prior to the closing of the merger (which we refer to in this proxy statement/prospectus as the “Closing”) as provided in the merger agreement. The Equity common stock is listed on the NASDAQ Stock Market, Inc. Global Select Market System (which we refer to in this proxy statement/prospectus as the “NASDAQ”) under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock; therefore, the market value of the shares of Equity common stock at closing will not be known at the time the Eastman shareholders vote on the merger.

Based on (i) the closing price of $31.57 for Equity common stock on NASDAQ on July 14, 2017, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $193.81, and, together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $242.72 per share of Eastman common stock, and (ii) the closing price of $34.48 for Equity’s common stock on the NASDAQ on August 7, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $211.67 and together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $260.58 per share of Eastman common stock and (iii) the closing price of $[        ] for Equity’s common stock on NASDAQ on [                ], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $[            .            ] and together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $[            ] per share of Eastman common stock. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the cash component of the merger consideration.

Eastman is required to deliver $26,076,000 million of Eastman adjusted shareholders’ equity in connection with the closing of the merger. If the Eastman adjusted shareholders’ equity is less than $26,076,000, as of the close of business on the calculation date, which will be the date five business days before the closing of the merger, then the per share cash consideration to be paid to each holder of Eastman common stock will be reduced pro rata for each dollar that the Eastman adjusted shareholders’ equity is less than $26,076,000. In the event that the Eastman adjusted shareholders’ equity is less than $16,676,329, then the holders of Eastman common stock would receive no cash consideration. As of June 30, 2017, Eastman’s shareholders’ equity was approximately $26.5 million. Eastman estimates that it will earn approximately $1.5 million prior to the anticipated closing of the merger in the fourth quarter of 2017. As of August 7, 2017, Eastman estimated that the Eastman Merger Costs (as defined in the merger agreement) would be approximately $1,935,000. Based on the foregoing estimates, Eastman expects that the Eastman shareholders will receive $48.91 in cash per share of Eastman common stock.

We urge you to obtain current market quotations for Equity common stock. There are no current market quotations for Eastman common stock because Eastman is a privately owned corporation and its common stock is not traded on any established public trading market.

Eastman will hold a special meeting (which we refer to in this proxy statement/prospectus as the “Eastman special meeting”) of its shareholders in connection with the merger. Eastman shareholders will be asked to vote to adopt the merger agreement and approve related matters as described in this proxy statement/prospectus.

Eastman’s board of directors unanimously recommends that Eastman shareholders vote “FOR” the adoption of the merger agreement and “FOR” the other matters to be considered at the Eastman special meeting.

This proxy statement/prospectus describes the Eastman special meeting, the merger, the issuance of the Equity common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 41, for a discussion of the risks relating to the proposed merger. You also can obtain information about Equity from documents that it has filed with the Securities and Exchange Commission (which we refer to in this proxy statement/prospectus as the “SEC”).

Brad S. Elliott Chairman and Chief Executive Officer Equity Bancshares, Inc.	Mark T. Detten President and Chief Executive Officer Eastman National Bancshares, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Equity or Eastman, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [                ], 2017, and it is first being mailed or otherwise delivered to the shareholders of Eastman on or about [                ], 2017.

EASTMAN NATIONAL BANCSHARES, INC.

102 South Main Street

Newkirk, Oklahoma 74647

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Eastman National Bancshares, Inc.:

Notice is hereby given that Eastman National Bancshares, Inc. (“Eastman”) will hold the Eastman special meeting at [        ] on [        ] at [        ], local time, to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Reorganization (the “merger agreement”), by and among Equity Bancshares, Inc. (“Equity”), ENB Merger Sub, Inc. (“Merger Sub”) and Eastman, pursuant to which Merger Sub will merge with and into Eastman (the “merger”), and approve the merger, each as more fully described in this proxy statement/prospectus (which Equity and Eastman refer to in this proxy statement/prospectus as the “Eastman Merger Proposal”); and

•	a proposal to adjourn the Eastman special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Eastman Merger Proposal (the “Eastman Adjournment Proposal”).

Eastman has fixed the close of business on [    ], 2017 as the record date for the Eastman special meeting (the “Eastman record date”). Only Eastman shareholders of record at that time are entitled to notice of, and to vote at, the Eastman special meeting, or any adjournment or postponement of the Eastman special meeting. Approval of the Eastman Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Eastman common stock. The Eastman Adjournment Proposal will be approved if a majority of the votes cast on such proposal at the Eastman special meeting are voted in favor of such proposal.

Eastman shareholders have the right to demand appraisal of their shares of Eastman common stock and obtain payment in cash of the appraised fair value of their shares of Eastman common stock under applicable provisions of the Oklahoma General Corporation Act (the “OGCA”). In order an Eastman shareholder to perfect his or her appraisal rights, such Eastman shareholder must carefully follow the procedures set forth in the OGCA. A copy of the applicable statutory provisions of the OGCA is included as Annex E to the proxy statement/prospectus and a summary of the provisions can be found under the section of this proxy statement/prospectus entitled “The Merger—Appraisal Rights in the Merger.”

Eastman’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Eastman and its shareholders, and unanimously recommends that Eastman shareholders vote “FOR” the Eastman Merger Proposal and “FOR” the Eastman Adjournment Proposal.

Your vote is very important. Equity and Eastman cannot complete the merger unless Eastman’s shareholders adopt the merger agreement and approve the merger. Regardless of whether you plan to attend the Eastman special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Eastman, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This proxy statement/prospectus provides a detailed description of the Eastman special meeting, the Eastman Merger Proposal and the documents related to the merger and other related matters. You are urged to read this proxy statement/prospectus, including any documents they refer you to, and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the Eastman special meeting.

By Order of the Board of Directors,

Mark T. Detten
President and Chief Executive Officer

ADDITIONAL INFORMATION

This proxy statement/prospectus references important business and financial information about Equity and Eastman from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov, for documents regarding Equity, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Equity or Eastman:

Equity Bancshares, Inc. 7701 East Kellogg Drive, Suite 300 Wichita, Kansas 67207 Attention: Investor Relations Telephone: (316) 612-6000	Eastman National Bancshares, Inc. 102 South Main Street P.O. Box 468 Newkirk, Oklahoma 74647 Attention: Darin Kirchenbauer Telephone: (580) 362-2511

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the special meeting, you must make your request no later than [        ], 2017.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (which we refer to in this proxy statement/prospectus as the “SEC”) by Equity (File No. 333-[            ]), constitutes a prospectus of Equity under Section 5 of the Securities Act of 1933, as amended (which we refer to in this proxy statement/prospectus as the “Securities Act”), with respect to the shares of Equity common stock to be issued to Eastman shareholders pursuant to the terms of the merger agreement. This document also constitutes a proxy statement for Eastman. It also constitutes a notice of special meeting with respect to the Eastman special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [        ], 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Eastman shareholders nor the issuance by Equity of shares of Equity common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Equity has been provided by Equity and information contained in this document regarding Eastman has been provided by Eastman.

For more details, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [    ].

i

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as an Eastman shareholder, may have about the merger and the Eastman special meeting, and brief answers to those questions. You are urged to read the remainder of this proxy statement/prospectus carefully because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Eastman special meeting or the proposals presented at that meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank, a Kansas state bank and a wholly-owned subsidiary of Equity (which Equity and Eastman refer to in this proxy statement/prospectus as “Equity Bank”). Additionally, unless the context otherwise requires, references in this proxy statement/prospectus to “Eastman” refer to Eastman National Bancshares, Inc., an Oklahoma corporation, and its affiliates, including The Eastman National Bank of Newkirk, a national association with its principal offices in Newkirk, Oklahoma and a wholly-owned subsidiary of Eastman (which Equity and Eastman refer to in this proxy statement/prospectus as “Eastman Bank”).

Q:	What is the merger?

A:	Equity, Merger Sub and Eastman entered into the merger agreement on July 14, 2017. Under the merger agreement, Merger Sub will merge with and into Eastman, with Eastman surviving the merger as a wholly-owned subsidiary of Equity. Immediately following, and in connection with the merger, Equity will cause Eastman to merge with and into Equity, with Equity surviving the second merger (Equity and Eastman refer to the merger and second merger collectively in this proxy statement/prospectus as the “integrated mergers”). Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause Eastman Bank to merge with and into Equity Bank (the “Bank Merger”), with Equity Bank surviving the Bank Merger.

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the Eastman shareholders approve the proposal to adopt the merger agreement.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Eastman is delivering this document to you because it is a proxy statement being used by Eastman’s board of directors (which Equity and Eastman refer to in this proxy statement/prospectus as the “Eastman Board”) to solicit proxies of its shareholders entitled to vote on the matters in connection with the adoption of the merger agreement and the approval of the merger and related matters.

Eastman has called a special meeting of its shareholders to adopt the merger agreement and approve the merger and related matters. This document serves as a proxy statement for the Eastman special meeting and describes the proposals to be presented at the Eastman special meeting. It also constitutes a notice of special meeting with respect to the Eastman special meeting.

In addition, this document is also a prospectus that is being delivered to Eastman shareholders because Equity is offering shares of Equity common stock to Eastman shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Eastman special meeting and important information to consider in connection with an investment in Equity common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the meeting. Your vote is important, and you are encouraged to submit your proxy as soon as possible.

Q:	What are Eastman shareholders being asked to vote on at the Eastman special meeting?

A:	Eastman is soliciting proxies from its shareholders with respect to the following proposals:

•	a proposal to adopt the merger agreement and approve the merger (which Equity and Eastman refer to as the “Eastman Merger Proposal”); and

•	a proposal to adjourn the Eastman special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Eastman Merger Proposal (which Equity and Eastman refer to as the “Eastman Adjournment Proposal”). Completion of the merger is not conditioned upon approval of the Eastman Adjournment Proposal.

Q:	What will Eastman shareholders be entitled to receive in the merger?

A:	If the merger is completed, each share of Eastman common stock (other than shares of Eastman common stock held by Eastman, Equity and any Eastman shareholder who has perfected such shareholder’s appraisal rights under applicable law including the terms and provisions of Section 1091 of the OGCA (which Equity and Eastman refer to in this proxy statement/prospectus as a “dissenting shareholder”)) will be converted into the right to receive (i) 6.1389 shares of Equity common stock, and (ii) $48.91, in cash, subject to a possible downward adjustment of the cash consideration based upon the amount of Eastman adjusted shareholders’ equity (as defined below) prior to Closing, for each share of Eastman common stock they hold immediately prior to the merger. For a discussion of the possible downward adjustment to the cash component of the merger consideration, the Eastman shareholders’ equity as of a recent date and Eastman’s estimate of the Eastman Merger Costs, see “Questions and Answers—Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?” beginning on page [ ] and “The Merger Agreement—Merger Consideration” beginning on page [ ].

Equity will not issue any fractional shares of Equity common stock in the merger. Eastman shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date, which will be the date five business days before the closing of the merger. Shares of Eastman common stock following the merger held by dissenting shareholders of Eastman will not be converted into the merger consideration.

As a result of the foregoing, based on the number of shares of Equity common stock and Eastman common stock outstanding as of [    ], 2017, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, approximately [    ]% of outstanding Equity common stock following the merger will be held by shareholders who were holders of Equity common stock immediately prior to the effectiveness of the merger and approximately [    ]% of outstanding Equity common stock will be held by shareholders who were holders of Eastman common stock immediately prior to the effectiveness of the merger.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

The value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Equity common stock. Any fluctuation in the market price of Equity common stock after the date of this proxy statement/prospectus will change the value of the shares of Equity common stock that Eastman shareholders will be entitled to receive.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by NASDAQ on the specified dates:

Date	Closing price of Equity common stock			Implied value of stock consideration per share of Eastman common stock			Cash consideration per share of Eastman common stock(4)	Implied value of merger consideration per share of Eastman common stock			Aggregate stock consideration			Aggregate cash consideration(4)			Aggregate total consideration
July 14, 2017 (1)		$31.57			$193.81		$48.91		$242.72			$37,246,987			$9,399,671			$46,646,658
August 7, 2017(2)		$34.48			$211.67		$48.91		$260.58			$40,679,263			$9,399,671			$50,078,934
[ ], 2017(3)	$	[	]	$	[	]	$48.91	$	[	]	$	[	]	$	[	]	$	[	]
(1)	The last trading day before public announcement of the merger.
(2)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.
(3)	The latest practicable trading day before the printing of this proxy statement/prospectus.
(4)	Assumes there is no downward adjustment to the cash component of the merger consideration. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page [ ].

Based on (i) the closing price of $31.57 for Equity common stock on NASDAQ on July 14, 2017, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $193.81, and, together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $242.72 per share of Eastman common stock, (ii) the closing price of $34.48 for Equity common stock on NASDAQ on August 7, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $211.67 and together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $260.58 per share of Eastman common stock and (iii) the closing price of $[_] for Equity common stock on NASDAQ on [_], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $[_] and together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $[        ] per share of Eastman common stock.

The cash component of the merger consideration is subject to downward adjustment based upon Eastman adjusted shareholders’ equity. If the Eastman adjusted shareholders’ equity is less than $26,076,000, then the per share cash consideration to be paid to each holder of Eastman common stock will be reduced pro rata for each dollar that the Eastman adjusted shareholders’ equity is less than $26,076,000. In the event that the Eastman adjusted shareholders’ equity is less than $16,676,329, then the holders of Eastman common stock would receive no cash consideration. As of [            ], 2017, the most recent practicable date before the printing of this proxy statement/prospectus, Eastman adjusted shareholders’ equity would have been $[        ].

The Eastman Merger Costs are the costs and expenses that Eastman will incur in connection with the merger that are not reflected in Eastman’s shareholders’ equity as of the calculation date, which will be the date five business days before the closing of the merger. The Eastman Merger Costs will be subtracted from Eastman’s shareholders’ equity as of the calculation date to calculate the Eastman adjusted shareholders’

equity. The Eastman Merger Costs is defined in the merger agreement and it includes, among other costs and expenses:

•	contract termination costs, including employment related agreements and obligations;

•	the payment of certain bonuses and change-in-control payments to employees of Eastman;

•	fifty percent of the payment of all costs, fees and expenses relating to the engagement and performance by an independent accounting firm of an audit on Eastman’s financial statements for 2015 and 2016; and

•	all legal, accounting and financial advisory fees of Eastman associated with the merger.

The following table presents the effect of the estimated Eastman Merger Costs on the per share cash consideration to be received by the Eastman shareholders. As of [ ], 2017, the most recent practicable date before the printing of this proxy statement/prospectus, Eastman estimates that the Eastman Merger Costs would be approximately $1,935,000. The table also presents up to $2,000,000 of additional Eastman Merger Costs in increments of $500,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—The sum of Eastman’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger could be an amount that results in the reduction of the amount of the cash portion of the merger consideration that Eastman shareholders would be entitled to receive.”

Estimated Eastman shareholders’ equity on the calculation date(1)	Estimated Eastman Merger Costs(2)	Estimated Eastman adjusted shareholders’ equity	Per share reduction in the cash consideration payable to Eastman shareholders	Cash consideration per share of Eastman common stock
$28,012,000	$1,935,000	$26,077,000	$0	$48.91
$28,012,000	$2,435,000	$25,577,000	$2.60	$46.31
$28,012,000	$2,935,000	$25,077,000	$5.20	$43.71
$28,012,000	$3,435,000	$24,577,000	$7.80	$41.11
$28,012,000	$3,935,000	$24,077,000	$10.40	$38.51

(1)	This number reflects the Eastman shareholders’ equity at June 30, 2017 of approximately $26.5 million, plus Eastman’s estimated earnings from June 30, 2017 through the anticipated calculation date of approximately $1.5 million. The calculation date is the date that is five business days before the closing of the merger. The closing of the merger is expected to occur in the fourth quarter of 2017. The estimated earnings of Eastman are based on the financial and operating forecast provided by Eastman’s management.
(2)	Reflects Eastman’s estimate as of August 7, 2017 of the Eastman Merger Costs and additional Eastman Merger Costs in increments of $500 thousand.

Q:	How does the Eastman Board recommend that I vote at the Eastman special meeting?

A:	The Eastman Board unanimously recommends that you vote “FOR” the Eastman Merger Proposal and “FOR” the Eastman Adjournment Proposal.

Q:	When and where is the special meeting?

A:	The Eastman special meeting will be held at [_] on [_], at [_] local time.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If you are an Eastman shareholder and if your shares of Eastman common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of Eastman common stock. On the Eastman record date, Eastman had [ ] holders of record.

If your shares of Eastman common stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This proxy statement/prospectus and the Eastman proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions it included in the mailing or by following its instructions for voting.

Q:	If my shares of Eastman common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	What is a broker non-vote?

A:	A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

If you are an Eastman shareholder, your broker does not have discretionary authority to vote your shares with respect to the Eastman Merger Proposal, but your broker does have discretionary authority to vote your shares with respect to the Eastman Adjournment Proposal.

Q:	How are broker non-votes and abstentions treated?

A:	Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. The only routine matter to be presented at the Eastman special meeting is the Eastman Adjournment Proposal. If you hold shares in “street name” and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Abstentions and broker non-votes by Eastman shareholders will have the effect of a vote against the Eastman Merger Proposal because Oklahoma law requires the Eastman Merger Proposal to be approved by a majority of the outstanding Eastman common stock.

Abstentions and broker non-votes will not have the effect of a vote against the Eastman Adjournment Proposal. As the Eastman Adjournment Proposal is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.

Q:	What constitutes a quorum for the Eastman special meeting?

A:	The presence (in person or by proxy) of holders of at least a majority of the outstanding shares of Eastman common stock entitled to be voted at the Eastman special meeting constitutes a quorum for transacting business at the Eastman special meeting. All shares of Eastman common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Eastman special meeting.

Q:	What is the vote required to approve each proposal at the Eastman special meeting?

A:	Eastman Merger Proposal: The affirmative vote of the majority of the outstanding shares of Eastman common stock is required to approve the Eastman Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Eastman special meeting or fail to instruct your bank or broker how to vote with respect to the Eastman Merger Proposal, it will have the effect of a vote against the Eastman Merger Proposal.

Eastman Adjournment Proposal: The affirmative vote of a majority of votes cast on the proposal at the Eastman special meeting is required to approve the Eastman Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Eastman special meeting or fail to instruct your bank or broker how to vote with respect to the Eastman Adjournment Proposal, it will have no effect on the proposal.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for Eastman to obtain the necessary quorum to hold its special meeting and to obtain approval of the proposals to be voted upon at the special meetings. In addition, your failure to vote will have the effect of a vote against the Eastman Merger Proposal. The Eastman Board unanimously recommends that you, as an Eastman shareholder, vote “FOR” the Eastman Merger Proposal.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All shareholders of Eastman, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record, are invited to attend the Eastman special meeting. Holders of record of Eastman common stock can vote in person at the Eastman special meeting. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Eastman special meeting. If you plan to attend the Eastman special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Eastman reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Eastman special meeting is prohibited without Eastman’s express written consent, respectively.

Q:	Can I change my vote?

A:	Yes. If you are a holder of record of Eastman common stock, you may change your vote or revoke any proxy at any time before it is voted by (1) attending and voting in person at the Eastman special meeting; (2) giving notice of revocation of the proxy at the Eastman special meeting; or (3) delivering to the Secretary of Eastman (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed. Attendance at the Eastman special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Eastman after the vote will not affect the vote. Eastman’s corporate secretary’s mailing address is: 102 South Main Street, P.O. Box 468, Newkirk, Oklahoma 74647.

If you hold your shares of Eastman common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:	What are the expected U.S. federal income tax consequences to a holder of Eastman common stock as a result of the transactions contemplated by the merger agreement?

A:	Equity and Eastman intend that the integrated mergers will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the integrated mergers qualify as a reorganization under Section 368(a) of the Code, a holder of Eastman common stock who exchanges Eastman common stock for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of (i) the cash received by such holder and (ii) the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds his or her adjusted tax basis in the Eastman common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock).

For further information, please see “Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of Eastman common stock. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you.

Q:	Are Eastman shareholders entitled to appraisal rights?

A:	Yes, Eastman shareholders may assert appraisal rights. For further information, see “The Merger—Appraisal Rights in the Merger” beginning on page [ ], which discussion is qualified by that description and by the text of the provisions of the Oklahoma General Corporation Act (which we refer to in this proxy statement/prospectus as the “OGCA”) relating to appraisal rights set forth in Annex E hereto.

Q:	If I am an Eastman shareholder, should I send in my Eastman stock certificates now?

A:	No. Please do not send in your Eastman stock certificates with your proxy. Prior to the merger, Continental Stock Transfer and Trust Company (which Equity and Eastman refer to in this proxy statement/prospectus as “Continental”) will send you instructions for exchanging Eastman stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page [ ].

Q:	Whom may I contact if I cannot locate my Eastman stock certificate(s)?

A:	If you are unable to locate your original Eastman stock certificate(s), you should contact Darin Kirchenbauer, Eastman’s Secretary, at (580) 362-2511.

Q:	What should I do if I receive more than one set of voting materials?

A:	Eastman shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Eastman common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Eastman common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Eastman common stock that you own.

Q:	When do you expect to complete the merger?

A:	Equity and Eastman currently expect to complete the merger in the fourth calendar quarter of 2017. However, neither Equity nor Eastman can assure you of when or if the merger will be completed. Before the merger is completed, Eastman must obtain the approval of Eastman shareholders for the Eastman Merger Proposal, the necessary regulatory approvals must be obtained and certain other closing conditions must be satisfied.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Eastman common stock will not receive any consideration for their shares in connection with the merger. Instead, Eastman will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Eastman. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page [ ] for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Eastman common stock, please contact Darin Kirchenbauer, at (580) 362-2511.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read the entire proxy statement/prospectus carefully, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. For more information about Equity, see “Where You Can Find More Information” beginning on page [    ]. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (pages [    ] and [    ])

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

Equity is a Kansas corporation and bank holding company headquartered in Wichita, Kansas. Equity’s wholly-owned banking subsidiary, Equity Bank, provides a broad range of financial services primarily to businesses and business owners as well as individuals through Equity’s network of 37 full service branches located in Arkansas, Kansas and Missouri. As of June 30, 2017, Equity had consolidated total assets of $2.4 billion, total loans held for investment of $1.5 billion (net of allowances), total deposits of $1.8 billion and total stockholders’ equity of $286.1 million. Equity’s stock is traded on NASDAQ under the symbol “EQBK”.

Equity Bank is a Kansas state-chartered bank and member of the Federal Reserve (jointly supervised by both the Federal Reserve Bank of Kansas City and the Office of the Kansas State Bank Commissioner), and its deposits are insured by the FDIC. Equity Bank conducts a complete range of commercial and personal banking activities. Equity Bank operated a total of 37 branches, consisting of four branches in the Wichita, Kansas metropolitan area, six branches in the Kansas City metropolitan area, three branches in Topeka, Kansas, ten branches in Western Missouri, five branches in Western Kansas, four branches in Southeast Kansas and five branches in Arkansas. Most of Equity Bank’s branches are equipped with automated teller machines and drive-through facilities.

Equity’s principal office is located at 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207, and its telephone number at that location is (316) 612-6000. Additional information about Equity and its subsidiaries is included in documents referred to in the section of this proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page [    ].

Eastman National Bancshares, Inc.

102 South Main Street

Newkirk, Oklahoma 74647

P.O. Box 468

(580) 362-2511

Eastman is an Oklahoma corporation and bank holding company headquartered in Newkirk, Oklahoma. Eastman’s wholly-owned banking subsidiary, Eastman Bank, provides a broad range of financial services to businesses and individuals, focusing on commercial loans and treasury services. As of June 30, 2017, Eastman had consolidated total assets of $258.1 million, total loans held for investment of $181.1 million (net of allowances), total deposits of $221.0 million and total shareholders’ equity of $26.5 million. Eastman does not file reports with the SEC.

Eastman Bank is a national association and its primarily regulator is the Office of the Comptroller of the Currency. Eastman principally conducts banking business through four full-service branch locations in Kay County, Oklahoma, including three branches in Ponca City, Oklahoma and the original Eastman branch in Newkirk, Oklahoma, which was established in 1893 as The Eastman National Bank of Newkirk.

Eastman’s principal executive offices are located at 102 South Main Street, Newkirk, Oklahoma 74647, and its telephone number at that location is (580) 362-2511. For additional information about Eastman and Eastman Bank see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [    ].

In the Merger, Eastman shareholders Will Be Entitled To Receive Shares of Equity common stock and cash (pages [    ] and [    ])

Equity and Eastman are proposing a strategic merger. If the merger is completed, each share of Eastman common stock (other than any shares of Eastman common stock held by Eastman, Equity and any dissenting shareholder) will be converted into the right to receive (i) 6.1389 shares of Equity common stock, and (ii) $48.91, in cash, subject to a possible downward adjustment of the cash consideration based upon the amount of Eastman adjusted shareholders’ equity prior to Closing. Equity will not issue any fractional shares of Equity common stock in the merger. Eastman shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date, which will be the date five business days before the closing of the merger.

The Equity common stock is listed on NASDAQ under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock and will not be known at the time the Eastman shareholders vote on the merger.

Based on (i) the closing price of $31.57 for Equity’s common stock on NASDAQ on July 14, 2017, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $193.81, and, together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $242.72 per share of Eastman common stock, (ii) the closing price of $34.48 for Equity’s common stock on NASDAQ on August 7, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $211.67 and, together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $260.58 per share of Eastman common stock and (iii) the closing price of $[_] for Equity’s common stock on NASDAQ on [            ], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $[    ] and, together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $[    ] per share of Eastman common stock.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by NASDAQ on the specified dates:

Date	Closing price of Equity common stock			Implied value of stock consideration per share of Eastman common stock			Cash consideration per share of Eastman common stock(4)	Implied value of merger consideration per share of Eastman common stock			Aggregate stock consideration			Aggregate cash consideration(4)			Aggregate total consideration
July 14, 2017 (1)		$31.57			$193.81		$48.91		$242.72			$37,246,987			$9,399,671			$46,646,658
August 7, 2017(2)		$34.48			$211.67		$48.91		$260.58			$40,679,263			$9,399,671			$50,078,934
[ ], 2017(3)	$	[	]	$	[	]	$48.91	$	[	]	$	[	]	$	[	]	$	[	]

(1)	The last trading day before public announcement of the merger.
(2)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.
(3)	The latest practicable trading day before the printing of this proxy statement/prospectus.
(4)	Assumes there is no downward adjustment to the cash component of the merger consideration. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page [ ].

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The Eastman Board unanimously recommends that Eastman shareholders Vote “FOR” the Eastman Merger Proposal and the Eastman Adjournment Proposal (page [    ])

The Eastman Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Eastman and its shareholders and has unanimously approved the merger agreement. The Eastman Board unanimously recommends that Eastman shareholders vote “FOR” the Eastman Merger Proposal and “FOR” the Eastman Adjournment Proposal. For the factors considered by the Eastman Board in reaching its decision to approve the merger agreement, see “The Merger—Eastman’s Reasons for the Merger; Recommendation of the Eastman Board.”

Certain executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the voting equity securities of Eastman have entered into a voting agreement with Equity, solely in their capacity as shareholders of Eastman, pursuant to which they have agreed to vote in favor of the Eastman Merger Proposal and in favor of any other matter required to be approved by the shareholders of Eastman to facilitate the transactions contemplated by the merger agreement. For more information regarding the support agreements, see “The Merger Agreement—Director Support Agreements” and “The Merger Agreement—Voting Agreement”

Opinion of Eastman’s financial advisor (page [    ] and Annex D)

In connection with the merger, Eastman’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated July 13, 2017, to the Eastman Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Eastman common stock of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex D to this document. The opinion was for the information of, and was directed to, the Eastman Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Eastman to engage in the merger or enter into the merger agreement or constitute a recommendation to the Eastman Board of Directors in connection with the merger, and it does not constitute a recommendation to any holder of Eastman common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. For further information, please see the section entitled “The Merger — Opinion of Eastman’s Financial Advisor” on page [    ].

Eastman will hold the Eastman Special Meeting on [●], 2017 (page [    ])

The Eastman special meeting will be held on [●], at [●] local time, at [●]. At the Eastman special meeting, Eastman shareholders will be asked to approve the Eastman Merger Proposal and to approve the Eastman Adjournment Proposal.

Only holders of record of Eastman common stock at the close of business on [    ], 2017, the Eastman record date, will be entitled to notice of and to vote at the Eastman special meeting. Each share of Eastman common stock is entitled to one vote on each proposal to be considered at the Eastman special meeting. As of the Eastman record date, there were 192,183 shares of Eastman common stock entitled to vote at the Eastman special meeting. As of the Eastman record date, the directors and executive officers of Eastman and their affiliates beneficially owned and were entitled to vote, in the aggregate, [    ] shares of Eastman common stock representing approximately [    ]% of the shares of Eastman common stock outstanding on that date.

The Eastman Merger Proposal will be approved if a majority of the outstanding shares of Eastman common stock are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Eastman special meeting or fail to instruct your bank or broker how to vote with respect to the Eastman Merger Proposal, it will have the effect of a vote against the Eastman Merger Proposal.

The Eastman Adjournment Proposal will be approved if a majority of the votes cast on the proposal at the Eastman special meeting are voted in favor of the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Eastman special meeting or fail to instruct your bank or broker how to vote with respect to the Eastman Adjournment Proposal, it will have no effect on the proposal.

Material U.S. federal income tax consequences of the Merger (page [    ])

The obligation of Equity to complete the merger is conditioned on, among other things, the receipt by Equity of a tax opinion from Norton Rose Fulbright US LLP, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described in such opinion, the integrated mergers will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Assuming that the integrated mergers qualify as a reorganization within the meaning of Section 368(a) of the Code, it is anticipated that a holder of Eastman common stock who exchanges Eastman common stock for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds his or her adjusted tax basis in the Eastman common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock).

For further information, please see “Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of Eastman common stock. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you.

Interests of Eastman directors and executive officers in the Merger (page [    ])

In considering the recommendation of the Eastman Board with respect to the merger agreement, you should be aware that some of Eastman’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Eastman shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Eastman shareholders include:

•	Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Eastman against certain liabilities arising before the effective time of the merger and to provide certain “tail” insurance for the benefit of the directors and officers of Eastman.

•	Employment Agreements. Equity Bank has entered into employment agreements to be effective as of the effective time of the merger with Mark T. Detten, Erin Liberton and Darin Kirchenbauer.

•	Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Eastman who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Eastman or Eastman Bank for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Eastman’s employees whose employment is terminated under the circumstances specified in the merger agreement.

Certain of the above payments are transaction expenses borne by Eastman shareholders. These interests are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Eastman’s Directors and Executive Officers in the Merger” beginning on page [    ]. The Eastman Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Eastman shareholders are entitled to demand appraisal rights (page [    ] and Annex E)

Eastman shareholders have the right to demand an appraisal of their shares of Eastman common stock and obtain payment in cash of the fair value of their shares of Eastman common stock under Section 1091 the OGCA. In order for an Eastman shareholder to perfect such Eastman shareholder’s appraisal rights, such Eastman shareholder must carefully follow the procedure set forth in the applicable provisions of the OGCA. A copy of the applicable statutory provisions of the OGCA is included as Annex E to this proxy statement/prospectus and a summary of the provisions can be found under the section of this proxy statement/prospectus entitled “The Merger—Appraisal Rights in the Merger” beginning on page [    ].

Conditions that must be satisfied or waived for the Merger to occur (page [    ])

Currently, Eastman and Equity expect to complete the merger in the fourth calendar quarter of 2017. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Each party’s obligations under the merger agreement are conditioned upon (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) the performance in all material respects by the other party of its obligations under the merger agreement, (3) adoption of the merger agreement by Eastman’s shareholders, (4) receipt of required regulatory and other third party consents or approvals, (5) no action having been taken and the absence of any statute, rule, regulation or order prohibiting the consummation of the merger, (6) the receipt of required closing documents from the other party, (7) execution and delivery of employment agreements for certain employees of Eastman Bank, (8) the absence of any material adverse change with respect to the other party since December 31, 2016, and (9) the effectiveness of the registration statement of which this proxy statement/prospectus is a part.

Eastman’s obligation to complete the merger is also subject to (1) the shares of Equity common stock to be issued pursuant to the merger agreement being approved for listing on NASDAQ and (2) Equity obtaining a six year tail insurance coverage policy in accordance with the merger agreement.

Equity’s obligation to complete the merger is also subject to (1) receipt of releases from directors and certain officers of Eastman, (2) the termination of certain employee benefit plans of Eastman, (3) holders of not more than 5% of the outstanding shares of Eastman common stock having duly exercised their dissenters’ rights under the OGCA, (4) the Eastman adjusted shareholders’ equity being at least $16,676,329, (5) receipt from Eastman of a notice to the Internal Revenue Service (“IRS”) conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2) and a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certificate of Non-Foreign Status, and (6) receipt of an opinion from Norton Rose Fulbright US LLP to the effect that the integrated mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Eastman nor Equity can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the merger agreement (page [    ])

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and Eastman;

•	by either Eastman or Equity (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the conditions precedent to such party’s obligations to close have not been met or waived by June 30, 2018; provided, however, that such date may be extended to such later date as agreed upon by Eastman and Equity;

•	by either Equity or Eastman if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate the merger agreement pursuant to this provision is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Equity or Eastman if there has been any material adverse change with respect to the other party;

•	subject to certain cure rights, by Equity or Eastman, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in the merger agreement or any other agreement contemplated in the merger agreement on the part of the other party to the merger agreement, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or inaccuracies of such representations and warranties), would constitute, if occurring or continuing on the Closing, the failure of a closing condition; provided, however, that the right to terminate the merger agreement under this provision shall not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•	by Equity or Eastman, if Eastman does not receive the required shareholder approval at the Eastman special meeting or any adjournment or postponement thereof; provided, however, that Eastman may not terminate the merger agreement pursuant to this provision if Eastman has breached in any material respect any of its obligations under the merger agreement, in each case in a manner that caused the failure to obtain the approval of the shareholders at the Eastman special meeting, or at any adjournment or postponement thereof;

•	by Eastman prior to obtaining the approval of the Eastman shareholders at the Eastman special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept an alternative acquisition proposal;

•	by Equity if Eastman’s board of directors, prior to obtaining the approval of the Eastman shareholders and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation;

•	by Equity or Eastman if the other party or its respective banking subsidiary enters into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity; or

•	by Eastman, within two business days of the calculation date, which will be the date five business days before the closing of the merger, if both (i) the volume weighted average closing price of Equity common stock during the twenty trading day period ending on the close of business on the calculation date is less than $25.50 and (ii) Equity’s common stock underperforms the NASDAQ Bank Index by more than 20%; provided, however, that Equity has a right to cure by adjusting the exchange ratio or increasing the per share cash amount as provided in the merger agreement.

Termination fee (page [    ])

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Eastman Board, Eastman may be required to pay to Equity a termination fee equal to $1,750,000. This termination fee could discourage other companies from seeking to acquire or merge with Eastman. Termination fees are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page [    ].

Regulatory approvals required for the Merger (page [    ])

Subject to the terms of the merger agreement, both Eastman and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Federal Reserve Board, the FDIC and the Office of the State Bank Commissioner of Kansas. Equity has submitted applications and notifications to obtain regulatory approvals from, or provide prior notice to, each required governmental authority.

Although neither Eastman nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Eastman and Equity cannot be certain when or if they will be obtained.

The rights of Eastman shareholders will change as a result of the Merger (page [    ])

The rights of Eastman shareholders will change as a result of the merger due to differences in Equity’s and Eastman’s governing documents. See “Comparison of Shareholders’ Rights” for a description of the material differences in shareholders’ rights under each of the Equity and Eastman governing documents.

Risk factors (page [    ])

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page [    ].

RECENT DEVELOPMENTS

Cache Acquisition

On July 14, 2017, Equity entered into an Agreement and Plan of Reorganization (the “Cache Agreement”), by and between Equity and Cache Holdings, Inc., an Oklahoma corporation (“Cache”).

Subject to the terms and conditions set forth in the Cache Agreement, at the effective time of the Cache Merger (the “Cache Effective Time”), each outstanding share of Cache common stock will be converted into the right to receive (i) 53 shares of Equity common stock, and (ii) $615.12, in cash, subject to adjustment based upon Cache’s consolidated capital, surplus and retained earnings accounts less all intangible assets (“Cache Equity”) prior to the closing of the Cache Merger (the “Cache Closing”) as provided in the Cache Agreement.

The Cache Agreement contains customary representations and warranties from both Equity and Cache, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of its business during the interim period between the execution of the Cache Agreement and the Cache Effective Time, Cache’s obligation to recommend that its shareholders approve the Cache Agreement and the transactions contemplated thereby, and Cache’s non-solicitation obligations relating to alternative acquisition proposals.

Completion of the Cache Merger is subject to certain customary conditions, including, among others, (1) approval of the Cache Agreement by Cache’s shareholders, (2) receipt of required regulatory and other third party consents or approvals, (3) the absence of any statute, rule, regulation, order, injunction or other action prohibiting the consummation of the Cache Merger, (4) the Registration Statement on Form S-4 becoming effective under the Securities Act of 1933, as amended, and (5) authorization for listing on the NASDAQ of the shares of Equity common stock to be issued in the Cache Merger. Each party’s obligation to complete the Cache Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the Cache Agreement, (iii) the delivery of required closing documents by the other party, and (iv) receipt by Equity of an opinion from its counsel to the effect that the Cache Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Equity’s obligation to complete the Cache Merger is also subject to (1) the Cache Equity, after adjusting for the items specified in the Cache Agreement, being at least $17,932,463 and (2) holders of not more than 10% of the outstanding shares of Cache common stock having duly exercised their dissenters rights.

The Cache Agreement provides certain termination rights for both Equity and Cache and further provides that upon termination of the Cache Agreement under certain circumstances, a termination fee of $1,500,000 will be payable by Cache to Equity. The Cache Agreement also provides that Cache may terminate the Cache Agreement if, subject to the terms of the Cache Agreement, both (i) the volume weighted average closing price of Equity common stock during the twenty trading day period ending on the close of business on the fifth business day immediately preceding the dated of the Closing is less than $24.94 and (ii) Equity’s common stock underperforms the NASDAQ Bank Index by more than 20% (the “Cache VWAP Termination Right”). If Cache exercises the Cache VWAP Termination Right, it would not receive any termination fee or any other amounts from Equity.

Additional information on Equity’s acquisition of Cache may be found in Equity’s reports filed with the SEC, including the Form 8-K filed with the SEC on July 17, 2017 and Form S-4 filed with the SEC on August 14, 2017.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EQUITY

The following table sets forth selected historical consolidated financial and other data (i) as of and for the six months ended June 30, 2017 and 2016 and (ii) as of and for the years ended December 31, 2016, 2015 and 2014. Selected consolidated financial data as of and for the years ended December 31, 2016, 2015 and 2014 have been derived from Equity’s audited financial statements which are incorporated by reference in this proxy statement/prospectus. Selected financial data as of and for the six months ended June 30, 2017 and 2016 have been derived from Equity’s unaudited financial statements incorporated by reference in this proxy statement/prospectus and have not been audited but, in the opinion of Equity’s management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly Equity’s financial position and results of operations for such periods in accordance with generally accepted accounting principles, or GAAP. Equity’s historical results are not necessarily indicative of any future period. The performance, asset quality and capital ratios are unaudited and derived from Equity’s audited and unaudited financial statements as of and for the periods presented. Average balances have been calculated using daily averages, unless otherwise denoted.

(Dollars in thousands, except per share data)	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2017	2016	2016	2015	2014
Statement of Income Data
Interest and dividend income	$48,297	$29,242	$61,799	$53,028	$46,794
Interest expense	7,205	4,290	9,202	6,766	5,433
Net interest income	41,092	24,952	52,597	46,262	41,361
Provision for loan losses	1,723	1,255	2,119	3,047	1,200
Net gain on acquisition	—	—	—	682	—
Net gain from securities transactions	96	479	479	756	986
Other non-interest income	7,205	4,671	9,987	8,364	7,688
Merger expense	1,062	—	5,294	1,691	—
Loss on debt extinguishment	—	58	58	316	—
Other non-interest expense	29,295	19,572	41,723	36,568	35,645
Income before income taxes	16,313	9,217	13,869	14,442	13,190
Provision for income taxes	5,095	2,931	4,495	4,142	4,203
Net income	11,218	6,286	9,374	10,300	8,987
Dividends and discount accretion on preferred stock	—	(1)	(1)	(177)	(708)
Net income allocable to common stockholders	11,218	6,285	9,373	10,123	8,279
Basic earnings per share	0.93	0.77	1.09	1.55	1.31
Diluted earnings per share	0.91	0.75	1.07	1.54	1.30

(Dollars in thousands, except per share data)	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2017	2016	2016	2015	2014
Balance Sheet Data (at period end)
Cash and cash equivalents	$24,212	$46,202	$35,095	$56,829	$31,707
Available-for-sale securities	92,435	74,976	95,732	130,810	52,985
Held-to-maturity securities	532,159	317,509	465,709	310,539	261,017
Loans held for sale	3,463	4,002	4,830	3,504	897
Gross loans held for investment	1,529,396	980,110	1,383,605	960,355	725,876
Allowance for loan losses	7,568	6,030	6,432	5,506	5,963
Loans held for investment, net of allowance for loan losses	1,521,828	974,080	1,377,173	954,849	719,913
Goodwill and core deposit intangibles, net	70,306	19,506	63,589	19,679	19,237
Other intangible assets	1,302	26	23	29	—
Total assets	2,408,624	1,544,857	2,192,192	1,585,727	1,174,515
Total deposits	1,819,677	1,196,767	1,630,451	1,215,914	981,177
Borrowings	292,302	179,801	293,909	194,064	70,370
Total liabilities	2,122,566	1,386,669	1,934,228	1,418,494	1,056,786
Total stockholders’ equity	286,058	158,188	257,964	167,233	117,729
Tangible common equity*	214,450	138,656	194,352	131,153	82,133
Performance ratios
Return on average assets (ROAA) annualized	0.98%	0.76%	0.55%	0.75%	0.78%
Return on average equity (ROAE) annualized	8.26%	8.15%	5.55%	8.19%	7.30%
Return on average tangible common equity (ROATCE) annualized*	11.30%	9.54%	6.75%	9.66%	9.99%
Yield on loans annualized	5.53%	4.97%	4.98%	5.31%	5.63%
Cost of interest-bearing deposits annualized	0.74%	0.63%	0.65%	0.55%	0.49%
Net interest margin annualized	3.93%	3.25%	3.30%	3.65%	3.92%
Efficiency ratio*	60.66%	66.07%	66.67%	66.94%	72.67%
Non-interest income / average assets annualized	0.64%	0.63%	0.61%	0.71%	0.75%
Non-interest expense / average assets annualized	2.65%	2.38%	2.74%	2.81%	3.08%
Capital Ratios
Tier 1 Leverage Ratio	10.15%	9.32%	11.81%	9.47%	9.62%
Common Equity Tier 1 Capital Ratio	13.07%	13.04%	13.34%	12.35%	N/A
Tier 1 Risk Based Capital Ratio	13.89%	13.90%	14.25%	13.85%	13.16%
Total Risk Based Capital Ratio	14.34%	14.45%	14.67%	14.35%	13.86%
Equity / Assets	11.88%	10.24%	11.77%	10.55%	10.02%
Tangible common equity to tangible assets*	9.18%	9.09%	9.13%	8.37%	7.11%
Book value per share	$23.44	$19.25	$22.09	$18.37	$16.71
Tangible book value per share*	$17.57	$16.87	$16.64	$15.97	$13.54
Tangible common book value per diluted share*	$17.24	$16.64	$16.37	$15.74	$13.07

*	Indicates non-GAAP financial measure. Please refer to explanation below.

Non-GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial measures included in Equity’s selected historical consolidated financial and other data are not measures of financial performance recognized by GAAP. These non-GAAP financial measures include tangible common equity, return on average tangible common equity, efficiency ratio, tangible book value per share, and tangible common equity to tangible assets. Equity’s management uses the non-GAAP financial measures set forth below in its analysis of Equity’s performance.

•	“Tangible common equity” is total stockholders’ equity less goodwill, other intangible assets and preferred stock.

•	“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets.

•	“Tangible common equity to tangible assets” is defined as the ratio of stockholders’ equity less goodwill, other intangible assets and preferred stock, divided by total assets less goodwill and other intangible assets.

•	“Average tangible common equity” is defined as the average of Equity’s tangible common equity for the applicable period.

•	“Return on average tangible common equity,” or ROATCE, is defined as net income available to common shareholders divided by average tangible common equity.

•	“Efficiency ratio” is defined as noninterest expense not including loss on extinguishment of debt, divided by Equity’s operating revenue (which is equal to net interest income plus noninterest income) excluding gains and losses on sales of securities. This ratio measures Equity’s efficiency by the amount of revenue generated for each dollar spent.

Equity believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to Equity’s financial condition, results of operations and cash flows computed in accordance with GAAP. However, Equity acknowledge that its non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures.

Non-GAAP Financial Measures

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity, tangible book value per common share, and diluted tangible book value per common share and compares these values with book value per common share (dollars in thousands, except per share data):

	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014
Total stockholders’ equity	$286,058	$158,188	$257,964	$167,233	$117,729
Less: preferred stock	—	—	—	16,372	16,359
Less: goodwill	64,587	18,130	58,874	18,130	18,130
Less: core deposit intangibles, net	5,719	1,376	4,715	1,549	1,107
Less: other intangible assets	1,302	26	23	29	—

Tangible common equity	$214,450	$138,656	$194,352	$131,153	$82,133

Common shares outstanding at period end	12,206,319	8,219,415	11,680,308	8,211,727	6,067,511

	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014

Diluted common shares outstanding at period end	12,441,429	8,334,445	11,873,480	8,332,762	6,285,628

Book value per common share	$23.44	$19.25	$22.09	$18.37	$16.71

Tangible book value per common share	$17.57	$16.87	$16.64	$15.97	$13.54

Tangible book value per diluted common share	$17.24	$16.64	$16.37	$15.74	$13.07

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets (dollars in thousands):

	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014
Total stockholders’ equity	$286,058	$158,188	$257,964	$167,233	$117,729
Less: preferred stock	—	—	—	16,372	16,359
Less: goodwill	64,587	18,130	58,874	18,130	18,130
Less: core deposit intangibles, net	5,749	1,376	4,715	1,549	1,107
Less: other intangible assets	1,302	26	23	29	—

Tangible common equity	$214,450	$138,656	$194,352	$131,153	$82,133

Total assets	$2,408,624	$1,544,857	$2,192,192	$1,585,727	$1,174,515
Less: goodwill	64,587	18,130	58,874	18,130	18,130
Less: core deposit intangibles, net	5,749	1,376	4,715	1,549	1,107
Less: other intangible assets	1,302	26	23	29	—

Tangible assets	$2,336,986	$1,525,325	$2,128,580	$1,566,019	$1,155,278

Equity / assets	11.88%	10.24%	11.77%	10.55%	10.02%

Tangible common equity to tangible assets	9.18%	9.09%	9.13%	8.37%	7.11%

The following table reconciles, as of the dates set forth below, total average stockholders’ equity to average tangible common equity and net income allocable to common stockholders to adjusted net income allocable to common stockholders (dollars in thousands):

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2017	2016	2016	2015	2014
Total average stockholders’ equity	$274,010	$155,166	$168,823	$125,808	$123,181
Less: average intangible assets and preferred stock	68,471	19,887	25,883	19,165	37,924

Average tangible common equity	$205,539	$135,279	$142,940	$106,643	$85,257

Net income allocable to common stockholders	$11,218	$6,285	$9,373	$10,123	$8,279
Amortization of core deposit intangible	465	176	419	275	363
Less: Tax effect of core deposit intangible amortization	163	62	147	96	127

Adjusted net income allocable to common stockholders	$11,520	$6,399	$9,645	$10,302	$8,515

Return on average equity (ROAE) annualized	8.26%	8.15%	5.55%	8.19%	7.30%

Return on average tangible common equity (ROATCE) annualized	11.30%	9.54%	6.75%	9.66%	9.99%

The following table reconciles, as of the dates set forth below, the efficiency ratio to the GAAP-based efficiency ratio (dollars in thousands):

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2017	2016	2016	2015	2014
Non-interest expense	$30,357	$19,630	$47,075	$38,575	$35,645
Less: merger expenses	1,062	—	5,294	1,691	—
Less: loss on debt extinguishment	—	58	58	316	—

Non-interest expense, excluding merger expenses and loss on debt extinguishment	$29,295	$19,572	$41,723	$36,568	$35,645

Net interest income	$41,092	$24,952	$52,597	$46,262	$41,361

Non-interest income	$7,301	$5,150	$10,466	$9,802	$8,674
Less: net gain from securities transactions	96	479	479	756	986
Less: net gain on acquisition	—	—	—	682	—

Non-interest income, excluding net gains on security transactions and on acquisition	$7,205	$4,671	$9,987	$8,364	$7,688

Non-interest expense to net interest income plus non-interest income	62.73%	65.21%	74.65%	68.81%	71.24%

Efficiency Ratio	60.66%	66.07%	66.67%	66.94%	72.67%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF EASTMAN

The following table sets forth selected historical consolidated financial and other data (i) as of and for the six months ended June 30, 2017 and 2016 and (ii) as of and for the years ended December 31, 2016 and 2015. Selected consolidated financial data as of and for the years ended December 31, 2016 and 2015 and for the six months ended June 30, 2017 and 2016 have been derived from Eastman’s unaudited financial statements included elsewhere in this proxy statement/prospectus and have not been audited but, in the opinion of Eastman’s management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly Eastman’s financial position and results of operations for such periods in accordance with generally accepted accounting principles, or GAAP. Eastman’s historical results are not necessarily indicative of any future period. The performance, asset quality and capital ratios are unaudited and derived from Eastman’s audited and unaudited financial statements as of and for the periods presented.

(Dollars in thousands, except per share data)	As of and for the Six Months Ended June 30,		As and for the years ended December 31,
	2017	2016	2016	2015
Statement of Income Data
Interest and dividend income	$5,329	$5,341	$10,941	$10,253
Interest expense	148	145	297	250
Net interest income	5,181	5,196	10,644	10,004
Provision for loan losses	115	0	125	127
Other non-interest income	1,126	1,338	2,587	2,030
Other non-interest expense	3,172	3,127	6,441	6,295
Income before income taxes	3,020	3,407	6,665	5,612
Provision for income taxes	1,130	1,230	2,361	1,888
Net income	1,890	2,177	4,304	3,724
Net income allocable to common shareholders	1,890	2,177	4,304	3,724
Basic earnings per share	$11.57	$14.10	$20.25	$19.37
Balance Sheet Data (at period end)
Cash and cash equivalents	$9,521	$6,149	$9,423	$8,879
Investment securities available-for-sale	62,363	66,722	56,595	67,985
Gross loans held for investment	183,940	183,813	180,743	172,403
Allowance for loan losses	2,818	2,629	2,749	2,620
Loans held for investment, net of allowance for loan losses	181,122	181,215	177,994	169,783
Total assets	258,134	258,606	248,894	251,878
Total deposits	221,025	216,204	207,045	204,987
Borrowings	10,183	13,862	12,336	19,061
Total liabilities	231,622	230,549	224,643	226,487
Total shareholders’ equity	26,512	28,057	24,251	25,391
Performance ratios
Return on average assets (ROAA) annualized	1.50%	1.71%	1.69%	1.50%
Return on average equity (ROAE) annualized	14.99%	16.36%	15.52%	14.44%
Yield on loans annualized	5.64%	5.57%	5.54%	5.76%
Cost of interest-bearing deposits annualized	0.19%	0.18%	0.19%	0.16%
Net interest margin annualized	4.30%	4.26%	4.35%	4.21%
Efficiency ratio*	50.29%	49.54%	49.85%	52.39%
Non-interest income / average assets annualized	0.90%	1.05%	1.02%	0.85%
Non-interest expense / average assets annualized	2.53%	2.46%	2.53%	2.53%

(Dollars in thousands, except per share data)	As of and for the Six Months Ended June 30,		As and for the years ended December 31,
	2017	2016	2016	2015
Capital Ratios
Tier 1 Leverage Ratio	10.22%	10.71%	9.44%	9.90%
Common Equity Tier 1 Capital Ratio	14.17%	14.42%	13.50%	14.47%
Tier 1 Risk Based Capital Ratio	14.17%	14.42%	13.50%	14.47%
Total Risk Based Capital Ratio	15.42%	15.67%	14.75%	15.72%
Equity / Assets	10.27%	10.85%	9.72%	14.95%
Book value per share	$131.83	$146.24	$126.40	$132.14

Average balances have been calculated using daily averages, unless otherwise denoted.

*	“Efficiency ratio” is defined as noninterest expense not including loss on extinguishment of debt, divided by Equity’s operating revenue (which is equal to net interest income plus noninterest income) excluding gains and losses on sales of securities. This ratio measures Equity’s efficiency by the amount of revenue generated for each dollar spent.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed consolidated combined financial information about the financial condition and results of operations of Equity giving effect to the merger. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Eastman, as of the effective time, will be recorded by Equity at their respective fair values and the excess of the merger consideration over the fair value of Eastman’s net assets will be allocated to goodwill.

The table sets forth the information as if the merger had become effective on June 30, 2017, with respect to financial condition data, and on January 1, 2016, with respect to the results of operations data. The selected unaudited pro forma condensed consolidated combined financial data has been derived from and should be read in connection with the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

The selected unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed consolidated combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions among other factors. Further, as explained in more detail in the notes accompanying the detailed unaudited pro forma condensed consolidated combined financial information included under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information,” the allocation of the purchase price reflected in the selected unaudited pro forma condensed consolidated combined financial data is subject to adjustments and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

	As of June 30, 2017
Pro Forma Condensed Consolidated Combined Balance Sheet Data:	(Dollars in thousands	)
Loans held for investment	$1,708,091
Allowance for loan losses	(7,568)
Total assets	2,676,240
Deposits	2,040,608
Other borrowed funds	304,696
Total stockholders’ equity	323,653

	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2016
	(Dollars in thousands, except per share data)
Pro Forma Condensed Consolidated Combined Income Statement Data:
Net interest income	$46,358	$63,317
Provision for loan losses	1,838	2,244
Non-interest income	8,426	13,055
Non-interest expense	33,736	53,980
Income before income taxes	19,210	20,148
Net income	13,033	13,443
Net income allocable to common shareholders	13,033	13,442
Pro Forma Condensed Consolidated Combined Per Share Data:
Basic earnings per share	$0.99	$1.37
Diluted earnings per share	0.97	1.35

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated combined financial information of Equity as of and for the six months ended June 30, 2017 and for the year ended December 31, 2016, is presented to show the impact on Equity’s historical financial position and results of operations of:

•	the merger;

•	the Cache merger;

•	the proposed issuance of common stock of Equity to Eastman shareholders and the cash consideration to be paid to Eastman shareholders in connection with the merger; and

•	the proposed issuance of common stock of Equity to Cache shareholders and the cash consideration to be paid to Cache shareholders in connection with the Cache Merger;.

As a result of the merger, Eastman shareholders will be entitled to receive an aggregate of approximately 1,179,793 shares of Equity common stock and aggregate cash of approximately $9,399,671, subject to downward adjustment as described in the merger agreement. The calculation of the aggregate merger consideration assumes that no cash is paid in lieu of issuing fractional shares of Equity common stock and that no downward adjustment is made as described under the sections of this proxy statement/prospectus entitled “The Merger—Terms of the Merger” beginning on page [    ] and “The Merger Agreement—Merger Consideration” beginning on page [    ]. In addition, the unaudited pro forma condensed consolidated combined financial information and explanatory notes are based upon the following assumptions:

•	the total number of shares of Eastman common stock outstanding immediately prior to the effective time of the merger will be 192,183;

•	a closing price of Equity common stock of $34.48, which was the closing price of Equity common stock on August 7, 2017, the last practicable trading day before the initial filing of this proxy statement/prospectus; and

•	Eastman’s consolidated capital, surplus and retained earnings accounts less all intangible assets and Eastman merger costs prior to the closing total will equal or exceed $26,076,000.

The unaudited Pro Forma Condensed Consolidated Combined Balance Sheet reflects the historical position of Equity and Eastman as of June 30, 2017, with pro forma adjustments based on the assumption that the merger and the Cache Merger were completed on June 30, 2017. The pro forma adjustments are based on the acquisition method of accounting. The unaudited Pro Forma Condensed Consolidated Combined Statements of Income assume that the merger and the Cache Merger were completed on January 1, 2016. The adjustments are based on information available and certain assumptions that Equity believes are reasonable. The pro forma adjustments do not consider any potential revenue opportunities or anticipated cost savings and expense efficiencies. The final allocation of the purchase price for Eastman between stockholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Eastman’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Eastman will change the amount of the purchase price allocable to goodwill. Further, changes that would affect shareholders’ equity at Eastman, such as net income from June 30, 2017 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

The following information should be read in conjunction with and is qualified in its entirety by Equity’s consolidated financial statements and accompanying notes, which are incorporated by reference in this proxy statement/prospectus, and the consolidated financial statements and accompanying notes of Eastman, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

As of June 30, 2017

(Dollars in thousands)

	Equity Historical	Eastman Historical	Pro Forma Adjustments		Pro Forma Equity & Eastman Combined	Cache Historical	Pro Forma Adjustments		Pro Forma Equity, Eastman & Cache Combined
ASSETS
Cash and due from banks	$24,193	$9,337	$(13,991	)(a)	$19,539	$4,487	$(15,601	)(m)	$8,425
Federal funds sold	19	184	—		203	5,084	—		5,287

Cash and cash equivalents	24,212	9,521	(13,991)		19,742	9,571	(15,601)		13,712
Interest-bearing time deposits in other banks	4,241	250	—		4,491	—	—		4,491
Investment securities	624,594	62,363	(1,086	)(b)	685,871	—	—		685,871
Loans held for sale	3,463	—	—		3,463	43,607	—		47,070
Loans held for investment	1,529,396	183,940	(5,245	)(c)	1,708,091	284,059	(5,754	)(n)	1,986,396
Allowance for loan losses	(7,568)	(2,818)	2,818	(d)	(7,568)	(4,030)	4,030	(o)	(7,568)

Loans, net	1,521,828	181,122	(2,427)		1,700,523	280,029	(1,724)		1,978,828
Other real estate owned, net	11,714	—	—		11,714	—	—		11,714
Premises and equipment, net	54,693	1,851	—		56,544	4,051	—		60,595
Bank owned life insurance	48,765	—	—		48,765	3,848	—		52,613
Federal Reserve Bank and Federal Home Loan Bank stock	19,795	436	—		20,231	1,670	—		21,901
Interest receivable	9,062	1,154	—		10,216	647	—		10,863
Goodwill	64,587	—	24,102	(e)	88,689	2,867	20,365	(p)	111,921
Core deposit intangible, net	5,719	—	2,542	(f)	8,261	—	924	(q)	9,185
Other assets	15,951	1,437	342	(g)	17,730	415	316	(r)	18,461

Total assets	$2,408,624	$258,134	$9,482		$2,676,240	$346,705	$4,280	(m)	$3,027,225

	Equity Historical	Eastman Historical	Pro Forma Adjustments		Pro Forma Equity & Eastman Combined	Cache Historical	Pro Forma Adjustments		Pro Forma Equity, Eastman & Cache Combined
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing deposits	$262,508	$68,848	$—		$331,356	$21,147	$—		$352,503
Interest-bearing transaction and savings	901,396	124,601	—		1,025,997	154,217	—		1,180,214
Time deposits	655,773	27,576	(94	)(h)	683,255	112,881	(4	)(s)	796,132

Total deposits	1,819,677	221,025	(94)		2,040,608	288,245	(4)		2,328,849
Federal funds purchased and retail repurchase agreements	21,069	10,183	—		31,252	—	—		31,252
Federal Home Loan Bank advances	257,408	—	—		257,408	21,484	15	(t)	278,907
Bank stock loan	—	—	—		—	1,000	—		1,000
Subordinated debentures	13,825	—	—		13,825	—	—		13,825
Contractual obligations	2,211	—	—		2,211	—	—		2,211
Interest payable and other liabilities	8,376	414	(1,507	)(i)	7,283	1,732	(790	)(u)	8,225

Total liabilities	2,122,566	231,622	(1,601)		2,352,587	312,461	(779)		2,664,269
Commitments and contingent liabilities
Stockholders’ equity
Common stock	137	20	(20	)(j)	149	21	(21	)(v)	161
			12	(k)			12	(w)
Additional paid-in capital	252,469	2,560	(2,560	)(j)	293,136	23,390	(23,390	)(v)	334,360
			40,667	(k)			44,224	(w)
Retained earnings	55,546	25,211	(25,211	)(j)	52,462	10,833	(10,833	)(v)	50,529
			(3,084	)(l)			(1,933	)(x)
Accumulated other comprehensive income (loss)	(2,269)	(101)	101	(j)	(2,269)	—	—		(2,269)
Employee stock loans	(170)	—	—		(170)	—	—		(170)
Treasury stock	(19,655)	(1,178)	1,178	(j)	(19,655)	—	—		(19,655)

Total stockholders’ equity	286,058	26,512	11,083		323,653	34,244	5,059		362,956

Total liabilities and stockholders’ equity	$2,408,624	$258,134	$9,482	(j)	$2,676,240	$346,705	$4,280		$3,027,225

See accompanying notes to pro forma condensed consolidated combined financial information

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Six Months Ended June 30, 2017

(Dollars in thousands, except per share amounts)

	Equity Historical	Eastman Historical	Pro Forma Adjustments		Pro Forma Equity & Eastman Combined	Cache Historical	Pro Forma Adjustments		Pro Forma Equity, Eastman & Cache Combined
Interest and dividend income
Loans, including fees	$40,062	$4,968	$169	(aa)	$45,199	$7,322	$222	(gg)	$52,743
Securities	7,595	326	41	(bb)	7,962	—	—		7,962
Other interest income	640	35	(125	)(cc)	550	132	(148	)(hh)	534

Total interest and dividend income	48,297	5,329	85		53,711	7,454	74		61,239
Interest expense
Deposits	5,470	142	—	(dd)	5,612	1,036	—	(ii)	6,648
Federal funds purchased and retail repurchase agreements	25	6	—		31	—	—		31
Federal Home Loan Bank advances	1,236	—	—		1,236	77	(5	)(jj)	1,308
Bank stock loan	—	—	—		—	20	—		20
Subordinated debentures	474	—	—		474	—	—		474

Total interest expense	7,205	148	—		7,353	1,133	(5)		8,481
Net interest income	41,092	5,181	85		46,358	6,321	79		52,758
Provision for loan losses	1,723	115	—		1,838	415	—		2,253

Net interest income after provision for loan losses	39,369	5,066	85		44,520	5,906	79		50,505
Non-interest income
Service charges and fees	2,376	1,058	—		3,434	39	—		3,473
Debit card income	2,210	—	—		2,210	—	—		2,210
Mortgage banking	1,025	—	—		1,025	84	—		1,109
Increase in value of bank owned life insurance	709	—	—		709	55	—		764
Net gains on investment securities transactions	96	—	—		96	—	—		96
Other non-interest income	885	67	—		952	34	—		986

Total non-interest income	7,301	1,125	—		8,426	212	—		8,638

	Equity Historical	Eastman Historical	Pro Forma Adjustments		Pro Forma Equity & Eastman Combined	Cache Historical	Pro Forma Adjustments		Pro Forma Equity, Eastman & Cache Combined
Non-interest expense
Salaries and employee benefits	16,042	1,739	—		17,781	1,634	(41	)(kk)	19,374
Net occupancy and equipment	3,018	300	—		3,318	232	—		3,550
Data processing	2,352	370	—		2,722	98	—		2,820
Professional fees	978	149	—		1,127	51	—		1,178
Amortization of core deposit intangible	444	—	208	(ee)	652	—	76	(ll)	728
Other real estate owned, net	275	—	—		275	—	—		275
Merger expenses	1,062	—	—		1,062	—	—		1,062
Other non-interest expense	6,186	613	—		6,799	469	—		7,268

Total non-interest expense	30,357	3,171	208		33,736	2,484	35		36,255

Income before income taxes	16,313	3,020	(123)		19,210	3,634	44		22,888
Provision for income taxes	5,095	1,130	(48	)(ff)	6,177	—	1,435	(mm)	7,612

Net income	11,218	1,890	(75)		13,033	3,634	(1,391)		15,276
Dividends and discount accretion on preferred stock	—	—	—		—	—	—		—

Net income allocable to common shareholders	$11,218	$1,890	$(75)		$13,033	$3,634	$(1,391)		$15,276

Basic earnings per share	$0.93	$9.84			$0.99	$173.62			$1.06
Weighted average shares outstanding	12,010,538	192,104			13,190,331	20,935			14,386,283
Diluted earnings per share	$0.91				$0.97				$1.04
Weighted average shares outstanding	12,264,156				13,443,949				14,639,901

See accompanying notes to pro forma condensed consolidated combined financial information

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Year Ended December 31, 2016

(Dollars in thousands, except per share amounts)

	Equity Historical	Eastman Historical	Pro Forma Adjustments		Pro Forma Equity & Eastman Combined	Cache Historical	Pro Forma Adjustments		Pro Forma Equity, Eastman & Cache Combined
Interest and dividend income
Loans, including fees	$50,272	$9,864	$338	(aa)	$60,474	$12,338	$443	(gg)	$73,255
Securities	9,765	1,054	82	(bb)	10,901	—	—		10,901
Other interest income	1,762	23	(250	)(cc)	1,535	143	(296	)(hh)	1,382

Total interest and dividend income	61,799	10,941	170		72,910	12,481	147		85,538
Interest expense
Deposits	7,042	275	94	(dd)	7,411	1,587	4	(ii)	9,002
Federal funds purchased and retail repurchase agreements	58	15	—		73	—	—		73
Federal Home Loan Bank advances	1,400	7	—		1,407	60	(10	)(jj)	1,457
Bank stock loan	31	—	—		31	10	—		41
Subordinated debentures	671	—	—		671	—	—		671

Total interest expense	9,202	297	94		9,593	1,657	(6)		11,244
Net interest income	52,597	10,644	76		63,317	10,824	153		74,294
Provision for loan losses	2,119	125	—		2,244	1,035	—		3,279

Net interest income after provision for loan losses	50,478	10,519	76		61,073	9,789	153		71,015
Non-interest income
Service charges and fees	3,552	2,155	—		5,707	98	—		5,805
Debit card income	2,898	—	—		2,898	—	—		2,898
Mortgage banking	1,394	—	—		1,394	407	—		1,801
Increase in value of bank owned life insurance	1,000	—	—		1,000	114	—		1,114
Net gains on investment securities transactions	479	309	—		788	—	—		788
Other non-interest income	1,143	125	—		1,268	49	—		1,317

Total non-interest income	10,466	2,589	—		13,055	668	—		13,723

	Equity Historical	Eastman Historical	Pro Forma Adjustments		Pro Forma Equity & Eastman Combined	Cache Historical	Pro Forma Adjustments		Pro Forma Equity, Eastman & Cache Combined
Non-interest expense
Salaries and employee benefits	21,951	3,457	—		25,408	2,897	(68	)(kk)	28,237
Net occupancy and equipment	4,586	624	—		5,210	444	—		5,654
Data processing	3,568	700	—		4,268	214	—		4,482
Professional fees	2,075	245	—		2,320	157	—		2,477
Amortization of core deposit intangible	413	—	462	(ee)	875	—	168	(ll)	1,043
Other real estate owned, net	386	2	—		388	—	—		388
Merger expenses	5,294	—	—		5,294	—	—		5,294
Other non-interest expense	8,802	1,415	—		10,217	848	—		11,065

Total non-interest expense	47,075	6,443	462		53,980	4,560	100		58,640

Income before income taxes	13,869	6,665	(386)		20,148	5,897	53		26,098
Provision for income taxes	4,495	2,361	(151	)(ff)	6,705	—	2,321	(mm)	9,026

Net income	9,374	4,304	(235)		13,443	5,897	(2,268)		17,072
Dividends and discount accretion on preferred stock	(1)	—	—		(1)	—	—		(1)

Net income allocable to common stockholders	$9,373	$4,304	$(235)		$13,442	$5,897	$(2,268)		$17,071

Basic earnings per share	$1.09	$22.41			$1.37	$281.68			$1.55
Weighted average shares outstanding	8,624,108	192,088			9,803,901	20,935			10,999,853
Diluted earnings per share	$1.07				$1.35				$1.53
Weighted average shares outstanding	8,755,526				9,935,319				11,131,271

See accompanying notes to pro forma condensed consolidated combined financial information

Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

(Dollars in thousands, except per share amounts)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

(a)	This adjustment includes the cash portion of the merger consideration of $9.4 million and pre-tax direct-incremental merger and stock issuance costs of $4.6 million ($3.1 million, after-tax).

(b)	This adjustment represents fair value adjustments on Eastman’s investment securities.

(c)	This adjustment represents the fair value adjustments on loans. The purchase accounting adjustment for the acquired loan portfolio is comprised of $2.7 million of non-accretable credit adjustments and $2.5 million of accretable interest-rate adjustments.

(d)	This adjustment represents the elimination of Eastman’s allowance for loan losses as part of the purchase accounting transactions.

(e)	This adjustment represents the purchase price allocation for the merger, calculated as follows:

Issue 1,179,793 Equity shares valued at the closing price for Equity common stock on August 7, 2017	$40,679
Cash merger consideration, including cash in lieu of fractional shares	9,400

Total purchase price	50,079
Less: Eastman’s equity at book value	(26,512)
Allocated to investment securities fair value	1,086
Allocated to loan fair value	5,245
Elimination of allowance for loan losses as part of purchase accounting	(2,818)
Allocated to core deposit intangibles	(2,542)
Allocated to time deposit fair value	(94)
Allocated to net deferred tax assets	(342)

Adjustment for estimated goodwill to be recognized	$24,102

(f)	This adjustment represents the recognition of core deposit intangibles.

(g)	This adjustment represents the impact on deferred income taxes of the purchase accounting adjustments, calculated as follows:

Investment securities fair value adjustments	$1,086
Loan fair value adjustments	2,427
Core deposit intangibles	(2,542)
Deposits fair value adjustments	(94)

Subtotal of fair value adjustments	877

Calculated deferred taxes at Equity’s estimated statutory rate of 39%	$342

(h)	This adjustment reflects interest-bearing time deposits at their estimated fair values.

(i)	This adjustment represents the impact on income taxes payable of an estimated $1.5 million tax benefit on the direct, incremental merger expenses.

(j)	This adjustment represents the elimination of the historical equity of Eastman.

(k)	This adjustment represents issuance of 1,179,793 shares of Equity common stock, par value $0.01 per share, to shareholders of Eastman, valued at the closing price for Equity common stock on August 7, 2017.

(l)	This adjustment represents the after-tax incremental merger and stock issuance costs of $3.1 million ($4.6 million, pre-tax).

(m)	This adjustment includes the cash portion of the merger consideration of $12.9 million and pre-tax direct-incremental merger and stock issuance costs of $2.7 million ($1.9 million, after-tax).

(n)	This adjustment represents the fair value adjustments on loans. The purchase accounting adjustment for the acquired loan portfolio is comprised of $4.3 million of non-accretable credit adjustments and $1.4 million of accretable interest-rate adjustments.

(o)	This adjustment represents the elimination of Cache’s allowance for loan losses as part of the purchase accounting transactions.

(p)	This adjustment represents the purchase price allocation for the merger, calculated as follows:

Issue 1,195,952 Equity shares valued at the closing price for Equity common stock on August 7, 2017	$41,236
Cash merger consideration, including cash in lieu of fractional shares	12,878

Total purchase price	54,114
Less: Cache’s equity at book value	(34,244)
Allocated to loan fair value	5,754
Elimination of allowance for loan losses as part of purchase accounting	(4,030)
Allocated to core deposit intangibles	(924)
Allocated to time deposit fair value	(4)
Allocated to Federal Home Loan Bank advances	15
Allocated to net deferred tax assets	(316)

Eliminate Cache’s goodwill and record estimated goodwill	$20,365

(q)	This adjustment represents the recognition of core deposit intangibles.

(r)	This adjustment represents the impact on deferred income taxes of the purchase accounting adjustments, calculated as follows:

Loan fair value adjustments	$1,724
Core deposit intangibles	(924)
Deposits fair value adjustments	(4)
Federal Home Loan Bank advances fair value adjustments	15

Subtotal of fair value adjustments	811

Calculated deferred taxes at Equity’s estimated statutory rate of 39%	$316

(s)	This adjustment reflects interest-bearing time deposits at their estimated fair values.

(t)	This adjustment reflects Federal Home Loan Bank advances at their estimated fair values.

(u)	This adjustment represents the impact on income taxes payable of an estimated $790 thousand of tax benefit on the direct, incremental merger expenses.

(v)	This adjustment represents the elimination of the historical equity of Cache.

(w)	This adjustment represents issuance of 1,195,952 shares of Equity common stock, par value $0.01 per share, to shareholders of Cache, valued at the closing price for Equity common stock on August 7, 2017.

(x)	This adjustment represents the after-tax incremental merger and stock issuance costs of $1.9 million ($2.7 million, pre-tax).

		For the Six Months Ended June 30, 2017	Year Ended December 31, 2016
(aa)	Adjustment to loan interest income To reflect accretion of loan discount from interest rate fair value adjustment over an estimated 7.2 years.	$169	$338

(bb)	Adjustment to securities interest income To reflect accretion of securities discount from fair value adjustment over an estimated 13.2 years.	$41	$82

(cc)	Adjustment to other interest income To reflect the estimated loss of investment income related to the cash portion of the merger consideration and the after-tax direct, incremental merger costs assuming a reinvestment rate of 2.0%.	$(125)	$(250)

(dd)	Adjustment to deposit interest expense To reflect amortization of the time deposit fair value adjustment. The amortization has been reflected over 12 months.	$—	$94

(ee)	Adjustment to amortization of core deposit intangible To reflect amortization of the core deposit intangible on an accelerated basis over an estimated ten years.	$208	$462

(ff)	Adjustment to provision for income taxes To reflect the net tax effect of the pro forma adjustments using Equity’s statutory tax rate of 39%.	$(48)	$(151)

(gg)	Adjustment to loan interest income To reflect accretion of loan discount from interest rate fair value adjustment over an estimated 3.3 years.	$222	$443

(hh)	Adjustment to other interest income To reflect the estimated loss of investment income related to the cash portion of the merger consideration and the after-tax direct, incremental merger costs assuming a reinvestment rate of 2.0%.	$(148)	$(296)

(ii)	Adjustment to deposit interest expense To reflect amortization of the time deposit fair value adjustment. The amortization has been reflected over 12 months.	$—	$4

(jj)	Adjustment to interest expense on FHLB advances To reflect accretion of the fair value adjustment on the Federal Home Loan Bank term advances. The accretion has been reflected over 1.5 years.	$(5)	$(10)
(kk)	Adjustment to salaries and employee benefits expense To reflect the reduction of share-based compensation expense associated with the Cache options which will be settled by issuing additional stock consideration as part of the merger.	$(41)	$(68)
(ll)	Adjustment to amortization of core deposit intangible To reflect amortization of the core deposit intangible on an accelerated basis over an estimated ten years.	$76	$168

		For the Six Months Ended June 30, 2017	Year Ended December 31, 2016

(mm)	Adjustment to provision for income taxes
	• To reflect the net tax effect of the pro forma adjustments using Equity’s statutory tax rate of 39%.	$17	$21
	• Cache, as a subchapter S corporation, is not subject to federal or Oklahoma state tax at the corporate level. This adjustment provides an estimated provision for income taxes on Cache’s pre-tax income using Equity’s statutory tax rate of 39%.	1,418	2,300

		$1,435	$2,321

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for Equity, Eastman and Cache is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2016 and as of and for the six months ended June 30, 2017. The information presented below should be read together with the historical consolidated financial statements of Equity, which are incorporated by reference herein, the historical consolidated financial statements of Eastman, which are included elsewhere in this proxy statement/prospectus, the historical consolidated financial statements of Cache, which are included in the Registration Statement on Form S-4 filed by Equity with respect to the Cache Merger, and the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if (i) the merger had become effective on June 30, 2017 or December 31, 2016 in the case of the book value data, and as if the merger had been effective on January 1, 2016 in the case of earnings per share and cash dividends data and (ii) the merger and the Cache Merger had become effective on June 30, 2017 or December 31, 2016 in the case of the book value data, and as if the merger and the Cache Merger had been effective on January 1, 2016 in the case of earnings per share and cash dividends data. The unaudited pro forma data combines the historical results of Eastman and, where indicated, Cache, into Equity’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger or the merger and the Cache Merger taken place on January 1, 2016.

The per equivalent Eastman share data shows the effect of the merger and, where indicated, the Cache Merger, from the perspective of an owner of Eastman common stock. The data was computed by multiplying the pro forma data based on the exchange ratio of 6.1389 shares of Equity common stock to be exchanged for each share of Eastman common stock. The maximum exchange ratio is calculated by dividing the maximum aggregate merger consideration by the number of exchangeable shares. The calculation of the maximum aggregate merger consideration assumes that no downward adjustment of the cash consideration is made as described under the sections of this proxy statement/prospectus entitled “The Merger—Terms of the Merger” beginning on page [  ] and “The Merger Agreement—Merger Consideration” beginning on page [  ]. Assuming the exchange ratio is 6.1389, then, based on the closing sale prices of Equity common stock on NASDAQ on [        ], 2017, which is $[        ], the implied value of the merger consideration per share of Eastman common stock is $[        ].

The selected unaudited pro forma adjustments are based upon available information and certain assumptions that Equity and Eastman management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Eastman will be reflected in the consolidated financial statements of Equity on a prospective basis.

	Equity Historical	Eastman Historical	Pro Forma Equity & Eastman Combined	Per Equivalent Eastman Share*	Cache Historical	Pro Forma Equity, Eastman & Cache Combined	Per Equivalent Eastman Share*
For the six months ended June 30, 2017:
Basic earnings per share	$0.93	$9.84	$0.99	$6.08	$173.62	$1.06	$6.51
Diluted earnings per share	0.91	9.84	0.97	5.95	173.62	1.04	6.38
Cash dividends per share	—	—	—	—	—	—	—
Book value per common share as of June 30, 2017	$23.44	$137.95	$24.18	$148.44	$1,635.70	$24.89	$152.80
For the year ended December 31, 2016:
Basic earnings per share	$1.09	$22.41	$1.37	$8.41	$281.68	$1.55	$9.52
Diluted earnings per share	1.07	22.41	1.35	8.29	281.68	1.53	9.39
Cash dividends per share	—	25.97	—	—	60.81	—	—
Book value per common share as of December 31, 2016	$22.09	$126.39	$22.98	$141.07	$1,560.15	$23.82	$146.25

*	Reflects Eastman shares at an exchange ratio of 6.1389.

RISK FACTORS

In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page [_] and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Equity for the fiscal year ended December 31, 2016, as updated by a subsequently filed Form 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank.

Risks Relating to the Merger

The Merger may not be completed.

Completion of the merger is subject to regulatory approval. Equity may not receive the required regulatory approvals. If Equity does not obtain the required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, they may impose conditions that would result in certain closing conditions of the merger not being satisfied or may not be received timely.

The consummation of the merger is also subject to other conditions precedent described in the merger agreement. If a condition of either party is not satisfied, such party may be able to terminate the merger agreement and, in such case, the merger would not be consummated. If all of the conditions precedent in the merger agreement are not satisfied, the merger may not be completed.

The sum of Eastman’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger could be an amount that results in the reduction of the amount of the cash portion of the merger consideration that Eastman shareholders would be entitled to receive.

The amount of the cash portion of the merger consideration that Eastman shareholders would be entitled to receive in the merger will be reduced on a dollar for dollar basis if the sum of Eastman’s consolidated capital, surplus and retained earnings accounts less all intangible assets as of the close of business on the fifth business day preceding the closing date of the merger, after adjusting for items specified in the merger agreement, is less than $26,076,000. Eastman’s capital, surplus, and retained earnings as calculated prior to the closing of the merger will depend in part on the results of Eastman’s business operations and the management of merger-related expenses by Eastman prior to the closing of the merger. If Eastman’s earnings are less than it expects or if the Eastman Merger Costs are greater than Eastman expects, Eastman’s adjusted shareholders’ equity may be less than $26,076,000. Preparing for integration of the merger may have a negative impact on Eastman’s results of operations, and the merger-related expenses for which Eastman will be liable are difficult to predict. As of [    ], 2017, the most recent practicable date before the printing of this proxy statement/prospectus, Eastman shareholders’ equity was $[    ]. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page [    ]. Accordingly, at the time Eastman shareholders vote with respect to the Eastman Merger Proposal, they will not know the exact value of the aggregate cash portion of the merger consideration they will be entitled to receive in the merger.

Preparing for the merger may negatively impact Eastman’s operating results and, as a result, the amount of the cash portion of the merger consideration that Eastman shareholders would be entitled to receive.

Eastman is taking various actions, as required by the merger agreement, to prepare for the merger and expects to continue to do so prior to the closing of the merger. These actions include participating in preparing regulatory filings for the merger, meeting with customers and employees to discuss the merger, and preparing for systems conversion related to the merger. These items may distract Eastman’s management from pursuing the business strategy that Eastman has historically employed. In addition, the merger agreement places material restrictions on the ability of Eastman to manage its operations independently, including by requiring Eastman to obtain the approval of Equity prior to taking certain actions. Finally, Eastman will be liable for certain merger-related expenses prior to the closing of the merger. Additional discussion of Eastman’s covenants made in connection with the merger agreement are discussed more fully in “The Merger Agreement—Covenants and Agreements,” beginning on page [        ]. These factors may impact Eastman’s profitability and these one-time expenses could result in Eastman’s non-interest expenses being higher than historical levels prior to the consummation of the merger. Accordingly, the results of Eastman’s operations prior to Eastman’s entry into the merger agreement may not have any predictive value relating to, or be representative of, Eastman’s operating results and profitability following its entry into the merger agreement. Lower profits and higher expenses may adversely affect Eastman’s capital, surplus, and retained earnings prior to the consummation of the merger, which may limit how much cash, if any, will be paid to Eastman’s shareholders as merger consideration.

Because the market price of Equity common stock will fluctuate, Eastman shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of Eastman common stock (except for dissenting shares (as defined in the merger agreement) and shares of Eastman common stock held by Eastman, Equity or their respective subsidiaries (other than (i) shares of Eastman common stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Eastman common stock held in respect of a debt previously contracted)) will be converted into the right to receive 6.1389 shares of Equity common stock and $48.91, in cash, subject to adjustment based upon the sum of Eastman’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger, after adjusting for items specified in the merger agreement. The market value of the equity portion of the merger consideration will vary from the closing price of Equity common stock on the date Equity and Eastman announced the merger, on the date that this proxy statement/prospectus is mailed to Eastman shareholders, on the date of the Eastman special meeting and on the date the merger is completed and thereafter. Any change in the market price of Equity common stock prior to the completion of the merger will affect the market value of the equity portion of the merger consideration that Eastman shareholders will be entitled to receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of shares of Equity common stock. Stock price changes may result from a variety of factors that are beyond the control of Equity, including, but not limited to, general market and economic conditions, changes in Equity’s business, operations and prospects and regulatory considerations.

Therefore, at the time of the Eastman special meeting you will not know the precise market value of the merger consideration you will be entitled to receive at the effective time. You should obtain current market quotations for shares of Equity common stock. There are no current market quotations for Eastman common stock because Eastman is a privately owned corporation and its common stock is not traded on any established public trading market.

The market price of Equity common stock after the merger may be affected by factors different from those affecting the shares of Eastman or Equity currently.

Upon completion of the merger, holders of Eastman common stock will become holders of Equity common stock. Equity’s business differs in important respects from that of Eastman, and, accordingly, the results of operations of the combined company and the market price of Equity common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Equity and Eastman. For a discussion of the business of Eastman and of some important factors to consider in connection with its business, see “Information About Eastman” beginning on page [    ].

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Equity must obtain approvals from the Board of Governors of the Federal Reserve System and the Office of the State Bank Commissioner of Kansas. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, waivers or consents, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page [    ]. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approvals, waivers or consents, or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page [    ].

Combining the two companies, including the retention of key employees, may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Equity and Eastman have operated and, until the completion of the merger, will continue to operate, independently and may not begin the actual integration process. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Equity’s ability to successfully combine and integrate the businesses of Equity and Eastman in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Equity’s ability to successfully conduct its business, which could have an adverse effect on Equity’s financial results and the value of its common stock. If Equity experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that can cause Equity and/or Eastman to lose customers or cause customers to remove their accounts from Equity and/or Eastman and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Eastman and Equity during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The unaudited pro forma condensed consolidated combined financial information included in this proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed consolidated combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Equity’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed consolidated combined financial information reflects adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which is based upon preliminary estimates, to record the Eastman identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Eastman as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” beginning on page [    ].

Certain of Eastman’s directors and executive officers may have interests in the merger that may differ from the interests of Eastman’s shareholders.

Eastman’s shareholders should be aware that some of Eastman’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Eastman’s shareholders generally. The Eastman Board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Eastman’s shareholders vote in favor of adopting the merger agreement.

These interests include the following:

•	Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Eastman against certain liabilities arising before the effective time of the merger and to provide certain “tail” insurance for the benefit of the directors and officers of Eastman.

•	Employment Agreements. Equity Bank has entered into employment agreements to be effective as of the effective time of the merger with Mark T. Detten, Erin Liberton and Darin Kirchenbauer.

•	Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Eastman who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Eastman or Eastman Bank for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Eastman’s employees whose employment is terminated under the circumstances specified in the merger agreement.

For a more complete description of these interests, see “The Merger—Interests of Eastman’s Directors and Executive Officers in the Merger” beginning on page [    ].

Termination of the merger agreement could negatively impact both Eastman and Equity.

If the merger agreement is terminated, there may be various consequences. For example, Eastman’s or Equity’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Equity’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Eastman may be required to pay to Equity a termination fee of $1,750,000.

Eastman and Equity will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Eastman or Equity. These uncertainties may impair Eastman’s or Equity’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Eastman or Equity to seek to change existing business relationships with Eastman or Equity. Retention of certain employees by Eastman or Equity may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Eastman or Equity. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Eastman or Equity, Eastman’s business or Equity’s business could be harmed. In addition, subject to certain exceptions, Eastman and Equity have each agreed to operate its business in the ordinary course prior to closing and agreed to certain restrictive covenants. See “The Merger Agreement—Covenants and Agreements” beginning on page [    ] for a description of the restrictive covenants applicable to Eastman and Equity.

If the merger is not completed, Equity and Eastman will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Equity and Eastman has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Equity and Eastman would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Eastman’s ability to pursue acquisition proposals and requires Eastman to pay a termination fee of $1,750,000 under limited circumstances, including circumstances relating to acquisition proposals for Eastman.

The merger agreement prohibits Eastman from initiating, soliciting or knowingly encouraging certain third-party acquisition proposals. See “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page [    ]. The merger agreement also provides that Eastman must pay a termination fee in the amount of $1,750,000 in the event that the merger agreement is terminated under certain circumstances, including a change of recommendation of the Eastman Board in connection with a third-party acquisition proposal. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Eastman from considering or proposing such an acquisition. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page [    ].

The shares of Equity common stock to be received by Eastman shareholders as a result of the merger will have different rights from the shares of Eastman common stock.

Upon completion of the merger, Eastman shareholders will become Equity shareholders and their rights as Equity shareholders will be governed by the K.S.A, Equity’s Second Amended and Restated Articles of Incorporation (which Equity and Eastman refer to in this proxy statement/prospectus as the “Equity articles”) and Equity’s Amended and Restated Bylaws (which Equity and Eastman refer to in this proxy statement/prospectus as the “Equity bylaws”). The rights associated with Eastman common stock are different from the rights associated with Equity common stock. Please see “Comparison of Shareholders’ Rights” beginning on page [    ] for a discussion of the different rights associated with Equity common stock.

Holders of Eastman and Equity common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Eastman common stock and Equity common stock currently have the right to vote in the election of the board and on other matters affecting Eastman and Equity, respectively. Upon the completion of the merger, each Eastman shareholder who receives shares of Equity common stock will become a shareholder of Equity with a percentage ownership of Equity that is smaller than the shareholder’s percentage ownership of Eastman. It is currently expected that the former shareholders of Eastman as a group will receive shares in the merger constituting approximately [    ]% of the outstanding shares of Equity common stock immediately after the merger. As a result, current holders of Equity common stock as a group will own approximately [    ]% of the outstanding shares of Equity common stock immediately after the merger. Because of this, Eastman shareholders may have less influence on the management and policies of Equity than they now have on the management and policies of Eastman and current Equity shareholders may have less influence than they now have on the management and policies of Equity.

The appraisal rights process is uncertain.

Eastman shareholders may or may not be entitled to receive more than the amount provided for in the merger agreement for their shares of Eastman common stock if they elect to exercise their appraisal rights with respect to the proposed merger, depending on the appraisal of the fair value of the Eastman common stock pursuant to the appraisal procedures under the OGCA. See “The Merger—Appraisal Rights in the Merger” beginning on page [    ] and Annex E. For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your appraisal rights with respect to the merger may be more or less than the value of the merger consideration to be paid pursuant to the merger agreement. In addition, it is a closing condition of the merger agreement that the holders of not more than 5% of the outstanding shares of Eastman common stock shall have exercised their statutory appraisal rights under the OGCA. The number of shares of Eastman common stock that will exercise appraisal rights under the OGCA is not known and therefore we do not know whether this closing condition will be satisfied.

The opinion of Eastman’s financial advisors received by the Eastman Board prior to the signing of the merger agreement does not reflect changes in circumstances since the date of such opinion.

The opinion of Eastman’s financial advisor received by the Eastman Board was delivered on July 13, 2017. Changes in the operations and prospects of Equity or Eastman, general market and economic conditions and other factors that may be beyond the control of Equity or Eastman may significantly alter the value of Eastman or the price of Equity common stock by the time the merger is completed. The opinion does not speak as of the date of this proxy statement/prospectus, the time the merger will be completed or as of any date other than the date of such opinion.

Litigation may be filed against Eastman, Equity or their respective boards of directors or officers, which could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

Lawsuits may be filed against Eastman, Equity or their respective boards of directors or officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to Eastman and Equity, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Equity’s business, financial condition, results of operations and cash flows following completion of the merger.

Future sales or the possibility of future sales of a substantial amount of Equity common stock may depress the price of shares of Equity common stock.

Future sales or the availability for sale of substantial amounts of Equity common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of Equity common stock and could impair Equity’s ability to raise capital through future sales of equity securities.

Equity’s certificate of formation authorizes us to issue up to 45,000,000 shares of Class A common stock and up to 5,000,000 shares of Class B common stock. Immediately after the completion of this merger, Equity expects that approximately 14,395,551 shares of Class A common stock and 186,513 shares of Class B common stock will be outstanding. Sales of a substantial number of shares of Equity common stock, or the perception that such sales may occur, may adversely impact the price of Equity common stock.

Equity may issue shares of Equity common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Equity common stock, or the number or aggregate principal amount, as the case may be, of other securities that Equity may issue may in turn be substantial. Equity may also grant registration rights covering those shares of Equity common stock or other securities in connection with any such acquisitions and investments.

Equity cannot predict the size of future issuances of Equity common stock or the effect, if any, that future issuances and sales of Equity common stock will have on the market price of Equity common stock. Sales of substantial amounts of Equity common stock (including shares of Equity common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for Equity common stock and could impair Equity ability to raise capital through future sales of Equity securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information presented herein and in other documents filed with or furnished to the SEC, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Equity’s and Eastman’s current views with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s and Eastman’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s and Eastman’s control. Accordingly, Equity and Eastman caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity and Eastman believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in “Risk Factors” section of this proxy statement/prospectus.

There are or will be important factors that could cause Equity’s and Eastman’s actual results to differ materially from those indicated in these forward-looking statements, including, but are not limited to, the following:

•	an economic downturn, especially one affecting Equity’s or Eastman’s core market areas;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of Equity’s and Eastman’s loan portfolio is secured by real estate;

•	difficult or unfavorable conditions in the market for financial products and services generally;

•	interest rate fluctuations, which could have an adverse effect on Equity’s and Eastman’s profitability;

•	external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on Equity’s and Eastman’s financial condition;

•	continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than Equity and Eastman;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	losses resulting from a decline in the credit quality of the assets that Equity and Eastman hold;

•	inadequacies in Equity’s and Eastman’s allowance for loan losses, which could require Equity or Eastman to take a charge to earnings and thereby adversely affect Equity’s or Eastman’s financial condition;

•	inaccuracies or changes in the appraised value of real estate securing the loans that Equity or Eastman originate, which could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	the costs of integrating the businesses Equity acquires, including the costs of integrating Eastman or Cache, which may be greater than expected;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity resulting from decreased loan repayment rates, lower deposit balances, or other factors;

•	restraints on the ability of banks to pay dividends to bank holding companies, which could limit liquidity;

•	the loss of large loan and depositor relationships;

•	limitations on Equity’s and Eastman’s ability to lend and to mitigate the risks associated with Equity’s and Eastman’s lending activities as a result of Equity’s and Eastman’s size and capital position;

•	additional regulatory requirements and restrictions on our business, which could impose additional costs;

•	increased capital requirements imposed by banking regulators, which may require raising capital at a time when capital is not available on favorable terms or at all;

•	a failure in the internal controls Equity and Eastman have implemented to address the risks inherent to the business of banking;

•	inaccuracies in assumptions about future events, which could result in material differences between financial projections and actual financial performance;

•	the departure of key members of Equity or Eastman management personnel or the inability to hire qualified management personnel;

•	the disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, information technology systems;

•	unauthorized access to nonpublic personal information of customers, which could expose us to litigation or reputational harm;

•	disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

•	the occurrence of adverse weather or manmade events, which could negatively affect Equity’s and Eastman’s core markets or disrupt Equity’s or Eastman’s operations;

•	an increase in FDIC deposit insurance assessments, which could adversely affect Equity’s and Eastman’s earnings;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; and

•	other factors that are discussed in “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this proxy statement/prospectus. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from what Equity and Eastman anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity and Eastman do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible to predict those events or how they may affect it. In addition, Equity and Eastman cannot assess the impact of each factor on Equity’s and Eastman’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity and Eastman or persons acting on Equity’s or Eastman’s behalf may issue.

THE EASTMAN SPECIAL MEETING

This section contains information for Eastman shareholders about the Eastman special meeting that Eastman has called to allow its shareholders to consider and vote on the Eastman Merger Proposal. Eastman is mailing this proxy statement/prospectus to you, as an Eastman shareholder, on or about [        ], 2017. This proxy statement/prospectus is accompanied by a notice of the Eastman special meeting and a form of proxy card that the Eastman Board is soliciting for use at the Eastman special meeting and at any adjournments or postponements of the Eastman special meeting.

Date, Time and Place of the Eastman special meeting

The Eastman special meeting will be held at [        ], at [        ] local time, on [        ]. On or about [        ], 2017, Eastman commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the Eastman special meeting.

Matters to Be Considered

At the Eastman special meeting, you, as an Eastman shareholder, will be asked to consider and vote upon the following matters:

•	the Eastman Merger Proposal; and

•	the Eastman Adjournment Proposal.

Completion of the merger is conditioned on, among other things, Eastman shareholder approval of the merger agreement and the transactions contemplated thereby, including the merger. No other business may be conducted at the Eastman special meeting.

Recommendation of the Eastman Board

On July 13, 2017, the Eastman Board unanimously approved the merger agreement and the transactions contemplated thereby. Based on Eastman’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger—Eastman’s Reasons for the Merger; Recommendation of the Eastman Board” beginning on page [    ], the Eastman Board believes that the merger is in the best interests of the Eastman shareholders.

Accordingly, the Eastman Board recommends that you vote “FOR” the Eastman Merger Proposal and “FOR” the Eastman Adjournment Proposal.

Eastman Record Date and Quorum

The Eastman Board has fixed the close of business on [    ], 2017 as the Eastman record date for determining the holders of Eastman common stock entitled to receive notice of and to vote at the Eastman special meeting.

As of the Eastman record date, there were 192,183 shares of Eastman common stock outstanding and entitled to notice of, and to vote at, the Eastman special meeting or any adjournment thereof, and such outstanding shares of Eastman common stock were held by [    ] holders of record. Each share of Eastman common stock entitles the holder to one vote at the Eastman special meeting on each proposal to be considered at the Eastman special meeting.

No business may be transacted at the Eastman special meeting unless a quorum is present. The presence (in person or by proxy) of holders of at least a majority of the outstanding shares of Eastman common stock entitled to be voted at the Eastman special meeting constitutes a quorum for transacting business at the Eastman special meeting. All shares of Eastman common stock present in person or represented by proxy, including abstentions and broker-non votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Eastman special meeting.

As of the Eastman record date, the directors and executive officers of Eastman and their affiliates beneficially owned and were entitled to vote, in the aggregate, [    ] shares of Eastman common stock, representing approximately [    ]% of the shares of Eastman common stock outstanding on that date. As of the Eastman record date, Equity beneficially held no shares of Eastman common stock.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Eastman Merger Proposal: The affirmative vote of the holders of a majority of the outstanding shares of Eastman common stock is required to approve the Eastman Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Eastman special meeting or fail to instruct your bank or broker how to vote with respect to the Eastman Merger Proposal, it will have the effect of a vote against the proposal.

Eastman Adjournment Proposal: The affirmative vote of a majority of votes cast on the Eastman Adjournment Proposal at the Eastman special meeting is required to approve the Eastman Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Eastman special meeting or fail to instruct your bank or broker how to vote with respect to the Eastman Adjournment Proposal, it will have no effect on the proposal.

Voting on Proxies; Incomplete Proxies

An Eastman shareholder of record as of the Eastman record date may vote by proxy or in person at the Eastman special meeting. If you hold your shares of Eastman common stock in your name as of the Eastman record date, we ask that you complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Eastman requests that Eastman shareholders vote by completing and signing the accompanying proxy card and returning it to Eastman as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Eastman common stock represented by it will be voted at the Eastman special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Eastman common stock represented by the proxy card will be voted as recommended by the Eastman Board.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

Every Eastman shareholder’s vote is important.    Accordingly, each Eastman shareholder should sign, date and return the enclosed proxy card whether or not you plan to attend the Eastman special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”; Broker Non-Votes

Banks, brokers and other nominees who hold shares of Eastman common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Eastman special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Eastman common stock in “street name,” your broker, bank or other nominee will vote your shares of Eastman common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to an Eastman shareholder’s Vote

You have the power to change your vote at any time before your shares of Eastman common stock are voted at the Eastman special meeting by:

•	attending and voting in person at the Eastman special meeting;

•	giving notice of revocation of the proxy at the Eastman special meeting; or

•	delivering to the Secretary of Eastman at 102 South Main Street, P.O. Box 468, Newkirk, Oklahoma 74647 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed.

Attendance at the Eastman special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Eastman special meeting.

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

In addition to solicitation by mail, Eastman’s proxy solicitor and/or directors, officers, and employees of Eastman may solicit proxies by personal interview, telephone, or electronic mail. Eastman reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. Eastman will bear the entire cost of soliciting proxies from you.

Attending the Eastman special meeting

All Eastman shareholders, including holders of record as of the Eastman record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Eastman special meeting. Only Eastman shareholders of record as of the Eastman record date can vote in person at the Eastman special meeting. If you are an Eastman shareholder of record as of the Eastman record date and you wish to attend the Eastman special meeting, please bring your proxy card and evidence of your stock ownership such as your most recent account statement to the Eastman special meeting. You should also bring valid picture identification.

An Eastman shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which Equity and Eastman refer to in this proxy statement/prospectus as a “beneficial owner”) who desires to attend the Eastman special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

Assistance

If you need assistance in completing your proxy card, have questions regarding Eastman’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Darin Kirchenbauer at (580) 362-2511.

EASTMAN PROPOSALS

Proposal No. 1 Eastman Merger Proposal

Eastman is asking its shareholders to adopt the merger agreement and approve the merger. Holders of Eastman common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Eastman Board, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Eastman and the shareholders of Eastman. See “The Merger— Eastman’s Reasons for the Merger; Recommendation of the Eastman Board” beginning on page [ ] of this proxy statement/prospectus for a more detailed discussion of the Eastman Board’s recommendation.

The Eastman Board recommends a vote “FOR” the Eastman Merger Proposal.

Proposal No. 2 Eastman Adjournment Proposal

The Eastman special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Eastman special meeting to adopt the Eastman Merger Proposal.

If, at the Eastman special meeting, the number of shares of Eastman common stock present or represented and voting in favor of the Eastman Merger Proposal is insufficient to adopt the Eastman Merger Proposal, Eastman intends to move to adjourn the Eastman special meeting in order to enable the Eastman Board to solicit additional proxies for approval of the Eastman Merger Proposal. In that event, Eastman will ask its shareholders to vote upon the Eastman Adjournment Proposal, but not the Eastman Merger Proposal.

In this proposal, Eastman is asking its shareholders to authorize the holder of any proxy solicited by the Eastman Board on a discretionary basis to vote in favor of adjourning the Eastman special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Eastman shareholders who have previously voted.

The Eastman Board recommends a vote “FOR” the Eastman Adjournment Proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read this entire proxy statement/prospectus carefully, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the board of directors of Equity (which we refer to in this proxy statement/prospectus as the “Equity Board”) and the Eastman Board has unanimously approved the merger agreement. To consummate the merger, Merger Sub will merge with and into Eastman, with Eastman surviving the merger as a wholly-owned subsidiary of Equity. Immediately following, and in connection with the merger, Equity will cause Eastman to merge with and into Equity, with Equity surviving the second merger. Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause The Eastman National Bank of Newkirk, a national association with its principal offices in Newkirk, Oklahoma and the banking subsidiary of Eastman, to merge with and into Equity Bank, the banking subsidiary of Equity, with Equity Bank surviving the bank merger.

If the merger is completed, each share of Eastman common stock (other than shares of Eastman common stock held by Eastman, Equity and any dissenting shareholder) will be converted into the right to receive (i) 6.1389 shares of Equity common stock, and (ii) $48.91, in cash, subject to a possible downward adjustment of the cash consideration based upon the amount of Eastman adjusted shareholders’ equity prior to Closing. Equity will not issue any fractional shares of Equity common stock in the merger. Eastman shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date, which will be the date five business days before the closing of the merger.

Eastman’s shareholders are being asked to adopt the merger agreement. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page [    ] for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As a regular part of their duties over time, executive management and directors of Eastman have considered various strategic alternatives to enhance and maximize shareholder value. These strategic alternatives have included continuing as an independent institution, acquiring other banks, adding bank branches and other financial service-related businesses, or a sale or merger of Eastman. In considering its strategic alternatives, Eastman met from time to time with representatives of financial advisory firms experienced in advising financial institutions regarding strategic alternatives, including representatives of Keefe, Bruyette & Woods, Inc. (“KBW”).

Following January 2017 meetings and conversations which included Eastman’s leadership, Eastman’s counsel and KBW (which included discussions with KBW regarding the mergers and acquisitions environment and various potential strategic alternatives), KBW and Eastman’s counsel were, in late January 2017, directed by Eastman to contact selected prospective bank partners regarding their interest in acquiring Eastman.

As a result of contacts made by KBW and counsel, and after further consultation by Eastman’s leadership with KBW, detailed discussions were had with two possible acquirers (one of which was Equity). Both of those prospective acquirers ultimately executed confidentiality agreements with Eastman and had substantive conversations with one or more of (i) Eastman’s executive management team, (ii) KBW or (iii) Eastman’s counsel.

In late January 2017, there was an introductory meeting between representatives of Eastman and Equity, which was also attended by KBW. Effective March 1, 2017, Eastman and Equity executed a confidentiality agreement and commenced more detailed due diligence and discussions over a period of approximately six weeks.

By a letter dated April 20, 2017, Equity delivered a non-binding indication of interest which contemplated the acquisition of Eastman by Equity for a combination of stock and cash having a value of $47.0 million to be paid to Eastman shareholders (based upon the assumption that Equity stock was worth $31.87 per share). The proposed consideration was to be payable 75%-85% in Equity common stock and 15%-25% in cash.

Following Eastman’s receipt of the non-binding indication of interest from Equity on April 20, the Eastman Board convened a meeting also attended by KBW and counsel on April 22, 2017, at which time Eastman decided to explore alternatives to the Equity proposal and assure itself as to what decision would maximize shareholder value. From April 22, 2017 through June 15, 2017, Equity and Eastman had no further discussions while Eastman fully vetted another potential acquirer. Then, at the direction of the Eastman Board, KBW contacted Equity on Eastman’s behalf on June 15, 2017 and Equity submitted a new non-binding letter of intent dated June 16, 2017 which was substantively identical to the non-binding indication of interest Equity had submitted on April 20, 2017.

Following further discussions after the submission of the new letter of intent, Eastman’s board of directors met on June 20, 2017, reviewed the proposed Equity letter of intent and various market and economic information with KBW, then authorized Eastman’s officers to pursue execution of the letter of intent, subject to satisfactory completion of Equity’s and Eastman’s due diligence, the negotiation of a mutually-satisfactory merger agreement, an exclusivity period as provided in the letter of intent, and other conditions.

Equity had access to significant due diligence information in an electronic data room created by Eastman, with the assistance of KBW, from March 1 through April 20, 2017, but commenced more comprehensive due diligence upon the execution of the updated letter of intent immediately following the June 20, 2017 Eastman Board meeting.

On June 22, 2017, Equity presented Eastman with an initial draft of the merger agreement. From June 22, 2017 through July 14, 2017, executive management of both Eastman and Equity, and their respective legal counsel, continued to negotiate the merger agreement and all ancillary documents. Through the course of due diligence and negotiations, executive management of Eastman and Equity agreed to a transaction structure that provided Eastman shareholders with 1,179,793 shares of Equity common stock in addition to $9,399,671 in cash, subject to a possible downward adjustment of the cash consideration based on Eastman’s adjusted shareholders’ equity prior to the closing of the merger.

On July 13, 2017, the Eastman Board met with executive management, its legal counsel, and representatives of KBW. At that meeting, members of Eastman’s executive management team reported on the process undertaken, and which had resulted in the proposed merger and the proposed final version of the merger agreement and all ancillary documents. Eastman’s counsel summarized for the Eastman Board its obligations as a board of directors in considering the merger proposal, the terms and conditions of the proposed merger agreement and the ancillary documents. Also, at that meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Eastman Board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the merger was fair, from a financial point of view, to the holders of Eastman common stock. At the conclusion of these presentations, the directors discussed the proposed transactions, directed questions regarding the proposed transactions to KBW and legal counsel, and considered the proposal. Based upon the Eastman Board’s review and discussion of the merger agreement, and other relevant factors (described below in “Eastman’s Reasons for the Merger; Recommendation of the Eastman Board”), the Eastman Board, by unanimous vote of all directors, authorized and approved the execution of the merger agreement with Equity, and authorized Mr. Detten to execute the merger agreement on behalf of Eastman.

On July 14, 2017, the Equity Board held a special meeting to discuss and adopt the merger agreement. At this meeting, Stephens reviewed the financial aspects of the proposed merger and rendered to the Equity Board an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Equity.

Late Friday evening, July 14, 2017, the merger agreement and related documents were executed and delivered by the parties. The companies issued a joint press release announcing the signing of the merger agreement before the market opened on Monday, July  17, 2017.

Eastman’s Reasons for the Merger; Recommendation of the Eastman Board

The Eastman Board has unanimously approved the merger agreement and unanimously recommends that the Eastman shareholders vote “FOR” approval of the Eastman Merger Proposal.

In reaching its decision to approve the merger agreement and to recommend its approval to Eastman shareholders, the Eastman Board evaluated the merger and the merger agreement in consultation with its executive management, KBW, Eastman’s outside financial advisor, and Eastman’s legal counsel. In arriving at its recommendation, the Eastman Board considered a number of factors, including the following:

•	the Eastman Board’s familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Eastman;

•	the value of the consideration to be received by Eastman’s shareholders relative to the book value and earnings per share of Eastman’s common stock, including particularly the relationship between the consideration and Eastman’s tangible book value;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Equity;

•	the current and prospective environment in which Eastman operates, including overall local and regional economic conditions, the competitive environment for banks and other financial institutions, the increased regulatory burdens on financial institutions and the trend toward consolidation in the banking industry;

•	the results that Eastman could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

•	the opportunities and prospects of Eastman for future organic growth and/or future growth through acquisitions;

•	the resources required to keep pace with technology and cybersecurity risks;

•	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance customer products and services;

•	the belief of the Eastman Board that Equity emphasizes many of the same values embraced by Eastman in the conduct of its business, such as, excellent customer service, employee development and delivering value to shareholders;

•	the prospects for continued growth and enhanced performance of the combined company;

•	the financial presentation, dated July 13, 2017, of KBW and the opinion, dated July 13, 2017, of KBW to the Eastman Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Eastman common stock of the merger consideration in the merger, as more fully described below under “Opinion of Eastman’s Financial Advisor,” beginning on page [ ]);

•	that shareholders of Eastman will receive approximately 80% of the merger consideration in shares of Equity common stock, which are publicly traded on NASDAQ, contrasted with the absence of a public market for Eastman common stock;

•	that (based on the advice from Eastman’s tax counsel) the proposed integrated mergers will qualify as a “tax-free reorganization” within the meaning of Section 368(a) of the Code;

•	the historical performance of Equity;

•	the anticipated likelihood of Equity to receive the requisite regulatory approvals in a timely manner;

•	the belief that the proposed merger enables leadership of Eastman to maintain meaningful influence in the direction of the newly combined company;

•	the potential effect of the merger on Eastman’s employees, including the prospects for continued employment and the severance, retention and other benefits agreed to be provided by Equity to Eastman’s employees; and

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing and the limitations on Eastman’s ability to pursue other merger opportunities.

The Eastman Board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Equity were likely to outweigh substantially these risks and factors. The risk factors included:

•	the lack of control of the Eastman Board and Eastman shareholders over the future operations and strategy of the combined company;

•	the requirement that Eastman conduct its business in the ordinary course and the other restrictions on the conduct of Eastman’s business before completion of the merger, which could delay or prevent Eastman from undertaking business opportunities that may arise before completion of the merger;

•	the fact that certain benefits of the merger are reliant on the successful operation of Equity in the future, as opposed to selling Eastman entirely for cash, which would deliver all value to Eastman shareholders upon closing of such a sale;

•	the limited liquidity of Equity common stock, even though it is quoted on NASDAQ; and

•	that under the merger agreement Eastman may not solicit competing proposals for the acquisition of Eastman.

The reasons set out above for the merger are not intended to be exhaustive but is believed to include all material factors considered by the Eastman Board in approving the merger. In reaching its determination, the Eastman Board did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. The Eastman Board conducted an overall analysis of the factors described above as a whole. Based on the reasons stated, the Eastman Board believed that the merger was in the best interest of Eastman’s shareholders and unanimously approved the merger agreement and the merger.

The foregoing explanation of the Eastman Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Eastman Board determined that the merger and the merger agreement are in the best interests of Eastman and its shareholders. Accordingly, the Eastman Board unanimously approved the merger and the merger agreement and unanimously recommends that Eastman shareholders vote “FOR” approval of the Eastman Merger Proposal and the Eastman Adjournment Proposal.

Opinion of Eastman’s Financial Advisor

Eastman engaged KBW to render financial advisory and investment banking services to Eastman, including an opinion to the Eastman Board as to the fairness, from a financial point of view, to the holders of Eastman common stock of the merger consideration to be received by such shareholders in the merger. Eastman selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the telephonic meeting of the Eastman Board held on July 13, 2017, at which the Eastman Board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Eastman Board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the merger was fair, from a financial point of view, to the holders of Eastman common stock. The Eastman Board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Eastman Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Eastman common stock. It did not address the underlying business decision of Eastman to engage in the merger or enter into the merger agreement or constitute a recommendation to the Eastman Board in connection with the merger, and it does not constitute a recommendation to any holder of Eastman common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Eastman and Equity and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated July 12, 2017 (the most recent draft then made available to KBW);

•	the unaudited financial statements for the three fiscal years ended December 31, 2016 of Eastman;

•	the unaudited quarterly financial statements for the fiscal quarter ended March 31, 2017 of Eastman;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Equity;

•	the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Equity;

•	certain regulatory filings of Eastman, Equity and their respective subsidiaries, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three-year period ended December 31, 2016 and the quarter ended March 31, 2017;

•	certain other interim reports and other communications of Eastman and Equity to their respective shareholders; and

•	other financial information concerning the businesses and operations of Eastman and Equity that was furnished to KBW by Eastman and Equity or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Eastman and Equity;

•	the assets and liabilities of Eastman and Equity;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial information for Eastman and certain financial and stock market information for Equity with similar information for certain other companies the securities of which were publicly traded;

•	financial and operating forecasts and projections of Eastman that were prepared by, and provided to KBW and discussed with KBW by, Eastman management and that were used and relied upon by KBW at the direction of such management and with the consent of the Eastman Board;

•	publicly available consensus “street estimates” of Equity that were discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Eastman management and with the consent of the Eastman Board; and

•	estimates regarding certain pro forma financial effects of the merger on Equity (including, without limitation, the cost savings and related expenses expected to result from or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, the management of Equity, and used and relied upon by KBW based on such discussions, at the direction of Eastman management and with the consent of the Eastman Board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of Eastman and Equity regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist Eastman with soliciting indications of interest from third parties other than Equity and another party regarding a potential transaction with Eastman.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Eastman as to the reasonableness and achievability of the financial and operating forecasts and projections of Eastman referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Eastman, upon Equity’s management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Equity and the estimates regarding certain pro forma financial effects of the merger on Equity, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Equity “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Equity management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Eastman and Equity that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Equity, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Eastman and Equity and with the consent of the Eastman Board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Eastman or Equity since the date of the last financial statements of each such entity that were made available to KBW. KBW further assumed that the audited financial statements for Eastman contemplated to be delivered to Equity following the date of its opinion would not reflect any such material changes or other information or facts material to KBW’s analyses. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Eastman’s consent, that the aggregate allowances for loan and lease losses for Eastman and Equity are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Eastman or Equity, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Eastman or Equity under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	that the integrated mergers and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no additional payments or adjustments to the merger consideration (including the allocation between cash and stock);

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the integrated mergers or any related transaction (including the subsidiary bank merger) and that all conditions to the completion of the integrated mergers and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the integrated mergers and any related transaction (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Eastman, Equity or the pro forma entity, or the contemplated benefits of the integrated mergers, including without limitation the cost savings and related expenses expected to result or be derived from the integrated mergers.

KBW assumed that the integrated mergers would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Eastman that Eastman relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Eastman, Equity, Merger Sub, the integrated mergers and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of Eastman common stock of the merger consideration to be received by such holders in the merger, without regard to the individual circumstances of specific holders which may distinguish such holders, including, without limitation, as parties to the existing shareholders agreement between Eastman and certain of its shareholders. KBW expressed no view or opinion as to any other terms or aspects of the integrated mergers or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the integrated mergers (including the form of merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the integrated mergers or any such related transaction to Eastman, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the integrated mergers or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. For purposes of its analyses, KBW did not incorporate recently-announced proposed changes to United States tax laws regarding corporate tax rates. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Eastman to engage in the integrated mergers or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Eastman or the Eastman Board;

•	the fairness of the amount or nature of any compensation to any of Eastman’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Eastman common stock;

•

the effect of the integrated mergers or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Eastman (other than the holders of Eastman common stock solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Equity or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the merger consideration (including to the cash or stock components thereof) assumed to be paid in the merger for purposes of KBW’s opinion;

•	whether Equity has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Eastman common stock at the closing of the merger;

•	the actual value of Equity common stock to be issued in the merger;

•	the prices, trading range or volume at which Equity common stock would trade following the public announcement of the merger or following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Eastman, Equity, Merger Sub, their respective shareholders, or relating to or arising out of or as a consequence of the integrated mergers or any related transaction (including the subsidiary bank merger), including whether or not the integrated mergers would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Eastman and Equity. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Eastman Board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Eastman Board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Eastman and Equity and the decision of Eastman to enter into the merger agreement was solely that of the Eastman Board.

The following is a summary of the material financial analyses presented by KBW to the Eastman Board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Eastman Board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $243.70 per outstanding share of Eastman common stock, or approximately $46.8 million in the aggregate, consisting of the sum of (i) the implied value of the stock consideration of 6.1389 shares of Equity common stock, based on the closing price of Equity common stock on July 7, 2017, and (ii) the cash consideration of $48.91.

Eastman Selected Companies Analyses. Using publicly available information, KBW compared the financial performance and financial condition of Eastman to 12 selected banks which were publicly traded and had total assets between $100 million and $500 million, latest 12 months (“LTM”) core return on average assets greater than 100 basis points, LTM core return on average tangible common equity greater than 10.0% and nonperforming assets to total assets less than 2.0%. KBW also reviewed the market performance of the selected companies. Merger targets were excluded from the selected companies.

The selected companies were as follows:

American Riviera Bank	First Ottawa Bancshares, Inc.
Bank of South Carolina Corporation	Liberty Bancorp, Inc.
Capital Bank of New Jersey	Minden Bancorp, Inc.
Farmers and Merchants Bancshares, Inc.	New Tripoli Bancorp, Inc.
FFD Financial Corporation	Summit Bank
First IC Corporation	Trinity Bank, N.A.

To perform this analysis, KBW used profitability and other financial information as of or for the latest 12 months period available (which in the case of Eastman was the period ended March 31, 2017) and market price information as of July 7, 2017. Subsidiary bank level data was utilized to calculate ratios for Eastman. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Eastman’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Eastman and the selected companies:

		Selected Companies
	Eastman	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	1.67%	1.13%	1.20%	1.31%	1.33%
LTM Core Return on Average Equity(1)	15.69%	10.22%	10.79%	11.25%	11.92%
LTM Core Return on Average Tangible Common Equity(1)	15.69%	10.68%	10.95%	11.48%	11.92%
LTM Net Interest Margin	4.38%	3.57%	3.87%	4.06%	4.31%
LTM Fee Income / Revenue	17.6%	7.5%	9.4%	13.3%	13.9%
LTM Non-Interest Expense / Average Assets	2.54%	2.91%	2.54%	2.49%	2.14%
LTM Efficiency Ratio	50.7%	60.1%	56.8%	54.5%	52.3%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by SNL Financial or adjusted where appropriate

KBW’s analysis also showed the following concerning the financial condition of Eastman and the selected companies:

		Selected Companies
	Eastman	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.97%	9.92%	10.49%	11.19%	11.88%
Leverage Ratio	10.05%	10.15%	10.89%	11.40%	12.03%
Tier 1 Ratio	13.92%	11.84%	13.38%	15.04%	18.39%
Total Capital Ratio	15.18%	12.94%	14.63%	16.21%	19.65%
Loans / Deposits	83.4%	96.1%	90.8%	84.2%	71.2%
Loan Loss Reserve / Gross Loans	1.58%	1.53%	1.40%	1.36%	1.12%
Nonperforming Assets / Total Assets(1)	0.74%	1.03%	0.95%	0.87%	0.54%
Nonperforming Assets / Loans + OREO(1)	1.04%	1.50%	1.23%	1.20%	0.84%
LTM Net Charge-Offs / Average Loans	0.00%	0.13%	0.06%	0.09%	0.00%

(1)	Nonperforming assets included nonaccrual loans, accruing troubled debt restructured loans and other real estate owned as defined by SNL Financial

In addition, KBW’s analysis showed the following concerning the market performance of the selected companies:

	Selected Companies
	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	15.6%	23.2%	28.8%	30.4%
One-Year Total Return	18.2%	26.9%	31.4%	32.2%
Year-To-Date Stock Price Change	5.2%	13.1%	12.4%	18.0%
Stock Price / Book Value per Share	108%	126%	143%	155%
Stock Price / Tangible Book Value per Share	114%	126%	146%	166%
Stock Price / LTM EPS	9.9x	11.5x	13.0x	15.7x
Dividend Yield	0.8%	1.7%	1.7%	2.7%
LTM Dividend Payout	6.4%	18.0%	19.9%	29.7%

No company used as a comparison in the above selected companies analysis is identical to Eastman. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Equity Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Equity to 23 selected banks which were traded on Nasdaq, the New York Stock Exchange or the New York Stock Exchange Market and headquartered in the Midwest U.S. and which had total assets between $1.5 billion and $3.5 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Bank Mutual Corporation	Macatawa Bank Corporation
BankFinancial Corporation	Mercantile Bank Corporation
Civista Bancshares, Inc.	MidWestOne Financial Group, Inc.
Farmers Capital Bank Corporation	MutualFirst Financial, Inc.
Farmers National Banc Corp.	Nicolet Bankshares, Inc.
First Business Financial Services, Inc. First Defiance Financial Corp.	Old Second Bancorp, Inc. Peoples Bancorp Inc.

First Financial Corporation	Stock Yards Bancorp, Inc.
First Internet Bancorp	United Community Financial Corp.
First Mid-Illinois Bancshares, Inc.	Waterstone Financial, Inc.
German American Bancorp, Inc.	West Bancorporation, Inc.
Independent Bank Corporation

To perform this analysis, KBW used profitability and other financial information as of or for the latest 12 months period available (which in the case of Equity was the fiscal quarter ended March 31, 2017) and market price information as of July 7, 2017. KBW also used 2017 and 2018 earnings per share (“EPS”) estimates taken from consensus “street estimates” for Equity and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Equity’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Equity and the selected companies:

		Selected Companies
	Equity	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	0.81%	0.86%	1.03%	1.03%	1.19%
LTM Core Return on Average Equity(1)	7.71%	8.08%	9.78%	9.52%	10.57%
LTM Core Return on Average Tangible Common Equity(1)	9.50%	9.24%	11.02%	11.00%	13.48%
LTM Net Interest Margin	3.53%	3.24%	3.54%	3.50%	3.77%
LTM Fee Income / Revenue	15.6%	23.8%	25.7%	27.2%	29.2%
LTM Non-Interest Expense / Average Assets	2.49%	3.09%	2.93%	2.99%	2.60%
LTM Efficiency Ratio	63.3%	68.0%	62.4%	63.2%	59.6%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by SNL Financial

KBW’s analysis showed the following concerning the financial condition of Equity and the selected companies:

		Selected Companies
	Equity	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets(1)	8.91%	8.47%	9.09%	10.11%	10.24%
Leverage Ratio(1)	10.52%	9.42%	10.40%	11.07%	11.34%
Tier 1 Ratio(1)	13.51%	11.52%	12.51%	13.99%	14.59%
Total Capital Ratio(1)	13.93%	12.64%	13.54%	15.11%	15.66%
Loans / Deposits(1)	83.4%	98.3%	89.3%	90.5%	82.6%
Loan Loss Reserve / Gross Loans	0.46%	1.13%	1.04%	1.00%	0.82%
Nonperforming Assets / Total Assets(2)	1.52%	1.11%	0.71%	0.99%	0.50%
Nonperforming Assets / Loans + OREO(2)	2.38%	1.70%	1.04%	1.41%	0.66%
LTM Net Charge-Offs / Average Loans	0.13%	0.15%	0.08%	0.08%	0.02%

(1)	Pro forma for publicly announced pending or recently completed acquisitions in the case of Farmers National Banc Corp. and Nicolet Bankshares, Inc.
(2)	Nonperforming assets included nonaccrual loans, accruing troubled debt restructured loans and other real estate owned as defined by SNL Financial

In addition, KBW’s analysis showed the following concerning the market performance of Equity and the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):

			Selected Companies
	Equity		25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	50.1%		24.9%	39.3%	40.1%	50.1%
One-Year Total Return	50.1%		28.7%	41.9%	42.5%	52.1%
Year-To-Date Stock Price Change	(5.7%)		(5.9%)	(0.5%)	(0.9%)	4.3%
Stock Price / Book Value per Share(1)	139%		137%	153%	165%	182%
Stock Price / Tangible Book Value per Share(1)	187%		156%	184%	188%	207%
Stock Price / LTM EPS	21.0x	(2)	17.1x	18.6x	18.9x	20.7x
Stock Price / 2017 EPS	16.0x		16.4x	17.2x	17.8x	18.2x
Stock Price / 2018 EPS	14.4x		14.2x	14.9x	15.5x	16.4x
Dividend Yield	0.0%		1.1%	1.9%	1.7%	2.1%
LTM Dividend Payout	0.0%		23.6%	31.3%	31.7%	39.0%

(1)	Pro forma for publicly announced pending or recently completed acquisitions in the case of Farmers National Banc Corp.Nicolet Bankshares, Inc.
(2)	Based on core income which excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by SNL Financial.

No company used as a comparison in the above selected companies analysis is identical to Equity. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 11 selected U.S. bank transactions announced since January 1, 2016, with announced transaction values between $20 million and $75 million and acquired companies which had latest 12 months return on average assets greater than or equal to 1.00%, and nonperforming assets to total assets less than 2.0%. Terminated transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
Glacier Bancorp, Inc.	Columbine Capital Corporation
Seacoast Banking Corporation of Florida	Palm Beach Community Bank
Seacoast Commerce Banc Holdings	Capital Bank
Progress Financial Corporation	First Partners Financial, Inc.
Glacier Bancorp, Inc.	TFB Bancorp, Inc.
Equity Bancshares, Inc.	Prairie State Bancshares, Inc.
CVB Financial Corp.	Valley Commerce Bancorp
First Defiance Financial Corp.	Commercial Bancshares, Inc.
Monona Bankshares, Inc.	MCB Bankshares, Inc.
OakStar Bancshares, Inc.	Bancshares of Urbana, Inc.
State Bank Financial Corporation	NBG Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements:

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings);

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $243.70 per share of Eastman common stock and using historical financial information for Eastman as of or for the 12 month period ended March 31, 2017.

The results of the analysis are set forth in the following table:

		Selected Transactions
	Eastman	25th Percentile	Median	Average	75th Percentile
Price / LTM EPS(1) (x)	11.2x	11.6x	14.8x	14.3x	16.7x
Price / Tangible Book Value (%)	185.2%	150.7%	164.2%	158.0%	169.7%
Core Deposit Premium (%)	10.1%	6.9%	10.1%	8.8%	10.5%

(1)	LTM EPS multiples were tax-effected at 35% in the case of two selected transactions with acquired companies that were S-corporations.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Eastman or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Equity and Eastman to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and net income data for Equity and Eastman as of or for periods ended March 31, 2017, (ii) 2017, 2018 and 2019 EPS consensus “street estimates” for Equity, and (iii) financial forecasts and projections relating to the net income of Eastman provided by Eastman management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Equity and Eastman shareholders in the combined company based on the stock consideration of 6.1389 shares of Equity common stock provided for in the merger agreement and also based on a hypothetical exchange ratio assuming 100% stock consideration in the proposed merger for illustrative purposes:

	Equity as a % of Total		Eastman as a % of Total
Ownership
At 6.1389 exchange ratio	91%		9%
Based on hypothetical 100% stock consideration	89%		11%
Balance Sheet
Assets	90%		10%
Gross Loans Held for Investment	89%		11%
Deposits	89%		11%
Tangible Common Equity	89%		11%
Income Statement
LTM Net Income	78	%(1)	22%
Most Recent Quarter Net Income (Quarter Ended 3/31/17)	83%		17%
2017 Estimated Net Income	86%		14%
2018 Estimated Net Income	87%		13%
2019 Estimated Net Income	87%		13%

(1)	Based on core income which excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by SNL Financial.

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Equity and Eastman. Using closing balance sheet estimates as of December 31, 2017 for Equity and Eastman, extrapolated from historical data using growth rates taken from consensus “street estimates” in the case of Equity and provided by Eastman management in the case of Eastman, 2017, 2018 and 2019 EPS consensus “street estimates” for Equity, financial forecasts and projections relating to the net income of Eastman provided by Eastman management, and pro forma assumptions (including the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by Equity management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Equity. This analysis indicated the merger could be accretive to Equity’s estimated 2018 EPS and estimated 2019 EPS and dilutive to Equity’s estimated tangible book value per share as of December 31, 2017. Furthermore, the analysis indicated that each of Equity’s tangible common equity to tangible assets ratio, leverage ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of December 31, 2017 could be lower. For all of the above analysis, the actual results achieved by Equity following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Eastman to estimate a range for the implied equity value of Eastman. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Eastman provided by Eastman management, and assumed discount rates ranging from 14.0% to 18.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Eastman could generate over the five-year period from 2017 to 2021 as a standalone company, and (ii) the present value of Eastman’s implied terminal value at the end of such period. KBW assumed that Eastman would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Eastman, KBW applied a range of 10.0x to 16.0x Eastman’s estimated 2022 net income. This discounted cash flow analysis resulted in a range of implied values per share of Eastman common stock of $214.39 per share to $333.69 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Eastman or the pro forma combined company.

Miscellaneous. KBW acted as financial advisor to Eastman and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and in the case of Equity, further to an existing sales and trading relationship with both KBW and a KBW broker dealer affiliate), may from time to time purchase securities from, and sell securities to, Eastman and Equity. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Equity for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Eastman agreed to pay KBW a total cash fee currently expected to be equal to 1.00% of the aggregate merger consideration, $125,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. Eastman also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Eastman. During the two years preceding the date of its opinion, KBW has provided investment banking and financial advisory services to Equity and received compensation for such services. KBW acted as sole placement agent in a December 2016 non-registered offering of Equity common stock, as financial advisor to Equity in connection with its November 2016 acquisition of Community First Bancshares, Inc., and as an underwriter in the November 2015 initial public offering of Equity common stock. KBW may in the future provide investment banking and financial advisory services to Eastman or Equity and receive compensation for such services.

Certain Eastman Unaudited Prospective Financial Information

Equity and Eastman do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. In connection with the proposed merger, however, Eastman provided to the Equity Board, the Eastman Board and the parties’ respective financial advisors, certain unaudited prospective financial information with respect to Eastman on a stand-alone, pre-merger basis (which we refer to as the “projections”). Equity and Eastman have included in this proxy statement/prospectus certain limited unaudited financial information for Eastman to give Eastman shareholders access to certain nonpublic information provided to the Equity Board and the Eastman Board, respectively, and their respective financial advisors in connection with the merger.

The projections were not prepared with a view toward public disclosure, and the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Equity, Eastman or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that they should be construed as financial guidance, and they should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Eastman’s business, all of which are difficult to predict and many of which are beyond Equity and Eastman’s control.

The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Eastman’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, and regulations or rules. For other factors that could cause the actual results to differ, please see the “Risk Factors” section and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

None of Equity, Eastman or their respective affiliates assumes any responsibility for the accuracy, completeness or validity of the projections. The projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. None of Equity’s current independent registered public accounting firm, Crowe Chizek LLP, Eastman’s current independent registered public accounting firm, Erwin & Company, or any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the projections do not take into account the effect of any possible failure of the merger to occur. None of Equity, Eastman nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation by Equity or Eastman that they are viewed by Equity or Eastman as material information of Equity or Eastman, respectively, particularly in light of the inherent risks and uncertainties associated with such forecasts. The projections included below are not being included to influence your decision whether to vote in favor of the Eastman Merger Proposal or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to and considered by Equity’s and Eastman’s respective boards of directors and financial advisors in connection with the merger.

Eastman Projections

The following table presents selected items of the projections for Eastman that were prepared by, and provided to KBW by, Eastman management:

	Eastman’s Management Forecast for the Years Ended December 31,
	2017	2018	2019	2020	2021
Net Income ($M)	$4.0	$4.2	$4.4	$4.7	$5.0
Total Assets ($M)	$267	$285	$295	$306	$318

Equity’s Reasons for the Merger

After careful consideration, the Equity Board, at a meeting held on July 14, 2017, unanimously determined that the merger agreement and the issuance of the Equity common stock is in the best interests of Equity and its shareholders. Accordingly, the Equity Board approved the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board consulted with Equity’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board considered a number of factors, including the following material factors:

•	each of Equity’s, Eastman’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Equity Board considered its view that Eastman’s financial condition and asset quality are sound, that Eastman’s business and operations complement those of Equity, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger market presence and more diversified loan portfolio as well as a more attractive funding base, including core deposit funding, than Equity on a standalone basis. The Equity Board further considered that Eastman’s earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combined company to have superior future earnings and prospects compared to Equity’s earnings and prospects on a standalone basis. In particular, the Equity Board considered the following:

•	the strategic rationale for the merger, given its potential for enhancing the Equity banking franchise;

•	potential growth opportunities through the expansion into new and attractive markets including northern Oklahoma;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and footprint;

•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

•	its understanding of the current and prospective environment in which Equity and Eastman operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Equity both with and without the merger;

•	its review and discussions with Equity’s management concerning the due diligence examination of Eastman’s business;

•	Equity management’s expectation that Equity will retain its capital position and asset quality upon completion of the transaction;

•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Equity’s management and legal advisor; and

•	Equity’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions.

The Equity Board also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

•	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating Eastman’s business, operations, and workforce with those of Equity;

•	certain anticipated merger related costs;

•	the diversion of management attention and resources from the operation of Equity’s business towards the completion of the merger;

•	the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions; and

•	the merger’s effect on Equity’s regulatory capital levels.

The foregoing discussion of the factors considered by the Equity Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Equity Board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Equity Board considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Equity Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ].

Interests of Eastman’s Directors and Executive Officers in the Merger

In considering the recommendation of the Eastman Board that Eastman shareholders vote in favor of the Eastman Merger Proposal, Eastman shareholders should be aware that Eastman’s directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Eastman. The Eastman Board was aware of these interests and took them into account in its decision to approve the merger agreement and the merger. Such interests include the following items.

Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Eastman against certain liabilities arising before the effective time of the merger. Equity has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Eastman’s existing directors’ and officers’ liability insurance, for the current directors and officers of Eastman, subject to a cap on the cost of such policy equal to 200% of Eastman’s current annual premium (which is approximately $8,744).

Employment Agreements. Equity has agreed to appoint the following officers of Eastman to officer positions with Equity upon completion of the merger and the subsidiary bank merger, as set forth below:

•	Mark T. Detten, President and Chief Executive Officer of Eastman Bank, to be appointed as President and CEO – Ponca City of Equity Bank following the completion of the merger.

•	Darin Kirchenbauer, Senior Vice President of Eastman Bank, to be appointed Senior Vice President of Equity Bank following completion of the merger.

•	Erin Liberton, Senior Vice President of Eastman Bank, to be appointed Senior Vice President of Equity Bank following completion of the merger.

Pursuant to employment agreements with Equity Bank entered into at the time of the merger agreement and which will be effective as of the closing of the merger, the three officers are expected to receive a substantially similar annual base salary as currently earned at Eastman following the merger for their continued service to Equity. Each executive will also be eligible to receive customary benefits in connection with their continued employment with Equity, and certain rights to severance upon the termination of his or her employment with Equity. In addition, these employment agreements include customary confidentiality covenants and non-competition and non-solicitation covenants, each with a duration of two years following the termination of the respective executive’s employment with Equity Bank.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Eastman who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Eastman or Eastman Bank for participation, vesting and benefit accrual purposes.

Public Trading Markets

Equity common stock is listed for trading on NASDAQ under the symbol “EQBK”. Following the merger, shares of Equity common stock will continue to be traded on NASDAQ under the symbol “EQBK”. Under the merger agreement, Equity will cause the shares of Equity common stock to be issued in the merger to be approved for listing on NASDAQ, subject to notice of issuance, and the merger agreement provides that neither Equity nor Eastman will be required to complete the merger if such shares are not authorized for listing on NASDAQ, subject to notice of issuance.

Equity’s Dividend Policy

Equity has not historically declared or paid cash dividends on its common stock and it does not expect to pay dividends on Equity’s common stock for the foreseeable future. Instead, Equity anticipates that all of its future earnings will be retained to support its operations and to finance the growth and development of Equity’s business. In addition, the payment of dividends by bank holding companies is generally subject to legal and regulatory limitations. For further information, see “Comparative Market Prices and Dividends” beginning on page [    ].

Restrictions on Resale of Equity common stock

The shares of Equity common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Equity for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Equity include individuals or entities that control, are controlled by, or are under common control with Equity and may include the executive officers, directors and significant shareholders of Equity.

Appraisal Rights in the Merger

Introductory Information

General. Dissenters’ rights with respect to Eastman common stock are governed by the OGCA. Eastman shareholders have the right to dissent from the merger and to obtain payment of the “fair value” of their shares in cash (as specified in the OGCA) in the event the merger is consummated. Strict compliance with the dissent procedures is required to exercise and perfect dissenters’ rights under the OGCA. Subject to the terms of the merger agreement, the Eastman Board could elect to terminate the merger agreement even if it is approved by Eastman’s shareholders, thus cancelling dissenters’ rights.

Eastman urges any Eastman shareholder who contemplates exercising his right to dissent to read carefully the provisions of Section 1091 of the OGCA, which are attached to this proxy statement/prospectus as Annex E.

The statute describes the steps that each Eastman shareholder must take to exercise his right to dissent. Each Eastman shareholder who wishes to dissent should read both the summary and the full text of the law. Eastman cannot give any Eastman shareholder legal advice. To completely understand this law, each Eastman shareholder may want, and Eastman encourages any Eastman shareholder seeking to dissent, to consult with his legal advisor. Any Eastman shareholder who wishes to dissent should not send in a signed proxy unless he marks his proxy to vote against the merger or such shareholder will lose the right to dissent.

Address for Notices. Send or deliver any written notice or demand concerning any Eastman shareholder’s exercise of his dissenters’ rights to Eastman National Bancshares, Inc., 102 South Main Street, P.O. Box 468, Newkirk, Oklahoma 74647, Attention: Darin Kirchenbauer, Telephone: (580) 362-2511.

Act Carefully. Eastman urges any Eastman shareholder who wishes to dissent to act carefully. Eastman cannot and does not accept the risk of late or undelivered notices or demands. A dissenting Eastman shareholder may call Eastman at (580) 362-2511 and ask for Eastman’s Secretary, Darin Kirchenbauer, to receive confirmation that his notice or demand has been received. If his notice or demand is not timely received by Eastman, then such shareholder will not be entitled to exercise his dissenters’ rights. Eastman’s shareholders bear the risk of non-delivery and of untimely delivery.

If any Eastman shareholder intends to dissent, or thinks that dissenting might be in his best interests, such shareholder should read Annex E carefully.

Summary of Section 1091 of the OGCA – Dissenters’ Rights

The following is a summary of Section 1091 of the OGCA and the procedures that an Eastman shareholder must follow to dissent from the merger agreement and to perfect his appraisal rights and receive cash rather than the merger consideration (including Equity common stock), if the merger agreement is approved and the merger is completed. This summary is qualified in its entirety by reference to Section 1091 of the OGCA, which is reprinted in full as part of Annex E to this proxy statement/prospectus. Annex E should be reviewed carefully by any shareholder who wishes to perfect his dissenters’ rights. Failure to strictly comply with the procedures set forth in Section 1091 of the OGCA will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the merger is completed, any Eastman shareholder who has properly perfected his statutory dissenters’ rights in accordance with Section 1091 of the OGCA has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of Eastman common stock. The appraised fair value may be more or less than the value of the merger consideration to be received in the merger.

Under Section 1091 of the OGCA, each Eastman shareholder who demands an appraisal in connection with the merger and who complies with the various procedural requirements of Section 1091 of the OGCA is entitled to “appraisal rights,” pursuant to which the Eastman shareholder will receive the fair value of his shares of Eastman common stock in cash. The value as determined by an Oklahoma court may be more or less than the value such shareholder is entitled to under the merger agreement. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the merger are not opinions as to, and do not in any way address, fair value under the OGCA.

To exercise and perfect appraisal rights under Section 1091 of the OGCA, an Eastman shareholder must do all of the following:

•	deliver to Eastman, before a shareholder vote is taken at the Eastman special meeting, a written demand for appraisal of the shares of the Eastman shareholder. The written demand must reasonably inform Eastman of the identity of the shareholder and that such shareholder intends thereby to demand appraisal of the shares of the shareholder. Neither a proxy nor vote against the merger will satisfy the requirement of such written demand;

•	not vote in favor of the merger agreement (note that a vote, in person or by proxy, against the merger agreement will not satisfy the statutory requirement that a shareholder make a written demand for an appraisal of his shares); and

•	continue to hold his shares of Eastman common stock through the effective time of the merger.

If an Eastman shareholder does not vote against the merger agreement, it will not constitute a waiver of his appraisal rights under the OGCA if such shareholder makes written demand for payment before the vote is taken at the Eastman special meeting. Conversely, voting against the merger agreement will not, by itself, be sufficient to satisfy an Eastman shareholder’s obligations if he dissents and wants to exercise his appraisal rights. An Eastman shareholder must follow the procedures set forth in Section 1091 of the OGCA to exercise his appraisal rights.

Each outstanding share of Eastman common stock as to which a legally sufficient demand in accordance with Section 1091 of the OGCA has been made and that did not vote in favor of approval of the merger agreement retains all other rights of an Eastman shareholder until those rights are cancelled by consummation of the merger. However, after the effective time of the merger, no dissenting shareholder who has demanded appraisal rights shall be entitled to vote the stock for any purpose or to receive payment of dividends (except dividends payable to shareholders of record prior to the effective time of the merger).

If the merger is approved at the Eastman special meeting, within 10 days after the effective date of the merger, Equity will notify the dissenting shareholders who have complied with the provisions of Section 1091 of the OGCA that the merger has become effective. Within 120 days after the effective date of the merger, Equity will send to such dissenting shareholders, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement will be mailed to the dissenting shareholders within 10 days after the written request is received by Equity or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Also within 120 days after the effective date of the merger, any dissenting shareholder who has complied with the provisions of Section 1091 of the OGCA or Equity may file a petition in district court demanding a determination of the value of the stock of the dissenting shareholders; however, at any time within 60 days after the effective date of the merger, each dissenting shareholder has the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. The court shall provide notice to Equity of any such petition filed by a shareholder and, within 20 days of service of that notice, Equity shall provide to the court a list of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by Equity. After providing proper notice of the proceeding, the court will determine the shareholders who are entitled to appraisal rights and will direct Equity to pay the fair value of the shares, together with interest, to the shareholders entitled to such payment. In determining the fair value of the shares, the court will take into account all relevant factors and will exclude any element of value arising from the accomplishment or expectation of the merger. The court will determine the costs of the proceeding and may tax the parties as it deems appropriate. Upon request by a dissenting shareholder, the court may order all or a portion of the expenses incurred by any shareholder, including attorneys’ fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal. Payment will be made to dissenting shareholders with uncertificated shares immediately and to those with certificated shares upon surrender of the certificates representing the shares of Eastman common stock.

The shares for which a dissenting shareholder has properly exercised and perfected appraisal rights and followed the required procedures in the OGCA will not be converted into, or represent, the right to receive Equity common stock and cash as provided under the merger agreement. None of these shares will, after the effective time of the merger, be entitled to vote for any purpose or receive any dividends or other distributions. If, however, the holder of such shares fails to properly perfect, effectively withdraws, waives or loses, or otherwise becomes ineligible to exercise appraisal rights under the OGCA, then at that time shares held by such holder will be converted into Equity common stock and cash as provided in the merger agreement.

The foregoing discussion does not purport to be a complete statement of the procedures for exercising and perfecting appraisal rights under the OGCA and is qualified in its entirety by reference to the full text of Section 1091 of the OGCA, a copy of which is attached as Annex E to this proxy statement/prospectus.

If any Eastman shareholder intends to dissent, or if such shareholder believes that dissenting might be in his best interest, such shareholder should read Annex E carefully.

Regulatory Approvals Required for the Merger

The completion of the merger and the bank merger are subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal Reserve and the OSBC. Subject to the terms of the merger agreement, both Eastman and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement.

On July 28, 2017, Equity filed the required application with the Federal Reserve Bank of Kansas City to request the Federal Reserve’s approval under the BHC Act.

In addition, the bank merger of Eastman Bank with and into Equity Bank requires the approval of the Federal Reserve and the OSBC. On July 31, 2017, Equity Bank filed the required application with the Federal Reserve Bank of Kansas City and the OSBC. Although neither Eastman nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Eastman and Equity cannot be certain when or if they will be obtained.

The U.S. Department of Justice has between 15 and 30 days following approval by the Federal Reserve Board to challenge the approval on antitrust grounds. While Equity and Eastman do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve Board and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.

Equity and Eastman are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of Equity’s and Eastman’s respective boards of directors has approved the merger agreement. Under the merger agreement, Merger Sub will merge with and into Eastman, with Eastman surviving the merger as a wholly-owned subsidiary of Equity. Immediately following, and in connection with, the merger, Equity will cause Eastman to merge with and into Equity, with Equity surviving the second merger. Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause Eastman Bank to merge with and into Equity Bank, with Equity Bank surviving the merger.

Merger Consideration

At the effective time, each share of Eastman common stock issued and outstanding (other than shares of Eastman common stock held by Eastman, Equity and any dissenting shareholder) will be converted into the right to receive (i) 6.1389 shares of Equity common stock, and (ii) $48.91, in cash, subject to a possible downward adjustment of the cash consideration.

The cash component of the merger consideration is subject to downward adjustment based upon the Eastman adjusted shareholders’ equity. If the Eastman adjusted shareholders’ equity is less than $26,076,000 on the calculation date, which will be the date five business days before the closing of the merger, then the per share cash consideration to be paid to each holder of Eastman common stock will be reduced pro rata for each dollar that the Eastman adjusted shareholders’ equity is less than $26,076,000. In the event that the Eastman adjusted shareholders’ equity is less than $16,676,329, then the holders of Eastman common stock would receive no cash consideration. As of [                ], 2017, the most recent practicable date before the printing of this proxy statement/prospectus, Eastman adjusted shareholders’ equity would have been $[            ].

The Eastman Merger Costs are the costs and expenses that Eastman will incur in connection with the merger that are not reflected in Eastman’s shareholders’ equity as of the calculation date, which will be the date five business days before the closing of the merger. The Eastman Merger Costs will be subtracted from Eastman’s shareholders’ equity as of the calculation date to calculate the Eastman adjusted shareholders’ equity. The Eastman Merger Costs is defined in the merger agreement and it includes, among other costs and expenses:

•	contract termination costs, including employment related agreements and obligations;

•	the payment of certain bonuses and change-in-control payments to employees of Eastman not being paid by Equity;

•	the payment of fifty percent of all costs, fees and expenses relating to the engagement and performance by an independent accounting firm of an audit on Eastman’s financial statements for 2015 and 2016; and

•	all legal, accounting and financial advisory fees of Eastman associated with the merger.

The following table presents the effect of the estimated Eastman Merger Cost on the per share cash consideration to be received by the Eastman shareholders. As of [            ], 2017, the most recent practicable date before the printing of this proxy statement/prospectus, Eastman estimates that the Eastman Merger Costs would be approximately $1,935,000. The table also presents up to $2,000,000 of additional Eastman Merger Costs in increments of $500,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—The sum of Eastman’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger could be an amount that results in the reduction of the amount of the cash portion of the merger consideration that Eastman shareholders would be entitled to receive.”

Estimated Eastman shareholders’ equity on the calculation date(1)	Estimated Eastman Merger Costs(2)	Estimated Eastman adjusted shareholders’ equity	Per share reduction in the cash consideration payable to Eastman shareholders	Cash consideration per share of Eastman common stock
$28,012,000	$1,935,000	$26,077,000	$0	$48.91
$28,012,000	$2,435,000	$25,577,000	$2.60	$46.31
$28,012,000	$2,935,000	$25,077,000	$5.20	$43.71
$28,012,000	$3,435,000	$24,577,000	$7.80	$41.11
$28,012,000	$3,935,000	$24,077,000	$10.40	$38.51

(1)	This number reflects the Eastman shareholders’ equity at June 30, 2017 of approximately $26.5 million, plus Eastman’s estimated earnings from June 30, 2017 through the anticipated calculation date of approximately $1.5 million. The calculation date is the date that is five business days before the closing of the merger. The closing of the merger is expected to occur in the fourth quarter of 2017. The estimated earnings of Eastman are based on the financial and operating forecast provided by Eastman’s management.
(2)	Reflects Eastman’s estimate as of August 7, 2017 of the Eastman Merger Costs and additional Eastman Merger Costs in increments of $500 thousand.

If, between the date of the merger agreement and the effective time, the outstanding shares of Equity common stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then the exchange ratio set forth in the merger agreement will be appropriately and proportionately adjusted.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by NASDAQ on the specified dates:

Date	Closing price of Equity common stock			Implied value of stock consideration per share of Eastman common stock			Cash consideration per share of Eastman common stock(4)	Implied value of merger consideration per share of Eastman common stock			Aggregate stock consideration			Aggregate cash consideration(4)			Aggregate total consideration
July 14, 2017(1)		$31.57			$193.81		$48.91		$242.72			$37,246,987			$9,399,671			$46,646,658
August 7, 2017(2)		$34.48			$211.67		$48.91		$260.58			$40,679,263			$9,399,671			$50,078,934
[ ], 2017(3)	$	[	]	$	[	]	$48.91	$	[	]	$	[	]	$	[	]	$	[	]

(1)	The last trading day before public announcement of the merger.
(2)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.
(3)	The latest practicable trading day before the printing of this proxy statement/prospectus.
(4)	Assumes there is no downward adjustment to the cash component of the merger consideration. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page [ ].

Based on (i) the closing price of $31.57 for Equity common stock on NASDAQ on July 14, 2017, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $193.81, and, together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $242.72 per share of Eastman common stock, (ii) the closing price of $34.48 for Equity’s common stock on NASDAQ on August 7, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $211.67 and together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $260.58 per share of Eastman common stock and (iii) the closing price of $[            ] for Equity’s common stock on NASDAQ on [                ], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Eastman common stock would be approximately $[            ] and together with the maximum $48.91 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $[            ] per share of Eastman common stock.

Fractional Shares

Equity will not issue any fractional shares of Equity common stock in the merger. Eastman shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date, which will be the date five business days before the closing of the merger, without interest.

Governing Documents; Directors and Officers; Governance Matters

At completion of the integrated mergers, the Equity articles and the Equity bylaws, as in effect immediately before the effective time, will be the articles of incorporation and bylaws of the surviving corporation, Equity, until thereafter changed or amended as provided by law.

The directors and officers, respectively, of Equity at the effective time will remain the directors and officers of the surviving corporation and will hold office from the effective time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the surviving corporation or as otherwise provided by law.

Closing and Effective Time

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.” Following satisfaction or waiver of all the conditions to the merger, on a date mutually acceptable to Equity and Eastman within thirty (30) days, the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the merger and the other transactions contemplated by the merger agreement.

The merger and other transactions contemplated by the merger agreement will become effective on the date and at the time specified in the certificates of merger, reflecting the merger, filed with the Secretary of State of the State of Kansas in accordance with the Kansas General Corporation Code (the “KGCC”) and with the Secretary of State of the State of Oklahoma in accordance with the OGCA. It currently is anticipated that the completion of the merger will occur in the fourth calendar quarter of 2017, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Eastman nor Equity can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Eastman common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of Eastman common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as practicable, but no later than ten (10) business days after the effective time, and subject to the receipt by the exchange agent of a list of Eastman’s shareholders in a format that is reasonably acceptable to the exchange agent, Equity will cause the exchange agent to mail to each holder of record of Eastman common stock (i) a letter of transmittal and (ii) instructions for use in surrendering each certificate representing shares of Eastman common stock in exchange for the merger consideration, any cash in lieu of a fractional share and any dividends or distributions to which such holder is entitled pursuant to the terms of the merger agreement.

Eastman’s shareholders will be entitled to receive their respective merger consideration only after receipt by the exchange agent of a properly completed letter of transmittal including delivery of certificates representing shares of Eastman common stock. No interest will be paid on the merger consideration.

If a certificate for Eastman common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Equity or the exchange agent, the posting of a bond in an amount as Equity may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Eastman of shares of Eastman common stock that were issued and outstanding immediately prior to the effective time.

Withholding

Equity and the exchange agent, as the case may be, will be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to the merger agreement to any person such amounts as Equity or the exchange agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Equity or the exchange agent, as the case may be, and remitted to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to such person in respect of which such deduction and withholding was made by Equity or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions with respect to Equity common stock will be paid to the holder of any unsurrendered certificates of Eastman common stock with respect to the shares of Equity common stock represented thereby, until the holder of the Eastman common stock surrenders the certificates representing the shares of Eastman common stock in accordance with the terms of the merger agreement. Following surrender of any such certificate in accordance with the terms of the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Equity common stock which the shares of Eastman common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement and this summary of the representations and warranties in this section are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Equity and Eastman contained in this proxy statement/prospectus or in the public reports of Equity filed with the SEC may supplement, update or modify the factual disclosures about Equity and Eastman contained in the merger agreement. The merger agreement contains representations and warranties of Equity and Eastman that may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Equity publicly files with the SEC. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Equity and Eastman relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Eastman relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	compliance with laws;

•	the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	financial statements;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	title to assets;

•	the absence of certain changes or events;

•	certain contracts;

•	certain tax matters;

•	insurance matters;

•	the absence of any material adverse change;

•	intellectual property;

•	related party transactions;

•	indebtedness of Eastman;

•	condition of assets;

•	environmental matters;

•	regulatory compliance;

•	absence of certain business practices;

•	books and records;

•	forms of instruments;

•	fiduciary responsibilities;

•	guaranties;

•	voting agreements and shareholders’ agreements;

•	employment matters;

•	employee benefits;

•	certain obligations to employees;

•	interest rate risk management;

•	internal controls;

•	compliance with the various specified statutes, rules and regulations;

•	certain matters concerning the trading of Eastman’s securities;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	intercompany agreements;

•	the nature of the representations in the merger agreement;

•	inapplicability of takeover statutes; and

•	receipt by the Eastman Board of an opinion from Eastman’s financial advisor.

The merger agreement contains representations and warranties made by Equity relating to a more limited number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	filings with the SEC, certain compliance matters and financial statements;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	regulatory compliance;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	disclosure controls and procedures;

•	the fairness opinion received by its financial advisor; and

•	the nature of the representations in the merger agreement.

Certain representations and warranties of Equity and Eastman are qualified as to “materiality” or “material adverse change.” For purposes of the merger agreement, a “material adverse change,” means, with respect to either Equity or Eastman, any event, occurrence, fact, condition, effect or change that is, or would reasonably expect to become, materially adverse to the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or the ability of the parties to consummate the transactions contemplated by the merger agreement on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute a material adverse change: (i) any changes in laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or regulatory accounting principles (“RAP”) that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by the merger agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas or Oklahoma, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by the merger agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by the merger agreement; (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) any change resulting from the announcement or pendency of any of the transactions contemplated by the merger agreement; provided, however, that in the case of clauses (i) through (vii), such party is not affected to a greater extent than other persons, bank holding companies or insured depository institutions in the industry in which such party operates.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Eastman has agreed that, prior to the effective time, it will, and will cause its subsidiaries to, unless otherwise permitted in writing by Equity:

•	operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and prudent banking principles;

•	except as required by prudent business practices, use commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

•	perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Eastman or any of its subsidiaries may in good faith reasonably dispute;

•	maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

•	timely file, subject to extensions, all reports required to be filed with any governmental entity and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

•	timely file, subject to extensions, all tax returns required to be filed by it and timely pay all taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

•	promptly notify Equity of any tax proceeding or claim pending or threatened against or with respect to Eastman or any of its subsidiaries;

•	withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all taxes required to be withheld therefrom and pay the same to the proper governmental entity when due;

•	account for all transactions and prepare all financial statements in accordance with its historical accounting practices, as adjusted in accordance with the audit (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

•	promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Reports of Condition and Income (“Call Report”) and the Uniform Retail Credit Classification and Account Management Policy;

•	maintain the allowance for loan losses account in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan losses as determined in accordance with its historical accounting practices and RAP, shall equal the greater of (A) $3,130,598 or (B) the amount required to comply with GAAP standards;

•	pay or accrue all costs, expenses and other charges to be incurred in connection with the merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the calculation date, which will be the date five business days before the closing of the merger;

•	ensure that all accruals for taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with its historical accounting practices, as adjusted in accordance with the audit (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and

•	obtain the minimum vote, and require no greater than the minimum vote, of the capital stock of Eastman required by any voting trusts, voting agreements, shareholders’ agreements or similar arrangements in order to approve the termination thereof.

Additionally, prior to the effective time, subject to specified exceptions, Eastman will not, and will not permit any of its subsidiaries to, without the prior written consent of Equity, undertake the following actions:

•	take or fail to take any action that would cause any of the representations and warranties in the merger agreement to be inaccurate at the time of the closing or preclude Eastman from making such representations and warranties at the time of the closing;

•	merge into, consolidate with or sell its assets to any other person or entity, change or amend Eastman’s or any of its subsidiaries’ articles of incorporation or bylaws, increase the number of shares of Eastman common stock or any of its subsidiaries’ stock outstanding or increase the amount of the Eastman Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

•	except as explicitly permitted hereunder or in accordance with applicable law or pursuant to a contract existing as of the date of the merger agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from Eastman or any of its subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under Eastman’s employee benefit plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

•	declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property;

•	purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

•	discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated by the merger agreement;

•	issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

•	accelerate the vesting of pension or other benefits in favor of employees of Eastman or any of its subsidiaries except according to an Eastman employee benefit plan or as otherwise contemplated by the merger agreement or as required by applicable law;

•	acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

•	mortgage, pledge or subject to lien any of its property, business or assets, tangible or intangible, except (i) certain permitted encumbrances and (ii) pledges of assets to secure public funds deposits;

•	sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $1,000;

•	make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than (i) increases in compensation consistent with past practices and (ii) bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

•	enter into any employment or consulting contract (other than as contemplated by the terms of an Eastman employee benefit plan or the merger agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any employment agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or by the merger agreement;

•	make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to Equity or that are necessary to prevent substantial deterioration of the condition of a property;

•	sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•	make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Eastman’s independent auditors, or as required by any applicable regulatory agency, or (iv) tax election, change in taxable year, accounting methods for tax purposes, amendment of a tax return, restriction on any assessment period relating to taxes, settlement of any tax claim or assessment relating to Eastman or any of its subsidiaries, “closing agreement” within the meaning of section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund;

•	reduce the amount of Eastman Bank’s allowance for loan losses except through charge offs;

•	sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

•	renew, extend the maturity of, or alter any of the terms of any loan classified by Eastman as “special mention,” “substandard,” or “impaired” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $600,000 except in accordance with the approval procedures set forth in the merger agreement; or

•	enter into any acquisitions or leases of real property, including new leases and lease extensions

Regulatory Matters

Equity and Eastman have agreed to use their commercially reasonable efforts to promptly prepare and file or cause to be filed, within thirty days of the date of the merger agreement, applications for all regulatory approvals required to be obtained by each of the parties in connection with the merger agreement and the transactions contemplated thereby.

Employee Matters

Equity has agreed to consult with the Chief Executive Officer of Eastman with respect to the termination of any employees of Eastman in connection with the closing. Subject to the terms of the merger agreement, employees of Eastman whose employment is terminated in connection with the merger will be eligible to receive certain severance payments under specified circumstances.

Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of Equity, each continuing employee will be entitled, as an employee of Equity or its subsidiaries, to participate in the employee benefit plans of Equity provided to similarly situated employees of Equity or its subsidiaries, if such continuing employee will be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. The provisions of the merger agreement are not intended to give any continuing employee any rights or privileges superior to those of other similarly situated employees of Equity or its subsidiaries or to provide duplication of similar benefits but, subject to that qualification, Equity will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a continuing employee may participate (excluding any defined benefit pension plan), credit each continuing employee with his or her term of service with Eastman or any of its subsidiaries.

Director and Officer Indemnification and Insurance

The merger agreement provides that after the completion of the merger, Equity and the surviving corporation will indemnify the directors, officers, employees and agents of Eastman to the extent that such person would have been entitled to indemnification under the certificate of incorporation, bylaws or any existing indemnification agreements of Eastman prior to the merger.

Prior to closing, Equity and Equity Bank will obtain, at the expense of Equity, a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by Eastman and Eastman Bank as of the date of the merger agreement with respect to claims arising from facts or events that occurred on or prior to the effective time (including the transactions contemplated by the merger agreement) as currently maintained by Eastman, on terms no less advantageous than those contained in Eastman’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, Equity is not obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date of the merger agreement by Eastman for such insurance.

Shareholder Meeting and Recommendation of Eastman’s Boards of Directors

Eastman has agreed to (i) duly call, give notice of, convene and hold the Eastman special meeting of its shareholders as soon as practicable after the registration statement of which this proxy statement/prospectus is a part becomes effective with the SEC for the purpose of approving and adopting the Eastman Merger Proposal; (ii) require no greater than the minimum vote of the capital stock of Eastman required by applicable law in order to approve the Eastman Merger Proposal; (iii) include in this proxy statement/prospectus the recommendation of the Eastman Board that the Eastman shareholders vote in favor of the approval and adoption of the Eastman Merger Proposal; and (iv) cause this proxy statement/prospectus to be mailed to the Eastman shareholders as soon as practicable after it becomes effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of Eastman Merger Proposal.

Agreement Not to Solicit Other Offers

Eastman has agreed that it will not, and will cause its subsidiaries not to, and will cause Eastman’s and its subsidiaries’ respective officers, directors, employees, affiliate, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal or (ii) except as otherwise permitted by the merger agreement, (A) engage in negotiations or discussions with or provide any information or data to, any person relating to an acquisition proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

Eastman further agreed that it will, and will cause each of its officers, directors, employees, affiliate, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any person (other than Equity) conducted heretofore with respect to any acquisition proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its officers, directors, employees, affiliate, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of the its shareholders, in the event that Eastman receives a bona fide acquisition proposal that complies with the terms of the merger agreement, Eastman and its Board may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if the Eastman Board determines in good faith, after consultation with its counsel and financial advisor, that such person is reasonably likely to submit to Eastman a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties.

In connection with the receipt and negotiation of any acquisition proposal by Eastman, it is required to comply with the terms, conditions and procedures set forth in the merger agreement, which require, among other things, Eastman to enter into a confidentiality agreement with the person making an acquisition proposal, providing certain notices and information to Equity and allowing Equity to make counter offers that Eastman will consider in good faith.

Eastman’s Board may, at any time prior to obtaining the approval of Eastman’s shareholders, (i) approve, endorse or recommend a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) or enter into a definitive agreement with respect to such superior proposal or (ii) modify or amend in a manner adverse to Equity or withdraw its recommendation in favor of adoption of the merger agreement, provided that (x) prior to such change in recommendation, the Eastman Board will determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) such change in recommendation is in connection with a superior proposal or an intervening event and such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account any action taken by Equity.

Conditions to Complete the Merger

Eastman’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	subject to certain materiality and material adverse change exceptions, each of the representations and warranties of Equity set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•	Equity and Merger Sub have, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Equity and Merger Sub under the merger agreement on or prior to the closing date;

•	the Eastman Merger Proposal having been approved by the requisite vote of its shareholders;

•	Eastman and Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain third parties and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•	no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iii) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Eastman or any officer, director, shareholder or employee of Eastman to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•	Eastman will have received all documents required to be received from Equity on or prior to the closing date all in form and substance reasonably satisfactory to Eastman;

•	there having been no material adverse change with respect to Equity since December 31, 2016.

•	the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	the shares of Equity common stock to be issued pursuant to the merger agreement will have been approved for listing on NASDAQ;

•	Equity will have procured a tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance in accordance with the terms and subject to the conditions the merger agreement; and

•	Equity will have delivered fully executed employment agreements for certain employees of Eastman Bank.

Equity’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	subject to certain materiality and material adverse change exceptions, each of the representations and warranties of Equity set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•	Eastman has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Eastman under the merger agreement on or prior to the closing date;

•	the Eastman Merger Proposal having been approved by the requisite vote of Eastman’s shareholders;

•	Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain the third parties, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings.

•	no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated thereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of Equity or its subsidiaries, or (iii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iv) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Equity or any officer, director, shareholder or employee of Equity to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above.

•	Equity having received from each of the directors of Eastman an instrument dated as of the closing date releasing Eastman, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein). Further, Equity having received from each of the specified officers of Eastman an instrument dated as of the closing date releasing Eastman, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such officers.

•	Equity will have received fully executed employment agreements from Eastman for certain employees of Eastman Bank;

•	there will have been no material adverse change to Eastman since December 31, 2016.

•	Equity having received evidence reasonably satisfactory to Equity that, as of the effective time, all employee benefit plans of Eastman (other than such plans Equity elects not to terminate) have been terminated in accordance with the terms of such employee benefit plans of Eastman, the Code, ERISA and all other applicable laws on a basis satisfactory to Equity in its reasonable discretion and that, to the extent required by the employee benefit plans of or applicable law, affected participants have been notified of such terminations and/or integrations.

•	the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	holders of not more than 5% of the outstanding shares of Eastman common stock having duly exercised their appraisal rights under the OGCA;

•	Equity will have received all documents required to be received from Eastman on or prior to the closing date, all in form and substance reasonably satisfactory to Equity;

•	Eastman’s adjusted shareholders’ equity shall be equal to or greater than $16,676,329;

•	Equity will have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Equity, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the integrated mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	Equity will have received from Eastman certain tax documents in form and substance satisfactory to Equity, dated as of the closing date and executed by Eastman.

Neither Eastman nor Equity can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the merger agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and Eastman;

•	by either Eastman or Equity (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained therein) if the conditions precedent to such party’s obligations to close have not been met or waived by June 30, 2018; provided, however, that such date may be extended to such later date as agreed upon by Eastman and Equity;

•	by either Equity or Eastman if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate merger agreement pursuant to this provisions is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Equity or Eastman if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by Equity or Eastman, if there will have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty will cease to be true and correct) set forth in the merger agreement on the part of the other party to the merger agreement or any other agreement contemplated thereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing, the failure of a closing condition; provided, however, that the right to terminate merger agreement under this provision will not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in merger agreement;

•	by Equity or Eastman, if Eastman does not receive the required shareholder approval at the Eastman special meeting or any adjournment or postponement thereof; provided, however, that Eastman may not terminate the merger agreement pursuant to this provision if Eastman has breached in any material respect any of its obligations under the merger agreement in a manner that caused the failure to obtain the approval of the shareholders at the Eastman special meeting, or at any adjournment or postponement thereof;

•	by Eastman prior to obtaining the approval of the Eastman shareholders at the Eastman special meeting, and subject to the terms and conditions set forth in merger agreement, in order to accept an alternative acquisition proposal;

•	by Equity if the Eastman Board, prior to obtaining the approval of the Eastman shareholders and in compliance with the procedures set forth in merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation;

•	by Equity or Eastman if the other party or its respective banking subsidiary enter into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity; or

•	by Eastman, within two business days of the calculation date, which will be the date five business days before the closing of the merger, if both (i) the volume weighted average closing price of Equity common stock during the twenty trading day period ending on the close of business on the calculation date is less than $25.50 and (ii) Equity’s common stock underperforms the NASDAQ Bank Index by more than 20%; provided, however, that Equity has a right to cure by adjusting the exchange ratio or increasing the per share cash amount as provided in the merger agreement.

Effect of Termination

If the merger agreement is terminated, then neither Equity nor Eastman will have any further liability or obligation under the merger agreement; provided, however, that (i) no such termination will relieve any party of any liability or damages resulting from any willful breach of the merger agreement or actual fraud; (ii) provisions of the merger agreement concerning termination fees and certain other specified provisions will survive any such termination; and (iii) the confidentiality agreement between Equity and Eastman will survive any such termination in accordance with its terms.

Termination Fee

If Equity is not in material breach of any covenant or obligation under the merger agreement and the merger agreement is terminated:

•	by Equity or Eastman if the Eastman Merger Proposal is not approved by the required vote of shareholders of Eastman, provided that Eastman will not have the right to terminate for failure to achieve the required vote of shareholders if Eastman has breached any of its obligations under the merger agreement in a manner that caused such failure to obtain approval, then Eastman will pay to Equity, by wire transfer of same day funds, a termination fee equal to $1,750,000, within two (2) Business Days;

•	by Eastman prior to obtaining the approval of the Eastman shareholders at the Eastman special meeting, and subject to the terms and conditions set forth in merger agreement, in order to accept an acquisition proposal, then Eastman will pay to Equity, by wire transfer of same day funds, a termination fee equal to $1,750,000, within two (2) Business Days;

•	by Equity if the Eastman Board, prior to obtaining the approval of the Eastman shareholders and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation, then Eastman will pay to Equity, by wire transfer of same day funds, a termination fee equal to $1,750,000, within two (2) Business Days of receipt of such written notice of termination from Equity; and

•	if prior to the termination of the merger agreement, a bona fide acquisition proposal will have been made known to senior management of Eastman, the board of directors of Eastman or directly to Eastman’s shareholders generally or any person will have publicly announced (and not withdrawn) an acquisition proposal with respect to Eastman and prior to the date that is twelve (12) months after the date of such termination, Eastman enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Eastman will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Equity, by wire transfer of same day funds, a termination fee equal to $1,750,000; provided, however, that solely for the purposes of the termination provision, the certain thresholds amounts for an acquisition proposal will be increased from 15% to 50%.

If Eastman fails to pay in a timely manner any termination fee due to Equity, then Eastman (i) will pay to Equity the reasonable costs and expenses of Equity (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection Equity’s efforts to obtain payment of any amounts due to Equity and (ii) will pay all interest accrued on any amount due to Equity, which will accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder will be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

Expenses and Fees

Except (i) with respect to costs and expenses of printing and mailing the proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by Equity and Eastman, (ii) as otherwise provided in the termination provision, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment, Waiver and Extension of the merger agreement

Subject to compliance with applicable law, the merger agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties to the merger agreement. At any time prior to the closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (c) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement, in each case, in accordance with the terms of the merger agreement.

Eastman Director Support Agreements

Eastman Director Support Agreements

In connection with entering into the merger agreement, each of the directors of Eastman have entered into a Director Support Agreement with Equity (which we refer to in this proxy statement/prospectus as the “Eastman director support agreements”) pursuant to which they agree to refrain from harming the goodwill of Equity,

Eastman or any of their respective subsidiaries and their respective customer, client and vendor relationships. Each director also agreed to certain additional restrictive covenants.

Eastman Voting Agreement

Eastman Voting Agreement

In connection with entering into the merger agreement, Equity entered into a Voting Agreement with Eastman, Brad S. Elliott, as proxy, and certain shareholders of Eastman (which we refer to in this proxy statement/prospectus as the “Eastman voting agreement”). The shareholders that are party to the Eastman voting agreement beneficially own in the aggregate approximately 46.69% of the outstanding shares of Eastman common stock. The Eastman voting agreement requires, among other things, that the shareholders party thereto vote all of their shares of Eastman common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and generally prohibits them from transferring their shares of Eastman common stock prior to the termination of the Eastman voting agreement. The Eastman voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the completion of the transactions contemplated by the merger agreement.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Equity (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Eastman common stock. The discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the merger to holders of Eastman common stock could differ from those described below.

This discussion applies only to U.S. holders that hold their Eastman common stock, and will hold the Equity common stock received in exchange for their Eastman common stock, as a capital asset within the meaning of Section 1221 of the Code (generally assets held for investment). Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of such holder’s personal circumstances or to a U.S. holder subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	financial institutions or mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	partnerships and other pass-through entities and investors in such entities;

•	controlled foreign corporations or passive foreign investment companies;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers;

•	holders liable for the alternative minimum tax;

•	holders that have a functional currency other than the U.S. dollar;

•	holders who received their Eastman common stock through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation;

•	holders who hold Eastman common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment; and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.

In addition, the discussion does not address any state, local or foreign tax consequences of the merger, or any tax consequences of the merger under any U.S. federal tax laws other than those pertaining to income tax.

For purposes of this discussion, a U.S. holder is a beneficial owner of Eastman common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes. Holders of Eastman common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the merger under United States and non-United States tax laws.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Eastman common stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. We urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the merger to them.

Determining the actual U.S. federal income tax consequences of the merger to a holder may be complex and will depend, in part, on the holder’s particular circumstances. We urge each holder of Eastman common stock to consult his or her tax advisor with respect to the particular tax consequences of the merger to such holder.

U.S. Federal Income Tax Consequences of the Merger Generally

The obligation of Equity to complete the merger is conditioned on, among things, the receipt by Equity of a tax opinion from Norton Rose Fulbright US LLP, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described in such opinion, the integrated mergers will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

In rendering the opinion, Norton Rose Fulbright US LLP will rely upon customary assumptions, representations and covenants, including those contained in certificates of officers of Equity, Merger Sub and Eastman. If any of the assumptions, representations or covenants upon which this opinion is based are incorrect or inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion represents Norton Rose Fulbright US LLP’s best legal judgment and does not bind the courts nor will it preclude the IRS from adopting a position contrary to the one expressed in the opinion. Additionally, the IRS has not issued (and is not expected to issue) any ruling as to the qualification of the integrated mergers as reorganization under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences set forth below. The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this proxy statement/prospectus.

Exchange for Equity common stock and cash. A U.S. holder who receives both Equity common stock and cash in the exchange for such holder’s Eastman common stock will recognize gain (but not loss) equal to the lesser of (i) the amount by which the sum of the fair market value of the Equity common stock and cash received by such holder of Eastman common stock exceeds such holder’s adjusted tax basis in its Eastman common stock, and (ii) the amount of cash received by such holder of Eastman common stock (in each case excluding any cash received in lieu of a fractional share of Equity common stock, the U.S. federal income tax treatment of which is discussed below). Any gain recognized by a U.S. holder could be taxed as a capital gain or a dividend, as described below. Except to the extent any cash received is treated as a dividend as discussed below, any gain recognized by a U.S. holder generally will be long-term capital gain if, as of the effective time of the merger, such holder’s holding period with respect to the Eastman common stock surrendered exceeds one year.

If a U.S. holder acquired his or her Eastman common stock at different times or different prices, such holder should consult the holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of Eastman common stock surrendered in the exchange.

The aggregate tax basis of the shares of Equity common stock received (including any fractional share of Equity common stock deemed received and redeemed for cash as described below) by a U.S. holder will be equal to such holder’s aggregate tax basis in the shares of Eastman common stock surrendered in exchange for the shares of Equity common stock, reduced by the amount of tax basis allocated to any fractional share deemed received and redeemed, and then increased by any taxable gain recognized in the merger by such holder (excluding any gain recognized as a result of cash received in lieu of a fractional share of Equity common stock) regardless of whether such gain is classified as capital gain or dividend income, and reduced by any cash received (other than cash received in lieu of a fractional share of Equity common stock) by such holder in the merger. The aggregate tax basis of the Equity common stock received by a U.S. holder as determined above will be reduced by the amount of tax basis allocated to any fractional share deemed received and redeemed. See “Material U.S. Federal Income Tax Consequences to the Merger—U.S. Federal Income Tax Consequences of the Merger Generally—Cash Received in Lieu of a Fractional Share.” The holding period for shares of Equity common stock received in the merger (including any fractional share of Equity common stock deemed received and redeemed for cash as described below) by a U.S. holder will include such holder’s holding period for the Eastman common stock surrendered in exchange for the Equity common stock. If a U.S. holder purchased or acquired Eastman common stock on different dates or at different prices, such holder should consult his or her tax advisor for purposes of determining the basis and holding period of the Equity common stock received in the merger.

Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash in lieu of a fractional share of Equity common stock will be treated as having received the fractional share in the merger and then as having exchanged the fractional share for cash in redemption by Equity. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis allocable to the fractional share. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the fractional share exchanged (including the holding period for the Eastman common stock exchanged therefor) for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Potential Characterization of Gain as a Dividend. In general, the determination of whether gain recognized by a U.S. holder in the exchange will be treated as capital gain or as a dividend will depend on whether, and to what extent, the merger reduces such holder’s deemed percentage ownership of Equity common stock. For purposes of this determination, a U.S. holder will be treated as if such holder first exchanged his or her Eastman common stock solely for Equity common stock and then Equity immediately redeemed a portion of such holder’s Equity common stock in the exchange for cash received in the merger by such holder. The gain recognized by the U.S. holder in the exchange followed by a deemed redemption will be capital gain if, with respect to such holder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder if the percentage described in clause (ii) below is less than 80% of the percentage described in clause (i) below. In general, such determination requires a comparison of (i) the percentage of outstanding voting stock of Equity that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption by Equity and (ii) the percentage of outstanding voting stock of Equity actually and constructively owned by such holder immediately after the deemed redemption by Equity. In applying the foregoing test, a U.S. holder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by such holder, including stock owned by certain other persons and stock subject to an option held by such holder or by certain other persons. Because the constructive ownership rules are complex, each U.S. holder should consult his or her own tax advisor as to the applicability of these rules. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder will depend on such holder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the reduction must result in a “meaningful reduction” in the U.S. holder’s deemed percentage ownership of Equity common stock. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a meaningful reduction if that shareholder has any reduction in his or her percentage stock ownership under the foregoing analysis.

These rules are complex and dependent upon the specific facts of a particular U.S. holder. Consequently, each U.S. holder that may be subject to these rules is urged to consult his or her own tax advisor as to the application of these rules to the particular facts relevant to such holder.

Dissenters. Upon the proper exercise of dissenters’ rights, a U.S. holder will exchange all of the shares of Eastman common stock actually owned by such holder solely for cash and will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of Eastman common stock surrendered. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the Eastman common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. holder owns shares of Equity common stock actually or constructively after the merger, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of cash received.

Medicare Tax. If a U.S. holder that is an individual has modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending upon the individual’s U.S. federal income tax filing status), such an individual is subject to a 3.8% tax (the “Medicare Tax”) on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified gross income for the taxable year over his or her applicable threshold (between $125,000 and $250,000 depending upon the individual’s U.S. federal income tax filing status). In the case of an estate or trust, the Medicare Tax will be imposed on the lesser of (1) undistributed net investment income, or (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for the relevant taxable year. Net investment income generally would include any capital gain incurred in connection with the merger (including gain treated as dividend income), as well as other items of interest, dividends, capital gains, and rental or royalty income.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder pursuant to the merger may under certain circumstances be subject to information reporting and backup withholding. Generally, backup withholding will not apply if a U.S. holder:

•	furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received and otherwise complies with applicable requirements of the backup withholding rules; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided such holder furnishes the required information to the IRS.

Reporting Requirements

A U.S. holder who receives shares of Equity common stock upon completion of the merger and who is considered a “significant holder” will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a U.S. holder is only a significant holder if the person owns at least 1% by vote or value of Eastman’s outstanding shares or has a tax basis of $1,000,000 or more in his or her Eastman common stock and securities. Such statement must include the U.S. holder’s tax basis in and fair market value of his or her Eastman common stock and securities surrendered in the merger.

Tax Treatment of Entities

No gain or loss should be recognized by Equity or Eastman as a result of the merger.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Eastman common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

EQUITY SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Equity’s common stock as of August 7, 2017, subject to certain assumptions set forth in the footnotes for:

•	each person known by Equity to be the beneficial owner of 5% or more of outstanding Equity common stock;

•	each of Equity’s directors;

•	each of Equity’s named executive officers; and

•	all of Equity’s directors and executive officers as a group.

To Equity’s knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

Each share of Equity common stock is entitled to one vote on matters on which holders of Equity common stock are eligible to vote. Equity’s Class B common stock has no voting rights.

Unless otherwise noted, the address for each shareholder listed on the table below is: c/o Equity Bancshares, Inc., 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percentage(19)
5% Shareholders:
Entities affiliated with RMB Capital Management, LLC(2)	687,317	5.7%

Directors and Named Executive Officers:
Brad S. Elliott(3)	487,721	4.0%
Gregory H. Kossover(4)	126,123	1.1%
Julie A. Huber(5)	45,176	*
Gary C. Allerheiligen(6)	34,253	*
L. James Berglund(7)	32,824	*
Jeff A. Bloomer(8)	14,417	*
Dan R. Bowers(9)	121,376	1.0%
Roger A. Buller(10)	142,954	1.2%
Michael R. Downing(11)	70,023	*
P. John Eck(12)	219,940	1.8%
Gregory L. Gaeddert(13)	38,402	*
Randee R. Koger(14)	62,682	*
Jerry P. Maland(15)	149,696	1.3%
Shawn D. Penner(16)	128,895	1.1%
Harvey R. Sorensen(17)	68,614	*
All Directors and Executive Officers as a Group (22 Persons)(18)	1,863,216	14.9%

*	Indicates less than 1%
(1)	Unless otherwise noted, all references are to shares of Equity common stock
(2)	This information is derived from the Schedule 13G filed with the SEC on February 13, 2017 by RMB Capital Management, LLC. RMB Capital Management LLC is the investment manager of Iron Road Capital Partners L.L.C. RMB Capital Holdings LLC is the ultimate parent company of RMB Capital Management LLC. RMB Capital Management, LLC, or entities affiliated with RMB Capital Management, LLC, may own additional shares of Equity common stock of which Equity is unaware. The address for RMB Capital Management, LLC and its affiliates is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.
(3)	Includes (i) 191,939 shares held of record by Mr. Elliott, (ii) 3,500 shares held in Mr. Elliott’s individual retirement account, (iii) 9,615 shares held of record by Equity Holdings, LLC of which Mr. Elliott is the managing member and (iv) 282,667 shares issuable upon the exercise of options exercisable within 60 days. Mr. Elliott has pledged 172,210 shares of his Equity common stock as security for certain obligations.
(4)	Includes (i) 85,811 shares held of record by the Gregory H. Kossover Revocable Trust of which Mr. Kossover serves as the trustee and (ii) 40,312 shares issuable upon the exercise of options exercisable within 60 days.
(5)	Includes (i) 21,976 shares held of record by Ms. Huber, (ii) 19,700 shares jointly held of record by Ms. Huber and her spouse, and (iii) 3,500 shares issuable upon the exercise of options exercisable within 60 days.
(6)	Includes (i) 7,500 shares held of record in Mr. Allerheiligen’s individual retirement account, (ii) 7,520 shares held of record by the Gary C. Allerheiligen Living Trust DTD 1-5-2006 of which Mr. Allerheiligen serves as trustee (the “GCA Trust”), and (ii) 19,233 shares issuable upon the exercise of options exercisable within 60 days.
(7)	Includes (i) 10,000 shares held of record by the L. James Berglund Revocable Trust of which Mr. Berglund serves as the trustee, (ii) 8,000 shares held of record by the Deana K. Berglund Revocable Trust of which Mr. Berglund’s spouse serves as the trustee and (iii) 14,824 shares issuable upon the exercise of options exercisable within 60 days.
(8)	Includes (i) 3,700 shares held of record by Mr. Bloomer, (ii) 3,700 shares held of record in the Sharon S. Bloomer Trust DTD 11-12-02 of which Mr. Bloomer’s father serves as the trustee, and (iii) 7,017 shares issuable upon the exercise of options exercisable within 60 days.
(9)	Includes (i) 726 shares held of record by Mr. Bowers and (ii) 120,650 shares held of record by the Dan R. Bowers Revocable Trust of which Mr. Bowers serves as the trustee.
(10)	Includes (i) 85,000 shares held of record by Buller Revocable Family Trust of which Mr. Buller serves as trustee, (ii) 1,457 shares held of record by Mr. Buller, (iii) 34,017 shares held of record in Mr. Buller’s individual retirement account, (iv) 5,000 shares held of record in Mr. Buller’s spouse’s individual retirement account and (v) 17,480 shares issuable upon the exercise of options exercisable within 60 days.
(11)	Includes 70,023 shares held of record by Mr. Downing.
(12)	Includes (i) 104,732 shares held of record by Mr. Eck, (ii) 92,617 shares held of record by the Eck 90 Trust of which Mr. Eck serves as trustee, (iii) 15,000 shares held in Mr. Eck’s individual retirement account and (iv) 7,591 shares issuable upon the exercise of options exercisable within 60 days.
(13)	Includes (i) 8,299 shares held of record by Mr. Gaeddert, (ii) 18,000 shares held of record by D&G Investments, LLC of which Mr. Gaeddert is the managing member and (iii) 12,103 shares issuable upon the exercise of options within 60 days.
(14)	Includes (i) 47,085 shares of stock held of record by Ms. Koger and (ii) 15,597 shares issuable upon the exercise of options within 60 days.
(15)	Includes (i) 15,828 shares held of record by Mr. Maland, (ii) 125,702 shares held of record by the Jerry Paul Maland & Jane Lou Maland Living Revocable Trust DTD 9-21-99 of which Mr. Maland and his spouse serve as co-trustees, (iii) 5,954 shares held of record by Mr. Maland’s spouse, and (iv) 2,212 shares held of record under the Community First Employee Stock Ownership Plan, which are pending distribution to Mr. Maland subject to the satisfaction of certain conditions..
(16)	Includes 128,895 shares jointly held of record by Mr. Penner and his spouse. Mr. Penner has pledged 124,469 shares as security for certain obligations.

(17)	Includes (i) 34,018 shares held of record by Blau Investment Co., LLC of which Mr. Sorensen’s spouse serves as President, (ii) 3,320 shares held of record by Mr. Sorensen’s individual retirement account, (iii) 3,319 shares held of record by Mr. Sorensen’s spouse’s individual retirement account, (iv) 1,000 shares jointly held of record by Mr. Sorensen and his spouse, (v) 310 shares held in trusts for the benefits of Mr. Sorensen’s grandchildren of which Mr. Sorensen serves as trustee, and (vi) 26,647 shares issuable upon the exercise of options exercisable within 60 days. Blau Investment Co., LLC has pledged 34,018 shares as security for certain obligations.
(18)	Includes 456,527 shares issuable upon the exercise of options exercisable within 60 days by such group. Individuals in this group have separately pledged a total of 444,208 shares as security for certain obligations of such individuals.
(19)	Based on 12,019,806 shares of Equity common stock outstanding as of August 7, 2017, plus the number of shares issuable to such individual (or group of individuals) upon the exercise of stock options within 60 days.

EASTMAN SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of Eastman common stock as of the record date by (i) each director, the chief executive officer, the chief financial officer and the next other most-highly compensated executive officer of Eastman, (ii) each person who is known by Eastman to own beneficially 5% or more of the Eastman common stock, and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Eastman believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percentage(2)
5% Shareholders:
Iron Mound Investments, LLC	21,274	11.07%
Sally B. Wells(3)	12,571	6.54%
A.J. Jacques Living Trust	10,231	5.32%

Directors and Named Executive Officers
Barry K. Bickle	6,150	3.20%
Fred L. Boettcher	22,913	11.92%
Lyndon D. Boyer	2,353	1.22%
Linda J. Brown	1,029	*
Mark T. Detten	8,623	4.49%
Molly D. Kyler	317	*
James H. Leach	14,100	7.34%
Stuart E. Powell	500	*
Thomas M. Rigdon	7,150	3.72%
Walter Shafer	4,594	2.39%
David Sparks, M.D	235	*
Daren W. Wilson	500	*
Darin Kirchenbauer	1,703	*
Steven E. Linville	3,892	2.03%

Directors and executive officers as a group (14 persons)	74,059	38.54%

*	Indicates less than 1%
(1)	Except as otherwise noted, may include shares held by or with such person’s spouse and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared with a spouse); or shares held in an individual retirement account or pension as to which such person has pass-through voting rights and investment powers.
(2)	The percentages are based on 192,183 shares of Eastman common stock outstanding.
(3)	Includes (i) 9,025 shares held of record by the AOB/CSS Trust of which Ms. Wells serves as the trustee, and (ii) 1,262 shares held of record by the Howard B. Wells Trust of which Ms. Wells serves as the trustee.

INFORMATION ABOUT EASTMAN

Eastman is an Oklahoma corporation that owns all of the outstanding shares of common stock of Eastman Bank, a national association, with operational headquarters in Newkirk, Oklahoma. Eastman Bank offers consumer and commercial banking services to customers in Kay County, Oklahoma.

Eastman’s principal executive offices are located at 102 South Main Street, Newkirk, Oklahoma 74647, and its telephone number at that location is (580) 362-2511. Additional information about Eastman and Eastman Bank can be requested from Eastman. See “Where You Can Find More Information,” beginning on page [    ].

Information About Eastman’s Business

General. Eastman was incorporated as an Oklahoma corporation in 1982 to serve as a bank holding company for Eastman Bank. Eastman does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Eastman Bank. Its primary activities are to provide assistance in the management and coordination of Eastman Bank’s financial resources. Eastman’s principal asset is the outstanding common stock of Eastman Bank. Eastman derives its revenues primarily from the operations of Eastman Bank in the form of dividends received from Eastman Bank.

Eastman Bank is a national banking association and is a member of the Federal Reserve System. Eastman Bank was chartered in 1893, and has served since that time as a community-based financial institution with operations centered in Kay County, Oklahoma.

As a bank holding company, Eastman is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of June 30, 2017, Eastman had consolidated total assets of $258.1 million, total loans held for investment of $181.1 million (net of allowances), total deposits of $221.0 million and total shareholders’ equity of $26.5 million. Eastman does not file reports with the SEC.

Products and Services. Eastman Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers in Kay County, Oklahoma. Eastman Bank offers a range of lending services, including commercial loans to small and mid-sized businesses that are located in or conduct a substantial portion of their business in Kay County, Oklahoma and consumer loans to individuals. Real estate loans offered by Eastman Bank are primarily secured by first real estate mortgages on the subject collateral. Commercial loans offered include loans to small and mid-sized businesses for the purpose of purchasing equipment, inventory, and facilities or for working capital. Consumer loans offered by Eastman Bank include loans for the purpose of purchasing automobiles and other personal expenses.

Eastman Bank offers depository services and various checking account services. Eastman Bank also offers safe deposit boxes, debit card services, credit cards, wire transfer services, cashier’s checks, telephone banking, internet banking, direct deposit and automatic transfers between accounts.

Competition. The table below lists Eastman Bank’s deposit market share as of June 30, 2016 (the most recent date as of which the relevant data is available from the FDIC), for the Kay County, Oklahoma banking market served by Eastman Bank.

Market Area	Market Rank	Branch Count	Deposits In Market (in thousands)	Market Share (%)
Kay County, Oklahoma	2	4	$216,204	24.31%

Each activity in which Eastman Bank is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Eastman Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Eastman Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Eastman Bank.

Employees. As of June 30, 2017, Eastman Bank had 54 full-time employees and 7 part-time employees, none of whom are covered by a collective bargaining agreement.

Information About Eastman’s Properties

Eastman owns the real property located at 104 South Main Street, Newkirk, Oklahoma 74647. This property is leased to a third party.

Eastman Bank owns its main and principal executive offices, which are located at 102 South Main Street, Newkirk, Oklahoma 74647. Eastman Bank also owns its branch located at 802 E. Prospect, Ponca City, Oklahoma 74601. Neither of these properties is subject to a ground lease. Eastman Bank’s branches located at 222 E. Grand Avenue, Ponca City, Oklahoma 74601 and 1417 E. Hartford, Ponca City, Oklahoma 74604 are leased from third parties. Both of these leases are made on market terms and in the ordinary course of business.

In the Kay County, Oklahoma markets, Eastman Bank maintains a significant market presence.

Legal Proceedings

Various legal claims arise from time to time in the normal course of business which, in the opinion of Eastman Bank’s management, will have no material effect on Eastman’s consolidated financial statements.

Eastman Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Eastman is a bank holding company headquartered in Newkirk, Oklahoma. Eastman’s wholly-owned banking subsidiary, The Eastman National Bank of Newkirk, provides a broad range of financial services primarily to businesses and business owners as well as individuals through its network of four full-service branches located in Kay County, Oklahoma. As of June 30, 2017, Eastman had consolidated total assets of $258.1 million, total loans held for investment of $181.1 million (net of allowances), total deposits of $221.0 million and total shareholders’ equity of $26.5 million. During the three-month periods ended June 30, 2017 and June 30, 2016, net income was $898 thousand and $1.1 million, respectively, and for the six-month periods ended June 30, 2017 and June 30, 2016, net income was $1.9 million and $2.2 million, respectively. For the years ended 2016 and 2015, Eastman’s net income was $4.3 million and $3.7 million, respectively.

Critical Accounting Policies

Eastman’s discussion and analysis of financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with GAAP. GAAP is complex and requires Eastman’s management to apply significant judgment to various accounting, reporting and disclosure matters. Eastman’s management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. Actual results may differ from these estimates under different assumptions or conditions.

In the opinion of Eastman’s management, the most critical accounting policies and estimates impacting its consolidated financial statements are in Note 1 to Eastman’s Consolidated Financial Statements for the year ended December 31, 2016 beginning on page [    ]. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements. For a complete discussion of Eastman’s significant accounting policies, see the Notes to the Consolidated Financial Statements beginning on page [    ].

Eastman Management’s Discussion and Analysis of Financial Condition and Results of Operations — June 30, 2017

Results of Operations

Eastman generates most of its revenue from interest income and fees on loans, interest and dividends on investment securities and non-interest income, such as service charges and fees, and debit card income. Eastman incurs interest expense on deposits and other borrowed funds and non-interest expense, such as salaries and employee benefits and data processing fees.

Changes in interest rates earned on interest-earning assets or incurred on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and non-interest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic change in net interest income. Fluctuations in interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Eastman’s loan portfolio are affected by, among other factors, economic and competitive conditions in or near the northwest Oklahoma region, as well as developments affecting the commercial, consumer and real estate sectors within these markets.

Net Income

Three months ended June 30, 2017 compared with three months ended June 30, 2016:

Net income for the three months ended June 30, 2017 was $898 thousand as compared to net income of $1.1 million for the three months ended June 30, 2016. Net income for the second quarter of 2017 decreased $185 thousand primarily due to an adjustment in the premium paid for mortgage-backed investments and additional tax due in 2016 for income taxes paid in with the filing of the tax return in April 2017 compared to the three-month period ended June 30, 2016. The changes in the components of net income are discussed in more detail in the following sections of “Results of Operations.”

Six months ended June 30, 2017 compared with six months ended June 30, 2016:

Net income for the six months ended June 30, 2017 was $1.9 million as compared to net income of $2.2 million for the six months ended June 30, 2016. Net income for the first six months of 2017 decreased $287 thousand due to an adjustment in the premium paid for mortgage-backed investments and additional tax due in 2016 for income taxes paid in 2017 with the filing of the tax return in April 2017 compared to the six-month period ended June 30, 2016. The changes in the components of net income are discussed in more detail in the following sections of “Results of Operations.”

Net Interest Income and Net Interest Margin Analysis

Net interest income is the difference between interest income on interest-earning assets, including loans and securities, and interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. To evaluate net interest income, management measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) the net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because non-interest-bearing sources of funds, such as non-interest-bearing deposits and shareholders’ equity also fund interest-earning assets, net interest margin includes the benefit of these non-interest-bearing sources of funds. Net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a “volume change,” and it is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a “yield/rate change.”

Three months ended June 30, 2017 compared with three months ended June 30, 2016: The following table shows the average balance of each principal category of assets, liabilities, and shareholders’ equity and the average yields on interest-earning assets and average rates on interest-bearing liabilities for the three-month periods ended June 30, 2017 and 2016. The yields and rates are calculated by dividing annualized income or annualized expense by the average daily balances of the associated assets or liabilities.

Average Balance Sheets and Net Interest Analysis

	For the Three Months Ended June 30,
	2017			2016
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)
Interest-earning assets:
Loans	$177,330	$2,516	5.69%	$178,821	$2,461	5.54%
Securities	60,190	55	0.37%	66,340	247	1.50%
Federal Funds Sold and Other	7,788	25	1.29%	2,177	7	1.29%

Total interest-earning assets	245,308	2,596	4.24%	247,338	2,715	4.41%

Non-interest-earning assets:
Premises and equipment, net	1,874	—	—	1,941	—	—
Other non-interest-earning assets	8,761	—	—	8,036	—	—

Total assets	255,943	—	—	257,315	—	—

Interest-bearing liabilities:
Interest-bearing demand deposits	38,197	8	0.10%	39,617	9	0.13%
Savings and money market	82,234	50	0.24%	77,347	40	0.21%

Interest-bearing demand, savings and money market	120,431	58	0.20%	116,964	49	0.18%
Certificates of deposit	27,487	16	0.23%	26,337	20	0.26%

Total interest-bearing deposits	147,918	74	0.20%	143,301	69	0.20%
Interest-bearing borrowings including Fed Funds and Repo Sweep Agreements	11,507	3	0.10%	12,010	5	0.17%

Total interest-bearing liabilities	159,425	77	0.19%	155,311	74	0.19%

	For the Three Months Ended June 30,
	2017			2016
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)
Non-interest-bearing liabilities and shareholders’ equity:
Non-interest-bearing deposits	70,083	—	—	73,964	—	—
Non-interest-bearing liabilities	496	—	—	615	—	—
Shareholders’ equity	25,939	—	—	27,425	—	—

Total liabilities and shareholders’ equity	$255,943	—	—	$257,315	—	—

Net interest income		$2,519			$2,641

Interest rate spread			4.05%			4.22%

Net interest margin(2)			4.12%			4.29%

Total cost of deposits, including non-interest bearing deposits	$218,001	$74	0.14%	$217,265	$70	0.13%

Average interest-earning assets to interest-bearing liabilities			153.87%			159.27%

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin is calculated by dividing annualized net interest income by average interest-earnings assets for the period.
(3)	Tax exempt income is not included in the above table on a tax equivalent basis.

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest yields/rates. The following table analyzes the change in volume variances and yield/rate variances for the three-month periods ended June 30, 2017 and 2016.

Analysis of Changes in Net Interest Income

For the Three Months Ended June 30, 2017 and 2016

	Increase (Decrease) Due to:		Total Increase / (Decrease)
(Dollars in thousands)	Volume(1)	Yield/ Rate(1)
Interest-earning assets:
Loans	$(21)	$76	$55
Securities available-for-sale	(21)	(171)	(192)
Federal funds sold and other	18	0	18

Total interest-earning assets	$(24)	$(95)	$(119)

Interest-bearing liabilities:
Interest-bearing demand, savings and money market	$1	$8	$9
Certificates of deposit	1	(5)	(4)

Total interest-bearing deposits	2	3	5

Federal funds and repo sweep agreements	—	(2)	(2)

Total interest-bearing liabilities	$2	$1	$3

Net Interest Income	$(36)	$(90)	$(126)

(1)	The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Net interest income before the provision for loan losses for the three months ended June 30, 2017 was $2.6 million compared with $2.6 million for the three months ended June 30, 2016, a decrease of $122 thousand, or 4.6%. Interest income for the three months ended June 30, 2017 was $2.6 million, a decrease of $120 thousand, or 4.4%, from $2.7 million for the three months ended June 30, 2016. Interest income decreased primarily due to an adjustment in the premium account related to mortgage-backed securities. Interest expense for the three months ended June 30, 2017 was $77 thousand, an increase of $2 thousand, or 2.7%, from $75 thousand for the three months ended June 30, 2016. The increase in interest expense was primarily due to an increase in interest bearing deposits.

Interest income on loans, including loan fees which consist of fees for loan origination, renewal, prepayment, covenant breakage and loan modification, was $2.5 million for the three months ended June 30, 2017, an increase of $55 thousand, or 2.2%, compared with the three months ended June 30, 2016. This increase was due to an increase in the average yield on the loan portfolio. The average yield on loans was 5.7% for the three months ended June 30, 2017 and 5.5% for the three months ended June 30, 2016. Interest income on all securities was $55 thousand for the quarter ended June 30, 2017, a decrease of $192 thousand when compared to the quarter ended June 30, 2016. The decrease was primarily the result of an adjustment in the premium account related to mortgage-backed securities.

Interest expense was $77 thousand for the three months ended June 30, 2017, an increase of $3 thousand over interest expense of $74 thousand for the three months ended June 30, 2016. The change in interest expense was primarily due to an increase of $4.6 million in the average volume of interest-bearing liabilities. Average interest-bearing demand, savings, and money market deposits increased $3.5 million for the three months ended June 30, 2017 when compared to the three months ended June 30, 2016, and the average rate on these interest-bearing deposits increased 0.02%. Average certificates of deposit decreased $1.2 million for the three months ended June 30, 2017 compared to the three months ended June 30, 2016, and the average rate decreased from 0.3% to 0.2% for the same period.

Net interest margin was 4.12% for the three months ended June 30, 2017, a decrease of 17 basis points when compared with net interest margin of 4.29% for the three months ended June 30, 2016. The decrease in net interest margin for the three months ended June 30, 2017 is primarily due to an adjustment in the premium account related to mortgage-backed securities.

Six months ended June 30, 2017 compared with six months ended June 30, 2016: The following table shows the average balance of each principal category of assets, liabilities, and shareholders’ equity and the average yields on interest-earning assets and average rates on interest-bearing liabilities for the six-month periods ended June 30, 2017 and 2016. The yields and rates are calculated by dividing annualized income or annualized expense by the average daily balances of the associated assets or liabilities.

Average Balance Sheets and Net Interest Analysis

	For the Six Months Ended June 30,
	2017			2016
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)
Interest-earning assets:
Loans	$177,555	$4,969	5.64%	$174,602	$4,835	5.57%
Securities	59,121	326	1.11%	67,409	494	1.47%
Federal Funds Sold and Other	6,084	34	1.13%	3,070	13	0.85%

Total interest-earning assets	242,760	$5,329	4.43%	245,081	5,342	4.38%

Non-interest-earning assets:
Premises and equipment, net	1,890	—	—	1,947	—	—
Other non-interest-earning assets	8,651	—	—	8,384	—	—

Total assets	$253,301	—	—	$255,412	—	—

Interest-bearing liabilities:
Interest-bearing demand deposits	$36,984	$17	0.09%	$39,408	$19	0.10%
Savings and money market	81,343	93	0.23%	78,096	85	0.22%

Interest-bearing demand, savings and money market	118,327	110	0.19%	117,504	104	0.18%
Certificates of deposit	27,462	32	0.24%	24,902	32	0.26%

Total interest-bearing deposits	145,789	142	0.20%	142,406	136	0.19%
Interest-bearing borrowings including Fed Funds, Repo Sweep Agreements and FHLB advances	11,375	6	0.11%	12,315	10	0.16%

Total interest-bearing liabilities	157,164	148	0.19%	154,721	146	0.19%

	For the Six Months Ended June 30,
	2017			2016
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)
Non-interest-bearing liabilities and shareholders’ equity:
Non-interest-bearing deposits	70,185	—	—	73,338	—	—
Non-interest-bearing liabilities	528	—	—	588	—	—
Shareholders’ equity	25,424	—	—	26,765	—	—

Total liabilities and shareholders’ equity	$253,301			$255,412

Net interest income		$5,181			$5,196

Interest rate spread			4.24%			4.19%

Net interest margin(2)			4.30%			4.26%

Total cost of deposits, including non-interest bearing deposits	$215,974	$142	0.13%	$215,744	$136	0.06%

Average interest-earning assets to interest-bearing liabilities			154.46%			158.40%

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin is calculated by dividing annualized net interest income by average interest-earnings assets for the period.
(3)	Tax exempt income is not included in the above table on a tax equivalent basis.

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest yields/rates. The following table analyzes the change in volume variances and yield/rate variances for the six-month periods ended June 30, 2017 and 2016.

Analysis of Changes in Net Interest Income

For the Six Months Ended June 30, 2017 and 2016

	Increase (Decrease) Due to:		Total Increase/ (Decrease)
(Dollars in thousands)	Volume(1)	Yield/ Rate(1)
Interest-earning assets:
Loans	$82	$52	$134
Securities available-for-sale	(56)	(112)	(168)
Federal funds sold and other	16	5	21

Total interest-earning assets	$42	$(55)	$(13)

Interest-bearing liabilities:
Interest-bearing demand	$1	$5	$6
Savings and Money Market
Certificates of deposit	3	(3)	0

Total interest-bearing deposits	4	2	6
FHLB term and line of credit advances	(1)	(3)	(4)

Total interest-bearing liabilities	$3	$(1)	$2

Net Interest Income	$39	$(52)	$(15)

(1)	The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Net interest income before the provision for loan losses for the six months ended June 30, 2017 was $5.2 million compared with $5.2 million for the six months ended June 30, 2016, a decrease of $15 thousand, or 0.3%. Interest income for the six months ended June 30, 2017 was $5.3 million, a decrease of $13 thousand, or 0.2%, from $5.3 million for the six months ended June 30, 2016. Interest income decreased primarily due to an adjustment in the premium account related to mortgage-backed securities offset mostly by an increase in average yields of interest-earning assets and growth in loan balances during the period. Interest expense for the six months ended June 30, 2017 was $148 thousand, which was an increase of $2 thousand, or 1.6%, from $146 thousand for the six months ended June 30, 2016.

Interest income on loans, including loan fees which consist of fees for loan origination, renewal, prepayment, covenant breakage and loan modification, was $5.0 million for the six months ended June 30, 2017; an increase of $134 thousand, or 2.8%, compared with the six months ended June 30, 2016. This increase was due to an increase in average loans and a change in the average yield on the loan portfolio. The average yield on loans was 5.6% for the six months ended June 30, 2017 compared to 5.5% for the six months ended June 30, 2016 for an increase of 0.1%. Interest income on all securities was $326 thousand for the six months ended June 30, 2017, which is a decrease of $168 thousand, or 34%, when compared to the six months ended June 30, 2016. The decrease was the result of an adjustment in the premium account related to mortgage-backed securities

Interest expense was $148 thousand for the six-months ended June 30, 2017, which was an increase of $2 thousand, or 1.4%, from the interest expense of $146 thousand for the six months ended June 30, 2016.

Net interest margin was 4.30% for the six months ended June 30, 2017, an increase of 4 basis points when compared with net interest margin of 4.26% for the six months ended June 30, 2016.

Provision for Loan Losses

Eastman maintains an allowance for loan losses for potential credit losses. The allowance for loan losses is increased by a provision for loan losses, which is a charge to earnings, and subsequent recoveries of amounts previously charged-off, but is decreased by charge-offs when the collectability of a loan balance is unlikely. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, discounted cash flows, economic conditions, and other factors including regulatory guidance. For additional discussion see “Allowance for Loan Losses.”

Three months ended June 30, 2017 compared with three months ended June 30, 2016: There was no provision for loan losses for the three months ended June 30, 2017 and the three months ended June 30, 2016. Net charge-offs for the three months ended June 30, 2017 were $47 thousand compared to net charge-offs of $1 thousand for the three months ended June 30, 2016. For the three months ended June 30, 2017, gross charge-offs were $50 thousand offset by gross recoveries of $3 thousand. In comparison, gross charge-offs were $5 thousand for the three months ended June 30, 2016 offset by gross recoveries of $4 thousand.

Six months ended June 30, 2017 compared with six months ended June 30, 2016: The provision for loan losses for the six months ended June 30, 2017 was $115 thousand compared with no provision for loan losses for the six months ended June 30, 2016. Net charge-offs for the six months ended June 30, 2017 were $46 thousand compared to net recoveries of $9 thousand for the six months ended June 30, 2016. For the six months ended June 30, 2017, gross charge-offs were $58 thousand offset by gross recoveries of $12 thousand. In comparison, gross charge-offs were $10 thousand for the six months ended June 30, 2016 offset by gross recoveries of $19 thousand.

Non-Interest Income

The primary sources of non-interest income are service charges and fees, and debit card income. Non-interest income does not include loan origination or other loan fees and mortgage banking incomes which are recognized as an adjustment to yield using the interest method.

Three months ended June 30, 2017 compared with three months ended June 30, 2016: The following table provides a comparison of the major components of non-interest income for the three months ended June 30, 2017 and 2016:

Non-Interest Income

	For the Three Months Ended June 30,
(Dollars in thousands)	2017	2016	Change	%
Service Charges on Deposits	$107	$124	$(17)	(13.7)%
Overdraft Charges	232	263	(31)	(11.8)%
ATM	169	153	16	10.5%
Other	62	86	(24)	(27.9)%

Total Non-Interest Income	$570	$626	$(56)	(8.9)%

For the three months ended June 30, 2017, non-interest income totaled $570 thousand, which was a decrease of $56 thousand, or 8.9%, when compared with the three months ended June 30, 2016.

Six months ended June 30, 2017 compared with six months ended June 30, 2016: The following table provides a comparison of the major components of non-interest income for the six months ended June 30, 2017 and 2016:

Non-Interest Income

	For the Six Months Ended June 30,
(Dollars in thousands)	2017	2016	Change	%
Service Charges on Deposits	$214	$212	$2	0.94%
Overdraft Charges	468	493	(25)	(5.07)%
ATM	330	302	28	9.27%
Other	113	331	(218)	(65.8)%

Total Non-Interest Income	$1,125	$1,338	$(213)	(15.9)%

For the six months ended June 30, 2017, non-interest income totaled $1.1 million, which was a decrease of $213 thousand, or 15.9%, when compared with the six months ended June 30, 2016. [This is partially due to the exclusion of gains on sales of investments in the non-interest income for the six months ended June 30, 2016.]

Non-Interest Expense

For the three months ended June 30, 2017: non-interest expense totaled $1.6 million, an increase of $9 thousand, or 5.5%, compared with $1.6 million for the three months ended June 30, 2016. The overall increase was due to a mixture of small negative or positive changes in most Non-Interest expense categories.

The following table provides a comparison of the major components of non-interest expense for the three months ended June 30, 2017 and 2016.

Non-Interest Expense

	For the Three Months Ended June 30,
(Dollars in thousands)	2017	2016	Change	%
Salaries and Benefits	$870	$854	$16	1.87%
Occupancy including Furniture and Fixtures	146	147	(1)	(0.68)%
Advertising and Public Relations	50	57	(7)	(12.28)%
Outside Professional Services	74	65	9	13.85%
Credit Card Fees and Processing	69	68	1	1.47%
Data Processing	190	182	8	4.39%
Supplies	19	11	8	72.73%
Telephone	14	15	(1)	(6.67)%
Postage	12	13	(1)	(7.69)%
Directors’ Fees	24	18	6	33.33%
FDIC and State Assessments	20	31	(11)	(35.48)%
Other	88	107	(19)	(17.76)%

Total Non-Interest Expense	$1,576	$1,568	$8	0.51%

Six months ended June 30, 2017 compared with six months ended June 30, 2016: For the six-months ended June 30, 2017, non-interest expense totaled $3.1 million, which is an increase of $45 thousand, or 1.4%, when compared with the six months ended June 30, 2016.

The following table provides a comparison of the major components of non-interest expense for the six months ended June 30, 2017 and 2016.

Non-Interest Expense

	For the Six Months Ended June 30,
(Dollars in thousands)	2017	2016	Change	%
Salaries and Benefits	$1,739	$1,712	$27	1.6%
Occupancy including furniture and fixtures	300	279	21	7.5%
Advertising and Public Relations	102	109	(7)	(6.4)%
Outside Professional Services	149	126	23	18.2%
Credit Card Fees and Processing	143	128	15	11.7%
Data Processing	370	354	16	4.5%
Supplies	38	29	9	31.0%
Telephone	27	30	(3)	(10.0)%
Postage	27	28	(1)	(3.6)%
Directors’ Fees	38	36	2	5.6%
FDIC and State Assessments	40	62	(22)	(35.5)%
Other	199	234	(35)	(15.0)%

Total Non-Interest Expense	$3,172	$3,127	$45	1.44%

Efficiency Ratio

The efficiency ratio is a supplemental financial measure utilized in the internal evaluation of Eastman’s performance and is not defined under GAAP. Eastman’s efficiency ratio is computed by dividing non-interest expense, by the sum of net interest income and non-interest income, excluding net gains on sales of and settlement of securities. Generally, an increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income, while a decrease would indicate a more efficient allocation of resources.

Eastman’s efficiency ratio was 51.0% for the three months ended June 30, 2017, compared with 48.7% for the three months ended June 30, 2016. The increase in the ratio was primarily due to an adjustment in the mortgage-backed premiums made in the period and increases in non-interest expenses.

Eastman’s efficiency ratio was 50.3% for the six months ended June 30, 2017, compared with 49.5% for the six months ended June 30, 2016. The decrease was primarily the result of an adjustment in the premium account related to mortgage-backed securities offset somewhat by an increase in average loan volume and an increase in average yield.

Income Taxes

The amount of income tax expense is influenced by the amount of pre-tax income, the amounts of tax-exempt investment income, non-deductible expenses and available federal income tax credits.

Accounting for Uncertainty in Income Taxes

Accounting standards provide for accounting for uncertainty in income taxes recognized in a company’s financial statements. There was no effect on the financial statements as a result of adopting these standards as Eastman believes it does not have any material uncertain tax positions reflected in its financial statements. Tax years that remain subject to examination in Eastman’s major tax jurisdictions (federal and State of Oklahoma) are for the years ended December 31, 2016, 2015 and 2014.

Three months ended June 30, 2017 compared with three months ended June 30, 2016: For the three months ended June 30, 2017, income tax expense was $615 thousand compared with $616 thousand for the three months ended June 30, 2016. The decrease was minimal. The U.S. statutory rate was 34.0% for both periods.

Six months ended June 30, 2017 compared with six months ended June 30, 2016: For the six months ended June 30, 2017, income tax expense was $1.1 million compared with $1.2 million for the six months ended June 30, 2016. Eastman’s effective tax rate for the first six months of 2017 was 37.4% on income before income taxes as compared to 36.1% for the first six months of 2016. The increase is primarily the result of less tax exempt investment securities. The U.S. statutory rate was 34.0% for both periods.

Impact of Inflation

Eastman’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Eastman’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Financial Condition

Eastman’s total assets increased $9.2 million, or 3.7%, from $248.9 million at December 31, 2016, to $258.1 million at June 30, 2017. The increase in total assets was primarily from increases of investments of $5.8 million, along with $3.1 million in loans. Total liabilities increased $7.0 million, or 3.1%, from $224.6 million at December 31, 2016 to $231.6 million at June 30, 2017. The increase in total liabilities was primarily from an increase in total deposits of $14.0 million offset by a decrease in FHLB advances of $2.2 million and a decrease in dividends payable of $5.0 million. Total shareholders’ equity increased $2.3 million, or 9.3%, from $24.3 million at December 31, 2016 to $26.5 million at June 30, 2017. The increase in total shareholders’ equity was primarily from income of $1.9 million and a decrease in accumulated other comprehensive loss of $321 thousand.

Loan Portfolio

Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. At June 30, 2017, gross loans held for investment totaled $183.9 million, an increase of $3.2 million, or 1.8%, compared with the December 31, 2016 balance of $180.1 million.

Eastman’s loan portfolio consists of various types of loans, most of which are made to borrowers located in or near the northcentral Oklahoma region. Although the portfolio is diversified and generally secured by various types of collateral, the majority of Eastman’s loan portfolio consists of commercial real estate, consumer real estate and commercial loans. A substantial portion of the borrowers’ ability to honor their obligations is dependent on local economic conditions in or near northcentral Oklahoma. As of June 30, 2017, there was a concentration of loans to the commercial real estate and consumer real estate sectors totaling 31.4% and 27.8% of the loan portfolio, respectively.

At June 30, 2017, total loans were 83.2% of deposits and 71.3% of total assets. At December 31, 2016, total loans were 87.3% of deposits and 72.6% of total assets.

Eastman provides loans for commercial real estate, consumer real estate (including owner occupied and investor owned real estate), commercial lines of credit, working capital loans, agricultural real estate loans, agricultural loan, term loans, equipment financing, acquisition, expansion and development loans, real estate construction loans, SBA loans, letters of credit and other loan products to businesses, individuals, regional companies, real estate developers, manufacturing and industrial companies and other businesses. The types of loans made to consumers include installment loans, unsecured, and secured personal loans.

The following table summarizes Eastman’s loan portfolio by type of loan as of the dates indicated:

Composition of Loan Portfolio

	June 30,		December 31,
	2017		2016
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial	$39,425	21.4%	$39,449	21.8%
Commercial Real Estate	57,816	31.4%	58,176	32.2%
Consumer Real Estate	51,109	27.8%	50,070	27.7%
Consumer	15,003	8.2%	12,459	6.9%
Agricultural	13,639	7.4%	13,363	7.4%
Agricultural Real Estate	6,948	3.8%	7,226	4.0%

Total loans held for investment	$183,939	100%	$180,743	100%

Total loans (net of allowances)	$181,122	100%	$177,994	100%

Commercial and industrial: Commercial and industrial loans include loans used to purchase fixed assets, to provide working capital, or meet other financing needs of the business. Eastman’s commercial and industrial portfolio totaled $39.4 million at June 30, 2017, a decrease of $24 thousand, or 0.1%, compared to December 31, 2016. The decrease in commercial and industrial loans was largely attributable to scheduled reductions and decreased demand for commercial credit.

Commercial Real Estate: Commercial real estate loans include all loans secured by developed and undeveloped commercial properties, nonfarm nonresidential properties, and other commercial properties. Eastman’s commercial real estate loans were $57.8 million at June 30, 2017, a decrease of $360 thousand, or 0.6%, compared to December 31, 2016. The decrease in commercial real estate loans was largely attributable to scheduled reductions and decreased demand.

Consumer Real Estate: Consumer real estate loans include all loans secured by residential properties. Eastman’s consumer real estate loans were $51.1 million at June 30, 2017, an increase of $1.0 million, or 2.1%, compared to December 31, 2016. The increase in consumer real estate loans was driven by the focused efforts of Eastman’s lending officers, new loan originations, and debt reorganization by customers to more favorable terms and conditions.

Consumer: Consumer loans include loans generally secured by consumer assets, but may be unsecured. Eastman’s consumer portfolio totaled $15.0 million at June 30, 2017, an increase of $2.5 million, or 20.4%, compared to December 31, 2016. The increase in consumer loans was primarily related to increased demand from consumer borrowers.

Agricultural: Agricultural loans are primarily operating lines subject to annual farming revenues including productivity/yield of the agricultural commodities produced. Eastman’s agricultural portfolio totaled $13.6 million at June 30, 2017, an increase of $275 thousand, or 2.1%, compared to December 31, 2016. The increase in agricultural loans was largely attributable to the seasonal effects of farming.

Agricultural Real Estate: Agricultural real estate loans include all loans secured by agricultural land. Eastman’s agricultural real estate loans were $6.9 million at June 30, 2017, a decrease of $278 thousand, or

3.8%, compared to December 31, 2016. The decrease in agricultural real estate loans was largely the result of scheduled reductions and decreased demand

The contractual maturity ranges of loans in Eastman’s loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of June 30, 2017 are summarized in the following table:

Loan Maturity and Sensitivity to Changes in Interest Rates

	As of June 30, 2017
	One year or less	After one year through five years	After five years	Total
	(Dollars in thousands)
Commercial	$24,902	$9,933	$4,590	$39,425
Commercial Real Estate	12,427	40,184	5,205	57,816
Consumer Real Estate	19,103	25,559	6,447	51,109
Consumer	9,253	4,758	992	15,003
Agricultural	10,405	2,293	941	13,639
Agricultural Real Estate	1,508	3,725	1,715	6,948

Total	$77,598	$86,452	$19,890	$183,940

Loans with a predetermined fixed interest rate	$40,636	$45,361	$16,298	$102,295
Loans with an adjustable/floating interest rate	36,962	41,091	3,592	81,645

Total	$77,598	$86,452	$19,890	$183,940

The contractual maturity ranges of loans in Eastman’s loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2016 are summarized in the following table:

Loan Maturity and Sensitivity to Changes in Interest Rates

	As of December 31, 2016
	One year or less	After one year through five years	After five years	Total
	(Dollars in thousands)
Commercial	$25,558	$9,853	$4,038	$39,449
Commercial Real Estate	12,584	40,455	5,137	58,176
Consumer Real Estate	20,105	26,552	3,413	50,070
Consumer	8,442	3,683	334	12,459
Agricultural	11,253	2,475	(365)	13,363
Agricultural Real Estate	1,205	4,187	1,834	7,226

Total	$79,147	$87,205	$14,391	$180,743

Loans with a predetermined fixed interest rate	$41,285	$43,526	$12,527	$97,338
Loans with an adjustable/floating interest rate	37,862	43,679	1,864	83,405

Total	$79,147	$87,205	$14,391	$180,743

Credit Quality Indicators

Eastman’s credit quality indicators consist of an internal grading system analysis used to assign grades to all loans. The grade for each individual loan is determined by the account officer and other approving officers at the time the loan is made and changed from time to time to reflect an ongoing assessment of loan risk. Grades on specific loans rated moderate or greater are reviewed weekly. The following categories of credit quality are used by Eastman.

Pass: Loans in this category are considered to be an acceptable credit risk and are generally considered to be collectible in full. This category includes loans graded Excellent, Good, Acceptable and Watch.

Special Mention: Loans in this category are presently protected from apparent loss; however, weaknesses do exist which could cause future impairment of repayment of principal or interest.

Substandard: Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action and posing the risk of some loss.

Substandard / Impaired: Loans in this category exhibit the same weaknesses found in the substandard category; however, the weaknesses are more pronounced. These loans have deteriorated to a point where collection in full is improbable.

For additional discussion of Eastman’s allowance policy please see Note 1 and Note 3 to Eastman’s Consolidated Financial Statements.

The risk category of loans by class of loans was as follows as of June 30, 2017:

Risk Category of Loans by Class

	As of June 30, 2017
	Pass	Watch	Special Mention	Substandard	Sub/Imp	Total
	(Dollars in thousands)
Commercial	$32,143	$4,082	$1,015	$1,161	$1,024	$39,425
Commercial Real Estate	50,095	2,461	20	5,066	174	57,816
Consumer Real Estate	48,009	2,601	158	44	297	51,109
Consumer	14,650	237	7	102	7	15,003
Agricultural	7,363	2,480	2,136	1,660	—	13,639
Agricultural Real Estate	5,236	600	1,112	—	—	6,948
Total	$157,496	$12,461	$4,448	$8,033	$1,502	$183,940

The risk category of loans by class of loans was as follows as of December 31, 2016:

Risk Category of Loans by Class

	As of December 31, 2016
	Pass	Watch	Special Mention	Substandard	Sub/Imp	Total
	(Dollars in thousands)
Commercial	$34,141	$1,371	$2,026	$342	$1,569	$39,449
Commercial Real Estate	56,597	853	—	428	298	58,176
Consumer Real Estate	47,108	1925	112	734	191	50,070
Consumer	12,051	181	116	87	24	12,459
Agricultural	6,147	2,417	4,799	—	—	13,363
Agricultural Real Estate	6,894	332	—	—	—	7,226

Total	$162,938	$7,079	$7,053	$1,591	$2,082	$180,743

At June 30, 2017, loans considered pass rated credits were 92.4% of total loans, down from 94.1% of total loans at December 31, 2016. Classified loans are loans graded substandard or substandard/impaired. Classified loans were $9.5 million at June 30, 2017, an increase of $5.9 million, or 159.6%, from $3.7 million at December 31, 2016. The increase in classified loans was related to the addition of 5 consumer and consumer real estate relationships during the six month period ended June 30, 2017.

Nonperforming Assets

The following table presents information regarding nonperforming assets at the dates indicated:

Nonperforming Assets

	June 30, 2017	December 31, 2016
	(Dollars in thousands)
Nonaccrual loans	$1,525	$2,223
Accruing loans 90 or more days past due	—	33
Total nonperforming assets	$1,525	$2,256

Ratios:
Nonperforming assets to total assets	0.59%	0.91%

Nonperforming assets to total loans plus OREO	0.83%	1.25%

Nonperforming assets (“NPAs”) include loans on nonaccrual status, accruing loans 90 or more days past due, restructured loans, and other real estate acquired through foreclosure. See the “Critical Accounting Policies” section for information regarding the review of loans for determining the allowance for loan loss and impairment.

Generally, loans are designated as nonaccrual when either principal or interest payments are 90 days or more past due based on contractual terms, unless the loan is well secured and in the process of collection. Consumer loans are typically charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed against income. Future interest income may be recorded on a cash basis after recovery of principal is reasonably assured. Nonaccrual loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured and within policy.

Eastman had $1.5 million in nonperforming loans at June 30, 2017, compared with $2.3 million at December 31, 2016. The nonperforming loans at June 30, 2017 consisted of 21 separate credits and 16 separate borrowers. Eastman had 1 non-performing loan relationship with an outstanding balance in excess of $1.0 million as of June 30, 2017.

There are several procedures in place to assist in maintaining the overall quality of Eastman’s loan portfolio. Eastman has established underwriting guidelines to be followed by lenders, and also monitor delinquency levels for any negative or adverse trends. In accordance with applicable regulation, appraisals or evaluations are required to independently value real estate and, as an important element, to consider when underwriting loans secured in part or in whole by real estate. The value of real estate collateral provides additional support to the borrower’s credit capacity. There can be no assurance, however, that Eastman’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions

Potential Problem Loans

Potential problem loans consist of loans that are performing in accordance with contractual terms, but for which management has concerns about the borrower’s ability to comply with repayment terms because of the borrower’s potential financial difficulties. Potential problem loans are assigned a grade of substandard. At June 30, 2017, Eastman had $8.0 million in potential problem loans which were not included in either non-accrual or 90 days past due categories, compared to $1.4 million at December 31, 2016.

With respect to potential problem loans, all monitored and under-performing loans are reviewed and evaluated to determine if they are impaired. If it is determined that a loan is impaired, then Eastman evaluates the borrower’s overall financial condition to determine the need, if any for possible write downs or appropriate additions to the allowance for loan losses based on the unlikelihood of full repayment of principal and interest in accordance with the contractual terms or the net realizable value of the pledged collateral.

Allowance for loan losses

Please see “—Allowance for Loan Losses” for additional discussion of Eastman’s allowance policy.

In connection with Eastman’s review of the loan portfolio, risk elements attributable to particular loan types or categories are considered when assessing the quality of individual loans. Some of the risk elements include:

•	Commercial and industrial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial and industrial loans are advanced for equipment purchases, to provide working capital, or meet other financing needs of the business. These loans may be secured by accounts receivable, inventory, equipment, or other business assets. Financial information is obtained from the borrower to evaluate the debt service coverage and ability to repay the loans.

•	Commercial real estate loans are dependent on the industries tied to these loans as well as the local commercial real estate market. The loans are secured by the real estate, and appraisals are obtained to support the loan amount. An evaluation of the project’s cash flows is performed to evaluate the borrower’s ability to repay the loan at the time of origination and periodically updated during the life of the loan. Residential real estate loans are affected by the local residential real estate market, the local economy, and movement in interest rates. An evaluation of the borrower’s repayment ability through a review of credit reports and debt to income ratios. Appraisals are obtained to support the loan amount.

•	Agricultural real estate loans are real estate loans related to farmland, and are affected by the value of farmland. An evaluation of the borrower’s ability to repay based on cash flows from farming operations.

•	Consumer loans are dependent on the local economy. Consumer loans are generally secured by consumer assets, but may be unsecured. An evaluation of the borrower’s repayment ability through a review of credit scores and an evaluation of debt to income ratios.

•	Agricultural loans are primarily operating lines subject to annual farming revenues including productivity/yield of the agricultural commodities produced and the market pricing at the time of sale.

The allowance for loan losses on unimpaired loans totaled $2.7 million, or 1.5% of the $182.4 million in unimpaired loans at June 30, 2017, compared to an allowance for loan losses on unimpaired loans of $2.6 million, or 1.5% of the $178.7 million in unimpaired loans at December 31, 2016. The increase in the allowance for loan losses allocated to unimpaired loans as a percentage of total unimpaired loans principally reflect management’s evaluation of current environmental conditions and changes in the quality of Eastman’s loan portfolio. Also considered by management in evaluating the allowance for loan losses are applied loss factors which are based in part on historical loss experience.

Net charge-offs and recoveries were negligible for both the three month and six month periods ended June 30, 2017 and 2016.

The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

Allowance for Loan Losses

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in thousands)
Average loans outstanding	$177,330	$178,821	$177,555	$174,602

Gross loans outstanding at end of period	$183,940	$180,743	$182,940	$180,743

Allowance for loan losses at beginning of the period	$2,865	$2,629	$2,749	$2,620
Provision for loan losses	—	—	115	—
Charge-offs:
Commercial	(35)	—	(35)	—
Real Estate	(10)	—	(10)	—
Consumer	(5)	(5)	(13)	(10)

Total charge-offs	(50)	(5)	(58)	(10)
Recoveries:
Commercial	—	—	7	7
Real Estate	—	2	1	2
Consumer	2	3	3	10

Total recoveries	2	5	11	19

Net recoveries (charge-offs)	(48)	—	(47)	9

Allowance for loan losses at end of the period	$2,817	$2,629	$2,817	$2,629

Ratio of allowance to period-ended loans	1.53%	1.45%	1.53%	1.45%
Annualized ratio of net (charge-offs) recoveries to average loans	(0.03)%	0.00%	(0.03)%	0.01%

The following table shows the allocation of the allowance for loan losses among loan categories and certain other information as of the dates indicated. The total allowance is available to absorb losses from any loan category.

Analysis of the Allowance for Loan Losses

	June 30,		December 31,
	2017		2016
	Amount	% of Total Allowance	Amount	% of Total Allowance
	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial	$773	27.4%	$693	25.2%
Commercial Real Estate	785	27.9%	853	31.1%
Consumer Real Estate	605	21.5%	750	27.3%
Consumer	238	8.4%	245	8.9%
Agricultural	292	10.4%	108	3.9%
Agricultural Real Estate	124	4.4%	100	3.6%

Total allowance for loan losses	$2,817	100.0%	$2,749	100.0%

Management believes that the allowance for loan losses at June 30, 2017 was adequate to cover probable losses in the loan portfolio as of such date. There can be no assurance, however, that Eastman will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at June 30, 2017.

Securities

Eastman uses its securities portfolio to provide a source of liquidity, to provide an appropriate return on funds invested, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements. At June 30, 2017, the carrying amount of investment securities totaled $62.4 million, an increase of $5.8 million, or 10.2%, compared with December 31, 2016. At June 30, 2017, securities represented 24.2% of total assets compared with 22.7% at December 31, 2016.

At the date of purchase, debt and equity securities are classified into one of two categories, held-to-maturity or available-for-sale. Eastman’s entire portfolio is available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as available-for-sale and carried at fair value and reflect the unrealized gains and losses, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in total interest and dividend income. Also included in total interest and dividend income are dividends received on a stock investment in the FHLB of Topeka. This stock investment is stated at cost.

The bank carried only available-for-sale securities at June 30, 2017 and at December 31, 2016.

The following table summarizes the amortized cost and fair value by classification of available-for-sale securities as of the dates shown:

Available-for-Sale Securities

	June 30, 2017		December 31, 2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
U.S. Government Sponsored Agencies	$13,944	$14,028	$14,951	$14,975
Small Business Administration loan pools	735	728	824	827
Treasuries	13,060	13,074	4,002	3,975
Mortgage-Backed Securities	29,028	28,827	29,255	28,752
State and Local Governments	5,749	5,706	8,202	8,066

Total Available-for Sale Securities	$62,516	$62,363	$57,234	$56,595

Except for two securities, one acquired February 14, 2017 with a cost of $3.3 million and the other acquired June 28, 2017 with a cost of $4.0 million, at June 30, 2017 and December 31, 2016, Eastman owned no securities with an aggregate adjusted cost exceeding 10% of the consolidated shareholders’ equity at the reporting dates noted.

The following tables summarize the contractual maturity of debt securities and their weighted average yields as of June 30, 2017 and December 31, 2016. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately. Available-for-sale securities are shown at fair value, adjusted for the amortization of premiums and the accretion of discounts.

			June 30, 2017
	Mortage- Backed Securities		Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Book Value	Yield	Book Value	Yield	Book Value	Yield	Book Value	Yield	Book Value	Yield	Book Value	Yield
			(Dollars in thousands)
Available-for Sale securities:
U.S. Government Sponsored Agencies	$—	0.00%	$3,997	0.98%	$9,946	1.84%	$0	0.00%	$—	—%	$13,943	1.59%
Small Business Administration Loan Pool	—	0.00%	—	0.00%	731	1.50%	0	0.00%	—	—%	731	1.50%
Treasuries	—	0.00%	2,002	0.90%	10,268	1.57%	789	1.90%	—	—%	13,059	1.49%
State and Local Governments(1)	—	0.00%	2,192	1.30%	1,790	1.92%	1,767	2.47%	—	—%	5,749	1.84%
Mortgage Backed Securities	28,827	0.52%									28,827	0.52%
Total Available-for-Sale securities	$28,827	0.52%	$8,191	1.05%	$22,735	1.71%	$2,556	2.29%	$—	—%	$62,309	1.10%

(1)	The calculated yield is not presented on a tax equivalent basis.

			December 31, 2016
	Mortage- Backed Securities		Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Book Value	Yield	Book Value	Yield	Book Value	Yield	Book Value	Yield	Book Value	Yield	Book Value	Yield
			(Dollars in thousands)
Available-for Sale securities:
U.S. Government Sponsored Agencies	$—	0.00%	$1,997	0.96%	$12,461	1.48%	$1,490	2.52%	$—	—%	$15,948	1.51%
Small Business Administration Loan Pool	—	0.00%	—	0.00%	810	1.56%	0	0.00%	—	—%	810	1.56%
Treasuries	—	0.00%	—	0.90%	4,002	1.14%	0	0.00%	—	—%	4,002	1.49%
State and Local Governments(1)	—	0.00%	4,019	1.09%	1,903	1.96%	1,777	2.47%	—	—%	7,699	1.60%
Mortgage Backed Securities	28,827	1.72%									28,827	1.72%
Total Available-for-Sale securities	$28,827	1.72%	$6,016	1.05%	$19,176	1.46%	$3,267	2.49%	$—	—%	$57,286	1.63%

(1)	The calculated yield is not calculated on a tax equivalent basis.

Mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and which are principally issued by federal agencies such as Ginnie Mae, Fannie Mae and Freddie Mac. Unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Premiums and discounts on mortgage-backed securities are amortized and accreted over the expected life of the security and may be impacted by prepayments. As such, mortgage-backed securities which are purchased at a premium will generally produce decreasing net yields as interest rates drop because home owners tend to refinance their mortgages resulting in prepayments and an acceleration of premium amortization. Securities purchased at a discount will reflect higher net yields in a decreasing interest rate environment as prepayments result in an acceleration of discount accretion.

The contractual maturity of mortgage-backed securities is not a reliable indicator of their expected lives because borrowers have the right to prepay their obligations at any time. Monthly pay downs on mortgage-backed securities cause the average lives of these securities to be different than their stated lives. At June 30, 2017 Eastman held Mortgage-backed securities with a fair value of $28.8 million compared to $28.8 million at December 31, 2016.

Deposits

Eastman’s lending and investing activities are primarily funded by deposits. A variety of deposit accounts are offered with a wide range of interest rates and terms including demand, savings, money market and time deposits. Eastman relies primarily on competitive pricing policies, convenient locations, comprehensive marketing strategy and personalized service to attract and retain these deposits.

The following table shows Eastman’s composition of deposits at June 30, 2017 and December 31, 2016:

Composition of Deposits

	June 30, 2017		December 31, 2016
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Non-interest-bearing demand	$68,848	31.2%	$66,327	32.0%
Interest-bearing demand	41,121	18.6%	34,764	16.8%
Savings and money market	83,480	37.8%	78,727	38.0%
Time	27,576	12.5%	27,229	13.2%

Total deposits	$221,025	100.00%	$207,046	100.00%

Total deposits at June 30, 2017 were $221.0 million, an increase of $14.0 million, or 6.8%, compared to total deposits of $207.0 million at December 31, 2016. The increase in total deposits is primarily due to an increase in interest-bearing demand deposits of $6.4 million, or 18.3%; and an increase in savings and money-market deposits of $4.8 million, or 6.0%. The increase in interest–bearing demand accounts, savings and money-market deposits is principally due to deposits of larger depositors accumulating deposits, coupled with normal fluctuations.

The following table provides information on the maturity distribution of time deposits as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
	(Dollars in thousands)
3 months or less	$6,187	$7,046
Over 3 through 6 months	3,548	3,657
Over 6 through 12 months	14,124	12,210
Over 12 months	3,717	4,316

Total Time Deposits	$27,576	$27,229

Other Borrowed Funds

Eastman’s largest sources of funds are deposits, repurchase agreements, and FHLB borrowings and its largest uses of funds are loans and securities. Eastman utilizes borrowings to supplement deposits to fund its lending and investing activities. Short-term borrowings and long-term borrowings include federal funds purchased, FHLB advances, and repurchase agreements.

FHLB advances: FHLB advances include variable rate line of credit advances. Each advance is payable in full at maturity and contains no prepayment penalties. At June 30, 2017, Eastman had no advances, and at December 31, 2016 Eastman had advances of $2.2 million with the FHLB. FHLB borrowings are used for operational liquidity needs for originating and purchasing loans, purchasing investments and general operating cash requirements. Eastman’s FHLB borrowings were collateralized by a blanket filing on all loans totaling at June 30, 2017. Based on this collateral and FHLB stock holdings, Eastman was eligible to borrow an additional $14.9 million at June 30, 2017.

Eastman had repurchase agreements or borrowings from certain customers secured by investment securities. At June 30, 2017 the total of the repurchase agreements totaled $10.2 million, compared to a total of $10.2 million at December 31, 2016.

Liquidity and Capital Resources

Liquidity

Market and public confidence in Eastman’s financial strength and financial institutions in general will largely determine access to appropriate levels of liquidity. This confidence is significantly dependent on Eastman’s ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for future funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Eastman measures its liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily, weekly, and monthly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations in a cost-effective manner and to meet current and future potential obligations such as loan commitments, lease obligations, and unexpected deposit outflows. In this process, Eastman focuses on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet its needs.

During the six-month periods ended June 30, 2017 and June 30, 2016, Eastman’s liquidity needs have primarily been met by core deposits, security and loan maturities and amortizing investment and loan portfolios. Other funding sources include federal funds purchased and borrowings from the FHLB.

Eastman’s largest sources of funds are deposits and repurchase agreements, and its largest uses of funds are loans and securities. Average loans were $178.1 million for the six months ended June 30, 2017, a decrease of 0.3% over the December 31, 2016 average balance. Excess deposits are primarily invested in interest-bearing deposit accounts with various FDIC insured institutions, investment securities, federal funds sold or other short-term liquid investments until the funds are needed to fund loan growth. Eastman’s securities portfolio has a weighted average life of 2.98 years and a modified duration of 2.69 years at June 30, 2017.

Cash and cash equivalents were $9.5 million at June 30, 2017, an increase of $98 thousand from the $9.4 million of cash and cash equivalents at December 31, 2016. The net cash provided by operating activities of $2.5 million and net cash provided by financing activities of $6.9 million was offset by cash used by investing activities of $9.2 million. Eastman believes that its daily funding needs can be met through cash provided by operating activities, payments and maturities on loans and investment securities, core deposit base and FHLB advances and other borrowing relationships.

Off-Balance Sheet Items

In the normal course of business, Eastman enters into various transactions, which, in accordance with GAAP, are not included in the consolidated balance sheets. These transactions are entered into to meet the financing needs of Eastman’s customers. These transactions include commitments to extend credit and standby and commercial letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The exposure to credit loss is represented by the contractual amounts of these commitments. The same credit policies and procedures are used in making these commitments as for on-balance sheet instruments.

Eastman’s commitments associated with outstanding standby and performance letters of credit, recourse commitments on sold loan exposures, and commitments to extend credit expiring by period as of June 30, 2017 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

Credit Extensions Commitments

As of June 30, 2017

	1 Year or Less	More Than 1 Year but Less Than 3 Years	3 Years or More but Less Than 5 Years	5 Years or More	Total
	(Dollars in thousands)
Commitments to extend credit	$35,464	$345	$1,749	$3,444	$41,002
Standby Letters of Credit	968	—	—	—	968
Credit Card Guarantees	—	—	—	24	24
Total	36,432	345	1,749	3,468	41,994

Standby and Performance Letters of Credit: Standby letters of credit are irrevocable commitments issued to guarantee the performance of a customer to a third party once specified pre-conditions are met. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

Commitments to Extend Credit: Commitments to originate loans and available lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments and lines of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments and lines of credit may expire without being drawn upon, the total commitment and lines of credit amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include agricultural products, agricultural real estate, accounts receivable, inventory, equipment, and commercial real estate.

Capital Resources

Capital management consists of providing equity to support current and future operations. The federal bank regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. As a bank holding company and an FDIC insured institution, Eastman and Eastman Bank are subject to regulatory capital requirements.

Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes that as of June 30, 2017 and December 31, 2016, Eastman and Eastman met all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and acquisitions, and capital restoration plans are required.

Failure to meet capital guidelines could subject the institution to a variety of enforcement remedies by federal bank regulatory agencies, including termination of deposit insurance by the FDIC, restrictions on certain business activities and appointment of the FDIC as conservator or receiver. As of June 30, 2017, the most recent notifications from the federal regulatory agencies categorized Eastman as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Eastman must maintain minimum total capital, Tier 1 capital, Common Equity Tier 1 capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Eastman’s category.

Total shareholders’ equity was $26.5 million at June 30, 2017, an increase of $2.3 million, or 9.3%, compared with December 31, 2016. The increase was primarily attributable to income of $1.9 million and a $321 thousand decrease in accumulated other comprehensive loss.

In July 2013, the federal banking agencies published final rules establishing a new comprehensive capital framework for U.S. banking organizations. These rules became effective as applied to Eastman on January 1, 2016, with a phase in period from January 1, 2016 through January 1, 2019. Beginning in January 2017, the implementation of the capital conservation buffer was effective for Eastman starting at the 0.625% level and increasing 0.625% each year thereafter, until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and requires increased capital levels for the purpose of capital distributions and other payments. Failure to meet the full amount of the buffer will result in restrictions on Eastman’s ability to make capital distributions, including dividend payments and stock repurchases, and to pay discretionary bonuses to executive officers. The following table provides a comparison of Eastman’s leverage and risk-weighted capital ratios as of June 30, 2017 to the minimum and well-capitalized regulatory standards.

Capital Adequacy Analysis

	As of June 30, 2017
	Actual		Minimum Required for Capital Adequacy Purposes		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Eastman Bank(1)
Total capital (to risk weighted assets)	$28,424	15.42%	$15,236	9.25%	$18,429	10.00%
Tier 1 capital (to risk weighted assets)	26,112	14.17%	11,703	7.25%	14,743	8.00%
Common equity tier 1 capital (to risk weighted assets)	26,112	14.17%	9,053	5.75%	11,979	6.50%
Tier 1 leverage capital (to average assets)	26,112	10.22%	10,238	4.00%	12,797	5.00%

(1)	The FDIC may require the Eastman Bank to maintain capital ratios above the required minimums

Non-GAAP Financial Measures

Eastman identifies certain financial measures discussed in this proxy statement/prospectus as being “non-GAAP financial measures.” In accordance with the SEC’s rules, Eastman classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in the statements of income, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that Eastman discusses in this proxy statement/prospectus should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Eastman calculates the non-GAAP financial measures that are discussed in this proxy statement/prospectus may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Eastman has discussed here when comparing such non-GAAP financial measures.

Efficiency Ratio: The efficiency ratio is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Eastman calculates the efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gains on the sale of available-for-sale securities. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income. Eastman’s efficiency ratio is 50.3% and 49.5% for the six-month periods ended June 30, 2017 and June 30, 2016, respectively.

Eastman Management’s Discussion and Analysis of Financial Condition and Results of Operations — December 31, 2016

Results of Operations

Net Income

Net income for the twelve months ended December 31, 2016 was $4.3 million as compared to net income of $3.7 million for the twelve months ended December 31, 2015, an increase of $580 thousand, or 15.6%. The changes in the components of net income are discussed in more detail in the following sections of “Results of Operations.”

Net Interest Income and Net Interest Margin Analysis

The following table shows the average balance of each principal category of assets, liabilities, and shareholders’ equity and the average yields on interest-earning assets and average rates on interest-bearing liabilities for the twelve-month periods ended December 31, 2016 and 2015. The yields and rates are calculated by dividing annualized income or annualized expense by the average daily balances of the associated assets or liabilities.

Average Balance Sheets and Net Interest Analysis

	For the Twelve Months Ended December 31,
	2016			2015
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(3)
Interest-earning assets:
Loans	$178,111	$9,864	5.54%	$161,252	$9,292	5.76%
Available-for-sale securities	64,678	1,054	1.63%	64,336	913	1.42%
Federal Funds Sold and Other	1,816	22	1.21%	12,083	48	0.40%

Total interest-earning assets	244,605	10,940	4.47%	237,671	10,253	4.31%

Non-interest-earning assets:
Premises and equipment, net	1,937			1,961
Other non-interest-earning assets	8,217			9,213

Total assets	254,759			248,845

Interest-bearing liabilities:
Interest-bearing demand deposits	37,079	36	0.10%	38,211	42	0.11%
Savings and money market	76,926	165	0.21%	70,246	133	0.19%

Interest-bearing demand, savings and money market	114,005	201	0.18%	108,457	175	0.16%
Certificates of deposit	26,962	74	0.27%	24,940	62	0.25%

Total interest-bearing deposits	140,967	275	0.20%	133,397	237	0.18%
Interest-bearing borrowings including Fed Funds, Repo Sweep Agreements and FHLB advances	12,107	22	0.18%	13,260	13	0.10%

Total interest-bearing liabilities	153,074	297	0.19%	146,657	250	0.17%
Non-interest-bearing liabilities and shareholders’ equity:
Non-interest-bearing deposits	73,207			75,840
Non-interest-bearing liabilities	753			557
Shareholders’ equity	27,725			25,791

Total liabilities and shareholders’ equity	254,759			248,845

Net interest income		10,643			10,003

Interest rate spread			4.28%			4.14%

Net interest margin(2)			4.35%			4.21%

Total cost of deposits, including non-interest bearing deposits	$214,174	$275	0.13%	$209,237	$237	0.11%

Average interest-earning assets to interest-bearing liabilities			159.80%			162.06%

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin is calculated by dividing annualized net interest income by average interest-earnings assets for the period.
(3)	Tax exempt income is not included in the above table on a tax equivalent basis.

The following table analyzes the change in volume variances and yield/rate variances for the twelve-month periods ended December 31, 2016 and 2015:

Analysis of Changes in Net Interest Income

For the Twelve Months Ended December 31, 2016 and 2015

	Increase (Decrease) Due to:		Total Increase / (Decrease)
(Dollars in thousands)	Volume(1)	Yield/Rate(1)
Interest-earning assets:
Loans	$944	$(372)	$572
Available-for-sale securities	5	136	141
Federal funds sold and other	(65)	(39)	(26)

Total interest-earning assets	$884	$(197)	$687

Interest-bearing liabilities:
Interest-bearing demand, savings and money market	$10	$16	$26
Certificates of deposit	5	7	12

Total interest-bearing deposits	15	23	38
FFP/Repo	$(1)	$10	$9

Total interest-bearing liabilities	$14	$33	$47

Net Interest Income	$870	$(230)	$640

(1)	The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Net interest income before the provision for loan losses for the twelve months ended December 31, 2016 was $10.6 million compared with $10.0 million for the twelve months ended December 31, 2015. Interest income increased in 2016 from 2015 in loans, primarily from higher volume in the loan portfolio. Interest expense was $297 thousand in 2016 compared to $250 thousand in 2015 for an increase of $47 thousand in deposits and borrowings. The increase in the cost of deposits and borrowings was primarily the result of higher average balances in interest-bearing liabilities and slightly higher rates.

Interest income on loans, including loan fees, was $9.9 million for the twelve months ended December 31, 2016, an increase of $572 thousand from $9.3 million for the twelve months ended December 31, 2015. Loan interest income and fees increased primarily due to average loan balances increasing $16.9 million year-over-year with a loan yield decrease of 0.22%, the result of a lower interest rate environment and from competitive pressure.

Interest income on all securities was $1.1 million for the year ended December 31, 2016, up $141 thousand when compared to the year ended December 31, 2015. The increase was primarily due to higher average yields in the securities portfolio and a slight average balance increase compared to December 31, 2015.

Interest expense was $297 thousand for the twelve months ended December 31, 2016, an increase of $47 thousand from interest expense of $250 thousand for the twelve months ended December 31, 2015. The change in interest expense was primarily due to slightly higher interest rates and an increase in average interest-bearing deposits of $7.6 million. The average rate on these interest-bearing deposits increased from 0.18% to

0.20%. The average balance increase in interest-bearing deposits is primarily the result of a competitor closing a branch in the Newkirk market.

Net interest margin was 4.35% for the twelve months ended December 31, 2016, an increase of 14 basis points when compared with net interest margin of 4.21% for the twelve months ended December 31, 2015. The increase in Eastman’s net interest margin in 2016 is primarily due to the increased performance of average earning assets coupled with higher rates in outpacing the growth and minimum interest rate increases in average interest-bearing liabilities.

Provision for Loan Losses

The provision for loan losses for the twelve months ended December 31, 2016 was $125 thousand compared with $127 thousand for the twelve months ended December 31, 2015. Net recoveries for the twelve months ended December 31, 2016 were $23 thousand compared to net recoveries of $52 thousand for the twelve months ended December 31, 2015. The increase in loan loss provision is largely due to increase required reserves driven by management’s evaluation of environmental conditions, credit quality, and growth in the total loan portfolio. The decline in the oil and gas industry, increases in loan growth and increases in both past due and nonaccrual loans contributed to increases in the reserve. For additional discussion see “Allowance for Loan Losses.”

Non-Interest Income

The following table provides a comparison of the major components of non-interest income for the twelve months ended December 31, 2016 and 2015:

Non-Interest Income

	For the Twelve Months Ended December 31,
(Dollars in thousands)	2016	2015	Change	%
Service Charges on Deposits	$921	$842	$79	9.4%
Overdraft Charges	1,234	1,005	229	22.8%
Other	433	183	250	1.4%

Total non-interest income	$2,588	$2,030	$558	2.7%

For the twelve months ended December 31, 2016, non-interest income totaled $2.6 million, an increase of $558 thousand, or 2.7%, compared with the twelve months ended December 31, 2015. The improvement was primarily due to overdraft charges. Service charges on deposits increased slightly during that same time period.

Non-Interest Expense

For the twelve months ended December 31, 2016, non-interest expense totaled $6.4 million, an increase of $146 thousand, or 2.3%, compared with $6.3 million for the twelve months ended December 31, 2015. The overall increase was due to a mixture of small negative or positive changes in most Non-Interest expense categories.

The following table provides a comparison of the major components of non-interest expense for the twelve months ended December 31, 2016 and 2015.

Non-Interest Expense

	For the Twelve Months Ended December 31,
(Dollars in thousands)	2016	2015	Change	%
Salaries and Benefits	$3,457	$3,393	$64	1.9%
Occupancy and Equipment	624	512	112	21.9%
Advertising and Public Relations	223	265	(42)	(15.9)%
Outside Professional Services	245	373	(128)	(34.3)%
Credit Card Fees and Processing	286	228	58	25.4%
Data Processing	700	613	87	14.2%
Supplies	72	85	(13)	(15.3)%
Telephone	55	90	(35)	(38.9)%
Postage	47	74	(27)	(36.5)%
Directors’ Fees	70	71	(1)	(1.4)%
FDIC and State Assessments	125	118	7	5.9%
Other	537	473	64	13.5%

Total non-interest expense	$6,441	$6,295	$146	2.3%

Efficiency Ratio

Eastman’s efficiency ratio was 49.8% for the twelve months ended December 31, 2016, compared with 52.4% for the twelve months ended December 31, 2015. The improvement was primarily due to increased interest income from larger loan volume.

Income Taxes

Eastman is a C-Corp for tax purposes. For the twelve months ended December 31, 2016, income tax expense was $2.4 million compared with $1.8 million for the twelve months ended December 31, 2015. The increase in income tax expense was primarily attributable to increased pre-tax income in 2016. Eastman’s effective tax rate for 2016 was 35.4% on income compared to 33.6% for 2015. The increase in the tax rate was primarily due to a reduction in tax-exempt investment securities. The U.S. statutory rate was 34% for both periods.

Impact of Inflation

Eastman’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Eastman’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Eastman’s performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Financial Condition

Eastman’s total assets decreased $3.0 million, or 1.18%, from $251.9 million at December 31, 2015, to $248.9 million at December 31, 2016. The decrease in total assets was primarily from a decrease of $11.4 million in investment securities, partially offset by an increase of $8.2 million in loans, net of reserves. Total liabilities decreased $1.8 million, or 0.8%, from $226.5 million at December 31, 2015 to $224.6 million at December 31, 2016. The decrease in total liabilities was primarily from an increase in total deposit of $2.1 million and an increase in Dividends Payable of $2.8 million, offset by decreased borrowings of $6.7 million. Total shareholders’ equity decreased $1.1 million, or 4.5%, from $25.3 million at December 31, 2015 to $24.3 million at December 31, 2016. The decrease in total shareholders’ equity was primarily from dividends of $5.0 million accrued and an increase of $401 thousand in accumulated other comprehensive income/loss, offset by earnings of $4.3 million.

Loan Portfolio

Loans are Eastman’s largest category of earning assets and typically provide higher yields than other types of earning assets. At December 31, 2016, gross loans held for portfolio totaled $180.7 million, an increase of $8.3 million, or 4.8%, compared with December 31, 2015. The overall increase in loan volume primarily consisted of $9.2 million, or 5.3%, from commercial real estate loans, $2.4 million, or 1.4% from consumer loans, $1.8 million, or 1.0% from agricultural real estate loans, $1.5 million, or 0.9% from consumer real estate loans, offset by a $6.4 million, or 3.69% decrease in commercial loans.

As of December 31, 2016, there was a concentration of loans in commercial real estate, consumer real estate and commercial loans at 32.2%, 27.7% and 21.8% of the total portfolio, respectively.

At December 31, 2016, gross total loans were 87.3% of deposits and 72.6% of total assets. At December 31, 2015, total loans were 84.1% of deposits and 68.4% of total assets.

The following table summarizes Eastman’s loan portfolio by type of loan as of the dates indicated:

Composition of Loan Portfolio

	December 31,		December 31,
	2016		2015
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial	$39,449	21.8%	$45,806	26.6%
Commercial Real Estate	58,176	32.2%	49,015	28.4%
Consumer Real Estate	50,070	27.7%	48,601	28.2%
Consumer	12,459	6.9%	10,097	5.8%
Agricultural	13,363	7.4%	13,418	7.8%
Agricultural Real Estate	7,226	4.0%	5,466	3.2%

Total loans held for investment	$180,743	100.0%	$172,403	100.0%

Total loans (net of allowances)	$177,994	100.0%	$169,783	100.0%

The contractual maturity ranges of loans in Eastman’s loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2016 are summarized in the following table:

Loan Maturity and Sensitivity to Changes in Interest Rates

	As of December 31, 2016
	One year or less	After one year through five years	After five years	Total
	(Dollars in thousands)
Commercial	$25,558	$9,853	$4,038	$39,449
Commercial Real Estate	12,584	40,455	5,137	58,176
Consumer Real Estate	20,105	26,552	3,413	50,070
Consumer	8,442	3,683	334	12,459
Agricultural	11,253	2,475	(365)	13,363
Agricultural Real Estate	1205	4187	1834	7,226

Total	$79,147	$87,205	$14,391	$180,743

Loans with a predetermined fixed interest rate	$41,285	$43,526	$12,527	$97,338
Loans with an adjustable/floating interest rate	37,862	43,679	1,864	83,405

Total	$79,147	$87,205	$14,391	$180,743

Credit Quality Indicators

The risk category of loans by class of loans was as follows as of December 31, 2016:

Risk Category of Loans by Class

	As of December 31, 2016
	Pass	Watch	Special Mention	Substandard	Sub/Imp	Total
	(Dollars in thousands)
Commercial	$34,141	$1,371	$2,026	$342	$1569	$39,449
Commercial Real Estate	56,597	853	—	428	298	58,176
Consumer Real Estate	47,108	1925	112	734	191	50,070
Consumer	12,051	181	116	87	24	12,459
Agricultural	6,147	2417	4799	—	—	13,363
Agricultural Real Estate	6,894	332	—	—	—	7,226

Total	$162,938	$7,079	$7,053	$1,591	$2,082	$180,743

The risk category of loans by class of loans is as follows as of December 31, 2015:

Risk Category of Loans by Class

	As of December 31, 2015
	Pass	Watch	Special Mention	Substandard	Sub/Impaired	Total
	(Dollars in thousands)
Commercial	$40,183	$1,587	$1,717	$1,930	$389	$45,806
Commercial Real Estate	46,641	1,085	—	689	600	49,015
Consumer Real Estate	44,994	2,732	290	316	269	48,601
Consumer	9,545	415	42	44	51	10,097
Agricultural	12,765	653	—	—	—	13,418
Agricultural Real Estate	5,376	90	—	—	—	5,466

Total	$159,504	$6,562	$2,049	$2,979	$1,309	$172,403

At December 31, 2016, loans considered pass rated credits were 90.1% of total loans, down from 92.5% of total loans at December 31, 2015. Loans classified as substandard were $3.7 million at December 31, 2016, a decrease of $615 thousand, or 14.3%, from $4.3 million at December 31, 2015. The decrease primarily resulted from Eastman’s continued focus on resolving classified loans in a timely manner. Watch loans were $7.1 million at December 31, 2016 compared to $6.6 million at December 31, 2015. The increase primarily resulted from the migration of Pass loans to Watch as loans are monitored and moved on a weekly basis.

Nonperforming Assets

The following table presents information regarding nonperforming assets at the dates indicated:

Nonperforming Assets

	December 31,
	2016	2015
	(Dollars in thousands)
Nonaccrual loans	$2,223	$1,446

Total nonperforming assets	$2,223	$1,479

Ratios:
Nonperforming assets to total assets	0.89%	0.59%

Nonperforming assets to total loans plus OREO	1.03%	0.75%

Eastman had $2.2 million in nonperforming loans at December 31, 2016, compared with $1.4 million at December 31, 2015. The nonperforming loans at December 31, 2016 consisted of 27 separate credits and 22 separate borrowers. Eastman had one non-performing loan relationship with an outstanding balance in excess of $1.0 million as of December 31, 2016.

Potential Problem Loans

At December 31, 2016 Eastman had $8.5 million in potential problem loans which were not included in either non-accrual or 90 days past due categories, compared to $2.2 million at December 31, 2015. The change was primarily due to a large relationship moving from Substandard to non-accrual in 2016 which can be seen in the Commercial risk category comparison above.

Allowance for Loan Losses

At December 31, 2016, the allowance for loan losses totaled $2.7 million, or 1.5% of total loans. At December 31, 2015, the allowance for loan losses aggregated $2.6 million, or 1.5% of total loans.

The allowance for loan losses evaluated collectively for impaired loans totaled $2.6 million, or 1.5% of the $178.6 million in unimpaired loans at December 31, 2016, compared to an allowance for loan losses on unimpaired loans of $2.5 million, or 1.4% of the $171 million in unimpaired loans at December 31, 2015. The increase in the allowance for loan losses allocated to unimpaired loans as a percentage of total unimpaired loans principally reflect management’s evaluation of current environmental conditions and changes in the size, composition, and quality of Eastman’s loan portfolio. Also considered by management in evaluating the allowance for loan losses are applied loss factors which are based in part on historical loss experience.

Annualized net recoveries as a percentage of average loans was negligible for the twelve months ended December 31, 2016, as compared to the twelve months ended December 31, 2015. Annualized net recoveries as a percentage of average loans was also negligible for the twelve months ended December 31, 2016, as compared to net charge offs for the twelve months ended December 31, 2015.

The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

Allowance for Loan Losses

	As of December 31,
	2016	2015
	(Dollars in thousands)
Average loans outstanding	$177,330	$178,821

Gross loans outstanding at end of period	$183,939	$180,743

Allowance for loan losses at beginning of the period	$2,620	$2,441
Provision for loan losses	—	—
Charge-offs:
Consumer real estate		(1)
Consumer	(22)	(32)
Other	0

Total charge-offs	(22)	(33)
Recoveries:
Commercial	—	12
Commercial real estate	—	18
Consumer real estate	—	27
Real Estate	0.5	29
Consumer	2	—
Agricultural	—	—
Other	—	—

Total recoveries	2.5	4

Net recoveries (charge-offs)	(47.5)	(1)

Allowance for loan losses at end of the period	2,817	2,628

Ratio of allowance to period-ended loans	1.53%	1.45%
Annualized ratio of net charge-offs (recoveries) to average loans	(0.03)%	0.00%

The following table shows the allocation of the allowance for loan losses among Eastman’s loan categories and certain other information as of the dates indicated. The total allowance is available to absorb losses from any loan category.

Analysis of the Allowance for Loan Losses

	December 31,		December 31,
	2016		2015
	Amount	% of Total Allowance	Amount	% of Total Allowance
	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial	$693	25.2%	$973	37.1%
Commercial Real Estate	853	31.1%	655	25.0%
Consumer Real Estate	750	27.3%	590	22.5%
Consumer	245	8.9%	185	7.1%
Agricultural	108	3.9%	152	5.8%
Agricultural Real Estate	100	3.6%	65	2.5%

Total allowance for loan losses	$2,749	100.0%	$2,620	100.0%

Management believes that the allowance for loan losses at December 31, 2016 was adequate to cover potential losses in the loan portfolio as of such date. There can be no assurance, however, that we will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2016.

Securities
Eastman uses its securities portfolio to provide a source of liquidity, to provide an appropriate return on funds invested, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements. At December 31, 2016, the carrying amount of investment securities totaled $56.6 million, a decrease of $11.4 million, or 16.8%, compared with December 31, 2015. At December 31, 2016, securities represented 22.7% of total assets compared with 27.0% at December 31, 2015.

The bank carried only available-for-sale securities at December 31, 2016 and at December 31, 2015.

The following table summarizes the amortized cost and fair value by classification of available-for-sale securities as of the dates shown:

Available-for-Sale Securities

	December 31, 2016		December 31, 2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
U.S. Government Sponsored Agencies	$14,951	$14,975	$34,888	$34,959
Small Business Administration loan pools	824	827	974	968
Treasuries	4,002	3,975	4,003	3,964
Mortgage-Backed Securities	29,255	28,752	14,835	14,727
State and Local Governments	8202	8066	13317	13367

Total Available-for-Sale securities	$57,234	$56,595	$68,017	$67,985

The following table summarize the contractual maturity of debt securities and their weighted average yields as of December 31, 2016. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately. All investment securities are available-for-sale securities, and are shown at fair value, adjusted for the amortization of premiums and the accretion of discounts.

	December 31, 2016
	Mortgage- Backed Securities		Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Book Value	Yield	Book Value	Yield	Book Value	Yield	Book Value	Yield	Book Value	Yield	Book Value	Yield
			(Dollars in thousands)
Available-for Sale securities:
U.S. Government Sponsored Agencies	$—	0.00%	$1,997	0.96%	$12,461	1.48%	$1,490.00	2.52%	$—	—%	$15,948	1.51%
Small Business Administration Loan Pool	$—	0.00%	$—	0.00%	$810	1.56%	$—	0.00%	$—	—%	$810	1.56%
Treasuries	$—	0.00%	$—	0.90%	$4,002	1.14%	$—	0.00%	$—	—%	$4,002	1.49%
State and Local Governments(1)	$—	0.00%	$4,019	1.09%	$1,903	1.96%	$1,777.00	2.47%	$—	—%	$7,699	1.60%
Mortgage Backed Securities	$28,827	1.72%									$28,827	1.72%
Total Available-for-Sale securities	$28,827	1.72%	$6,016	1.05%	$19,176	1.46%	$3,267.00	2.49%	$—	—%	$57,286	1.63%

(1)	The calculated yield is not presented on a tax equivalent basis.

The contractual maturity of mortgage-backed securities is not a reliable indicator of their expected lives because borrowers have the right to prepay their obligations at any time. Monthly pay downs on mortgage-backed securities cause the average lives of these securities to be different than their stated lives. At December 31, 2016 Eastman held Mortgage-backed securities with a fair value of $28.8 million, compared to $14.7 million at December 31, 2015.

Deposits

The following table shows Eastman’s composition of deposits at December 31, 2016 and December 31, 2015:

Composition of Deposits

	December 31,
	2016		2015
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Non-interest-bearing demand	$66,327	32.0%	$68,503	33.4%
Interest-bearing demand	34,763	16.8%	38,094	18.6%
Savings	78,726	38.0%	74,420	36.3%
Time	27,229	13.2%	23,970	11.7%

Total deposits	$207,045	100.0%	$204,987	100.00%

Total deposits at December 31, 2016 were $207.0 million, an increase of $2.1 million, or 1.0%, compared to total deposits of $205.0 million at December 31, 2015. The increase in total deposits is primarily due to an increase in savings and deposits of $4.3 million, or 2.1%, increase in time deposits of $3.3 million, or 1.6%; offset by a decrease in interest-bearing deposits of $3.3 million or 1.6%, and a decrease in non-interest bearing deposits of $2.2 million, or 1.1%. The increase in savings, money market and time deposits is primarily from an increase in new customers and accounts due to the closing of a competitor’s branch in Newkirk, Oklahoma. The decrease in non-interest-bearing and interest-bearing demand deposits was due primarily to a change in customer attitude, moving from fixed rates deposits to higher rate transaction deposits.

The following table provides information on the maturity distribution of time deposits as of December 31, 2016 and December 31, 2015:

	December 31,
	2016	2015
	(Dollars in thousands)
3 months or less	$7,046	$6,203
Over 3 through 6 months	3,657	3,219
Over 6 through 12 months	12,210	10,749
Over 12 months	4,316	3,799

Total Time Deposits	$27,229	$23,970

Other Borrowed Funds

Eastman utilizes borrowings to supplement deposits to fund its lending and investing activities. Short-term borrowings and long-term borrowings include federal funds purchased, FHLB advances, and repurchase agreements.

FHLB advances: FHLB advances include variable rate line of credit advances. Each advance is payable in full at maturity and contains no prepayment penalties. At December 31, 2016, Eastman had FHLB advances of $2.1 million, and at December 31, 2015 Eastman had advances of $7.0 million with the FHLB. FHLB borrowings are used for operational liquidity needs for originating and purchasing loans, purchasing investments and general operating cash requirements. Eastman’s FHLB borrowings were collateralized by a blanket filing on all loans for both periods. Based on this collateral and FHLB stock holdings, Eastman was eligible to borrow an additional $17.0 million at December 31, 2016.

Eastman had repurchase agreements or borrowings from certain customer secured by investment securities. At December 31, 2016, the total of the repurchase agreements was $10.2 million, compared to a total of $12.0 million at December 31, 2015.

Liquidity and Capital Resources

Liquidity

During the twelve-month periods ended December 31, 2016 and December 31, 2015, Eastman’s liquidity needs have primarily been met by core deposits, security and loan maturities and amortizing investment and loan portfolios. Other funding sources include federal funds purchased, brokered certificates of deposit, and borrowings from the FHLB.

Eastman’s largest sources of funds are deposits, repurchase agreements, and FHLB borrowings, and its largest uses of funds are loans and securities. Average loans were $178.1 million for the twelve months ended December 31, 2016, an increase of 10.5% over December 31, 2015 average balance. The securities portfolio has a weighted average life of 2.84 years and a modified duration of 2.67 years at December 31, 2016.

Cash and due from banks was $9.4 million at December 31, 2016, an increase of $544 thousand from the $8.9 million of cash and due from banks at December 31, 2015. The net cash provided by operating activities of $5.1 million and $2.4 million of net cash provided by investing activities was offset by cash used by financing activities of $6.9 million. Eastman believes that its daily funding needs can be met through cash provided by operating activities, payments and maturities on loans and investment securities, core deposit base and FHLB advances and other borrowing relationships.

Off-Balance Sheet Items

Eastman’s commitments associated with outstanding standby and performance letters of credit and commitments to extend credit expiring by period as of December 31, 2016 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

Credit Extensions Commitments

	As of December 31, 2016
	1 Year or Less	More Than 1 Year but Less Than 3 Years	3 Years or More but Less Than 5 Years	5 Years or More	Total
	(Dollars in thousands)
Commitments to extend credit	$34,711	$303	$2,334	$3,359	$40,707
Standby letters of credit	$904	$—	$—	$—	$904
Credit card guarantees(1)	$—	$—	$—	$402	$402

Total	$35,615	$303	$2,334	$3,761	$42,013

(1)	The bank contracts with a third party for the issuance of credit cards. In certain cases, the bank will agree to guarantee the exposure. The exposure is underwritten in the same manner as though the loan were a direct loan. As with most credit cards, there is no commitment expiration and no collateral exists.

Capital Resources

Eastman believes as of December 31, 2016, Eastman and Eastman Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2016, the most recent notifications from the federal regulatory agencies categorized Eastman as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Eastman must maintain minimum total capital, Tier 1 capital, Common Equity Tier 1 capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Eastman’s category.

Total shareholders’ equity was $24.3 million at December 31, 2016, a decrease of $1.1 million, or 4.5%, compared with December 31, 2015.

The following table provides a comparison of Eastman’s and Eastman Bank’s leverage and risk-weighted capital ratios as of December 31, 2016 to the minimum and well-capitalized regulatory standards.

Capital Adequacy Analysis

	As of December 31, 2016
	Actual		Minimum Required for Capital Adequacy Purposes under Basel III Phase-in		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Eastman Bank(1)
Total capital (to risk weighted assets)	$26,068	14.75%	$15,245	8.63%	$18,429	10.00%
Tier 1 capital (to risk weighted assets)	23,847	13.50%	11,712	6.63%	14,743	8.00%
Common equity tier 1 capital (to risk weighted assets)	23,847	13.50%	9,062	5.13%	11,979	6.50%
Tier 1 leverage capital (to average assets)	23,847	9.44%	10,238	4.00%	12,797	5.00%

(1)	The Federal Reserve may require Eastman Bank to maintain capital ratios above the required minimums.

Non-GAAP Financial Measures

Efficiency Ratio: Eastman calculates the efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gains on the sale of available-for-sale securities. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income. Eastman’s efficiency ratio was 49.9% and 52.4% for the twelve months ended December 31, 2016 and December 31, 2015, respectively.

Management utilizes static balance sheet rate shocks to estimate the potential impact on various rate scenarios. This analysis estimates a percentage of change in the metric from the stable rate base scenario versus alternative scenarios of rising and falling market interest rates by instantaneously shocking a static balance sheet. The following table summarizes the simulated immediate change in net interest income for twelve months as of the dates indicated:

Market Risk

	Impact on Net Interest Income
Change in prevailing interest rates	June 30, 2017	December 31, 2016	December 31, 2015
+300 basis points	0.52%	0.61%	0.66%
+200 basis points	0.38%	0.48%	0.51%
+100 basis points	0.22%	0.34%	0.37%
0 basis points	—	—	—
-100 basis points	(0.29)%	(0.46)%	(0.52)%

	Impact on Economic Value of Equity
Change in prevailing interest rates	June 30, 2017	December 31, 2016
+300 basis points	(0.90)%	(1.59)%
+200 basis points	(0.57)%	(1.09)%
+100 basis points	(0.41)%	(0.59)%
0 basis points	—	—
-100 basis points	(0.29)%	1.26%

Quantitative and Qualitative Disclosures About Market Risk

Eastman manages market risk, which for Eastman, is primarily interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Eastman. This committee is composed of certain members of the Eastman Board in accordance with asset liability and funds management policies approved by the full board of Eastman.

Eastman uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

DESCRIPTION OF CAPITAL STOCK OF EQUITY

As a result of the merger, Eastman shareholders who receive shares of Equity common stock in the merger will become shareholders of Equity. Your rights as a shareholder of Equity will be governed by Kansas law and the Equity articles and the Equity bylaws. The following briefly summarizes the material terms of Equity common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Equity’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the OGCA and the Equity articles and Equity bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which you are urged to read. Copies of Equity’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of Eastman’s governing documents, see “Where You Can Find More Information.”

Overview

Equity’s authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.01 per share, of which 45,000,000 are designated as Equity common stock and 5,000,000 are designated as Class B common stock, and 10,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

As of June 30, 2017, there were 12,019,806 shares of Equity common stock issued and outstanding and 186,513 shares of Equity’s Class B common stock issued and outstanding. All issued and outstanding shares at that date were, and the shares of Equity common stock to be issued upon completion of this offering will be, fully paid and nonassessable. Immediately following the completion of the merger, Equity expects to have approximately [            ] shares of Equity common stock outstanding and 186,513 shares of Class B common stock outstanding. Also, as of [    ], options to purchase [        ] shares of Equity common stock held by Equity’s employees, officers and directors under Equity’s Amended and Restated 2013 Stock Incentive Plan were outstanding.

Equity common stock

Class A common stock

Voting Rights. Each holder of Equity common stock is entitled to one vote for each share of Equity common stock held on all matters to be voted on by Equity’s shareholders. Holders of Equity common stock elect Equity Board and act on other matters as are required to be presented to them under Kansas law or as are otherwise presented to them by the board of directors. Each holder of Equity common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Equity issues preferred stock, holders of Equity’s preferred stock may also possess voting rights. When a quorum is present at any meeting, the vote of the holders of a majority of Equity common stock present in person or by proxy will decide any matter before such meeting, unless the matter is one requiring a different vote by applicable law or the Equity articles.

Dividends. To the extent permitted under the KGCC and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity common stock are entitled to participate ratably on a per share basis with holders of Equity’s Class B common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. For a discussion of Equity’s dividend policy and dividend history, see “Equity Dividend Policy.” If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Preemptive Rights; Other. Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Equity common stock is not entitled to the benefits of any redemption or sinking fund provision.

Class B common stock

Voting Rights. The holders of Class B common stock have no voting rights except as may be provided for under Kansas law.

Dividends. To the extent permitted under the KGCC and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis with holders of Equity common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. For a discussion of Equity’s dividend policy and dividend history, see “Equity Dividend Policy.” If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Conversion. The stock purchase agreements pursuant to which the holders of Class B common stock purchased such shares generally provide the holders of Class B common stock with a contractual right to exchange shares of Class B common stock for shares of Equity common stock, at the election of the transferee, in connection with a transfer by such holder of Class B common stock to an unaffiliated party in the following limited circumstances: (i) a transfer to Equity or Equity Bank; (ii) a widespread public distribution; (iii) a transaction in which no transferee (or group of associated transferees) receives two percent or more of any class of voting securities of Equity; or (iv) to a transferee that would control more than fifty percent of the voting securities of Equity without any transfer from such holder of Class B common stock, in each case subject to the terms of the stock purchase agreement. The right to exchange Class B common stock for Equity common stock under the respective stock purchase agreements generally survives indefinitely. The holders of Class B common stock are also generally restricted from transferring their Class B common stock except in a transaction in which the holder would be eligible to exchange Class B common stock for Equity common stock or to an affiliate of the holder.

Preemptive Rights; Other. Holders of Equity’s Class B common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Class B common stock is not entitled to the benefits of any redemption or sinking fund provision.

Preferred Stock

Upon authorization of the Equity Board, Equity may issue shares of one or more series of Equity’s preferred stock from time to time. The Equity Board may, without any action by holders of common stock and subject to the provisions of any outstanding series of preferred stock, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others, any:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Equity may issue shares of, or rights to purchase shares of, one or more series of Equity’s preferred stock that have been or may be designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, Equity’s common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Equity’s shareholders might believe to be in their best interests or in which Equity’s shareholders might receive a premium for their stock over Equity’s then market price.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of Eastman common stock will be entitled to receive shares of Equity common stock in exchange for their shares of Eastman common stock. Equity and Eastman are organized under the laws of the states of Kansas and Oklahoma, respectively. The following is a summary of the material differences between (1) the current rights of Eastman shareholders under the OGCA, the Eastman certificate of incorporation (the “Eastman certificate”) and the Eastman bylaws and (2) the current rights of Equity shareholders under the KGCC, the Equity articles and the Equity bylaws.

Equity and Eastman believe that this summary describes the material differences between the rights of the holders of Equity common stock as of the date of this proxy statement/prospectus and the rights of the holders of Eastman common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Equity’s governing documents have been filed with the SEC. Copies of the Eastman certificate and the Eastman bylaws are available upon written request from Eastman. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Equity	Eastman

AUTHORIZED CAPITAL STOCK

The Equity articles authorize it to issue up to (i) 50,000,000 shares of common stock, par value $0.01 per share, of which 45,000,000 shall be designated as Equity common stock and 5,000,000 shall be designated as Class B common stock, and (ii) 10,000,000 shares of preferred stock.	The Eastman certificate authorizes it to issue up to 500,000 shares of common stock, par value $0.10 per share.

PREEMPTIVE RIGHTS

Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued.	Holders of Eastman common stock are not entitled to preemptive rights with respect to any shares that may be issued.

VOTING LIMITATIONS

The Equity articles expressly elect for Equity to be governed by Sections 17-1286 et seq. of the KGCC. Under Section 17-1286 et seq., control shares (shares that would have voting power with respect to shares of Equity that would entitle that person immediately after acquisition of the shares to exercise 20% or more of all the voting power in the election of directors) acquired in a control share acquisition have voting rights only to the extent they are granted by resolution approved by the Equity shareholders, with certain exceptions as provided in Sections 17-1286 et seq. To be approved under Section 17-1294 of the KGCC, such resolution must be approved by (i) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors by class if required by the terms of the shares, and (ii) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors by class if required by the terms of the shares, excluding all interested shares (generally defined as all shares owned by the acquiring person or group, Equity’s

Eastman is not subject to Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes.

Eastman’s certificate does not provide for cumulative voting with respect to the election of Eastman’s directors.

Equity	Eastman

directors who are also its employees, and Equity’s officers). Under certain circumstances, Equity has redemption rights with respect to shares acquired in a control share acquisition. In addition, Equity shareholders have appraisal rights under certain circumstances if the control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power.

The Equity articles expressly prohibit cumulative voting of shares, except as otherwise required by law and subject to the provisions of the Equity preferred stock. Holders of shares of Class B common stock shall have no right to vote on matters which are voted upon by the Equity shareholders.

SIZE OF BOARD OF DIRECTORS

The Equity articles currently provide that the Equity Board will consist of no less than three directors and no more than 25 directors, and, subject to the rights of the holders of any preferred stock then outstanding, the specific number of directors between three and 25 shall be authorized from time to time by, and only by, resolution duly adopted by a majority of the total number of directors then constituting the entire board. The Equity Board currently has 15 members.	The Eastman certificate provides that the number of directors shall be fixed by or in the manner provided in the Eastman bylaws. The Eastman bylaws provide that the number of directors shall be fixed from time to time by resolution of the Eastman Board or by the Eastman shareholders at the annual or a special meeting of shareholders. The Eastman Board currently has 12 members.

CLASSES OF DIRECTORS

The Equity Board is divided into three classes, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires. The current classification and terms of the board consists of Class I directors whose term will expire in 2019, Class II directors whose term will expire in 2018 and Class III directors whose term will expire in 2017.	The Eastman Board is not divided into classes.

REMOVAL OF DIRECTORS

Subject to the rights of the holders of any preferred stock then outstanding, (i) any Equity director or the entire Equity Board may be removed from office at any time by the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of the voting power of all the shares of capital stock of Equity then entitled to vote generally in the election of directors, voting together as a single class, and (ii) to the extent permitted by law, any director may be removed from office at any time, but only for cause, by the affirmative vote of a majority of the entire Equity Board.	Under Oklahoma law, any Eastman director or the entire Eastman Board may be removed, with or without cause, by the holders of a majority of the Eastman common stock then entitled to vote at an election of directors.

Equity	Eastman
FILLING VACANCIES ON THE BOARD OF DIRECTORS

Subject to the rights of the holders of any preferred stock then outstanding, any vacancy occurring on the Equity Board for any reason, including any vacancy created by reason of an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the term of any director elected to fill a vacancy shall expire upon the expiration of the term of office of the class of directors in which such vacancy occurred. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.	The Eastman bylaws provide that any vacancy occurring on the Eastman Board may be filled by the affirmative vote of a majority of the directors remaining in office, although less than a quorum. Any director so chosen will hold office for the unexpired term and until such director’s successor shall be elected and qualified, or until such director’s earlier death, resignation or removal.

SPECIAL MEETING OF SHAREHOLDERS

Except as otherwise required by law and subject to the right of holders of preferred stock then outstanding, special meetings of shareholders may be called by the president of Equity or by or at the direction of a majority of the Equity Board, and shall be called by the chairman of the Equity Board, the president or the secretary upon the written request of the holders of not less than 20% of all outstanding shares of capital stock of Equity entitled to vote at such special meeting. The business transacted at a special meeting of shareholders shall be limited to that stated in the notice of such meeting or in a duly executed waiver thereof.

Under Oklahoma law, special meetings of the shareholders of a corporation may be called by the board of directors or by the person or persons as may be authorized by the certificate of incorporation or the bylaws of the corporation.

The Eastman bylaws provide that special meetings of the shareholders may be called by the President or by the board of directors, and shall be called by the President at the request of the holders of not less than 25% of all outstanding shares entitled to vote at the meeting.

QUORUM

Under the Equity bylaws, except as otherwise required by law or the Equity articles, one-half of the stock issued and outstanding and entitled to vote at any meeting, represented in person or by proxy, shall constitute a quorum at all meetings of shareholders for the transaction of business. If a quorum fails to attend any meeting, the shareholders entitled to vote at any meeting, present in person or represented by proxy, may adjourn the meeting from time to time.	The presence in person or by proxy of shareholders entitled to vote a majority of the outstanding shares of common stock of Eastman shall constitute a quorum at all meetings of the shareholders of Eastman.

NOTICE OF SHAREHOLDER MEETINGS

The Equity bylaws provide that written notice of each meeting of shareholders stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered or given to each shareholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting. If a shareholders’ meeting is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.	Notice of shareholder meetings setting forth the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered or given to each shareholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting; provided, however, if the purpose of the meeting is to vote on a merger, a consolidation, a share exchange, or the sale, lease or exchange of all, or substantially all, of Eastman’s property and assets, written notice must be delivered

Equity	Eastman

If mailed, notice shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the shareholder at his address as it appears on the Equity records. Attendance of a shareholder at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express and exclusive purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

An affidavit of the secretary or assistant secretary or of the transfer agent of Equity that notice has been given shall be prima facie evidence of the facts stated therein in the absence of fraud.

or given at least 20 days before the date of the meeting. If a shareholders’ meeting is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be delivered or given to each shareholder of record entitled to vote at the meeting.

If mailed, notice shall be deemed to have been given when deposited in the United States mail, postage prepaid, addressed to the shareholder at his address as it appears on the Eastman records. Attendance of a shareholder at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

An affidavit of the secretary or assistant secretary or of the transfer agent or other agent of Eastman that notice has been given shall be prima facie evidence of the facts stated therein in the absence of fraud.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

The Equity bylaws establish an advance notice procedure with regard to nominations of directors and other business proposals to be brought before Equity’s annual meeting by a shareholder of record of Equity.

Except as may otherwise be require by applicable law or regulation, or be expressly authorized by the entire Equity Board, a shareholder may make a nomination or nominations for directors of Equity at an annual meeting of shareholders or may bring up any other matter for consideration and action by the shareholders at an annual meeting of shareholders, only if the following provisions shall have been satisfied:

(1) such shareholder must be a shareholder of record on the record date for such annual meeting, must continue to be a shareholder of record at the time of such meeting and must be entitled to vote on such matter so presented;

(2) such shareholder must deliver or cause to be delivered a written notice to the Equity secretary. The notice must be received by the secretary no less than 120 days prior to the day corresponding to the date on which Equity released its proxy statement in connection with the previous year’s annual meeting; provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the

No nomination procedures are set forth in Eastman’s bylaws.

Equity	Eastman

previous year’s annual meeting, such notice must be received by the secretary a reasonable time prior to the time at which notice of such meeting is delivered to the shareholders. The notice shall specify (i) the name and address of the shareholder as they appear on the books of Equity, (ii) the class and number of shares of Equity which are beneficially owned by the shareholder, (iii) any material interest of the shareholder in the proposed business described in then notice, (iv) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about such shareholder that would be required by the Exchange Act, and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved if such shareholder were a nominee of Equity for election as one of its directors, (v) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the shareholders and if and why it is deemed by such shareholder to be beneficial to Equity, and (vi) if so requested by Equity, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the 1934 Act;

(3) notwithstanding satisfaction of provisions (1) and (2) above, the proposed business described in the notice may be deemed not to be properly brought before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a shareholder proposal and was omitted, or had it been so offered, it could have been omitted, from the notice of, and proxy material for, the meeting (or any supplement thereto) authorized by the Equity Board; and

(4) in the event such notice is timely given pursuant to provision (2) and the business described therein is not disqualified pursuant to provision (3), such business may be presented by, and only by, the shareholder who shall have given the notice required by provision (1) or a representative of such shareholder.

If the above provisions shall not have been satisfied, any nomination sought to be made or other business sought to be presented by such shareholder for consideration

Equity	Eastman
and action by the shareholders at such a meeting shall be deemed not properly brought before the meeting, shall be ruled by the chairman of the Equity Board to be out of order and shall not be presented or acted upon at the meeting.

ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

Sections 17-12,100 et seq. of the KGCC restricts certain business combinations between Equity and an interested shareholder for three years following the date that such shareholder became an interested shareholder. An interested shareholder is any person, other than Equity and any direct or indirect majority-owned subsidiary of Equity, that is the owner of 15% or more of the outstanding voting stock of Equity, or an affiliate or associate of Equity and was the owner of 15% or more of the outstanding voting stock of Equity at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder and the affiliates and associates of such person. Certain other persons are excluded from the definition of interested shareholder as provided in Section 17-12,100 of the KGCC.

The restrictions in Sections 17-12,100 et seq. of the KGCC do not apply if (1) prior to such date the Equity Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of Equity outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) on or after such date the business combination is approved by the Equity Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

Although a Kansas corporation may elect not to be governed by Sections 17-12,100 et seq. of the KGCC, Equity has expressly elected to be governed by Sections 17-12,100 et seq. of the KGCC.

For a discussion of Sections 17-1286 et seq. of the KGCC, which are also anti-takeover provisions, see “Voting Limitations” above.

Neither Eastman’s certificate nor its bylaws include anti-takeover provisions. Eastman is not subject to Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes.

Equity	Eastman
LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

The Equity articles provide that no Equity director shall be liable to Equity or its shareholders for monetary damages for a breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the KGCC as presently in effect or as the same may be amended. Any repeal or modification of the provision limiting personal liability of directors shall not adversely affect any right or protection of an Equity director existing at the time of such repeal or modification.	The Eastman certificate provides that no Eastman director shall be liable to Eastman or its shareholders for monetary damages for a breach of fiduciary duty as a director; provided, however, this provision does not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to Eastman or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for payment of any unlawful dividend or for any unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

In addition to and without limiting the rights to indemnification and advancement of expenses specifically provided for in the Equity bylaws, Equity shall indemnify and advance expenses to each person who is or was an officer or director of Equity, or who is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, to the fullest extent permitted by the laws of the State of Kansas as then in effect.

The Equity bylaws provide that Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Equity), by reason of the fact that such person is or was an officer or director of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that Equity shall not be required to indemnify or advance expenses to any person in connection with an action, suit or proceeding initiated by such person (other than an action, suit or proceeding initiated by such person to enforce his right to indemnification and advancement of expenses pursuant to this section) unless the initiation of such action, suit or proceeding was authorized in advance by the Equity Board.

The Eastman bylaws provide that Eastman shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Eastman or is or was serving at the request of Eastman as a director or officer of another enterprise to the fullest extent authorized by the OGCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Eastman to provide broader indemnification rights than the OGCA permitted Eastman to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding; provided, however, that, except as otherwise provided in the Eastman bylaws, Eastman shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Eastman Board.

Expenses actually incurred by a person entitled to indemnification under the Eastman bylaws shall be paid by Eastman in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Eastman.

Equity	Eastman

Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Equity to procure a judgement in its favor by reason of the fact that the person is or was a director or officer of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, amounts paid in settlement, attorneys’ fees and other expenses actually and reasonably incurred by such person in connection with such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Equity unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Indemnification of a person referred to in the above paragraphs is mandatory if such person has been successful in the merits or otherwise in defense of any action, suit or proceeding referred to in the above paragraphs, or in defense of any claim, issue or matter therein. For all other situations, and unless indemnification is ordered by a court, any indemnification by Equity shall be made only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct set forth in the above paragraphs. Such determination shall be made (i) by the Equity Board by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (ii) if such a quorum is not attainable, or even if attainable, should a quorum of disinterested directors so direct, by independent legal counsel in a written opinion, or (iii) by the Equity shareholders. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Eastman may purchase and maintain insurance on behalf of any person who is or was a director or officer of Eastman, or is or was serving at the request of Eastman as a director or officer of another enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Eastman would have the power to indemnify him against such liability under the OGCA.

The right to indemnification and advancement of expenses provided by, or are granted pursuant to, the Eastman bylaws shall not be exclusive or any other right to which those seeking indemnification or advancement of expenses may be entitled under any statute, provision of Eastman’s certificate, other written agreement, vote of shareholders or disinterested directors, or otherwise.

The right to indemnification and advancement of expenses provided by, or granted pursuant to, the Eastman bylaws shall continue as to any person who has ceased to be a director or officer of Eastman or any other enterprise, and shall inure to the benefit of the heirs, executors, and administrators of such person. Eastman would be prohibited from making indemnification payments to the extent that any such payment would violate applicable banking regulations.

Equity	Eastman

Expenses actually and reasonably incurred by a person entitled to indemnification under the Equity bylaws shall be paid by Equity in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Equity. The Equity Board may, in each individual case, impose any additional terms and conditions as they shall deem appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, the Equity bylaws shall continue as to any person who has ceased to hold any position with Equity or any other enterprise, and shall inure to the benefit of the heirs, executors, administrators and estate of such person.

Upon resolution passed by the Equity Board, Equity may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not Equity would have the power to indemnify him against such liability under the Equity bylaws.

Notwithstanding any other provision of the Equity bylaws, in no event shall Equity indemnify any person against liabilities, penalties or expenses incurred in connection with an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such person or persons in the form of payments to Equity or any other enterprise.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

Equity reserves the right to amend, alter, change or repeal any provision contained in the Equity articles in the manner now or hereafter prescribed in the Equity articles and by the laws of the state of Kansas, and all rights conferred upon shareholders in the Equity articles are granted subject to such reservation. Notwithstanding the above provision or any other provisions of the Equity articles or bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the then outstanding voting stock of Equity, voting together as a single class, shall be

Under the OGCA, Eastman’s certificate may be amended in the event that the Eastman Board recommends such amendment and a majority of the outstanding shares of Eastman common stock votes in favor of such amendment.

The Eastman certificate and bylaws provide that the Eastman bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Eastman common stock. The Eastman bylaws further provide that the Eastman bylaws may

Equity	Eastman

required to amend or repeal, or adopt any provisions inconsistent with, Articles VI (Action by Shareholders), VII (Number, Classification and Election of Directors; Vacancies), VIII (Removal of Directors), IX (Indemnification of Officers and Directors), XI (Control Share Acquisitions), XII (Business Combinations with Interested Shareholders), XIII (Amendment of Bylaws) or XIV (Amendment of Articles) of the Equity articles.

The Equity Board is authorized to make, amend, alter or repeal the Equity bylaws, subject to the power of the shareholders as described below to make, amend, alter or repeal the Equity bylaws. Notwithstanding the foregoing or any other provisions of the Equity articles or bylaws, the affirmative vote of at least 66 2/3% of the voting power of all the shares of the then outstanding voting stock of Equity, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provisions inconsistent with, Articles II (Meetings of Shareholders), III (Directors), VIII (Indemnification of Directors, Officers, Employees & Agents) or IX (Amendments) of the Equity bylaws.

be amended by the affirmative vote of a majority of the Eastman Board; provided, however, the Eastman Board shall have no power to amend any bylaw fixing their number, qualifications, classifications, term of office or the right of the shareholders to remove them from office.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS

Under the Equity articles, any action required or permitted to be taken by the shareholders of Equity must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.	Any action required or permitted to be taken by the shareholders of Eastman may be effected pursuant to a written consent signed by the holders of outstanding Eastman common stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares of Eastman common stock entitled to vote thereon were present and voted.

SHAREHOLDER RIGHTS PLAN

Equity does not have a shareholder rights plan in effect.	Eastman does not have a shareholder rights plan in effect.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Equity

Equity common stock is listed on NASDAQ under the symbol “EQBK.” As of [            ], 2017, the latest practicable date prior to the printing of this proxy statement/prospectus, there were approximately [             ] holders of record of Equity common stock. As of such date, approximately [            ] shares of Equity common stock were outstanding. Equity common stock has no public trading history prior to November 11, 2015.

The following table shows the high and low sales prices per share of Equity common stock as reported on NASDAQ on (1) July 14, 2017, the last full trading day preceding the public announcement that Equity and Eastman had entered into the merger agreement, (2) [            ], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus and (3) the periods indicated therein.

	Equity common stock
	High			Low
July 14, 2017 (1)		$31.82			$31.50
[ ], 2017(2)	$	[	]	$	[	]

Quarter Ended
December 31, 2015 (beginning November 11, 2015)		$24.93			$16.00
March 31, 2016		$24.10			$19.72
June 30, 2016		$23.94			$19.81
September 30, 2016		$25.94			$21.02
December 31, 2016		$38.03			$23.94
March 31, 2017		$35.24			$29.82
June 30, 2017		$33.11			$29.13

(1)	The last full trading day preceding the public announcement of the entry into the merger agreement.
(2)	The latest practicable date prior to the printing of this proxy statement/prospectus.

The foregoing table may not provide meaningful information to Eastman shareholders in determining whether to approve the Eastman Merger Proposal. Each of Equity and Eastman shareholders are advised to obtain current market quotations for Equity common stock. The market price of Equity common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Equity common stock before or after the closing date of the merger. Changes in the market price of Equity common stock prior to the closing of the merger will affect the market value of the merger consideration that Eastman shareholders will be entitled to receive upon completion of the merger. See the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page [    ].

Equity Dividend Policy

Equity has not historically declared or paid cash dividends on Equity’s common stock and does not expect to pay dividends on Equity’s common stock for the foreseeable future. Instead, Equity anticipates that all of Equity’s future earnings will be retained to support Equity’s operations and to finance the growth and development of Equity’s business. Any future determination to pay dividends on Equity’s common stock will be made by the Equity Board and will depend on a number of factors, including:

•	Equity’s historical and projected financial condition, liquidity and results of operations;

•	Equity’s capital levels and requirements;

•	statutory and regulatory prohibitions and other limitations;

•	any contractual restriction on Equity’s ability to pay cash dividends, including pursuant to the terms of any of Equity’s credit agreements or other borrowing arrangements;

•	Equity’s business strategy;

•	tax considerations;

•	any acquisitions or potential acquisitions that Equity may examine;

•	general economic conditions; and

•	other factors deemed relevant by the Equity Board.

Equity is not obligated to pay dividends on its common stock.

As a Kansas corporation, Equity is subject to certain restrictions on dividends under the KGCC. Generally, a Kansas corporation may pay dividends to its shareholders out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. In addition, if the capital of a Kansas corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation cannot declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Equity is also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies.

Since Equity is a bank holding company and does not engage directly in business activities of a material nature, Equity’s ability to pay dividends to its shareholders depends, in large part, upon Equity’s receipt of dividends from Equity Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of Equity Bank is subject to the discretion of its board of directors. Equity Bank is not obligated to pay dividends.

Eastman

Eastman is a privately held corporation and its common stock is not traded on any established public trading market. As of the Eastman record date, there were approximately 80 holders of record of Eastman common stock. As of such date, 192,183 shares of Eastman common stock were outstanding and 307,817 shares of Eastman common stock were held as treasury stock.

The most recent trade of Eastman’s common stock occurred on February 15, 2017, when 317 shares were traded at a price of $158 per share. There were other limited transfers of Eastman’s common stock prior to that time, including transfers between related parties (as gifts or to trusts or estates). Because of limited trading, the price described above may not be representative of the actual or fair value of Eastman’s common stock. Eastman is not obligated to register its common stock or, upon any registration, to create a market for its stock.

Eastman’s shareholders are entitled to receive dividends out of legally available funds as and when declared by the Eastman Board, in its sole discretion. As an Oklahoma corporation, Eastman is subject to certain restrictions on dividends under the OGCA. Generally, an Oklahoma corporation may pay dividends to its shareholders out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. In addition, if the capital of an Oklahoma corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation cannot declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Eastman is also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies.

Since Eastman is a bank holding company and does not engage directly in business activities of a material nature, Eastman’s ability to pay dividends to its shareholders depends, in large part, upon Eastman’s receipt of dividends from Eastman Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of Eastman Bank is subject to the discretion of its board of directors. Eastman Bank is not obligated to pay dividends.

LEGAL MATTERS

The validity of the Equity common stock offered by this prospectus will be passed upon for Equity by Wise & Reber, L.C., McPherson, Kansas. Certain legal matters in connection with this offering will be passed upon for Equity by Norton Rose Fulbright US LLP, Dallas, Texas.

EXPERTS

Equity

The consolidated financial statements of Equity Bancshares, Inc. as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, incorporated by reference in this proxy statement/prospectus have been audited by Crowe Chizek LLP, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein. Such consolidated financial statements have been so included and incorporated in reliance given on the authority of said firm as experts in accounting and auditing.

Eastman

The consolidated financial statements of Eastman and its subsidiaries as of December 31, 2016 and December 31, 2015, and for each of the two years in the period ended December 31, 2016, included in this proxy statement/prospectus have been audited by Erwin & Company, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein. Such consolidated financial statements have been so included and incorporated in reliance given on the authority of said firm as experts in accounting and auditing.

Community

The consolidated financial statements of Community First Bancshares, Inc. as of December 31, 2015 and December 31, 2014 and for each of the two years in the period ended December 31, 2015, incorporated by reference in this proxy statement/prospectus have been audited by Erwin & Company, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein. Such consolidated financial statements have been so included and incorporated in reliance given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Equity has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Equity common stock that Eastman shareholders will be entitled to receive in connection with the Merger if the Merger is completed. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Equity and Equity common stock.

Equity also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of the materials Equity files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Equity, including Equity’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through

Equity’s website at investor.equitybank.com as soon as reasonably practicable after Equity files them with, or furnishes them to, the SEC. Information on Equity’s website is not incorporated into this proxy statement/prospectus or Equity’s other securities filings and is not a part of these filings.

Set forth below are additional documents which are incorporated by reference and contain important information about Equity and its financial condition.

This document incorporates by reference the following documents that have previously been filed with the SEC by Equity (Commission File No. 001-37624):

•	Annual Report on Form 10-K for the year ended December 31, 2016 (including specific portions of Equity’s definitive Proxy Statement for the 2016 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;

•	Equity’s Forms 8-K filed on June 17, 2017 and June 20, 2017; and

•	The audited consolidated financial statements of Community First Bancshares, Inc. and Subsidiary as of December 31, 2015 and 2014 contained in pages F-116 through F-121 of Amendment No. 1 to Equity’s Registration Statement on Form S-4 (Registration No. 333-213283) (the “Community Registration Statement”) filed with the SEC on September 23, 2016.

A description of Equity’s capital stock can be found herein under “Description of Capital Stock of Equity.”

Information about Equity can also be found in additional documents that Equity may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Eastman’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents referred to above through Equity or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from Equity without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Equity at the following address:

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Attn: Investor Relations

Telephone: (316) 612-6000

Eastman is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Eastman, please send a request in writing or by telephone to Eastman at the following address:

Eastman National Bancshares, Inc.

102 South Main Street

P.O. Box 468

Newkirk, Oklahoma 74647

Attention: Darin Kirchenbauer

Telephone: (580) 362-2511

If you would like to request documents, please do so by [                ], 2017 to receive them before the Eastman special meeting. If you request any incorporated documents from Equity, then Equity will mail them to you by first-class mail, or another equally prompt means, within one business day after Equity receives your request.

Equity has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Equity, and Eastman has supplied all information contained in this proxy statement/prospectus relating to Eastman.

Neither Equity nor Eastman has authorized anyone to give any information or make any representation about the merger, the Equity share issuance or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Independent Auditor’s Report

The Board of Directors

Eastman National Bancshares, Inc.

Newkirk, Oklahoma

We have audited the accompanying consolidated financial statements of Eastman National Bancshares, Inc., which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eastman National Bancshares, Inc. as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Little Rock, Arkansas

August 14, 2017

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

	2016	2015
ASSETS
Cash and due from banks	$9,343,385	$7,645,239
Federal funds sold	79,739	1,233,615

Total cash and cash equivalents	9,423,124	8,878,854
Time deposits in other banks	—	249,000
Available-for-sale investment securities	56,595,308	67,984,945
Loans, net of allowance for loan losses	177,994,351	169,782,676
Premises and equipment, net	1,898,806	1,975,884
Foreclosed assets held for sale	35,382	24,000
Federal Reserve Bank and Federal Home Loan Bank stock	438,650	452,250
Deferred income taxes	1,188,114	932,696
Accrued interest receivable	951,491	1,075,971
Other assets	369,008	521,535

Total assets	$248,894,234	$251,877,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$66,327,444	$68,503,246

Total non-interest-bearing deposits	66,327,444	68,503,246

Savings, NOW, and money market	113,489,181	112,513,521
Time	27,229,064	23,970,399

Total interest-bearing deposits	140,718,245	136,483,920

Total deposits	207,045,689	204,987,166
Retail repurchase agreements	10,174,289	12,015,375
Federal Home Loan Bank advances	2,162,000	7,045,400
Dividends payable	4,988,516	2,209,909
Accrued interest payable and other liabilities	272,952	229,433

Total liabilities	224,643,446	226,487,283

Stockholders’ equity:
Common stock, $0.10 par value; 500,000 shares authorized; 197,970 shares issued; 191,866 and 192,166 shares outstanding in 2016 and 2015, respectively	19,797	19,797
Additional paid-in capital	2,559,811	2,559,811
Retained earnings	23,321,002	24,005,206
Accumulated other comprehensive loss	(421,832)	(21,170)
Treasury stock, 6,104 and 5,804 shares in 2016 and 2015, respectively, at cost	(1,227,990)	(1,173,116)

Total stockholders’ equity	24,250,788	25,390,528

Total liabilities and stockholders’ equity	$248,894,234	$251,877,811

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2016 and 2015

	2016	2015
Interest income:
Loans, including fees	$9,864,139	$9,292,015
Investment securities, taxable	935,122	770,483
Investment securities, nontaxable	119,078	142,596
Federal funds sold and other	22,289	48,247

Total interest income	10,940,628	10,253,341

Interest expense:
Deposits	275,112	236,912
Retail repurchase agreements	14,922	12,890
Federal Home Loan Bank advances	7,012	24

Total interest expense	297,046	249,826

Net interest income	10,643,582	10,003,515

Provision for loan losses	125,000	126,939

Net interest income after provision for loan losses	10,518,582	9,876,576

Non-interest income:
Service charges on deposits	2,155,407	1,846,849
Net gains on sales of investment securities	309,490	17,638
Net gains (losses) on sales and write-downs of foreclosed assets	(2,000)	9,770
Other	124,690	155,819

Total non-interest income	2,587,587	2,030,076

Non-interest expenses:
Salaries and employee benefits	3,457,426	3,392,648
Occupancy and equipment	624,306	512,063
Data processing	700,346	613,341
Professional fees	244,937	373,165
Advertising and business development	222,774	264,628
FDIC Insurance	125,402	118,467
Other	1,066,165	1,020,313

Total non-interest expense	6,441,356	6,294,625

Income before income taxes	6,664,813	5,612,027

Provision for income taxes	2,360,501	1,887,580

Net income	$4,304,312	$3,724,447

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2016 and 2015

	2016	2015
Net income	$4,304,312	$3,724,447
Other comprehensive income (loss):
Net unrealized holding gains (losses) on available-for-sale investment securities arising during the year, net of deferred income taxes of $101,174 and $9,794, respectively	(196,399)	19,012
Reclassification adjustment for gains included in net income, net of deferred income taxes of $105,227 and $5,997, respectively	(204,263)	(11,641)

Total other comprehensive income (loss)	(400,662)	7,371

Comprehensive income	$3,903,650	$3,731,818

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2016 and 2015

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
Balance - December 31, 2014	$19,797	$2,559,811	$24,143,296	$(28,541)	$(1,129,096)	$25,565,267
Purchase of 300 shares of treasury stock, at cost	—	—	—	—	(53,487)	(53,487)
Sale of 57 shares of treasury stock	—	—	—	—	9,467	9,467
Comprehensive income	—	—	3,724,447	7,371	—	3,731,818
Dividends declared	—	—	(3,862,537)	—	—	(3,862,537)

Balance - December 31, 2015	19,797	2,559,811	24,005,206	(21,170)	(1,173,116)	25,390,528
Purchase of 300 shares of treasury stock, at cost	—	—	—	—	(54,874)	(54,874)
Comprehensive income	—	—	4,304,312	(400,662)	—	3,903,650
Dividends declared	—	—	(4,988,516)	—	—	(4,988,516)

Balance - December 31, 2016	$19,797	$2,559,811	$23,321,002	$(421,832)	$(1,227,990)	$24,250,788

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities:
Net income	$4,304,312	$3,724,447
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	125,000	126,939
Depreciation	193,109	126,547
Net amortization of investment securities	489,022	262,182
Deferred income taxes	(49,017)	4,016
Noncash FHLB stock dividends	(5,100)	(4,600)
Net gains on sales of investment securities	(309,490)	(17,638)
Net (gains) losses on sales and write-downs of foreclosed assets	2,000	(9,770)
Net decrease in accrued interest receivable and other assets	277,007	3,372
Net increase (decrease) in accrued interest payable and other liabilities	43,519	(11,613)

Net cash provided by operating activities	5,070,362	4,203,882

Cash flows from investing activities:
Net decrease in time deposits in other banks	249,000	498,000
Proceeds from dispositions of investment securities	29,229,154	12,286,950
Purchases of investment securities	(18,626,112)	(26,150,540)
Purchases of Federal Home Loan Bank stock	(166,800)	(39,400)
Redemptions of Federal Home Loan Bank stock	185,500	—
Net increase in loans	(8,350,057)	(8,835,872)
Purchases of premises and equipment	(116,031)	(258,543)
Proceeds from sales of foreclosed assets	—	200,033

Net cash provied (used) by investing activities	2,404,654	(22,299,372)

Cash flows from financing activities:
Net increase in deposits	2,058,523	18,744,699
Net increase (decrease) in Federal Home Loan Bank advances	(4,883,400)	4,849,504
Net decrease in retail repurchase agreements	(1,841,086)	(3,233,253)
Purchases of treasury stock	(54,874)	(53,487)
Proceeds from sale of treasury stock	—	9,467
Dividends paid	(2,209,909)	(1,652,628)

Net cash provided (used) by financing activities	(6,930,746)	18,664,302

Net increase in cash and cash equivalents	544,270	568,812

Cash and cash equivalents - beginning of year	8,878,854	8,310,042

Cash and cash equivalents - end of year	$9,423,124	$8,878,854

Supplemental disclosure:
Cash paid for interest	$296,124	$251,885
Cash paid for income taxes	2,266,478	1,921,594
Noncash investing and financing activities:
Foreclosed assets acquired in settlement of loans	13,382	186,263

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

June 30, 2017 and December 31, 2016

	(Unaudited) June 30, 2017	December 31, 2016
ASSETS
Cash and due from banks	$9,337,079	$9,343,385
Federal funds sold	184,397	79,739

Total cash and cash equivalents	9,521,476	9,423,124
Time deposits in other banks	250,000	—
Available-for-sale investment securities	62,362,878	56,595,308
Loans, net of allowance for loan losses	181,122,355	177,994,351
Premises and equipment, net	1,850,838	1,898,806
Foreclosed assets held for sale	—	35,382
Federal Reserve Bank and Federal Home Loan Bank stock	435,650	438,650
Deferred income taxes	1,056,142	1,188,114
Accrued interest receivable	1,154,029	951,491
Other assets	380,825	369,008

Total assets	$258,134,193	$248,894,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$68,847,696	$66,327,444

Total non-interest-bearing deposits	68,847,696	66,327,444

Savings, NOW, and money market	124,600,767	113,489,181
Time	27,576,113	27,229,064

Total interest-bearing deposits	152,176,880	140,718,245

Total deposits	221,024,576	207,045,689
Retail repurchase agreements	10,183,427	10,174,289
Federal Home Loan Bank advances	—	2,162,000
Dividends payable	—	4,988,516
Accrued interest payable and other liabilities	414,341	272,952

Total liabilities	231,622,344	224,643,446

Stockholders’ equity:
Common stock, $0.10 par value; 500,000 shares authorized; 197,970 shares issued; 192,183 and 191,866 shares outstanding in 2017 and 2016, respectively	19,797	19,797
Additional paid-in capital	2,559,811	2,559,811
Retained earnings	25,210,886	23,321,002
Accumulated other comprehensive loss	(100,740)	(421,832)
Treasury stock, 5,787 and 6,104 shares in 2017 and 2016, respectively, at cost	(1,177,905)	(1,227,990)

Total stockholders’ equity	26,511,849	24,250,788

Total liabilities and stockholders’ equity	$258,134,193	$248,894,234

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the six months ended June 30, 2017 and 2016

	(Unaudited) Six Months Ended June 30,
	2017	2016
Interest income:
Loans, including fees	$4,968,455	$4,834,520
Investment securities, taxable	266,365	431,386
Investment securities, nontaxable	59,886	62,705
Federal funds sold and other	34,336	12,940

Total interest income	5,329,042	5,341,551

Interest expense:
Deposits	141,490	135,519
Retail repurchase agreements	6,214	9,941
Federal Home Loan Bank advances	86	—

Total interest expense	147,790	145,460

Net interest income	5,181,252	5,196,091

Provision for loan losses	115,000	—

Net interest income after provision for loan losses	5,066,252	5,196,091

Non-interest income:
Service charges on deposits	1,058,411	1,050,951
Net gains on sales of investment securities	—	221,263
Net gains on sales and write-downs of foreclosed assets	520	—
Other	66,928	66,023

Total non-interest income	1,125,859	1,338,237

Non-interest expenses:
Salaries and employee benefits	1,739,324	1,711,924
Occupancy and equipment	299,785	279,401
Data processing	369,965	353,944
Professional fees	148,996	126,200
Advertising and business development	102,360	109,118
FDIC Insurance	40,040	62,374
Other	471,258	484,502

Total non-interest expense	3,171,728	3,127,463

Income before income taxes	3,020,383	3,406,865

Provision for income taxes	1,130,499	1,229,657

Net income	$1,889,884	$2,177,208

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the three months ended June 30, 2017 and 2016

	(Unaudited) Three Months Ended June 30,
	2017	2016
Interest income:
Loans, including fees	$2,516,254	$2,461,240
Investment securities, taxable	25,604	218,194
Investment securities, nontaxable	28,885	28,602
Federal funds sold and other	25,008	7,386

Total interest income	2,595,751	2,715,422

Interest expense:
Deposits	73,564	69,718
Retail repurchase agreements	3,252	5,099

Total interest expense	76,816	74,817

Net interest income	2,518,935	2,640,605

Provision for loan losses	—	—

Net interest income after provision for loan losses	2,518,935	2,640,605

Non-interest income:
Service charges on deposits	530,466	540,392
Net gains on sales of investment securities	—	44,692
Net gains on sales and write-downs of foreclosed assets	520	—
Other	39,054	40,726

Total non-interest income	570,040	625,810

Non-interest expenses:
Salaries and employee benefits	869,528	854,215
Occupancy and equipment	146,490	146,843
Data processing	189,851	182,071
Professional fees	74,494	64,610
Advertising and business development	50,412	56,717
FDIC Insurance	19,852	30,648
Other	225,617	232,479

Total non-interest expense	1,576,244	1,567,583

Income before income taxes	1,512,731	1,698,832

Provision for income taxes	614,713	615,584

Net income	$898,018	$1,083,248

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the six months ended June 30, 2017 and 2016

	(Unaudited) Six Months Ended June 30,
	2017	2016
Net income	$1,889,884	$2,177,208

Other comprehensive income:
Net unrealized holding gains on available-for-sale investment securities arising during the period, net of deferred income taxes of $165,411 and $350,013, respectively	321,092	679,439
Reclassification adjustment for gains included in net income, net of deferred income taxes of $0 and $75,229, respectively	—	(146,034)

Total other comprehensive income	321,092	533,405

Comprehensive income	$2,210,976	$2,710,613

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the three months ended June 30, 2017 and 2016

	(Unaudited)
	Three Months Ended June 30,
	2017	2016
Net income	$898,018	$1,083,248

Other comprehensive income:
Net unrealized holding gains on available-for-sale investment securities arising during the period, net of deferred income taxes of $165,411 and $136,650, respectively	321,092	265,264
Reclassification adjustment for gains included in net income, net of deferred income taxes of $0 and $15,195, respectively	—	(29,497)

Total other comprehensive income	321,092	235,767

Comprehensive income	$1,219,110	$1,319,015

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the six months ended June 30, 2017 and 2016

(Unaudited)

				Accumulated
		Additional		Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity
Balance - December 31, 2015	$19,797	$2,559,811	$24,005,206	$(21,170)	$(1,173,116)	$25,390,528
Comprehensive income	—	—	2,177,208	533,405	—	2,710,613

Balance - June 30, 2016	$19,797	$2,559,811	$26,182,414	$512,235	$(1,173,116)	$28,101,141

Balance - December 31, 2016	$19,797	$2,559,811	$23,321,002	$(421,832)	$(1,227,990)	$24,250,788
Sale of 317 shares of treasury stock	—	—	—	—	50,085	50,085
Comprehensive income	—	—	1,889,884	321,092	—	2,210,976

Balance - June 30, 2017	$19,797	$2,559,811	$25,210,886	$(100,740)	$(1,177,905)	$26,511,849

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2017 and 2016

	(Unaudited) Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$1,889,884	$2,177,208
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	115,000	—
Depreciation	87,856	68,284
Net amortization of investment securities	471,752	264,264
Deferred income taxes	(33,439)	8,444
Noncash FHLB stock dividends	(2,800)	(2,300)
Net gains on sales of investment securities	—	(221,263)
Net gains on sales and write-downs of foreclosed assets	(520)	—
Net increase in accrued interest receivable and other assets	(214,355)	(44,909)
Net increase in accrued interest payable and other liabilities	141,389	252,434

Net cash provided by operating activities	2,454,767	2,502,162

Cash flows from investing activities:
Net (increase) decrease in time deposits in other banks	(250,000)	249,000
Proceeds from dispositions of investment securities	4,510,469	16,541,800
Purchases of investment securities	(10,263,288)	(14,513,468)
Redemptions of Federal Home Loan Bank stock	5,800	38,800
Net increase in loans	(3,243,004)	(11,445,402)
Purchases of premises and equipment	(39,888)	(47,346)
Proceeds from sales of foreclosed assets	35,902	—

Net cash used by investing activities	(9,244,009)	(9,176,616)

Cash flows from financing activities:
Net increase in deposits	13,978,887	11,178,449
Net decrease in Federal Home Loan Bank advances	(2,162,000)	(7,045,400)
Net increase in retail repurchase agreements	9,138	1,846,127
Proceeds from sale of treasury stock	50,085	—
Dividends paid	(4,988,516)	(2,209,909)

Net cash provided by financing activities	6,887,594	3,769,267

Net increase (decrease) in cash and cash equivalents	98,352	(2,905,187)

Cash and cash equivalents - beginning of period	9,423,124	8,878,854

Cash and cash equivalents - end of period	$9,521,476	$5,973,667

Supplemental disclosure:
Cash paid for interest	$147,604	$145,085
Cash paid for income taxes	943,479	1,178,298
Noncash investing and financing activities:
Foreclosed assets acquired in settlement of loans	—	13,382

See accompanying notes

EASTMAN NATIONAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of operations -

Eastman National Bancshares, Inc. (the Company) is a bank holding company providing a full range of financial services through its subsidiaries. The Company is subject to regulation by the Oklahoma Banking Department and the Board of Governors of the Federal Reserve System.

The Company’s wholly-owned subsidiary, The Eastman National Bank of Newkirk (the Bank), serves individuals and commercial customers located primarily in Kay County, Oklahoma. The Bank operates under a national bank charter and is subject to regulation by the Office of the Comptroller of the Currency (OCC). The Bank’s primary deposit products are interest-bearing and non-interest-bearing demand deposit accounts, savings accounts and certificates of deposit. The Bank’s primary lending products are real estate, commercial and agricultural loans.

The Company’s wholly-owned subsidiary, Eastman Acquisition Company, Inc. (EAC), was formed to hold certain loans that were serviced by the Bank. EAC was dissolved in 2015.

Basis of financial statement presentation -

The consolidated financial statements include the accounts of the Company, the Bank and EAC. All significant intercompany balances and transactions have been eliminated in consolidation.

The accounting principles of the Company and the methods of applying them conform with U.S. generally accepted accounting principles (GAAP) and practices within the banking industry. The Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) is FASB’s officially recognized source of authoritative GAAP applicable to all nongovernmental entities.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and cash equivalents -

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, due from banks and federal funds sold.

Federal funds sold generally mature within one to four days from the transaction date. At times, the Bank’s federal funds sold to and deposits with correspondent banks may significantly exceed the FDIC insurance limit. It is the Bank’s policy to only sell funds to and place deposits with institutions it considers to be of high credit quality.

The Bank is required by the Federal Reserve to maintain minimum balances of cash or non-interest-bearing deposits. In addition to amounts on deposit at the Federal Reserve, the Bank was required to maintain cash on hand of approximately $177,000 at December 31, 2016.

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Investment securities -

Investment securities are classified as available-for-sale and consist of securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. The Bank could decide to sell a security classified as available-for-sale for various reasons, including movement in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, and other similar factors. Securities available-for-sale are carried at fair value, with the unrealized gains and losses, net of deferred taxes, reported as increases or decreases in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

The amortized cost of investment securities is adjusted for amortization of premiums and accretion of discounts to the expected maturity date, or in the case of mortgage-backed securities, over the life of the security. Such amortization and accretion is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are included in current earnings. The cost of securities sold for purposes of recognizing gains or losses is based on the specific identification method.

Loans and allowance for loan losses -

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances, adjusted for any charge-offs, net of the allowance for loan losses. Interest income on loans is calculated using the simple interest method on daily balances of the principal amount outstanding. Origination fee income and related costs are generally recognized in earnings when incurred which, in management’s opinion, does not produce results that differ materially from recognizing the fees and costs over the life of the loan as required by GAAP.

Each borrower’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the customer. The nature of the collateral required varies and may include deposit accounts, securities, accounts receivable, inventories, equipment, income producing or commercial properties or other real estate.

Generally, the accrual of interest is discontinued on loans that are greater than ninety days past due, unless the loan is both well secured and in the process of collection, or earlier if management believes the collection of all principal and interest is doubtful. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans and income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The allowance is increased by a provision for loan losses which is charged to expense and reduced by charge-offs, net of recoveries. The amount of the allowance is based on management’s evaluation of the factors affecting the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates that are susceptible to revision as more information becomes available. Because of the uncertainties associated with the estimation process, it is reasonably possible that management’s estimate of credit losses inherent in the loan portfolio and the amount of the related allowance may change in the near term.

Management evaluates impaired loans individually when determining the adequacy of the allowance for impaired loans. A loan is considered to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Allowances for impaired loans are generally determined based on estimated net collateral values or the estimated present value of future cash flows. To the extent that the current investment in a particular impaired loan exceeds its estimated net collateral value or its estimated present value of future cash flows, the

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

impaired amount is specifically considered in the determination of the allowance for loan losses or is immediately charged-off as a reduction of the allowance for loan losses. Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings (TDR’s) and are included in impaired loans.

At times, the Bank may sell participating interests in loans to other financial institutions to allow the Bank to service customers with needs in excess of the Bank’s limits on loans to a single borrower. The transfer of such a participating interest is accounted for as a sale when control over the participating interest has been relinquished. Control is deemed to be relinquished when the participating interest has been isolated from the Bank, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or sell the participating interest, and the Bank does not maintain effective control over the participating interest through an agreement to repurchase it prior to maturity. Under such a participation arrangement, the Bank continues to service the loan for a nominal fee and the buyer receives its share of principal collected together with interest at an agreed-upon rate. Generally, no gain or loss is recognized upon the sale of a participating interest in a loan or during the related servicing period.

Premises and equipment -

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to expense using the straight-line method over estimated useful lives of three to forty years for buildings and improvements and three to ten years for furniture and equipment.

Long-lived assets are evaluated for impairment whenever events or circumstances indicate that the carrying values may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset or asset group, a loss is recognized for the difference between the carrying value and the fair value of the asset or asset group.

Foreclosed assets held for sale -

Real estate acquired in settlement of loans and other repossessed assets are generally stated at the lower of the investment in the loan or estimated net realizable value. At the time of acquisition, any excess of the investment in the loan over the estimated net realizable value is charged to the allowance for loan losses. Subsequent write-downs and net gains and losses realized on sales of foreclosed assets are included in non-interest income.

Retail repurchase agreements -

Retail repurchase agreements represent overnight obligations that may be terminated on demand and are secured by investment securities held by the Bank with an equal or greater value than the amount of the obligations.

Income taxes -

The provision for income taxes is based on amounts reported in the consolidated statements of income (after exclusion of non-deductible expenses and tax-exempt income). The Company recognizes deferred income taxes for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Advertising costs -

Advertising costs are charged to expense as incurred.

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Recent accounting pronouncements -

In December 2013, the FASB issued Accounting Standards Update (ASU) No.2013-12, Definition of a Public Business Entity, An Addition to the Master Glossary. ASU 2013-12 provides a definition of a public business entity that will be used to specify the scope and implementation period of future accounting pronouncements. ASU 2013-12 defines a public business entity as a business entity that meets any one of several criteria, including (1) being required to file or furnish its financial statements with the U.S. Securities and Exchange Commission or other regulatory agency and (2) having one or more securities that are not subject to contractual restrictions on transfer while at the same time being required to make its financial statements publicly available on a periodic basis. Management has determined that the Company does not meet the definition of a public business entity. The scope and implementation period of recent pronouncements described below are based on this determination.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides entities with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. In August 2015, the FASB deferred the required effective date of ASU 2014-09 to years beginning after December 15, 2018. Early adoption is permitted for years beginning after December 15, 2016. The guidance permits entities to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative effect adjustment. The Company has not yet selected a transition method nor has it determined the impact, if any, that the adoption of ASU 2014-09 will have on its financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Topic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires equity investments (other than those accounted for under equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized through net income. ASU 2016-01 also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost. ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for years beginning after December 15, 2017. ASU 2016-01 will require a cumulative effect adjustment to retained earnings as of the beginning of the year of adoption. The Company does not expect the adoption of ASU 2016-01 to have a material impact its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 generally requires lessees to recognize assets and liabilities associated with leases (other than those leases with terms of 12 months or less, for which the entity is permitted to elect to not recognize lease assets and lease liabilities) on the lessee entity’s balance sheet. ASU 2016-02 also requires certain quantitative and qualitative financial statement disclosures regarding the amount, timing and uncertainty of cash flows from leases. Upon adoption, ASU 2016-02 will require the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach which includes a number of practical expedients that entities may elect to apply. ASU 2016-02 is effective for years beginning after December 15, 2019. Early adoption is permitted. The Company has not yet selected a transition method nor has it determined the impact that adoption of ASU 2016-02 will have on its financial statements.

In June, 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends FASB’s current guidance on the measurement of impairment of financial instruments such as loans and held-to-maturity debt securities. ASU 2016-13 requires the implementation of an impairment model (known as the current expected credit loss (CECL) model) that is based on expected losses rather than the incurred loss model required by existing guidance. ASU 2016-13 requires entities to recognize as an allowance an estimate of expected credit losses,

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

which the FASB believes will result in more timely recognition of such losses. Upon adoption, ASU 2016-13 will require a cumulative effect adjustment to retained earnings as of the beginning of the earliest period presented. ASU 2016-13 is effective for years beginning after December 15, 2020. Early adoption is permitted for years beginning after December 15, 2018. The Company has not yet determined the impact that adoption of ASU 2016-13 will have on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 clarifies guidance on the classification of certain cash receipts and cash payments in the statement of cash flows in an attempt to reduce the diversity of financial reporting. During 2016, the Company elected to early adopt ASU 2016-15 retrospectively. The effect of adoption had no impact on the Company’s financial statements.

In March 2017, the FASB issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (Subtopic 310-20). ASU 2017-08 shortens the amortization period of certain callable debt securities held at a premium to the earliest call date and is effective for years beginning after December 15, 2019; however, early adoption is permitted. The Company has not yet determined the impact that adoption of ASU 2017-08 will have on its financial statements.

Subsequent events -

The Company has evaluated subsequent events through August 14, 2017, the date these financial statements were available to be issued.

(2) INVESTMENT SECURITIES:

Investment securities available-for-sale at December 31, 2016 and 2015 are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2016:
U.S. Treasuries	$4,001,797	$—	$26,860	$3,974,937
U.S. government agencies	14,951,436	45,094	21,957	14,974,573
States and political subdivisions	8,201,604	20,993	156,225	8,066,372
Small Business Administration loan pools	824,540	2,912	—	827,452
Mortgage-backed securities	29,255,069	24,350	527,445	28,751,974

	$57,234,446	$93,349	$732,487	$56,595,308

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2015:
U.S. Treasuries	$4,003,474	$—	$39,724	$3,963,750
U.S. government agencies	34,887,745	144,617	73,980	34,958,382
States and political subdivisions	13,316,622	67,302	16,661	13,367,263
Small Business Administration loan pools	974,100	—	5,725	968,375
Mortgage-backed securities	14,835,079	14,803	122,707	14,727,175

	$68,017,020	$226,722	$258,797	$67,984,945

(2)	INVESTMENT SECURITIES (continued):

The amortized cost and estimated fair value of investment securities at December 31, 2016, by contractual maturity, are presented below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$5,038,236	$5,040,726
Due in one to five years	19,674,273	19,654,797
Due in five to ten years	1,490,092	1,513,035
Due in more than ten years	1,776,776	1,634,776

	27,979,377	27,843,334
Mortgage-backed securities	29,255,069	28,751,974

	$57,234,446	$56,595,308

Information pertaining to investment securities with gross unrealized losses at December 31, 2016 and 2015, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2016:	Value	Losses	Value	Losses	Value	Losses
U.S Treasuries	$3,974,937	$26,860	$—	$—	$3,974,937	$26,860
U.S. government agencies	6,488,800	21,957	—	—	6,488,800	21,957
States and political subdivisions	5,629,073	156,225	—	—	5,629,073	156,225
Mortgage-backed securities	23,800,475	527,445	—	—	23,800,475	527,445

	$39,893,285	$732,487	$ —	$ —	$39,893,285	$732,487

	Less than 12 months		12 months or more		Total
December 31, 2015:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S Treasuries	$3,963,750	$39,724	$—	$—	$3,963,750	$39,724
U.S. government agencies	14,947,647	62,280	988,300	11,700	15,935,947	73,980
States and political subdivisions	3,818,432	16,661	—	—	3,818,432	16,661
Small Business Administration loan pools	963,486	5,725	—	—	963,486	5,725
Mortgage-backed securities	10,891,081	122,707	—	—	10,891,081	122,707

	$34,584,396	$247,097	$988,300	$11,700	$35,572,696	$258,797

At December 31, 2016, two of the Bank’s U.S. Treasury securities, seven of its U.S. government agency securities, 18 of its obligations of states and political subdivisions and 20 of its mortgage-backed securities had fair values that were less than their carrying values. There were no securities in a continuous loss position for 12 months or more.

In evaluating the Bank’s unrealized loss positions for other-than-temporary impairment, management considers the credit quality of the issuer, the nature and cause of the unrealized loss and the severity and duration of the impairments. At December 31, 2016, management determined that substantially all of its unrealized losses were the result of fluctuations in interest rates or other temporary market conditions and did not reflect deteriorations of the credit quality of the issuer. Accordingly, management has determined that all of its unrealized losses on investment securities are temporary in nature, and the Bank has both the intent and ability to hold these investment securities until maturity or until fair value recovers above cost.

(2)	INVESTMENT SECURITIES (continued):

Investment securities with carrying values of approximately $51.8 million and $60.7 million at December 31, 2016 and 2015, respectively, were pledged to secure borrowings, certain public deposits, retail repurchase agreements, or for other purposes required or permitted by law.

Gross realized gains and losses on sales and calls of investment securities for the years ended December 31, 2016 and 2015 were as follows:

	2016	2015
Realized gains:
U.S. government agencies	$274,268	$17,638
States and political subdivisions	35,222	—

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications and concentrations of loans at December 31, 2016 and 2015 are as follows:

	2016	2015
Commercial real estate	$58,176,457	$49,014,723
Residential real estate	50,069,929	48,601,246
Commercial and industrial	39,448,972	45,805,957
Agricultural	13,362,529	13,418,276
Consumer	12,459,195	10,097,015
Agricultural real estate	7,226,028	5,465,769

	180,743,110	172,402,986
Less: allowance for loan losses	(2,748,759)	(2,620,310)

	$177,994,351	$169,782,676

Consumer loans above include $165,362 and $115,099 of deposit overdrafts that have been reclassified as loans at December 31, 2016 and 2015, respectively.

Changes in the allowance for loan losses for the years ended December 31, 2016 and 2015 are as follows:

December 31, 2016:	Balance, Beginning of Year	Charge-offs	Recoveries	Provision	Balance, End of Year
Commercial real estate	$654,998	$—	$—	$198,308	$853,306
Residential real estate	590,329	—	3,169	156,640	750,138
Commercial and industrial	972,760	—	7,683	(286,944)	693,499
Agricultural	151,874	—	—	(44,269)	107,605
Consumer	185,564	(22,240)	14,837	66,365	244,526
Agricultural real estate	64,785	—	—	34,900	99,685

Total	$2,620,310	$(22,240)	$25,689	$125,000	$2,748,759

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

December 31, 2015:	Balance, Beginning of Year	Charge-offs	Recoveries	Provision	Balance, End of Year
Commercial real estate	$696,306	$(88)	$18,036	$(59,256)	$654,998
Residential real estate	505,663	(1,372)	26,559	59,479	590,329
Commercial and industrial	876,246	—	11,624	84,890	972,760
Agricultural	136,600	—	—	15,274	151,874
Consumer	167,922	(32,070)	29,684	20,028	185,564
Agricultural real estate	58,261	—	—	6,524	64,785

Total	$2,440,998	$(33,530)	$85,903	$126,939	$2,620,310

The Bank’s impaired loans as of December 31, 2016 and 2015, as well as the average recorded investment and interest income recognized on impaired loans for the years then ended are as follows:

December 31, 2016:	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With a related allowance:
Commercial real estate	$—	$—	$—	$4,804	$—
Residential real estate	—	—	—	—	—
Commercial and industrial	120,488	120,488	120,488	114,395	—
Agricultural	—	—	—	—	—
Consumer	12,241	12,241	12,241	15,168	—
Agricultural real estate	—	—	—	—	—

Total with a related allowance	132,729	132,729	132,729	134,367	—

With no related allowance:
Commercial real estate	181,591	181,591	—	385,882	930
Residential real estate	190,782	190,782	—	230,039	12,366
Commercial and industrial	1,448,157	1,448,157	—	851,924	249
Agricultural	—	—	—	—	—
Consumer	12,234	12,234	—	22,715	—
Agricultural real estate	116,394	116,394	—	58,197	—

Total with no related allowance	1,949,158	1,949,158	—	1,548,757	13,545

Total impaired loans	$2,081,887	$2,081,887	$132,729	$1,683,124	$13,545

Summaries of the Bank’s loans and allowance for loan losses based on impairment evaluation method as of December 31, 2016 and 2015 are as follows:

	Loan Balance			Allowance for Loan Losses
	Collectively	Individually		Collectively	Individually
December 31, 2016:	Evaluated	Evaluated	Total	Evaluated	Evaluated	Total
Commercial real estate	$57,994,866	$181,591	$58,176,457	$853,306	$—	$853,306
Residential real estate	49,879,147	190,782	50,069,929	750,138	—	750,138
Commercial and industrial	37,880,327	1,568,645	39,448,972	573,011	120,488	693,499
Agricultural	13,362,529	—	13,362,529	107,605	—	107,605
Consumer	12,434,720	24,475	12,459,195	232,285	12,241	244,526
Agricultural real estate	7,109,634	116,394	7,226,028	99,685	—	99,685

Total	$178,661,223	$2,081,887	$180,743,110	$2,616,030	$132,729	$2,748,759

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

	Loan Balance			Allowance for Loan Losses
	Collectively	Individually		Collectively	Individually
December 31, 2015:	Evaluated	Evaluated	Total	Evaluated	Evaluated	Total
Commercial real estate	$48,414,942	$599,781	$49,014,723	$653,640	$1,358	$654,998
Residential real estate	48,331,950	269,296	48,601,246	590,329	—	590,329
Commercial and industrial	45,416,644	389,313	45,805,957	839,137	133,623	972,760
Agricultural	13,418,276	—	13,418,276	151,874	—	151,874
Consumer	10,045,725	51,290	10,097,015	167,470	18,094	185,564
Agricultural real estate	5,465,769	—	5,465,769	64,785	—	64,785

Total	$171,093,306	$1,309,680	$172,402,986	$2,467,235	$153,075	$2,620,310

December 31, 2015:	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With a related allowance:
Commercial real estate	$9,608	$9,608	$1,358	$42,101	$84
Residential real estate	—	—	—	—	—
Commercial and industrial	133,623	133,623	133,623	108,303	1,875
Agricultural	—	—	—	—	—
Consumer	18,094	18,094	18,094	18,540	—
Agricultural real estate	—	—	—	—	—

Total with a related allowance	161,325	161,325	153,075	168,944	1,959

With no related allowance:
Commercial real estate	590,173	590,173	—	603,860	—
Residential real estate	269,296	269,296	—	207,243	19,507
Commercial and industrial	255,690	255,690	—	679,834	5,794
Agricultural	—	—	—	—	—
Consumer	33,196	33,196	—	33,383	873
Agricultural real estate	—	—	—	—	—

Total with no related allowance	1,148,355	1,148,355	—	1,524,320	26,174

Total impaired loans	$1,309,680	$1,309,680	$153,075	$1,693,264	$28,133

The Bank utilizes credit quality indicators that consist of an internal grading system analysis used to assign grades to all loans. The grade for each individual loan is determined by the account officer and other approving officers at the time the loan is made and changed from time to time to reflect an ongoing assessment of loan risk. Grades for all loans are reviewed at least annually by management.

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

The following categories of credit quality are used by the Bank:

Pass -	Loans in this category are considered to be an acceptable credit risk and are generally considered to be collectible in full.

Watch -	Loans in this category conform to a preponderance of the Bank’s underwriting criteria and evidence an acceptable level of credit risk; however, these loans have certain risks characteristics which could adversely affect the borrower’s ability to repay, given material adverse trends.

Special Mention -	Loans in this category are currently protected but are potentially weak. Such loans constitute an undue and unwarranted credit risk but not to the point of justifying a classification of Substandard.

Substandard -	Loans in this category are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Such loans have well-defined weaknesses that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if deficiencies are not corrected.

Doubtful -	Loans in this category have all the weaknesses inherent in Substandard loans with the added factor that the weaknesses are pronounced to a point where, on the basis of current information, conditions and values, collection or liquidation in full is highly improbable.

The Bank’s loans by credit quality indicators as of December 31, 2016 and 2015 are as follows:

December 31, 2016:	Pass	Watch	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$56,597,620	$853,024	$—	$725,813	$—	$58,176,457
Residential real estate	47,108,076	1,924,590	112,384	857,192	67,687	50,069,929
Commercial and industrial	34,141,616	1,370,985	2,025,721	1,910,650	—	39,448,972
Agricultural	6,146,204	2,416,856	4,799,469	—	—	13,362,529
Consumer	12,051,370	180,855	116,025	109,989	956	12,459,195
Agricultural real estate	6,894,371	331,657	—	—	—	7,226,028

Total	$162,939,257	$7,077,967	$7,053,599	$3,603,644	$68,643	$180,743,110

December 31, 2015:	Pass	Watch	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$46,641,406	$1,084,598	$—	$1,288,719	$—	$49,014,723
Residential real estate	44,993,681	2,732,007	290,242	337,913	247,403	48,601,246
Commercial and industrial	40,182,358	1,586,814	1,717,279	2,254,447	65,059	45,805,957
Agricultural	12,765,056	653,220	—	—	—	13,418,276
Consumer	9,545,525	414,646	41,899	83,555	11,390	10,097,015
Agricultural real estate	5,375,438	90,331	—	—	—	5,465,769

Total	$159,503,464	$6,561,616	$2,049,420	$3,964,634	$323,852	$172,402,986

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

Aging analyses of past due loans as of December 31, 2016 and 2015 are as follows:

December 31, 2016:	30-89 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans
Commercial real estate	$—	$235,871	$235,871	$57,940,586	$58,176,457
Residential real estate	409,693	162,076	571,769	49,498,160	50,069,929
Commercial and industrial	—	646,748	646,748	38,802,224	39,448,972
Agricultural	—	—	—	13,362,529	13,362,529
Consumer	153,518	16,426	169,944	12,289,251	12,459,195
Agricultural real estate	—	—	—	7,226,028	7,226,028

Total	$563,211	$1,061,121	$1,624,332	$179,118,778	$180,743,110

December 31, 2015:	30-89 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans
Commercial real estate	$235,271	$654,226	$889,497	$48,125,226	$49,014,723
Residential real estate	523,081	51,793	574,874	48,026,372	48,601,246
Commercial and industrial	432,774	64,303	497,077	45,308,880	45,805,957
Agricultural	—	—	—	13,418,276	13,418,276
Consumer	79,384	13,230	92,614	10,004,401	10,097,015
Agricultural real estate	—	—	—	5,465,769	5,465,769

Total	$1,270,510	$783,552	$2,054,062	$170,348,924	$172,402,986

The Bank’s nonaccrual loans as of December 31, 2016 and 2015 are as follows:

	2016	2015
Commercial real estate	$235,871	$654,226
Residential real estate	226,015	303,432
Commercial and industrial	1,617,389	435,677
Agricultural	—	—
Consumer	25,357	52,627
Agricultural real estate	118,412	—

Total	$2,223,044	$1,445,962

At December 31, 2016, loans over 90 days past due that were not on nonaccrual status totaled $32,797. There were no loans greater than 90 days past due that were not on nonaccrual status at December 31, 2015.

No TDR’s occurred during the year ended December 31, 2016. TDR concessions granted by the Bank during the year ended December 31, 2015 involved interest rate concessions and the rescheduling of payments of principal and interest over longer amortization periods are as follows:

Loan Type:	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Agricultural real estate	1	$241,500	$241,500
Commercial and industrial	4	796,479	796,479

Total	5	$1,037,979	$1,037,979

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

During the years ended December 31, 2016 and 2015, there were no payment defaults on loans that had been modified as TDR’s within 12 months prior to the payment default.

During the years ended December 31, 2016 and 2015, transfers of participating interests in loans totaled $3,148,415 and $3,767,190, respectively. Outstanding loans for which the Bank has transferred participating interests to other financial institutions as of December 31, 2016 and 2015 are as follows:

	2016	2015
Participating interests sold	$11,386,088	$10,990,117
Retained interests	4,458,692	8,464,963

Total unpaid principal balance	$15,844,780	$19,455,080

(4)	PREMISES AND EQUIPMENT:

The major categories of premises and equipment at December 31, 2016 and 2015 are as follows:

	2016	2015
Land	$464,535	$464,535
Buildings and improvements	2,276,244	2,260,690
Furniture and equipment	1,522,980	1,422,502

	4,263,759	4,147,727
Less: accumulated depreciation	2,364,953	2,171,843

	$1,898,806	$1,975,884

(5)	OTHER INVESTMENTS:

Other investments consist of the following at December 31, 2016 and 2015:

	2016	2015
Federal Home Loan Bank (FHLB) of Topeka	$303,500	$316,700
Federal Reserve Bank (FRB)	135,150	135,550

	$438,650	$452,250

Because the Bank’s abilities and rights to sell or exchange these investments are restricted and their fair values are not readily determinable, they are carried at cost.

(6)	TIME DEPOSITS:

Time deposits that met or exceeded the FDIC insurance limit of $250,000 totaled $2,157,795 and $1,194,515 at December 31, 2016 and 2015, respectively.

Scheduled maturities of time deposits at December 31, 2016 are as follows:

2017	$22,913,046
2018	2,449,207
2019	978,079
2020	483,166
2021	392,789
Thereafter	12,777

$27,229,064

(7)	BORROWINGS:

FHLB advances represent short-term borrowings under a blanket lien line of credit agreement. Advances at December 31, 2016 bore interest at 0.72% and were secured by cash on deposit at FHLB, the Banks’ investment in FHLB stock and a substantial portion of the Bank’s loans. The Bank had approximately $17.0 million of unused borrowing capacity available under the agreement at December 31, 2016.

At December 31, 2016, the Bank also had approximately $6.6 million of unused borrowing capacity available from the FRB borrower-in-custody program. The Bank has pledged to the FRB certain loans with outstanding balances of approximately $11.6 million at December 31, 2016 as collateral for advances under this program.

On November 2, 2016, the Company entered into a $4.0 million revolving line of credit agreement with Bank SNB. Interest on any outstanding balance is calculated at the Wall Street Journal Prime Rate plus 0.25% (4.0% at December 31, 2016) and is payable monthly. Borrowings are secured by the stock of the Bank and are payable at maturity on October 28, 2017. The availability of borrowings is subject to the Company’s compliance with certain covenants pertaining to capital, income, liquidity and asset quality. The Company was in compliance with all such covenants at December 31, 2016. There were no outstanding advances under the agreement at December 31, 2016 or 2015.

(8)	INCOME TAXES:

Income tax expense for the years ended December 31, 2016 and 2015 consists of the following:

	2016	2015
Current:
Federal	$2,026,999	$1,628,415
State	382,519	255,149

Total Current Income tax expenses	2,409,518	1,883,564

Deferred:
Federal	(49,017)	4,016
State	—	—

Total deferred	(49,017)	4,016

Total	$2,360,501	$1,887,580

The effective income tax rate differs from the statutory federal income tax rate primarily due to state income taxes, tax-exempt income and nondeductible expenses.

The tax effect of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to deferred tax assets and liabilities at December 31, 2016 and 2015 are as follows:

	2016	2015
Deferred tax assets:
Allowance for loan losses	$934,476	$890,905
Foreclosed assets held for sale	2,040	1,360
Nonaccrual loan interest	34,291	20,373
Net unrealized losses on investment securities	217,307	10,906
Other	—	9,152

Net deferred tax asset	$1,188,114	$932,696

The Company is generally no longer subject to federal or Oklahoma income tax examinations by tax authorities for years prior to 2013.

(9)	BENEFIT PLAN:

The Bank sponsors an employee savings and retirement plan (the Plan) covering all employees who meet age and length of service requirements. Eligible employees are permitted to contribute up to 85% of their annual compensation to the Plan, up to the maximum amount allowed by law. The Plan also provides for mandatory employer matching contributions of up to 5% of each participant’s salary deferrals, as well as additional discretionary employer profit-sharing contributions. Participants are fully vested at all times in both participant contributions and in employer matching contributions. Participants become fully vested in employer profit-sharing contributions after five years of service. For the years ended December 31, 2016 and 2015, the Bank’s contributions to the Plan totaled $105,371 and $105,659, respectively.

(10)	COMMITMENTS AND CONTINGENCIES:

The Bank leases two of its branch banking facilities under agreements with initial five-year lease terms and with options to extend at the Bank’s election. Monthly payments due under these leases total approximately $19,200. Future minimum lease payments required under these leases as of December 31, 2016 are as follows:

2017	$230,440
2018	217,112
2019	70,500
2020	5,875

Total	$523,927

Total rent expense under all operating leases during the years ended December 31, 2016 and 2015 totaled $243,225 and $198,376, respectively.

The Bank has entered into contracts with third parties to provide information technology services to the Bank through July 2021. At December 31, 2016, the minimum amount necessary to cancel such contracts totaled approximately $2.1 million.

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit, standby letters of credit and credit card guarantees, which are not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.

The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets. Because these instruments have fixed maturity dates and often expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. At December 31, 2016 and 2015, such instruments consisted of the following:

	2016	2015
Commitments to extend credit	$40,707,363	$48,818,291
Standby letters of credit	903,591	1,730,026
Credit card guarantees	402,262	505,136

The Bank is party to various legal proceedings arising in the ordinary course of its business. While the outcome of these matters is not presently determinable, it is the opinion of management that resolution of the proceedings will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

(11)	RELATED PARTY TRANSACTIONS:

At December 31, 2016 and 2015, the Bank had loans to certain directors, executive officers, significant stockholders, and their affiliates totaling $4,786,329 and $5,129,332, respectively. Deposits held by the Bank for such related parties at December 31, 2016 and 2015 totaled $3,303,228 and $4,735,968, respectively.

(12)	REGULATORY MATTERS:

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 capital and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).

In July 2013, the OCC and other federal banking regulators approved final rules to implement the revised capital adequacy standards of the Basel Committee on Banking Supervision (Basel III) that established a new capital framework for insured depository institutions. Basel III increased existing risk-based capital requirements, introduced new requirements, and changed various capital component definitions. Basel III became effective for the Bank on January 1, 2015, with full compliance with all of the requirements phased-in over a multi-year schedule through January 1, 2019. Basel III also limits the payment of dividends and certain discretionary bonus payments if the Bank does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets in addition to the amount necessary to meet minimum risk-based capital requirements. The capital conservation buffer began to be phased-in beginning January 1, 2016, at 0.625% of risk-weighted assets and will continue to be increased each year by that amount until fully implemented at 2.5% on January 1, 2019.

(12)	REGULATORY MATTERS (continued):

Management believes that, as of December 31, 2016 and 2015, the Bank would meet all capital adequacy requirements under Basel III on a fully phased-in basis if such requirements were currently effective. The actual and required regulatory capital ratios for the Bank at December 31, 2016 and 2015 are as follows:

	Actual	For Capital Adequacy Purposes Under Basel III Phase-in	To Be Categorized as Well Capitalized
December 31, 2016:
Total capital to risk-weighted assets	14.75%	8.63%	10.00%
Tier 1 capital to risk-weighted assets	13.50%	6.63%	8.00%
Common equity Tier 1 capital to risk-weighted assets	13.50%	5.13%	6.50%
Tier 1 capital to average total assets	9.44%	4.00%	5.00%

December 31, 2015:
Total capital to risk-weighted assets	15.72%	8.00%	10.00%
Tier 1 capital to risk-weighted assets	14.47%	6.00%	8.00%
Common equity Tier 1 capital to risk-weighted assets	14.47%	4.50%	6.50%
Tier 1 capital to average total assets	9.90%	4.00%	5.00%

The Bank is subject to dividend restrictions set forth by the OCC. Under such restrictions, the Bank may not, without prior approval, declare dividends in excess of the net income for the current year plus the retained net income of the previous two years. At December 31, 2016, the Bank had approximately $4.0 million available for payment of dividends without prior approval.

(13)	FAIR VALUE MEASUREMENTS AND DISCLOSURES:

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 requires the following hierarchy be applied for fair value measurements and disclosures:

Level 1 -	Quoted prices for identical instruments in active markets.
Level 2 -	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active.
Level 3 -	Financial instruments whose inputs or value are unobservable.

(13)	FAIR VALUE MEASUREMENTS AND DISCLOSURES (continued):

The Company and the Bank measure certain of its assets on a fair value basis using various valuation techniques and assumptions, depending on the nature of the asset. The following tables present the Company’s financial and nonfinancial assets as of December 31, 2016 and 2015 that are measured at fair value:

	Level 1	Level 2	Level 3	Total
December 31, 2016:
Investment securities:
U.S. Treasuries	$—	$3,974,937	$—	$3,974,937
U.S. government agencies	—	14,974,573	—	14,974,573
States and political subdivisions	—	8,066,372	—	8,066,372
Small Business Administration loan pools	—	827,452	—	827,452
Mortgage-backed securities	—	28,751,974	—	28,751,974
Impaired loans	—	—	—	0
Foreclosed assets held for sale	—	—	35,382	35,382

December 31, 2015:
Investment securities:
U.S. Treasuries	$—	$3,963,750	$—	$3,963,750
U.S. government agencies	—	34,958,382	—	34,958,382
States and political subdivisions	—	13,367,263	—	13,367,263
Small Business Administration loan pools	—	968,375	—	968,375
Mortgage-backed securities	—	14,727,175	—	14,727,175
Impaired loans	—	—	8,250	8,250
Foreclosed assets held for sale	—	—	24,000	24,000

The following valuation methods and assumptions are used to estimate the Bank’s assets that are measured at fair value:

Investment securities – Investment securities available-for-sale are the only financial assets that are accounted for using fair value measurements on a recurring basis. The Bank utilizes independent third parties as its principal pricing sources for determining fair value of investment securities. The Bank’s principal markets for its securities portfolio are the secondary institutional markets, with an exit price that is predominantly reflective of bid level pricing in those markets. Fair values are based upon quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable investment securities, broker quotes or other observable inputs for similar investment securities. For investment securities traded in a market that is not active, fair value is determined using unobservable inputs. In obtaining such valuation information from third party providers, the Bank has evaluated the valuation methodologies used to develop the fair values in order to determine whether such valuations are representative of an exit price in the Bank’s principal markets.

Impaired loans – Impaired loans that are collateral dependent are the only financial assets that are accounted for using fair value measurements on a nonrecurring basis. Impaired loans are measured at fair value based on appraisals of the underlying collateral value of the loan or other unobservable inputs.

Foreclosed assets held for sale – Foreclosed assets held for sale represent nonfinancial assets that are accounted for using fair value measurements on a nonrecurring basis. Such assets are measured at fair value, less estimated cost to sell, based on appraisals or other unobservable inputs.

ASC Topic 825 requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases

(13)	FAIR VALUE MEASUREMENTS AND DISCLOSURES (continued):

where quoted market values are not available, fair values are based on estimates using present value, discounted cash flows, or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. ASC Topic 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value at December 31, 2016 and 2015:

Cash and cash equivalents -

The carrying amount of cash and cash equivalents approximates its fair value.

Time deposits in other banks -

Fair values for long-term fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently available to the Bank for deposits with similar terms and remaining maturities. Fair values for short-term or variable rate time deposits approximate the carrying values.

Investment securities -

Fair values of investment securities are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

Loans -

The fair value of unimpaired loans and non-collateral dependent impaired loans is estimated by discounting expected future cash flows using current rates at which similar loans would be made to borrowers of similar credit quality and for similar remaining maturities. The fair value of collateral dependent impaired loans is estimated based on the underlying collateral value. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

Deposit liabilities -

The fair value of demand deposits, savings and interest-bearing transaction accounts, and variable rate time deposits is equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair values for fixed rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently offered on time deposits to a schedule of aggregated expected monthly maturities on those deposits.

Retail repurchase agreements -

The carrying amount of overnight repurchase agreements approximates fair value.

FHLB advances -

The carrying amount of short-term FHLB advances approximates fair value.

(13)	FAIR VALUE MEASUREMENTS AND DISCLOSURES (continued):

Off-balance-sheet instruments -

The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of letters of credit and credit card guarantees is based on the fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The carrying values and estimated fair values of the Company’s significant financial instruments at December 31, 2016 and 2015 are as follows (amounts in thousands):

	2016		2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$9,423	$9,423	$8,879	$8,879
Time deposits in other banks	—	—	249	249
Investment securities	56,595	56,595	67,985	67,985
Loans	177,994	175,513	169,783	165,570

Financial liabilities:
Deposits	207,046	207,074	204,987	205,023
Retail repurchase agreements	10,174	10,174	12,015	12,015
FHLB advances	2,162	2,162	7,045	7,045

Off-balance-sheet instruments:
Commitments to extend credit	40,707	40,707	48,818	48,818
Standby letters of credit	904	904	1,730	1,730
Credit card guarantees	402	402	505	505

(14)	SUBSEQUENT EVENT:

On July 14, 2017, the Company entered into a definitive agreement to merge with and into Equity Bancshares, Inc. (Equity). The transaction is expected to close in the fourth quarter of 2017, subject to customary closing conditions, including the receipt of regulatory approval and the approvals of the stockholders of the Company and of Equity.

EASTMAN NATIONAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2017 (Unaudited) and December 31, 2016 and

for the three months and six months ended June 30, 2017 and 2016 (Unaudited)

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of operations -

Eastman National Bancshares, Inc. (the Company) is a bank holding company providing a full range of financial services through its banking subsidiary. The Company is subject to regulation by the Oklahoma Banking Department and the Board of Governors of the Federal Reserve System.

The Company’s wholly-owned subsidiary, The Eastman National Bank of Newkirk (the Bank), serves individuals and commercial customers located primarily in Kay County, Oklahoma. The Bank operates under a national bank charter and is subject to regulation by the Office of the Comptroller of the Currency (OCC). The Bank’s primary deposit products are interest-bearing and non-interest-bearing demand deposit accounts, savings accounts and certificates of deposit. The Bank’s primary lending products are real estate, commercial and agricultural loans.

Basis of financial statement presentation -

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

The accounting principles of the Company and the methods of applying them conform with U.S. generally accepted accounting principles (GAAP) and practices within the banking industry. The Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) is FASB’s officially recognized source of authoritative GAAP applicable to all nongovernmental entities.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and cash equivalents -

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, due from banks and federal funds sold.

Federal funds sold generally mature within one to four days from the transaction date. At times, the Bank’s federal funds sold to and deposits with correspondent banks may significantly exceed the FDIC insurance limit. It is the Bank’s policy to only sell funds to and place deposits with institutions it considers to be of high credit quality.

The Bank is required by the Federal Reserve to maintain minimum balances of cash or non-interest-bearing deposits. In addition to amounts on deposit at the Federal Reserve, the Bank was required to maintain cash on hand of approximately $82,000 at June 30, 2017.

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Investment securities -

Investment securities are classified as available-for-sale and consist of securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. The Bank could decide to sell a security classified as available-for-sale for various reasons, including movement in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, and other similar factors. Securities available-for-sale are carried at fair value, with the unrealized gains and losses, net of deferred taxes, reported as increases or decreases in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

The amortized cost of investment securities is adjusted for amortization of premiums and accretion of discounts to the expected maturity date, or in the case of mortgage-backed securities, over the life of the security. Such amortization and accretion is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are included in current earnings. The cost of securities sold for purposes of recognizing gains or losses is based on the specific identification method.

Loans and allowance for loan losses -

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances, adjusted for any charge-offs, net of the allowance for loan losses. Interest income on loans is calculated using the simple interest method on daily balances of the principal amount outstanding. Origination fee income and related costs are generally recognized in earnings when incurred which, in management’s opinion, does not produce results that differ materially from recognizing the fees and costs over the life of the loan as required by GAAP.

Each borrower’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the customer. The nature of the collateral required varies and may include deposit accounts, securities, accounts receivable, inventories, equipment, income producing or commercial properties or other real estate.

Generally, the accrual of interest is discontinued on loans that are greater than ninety days past due, unless the loan is both well secured and in the process of collection, or earlier if management believes the collection of all principal and interest is doubtful. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans and income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The allowance is increased by a provision for loan losses which is charged to expense and reduced by charge-offs, net of recoveries. The amount of the allowance is based on management’s evaluation of the factors affecting the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates that are susceptible to revision as more information becomes available. Because of the uncertainties associated with the estimation process, it is reasonably possible that management’s estimate of credit losses inherent in the loan portfolio and the amount of the related allowance may change in the near term.

Management evaluates impaired loans individually when determining the adequacy of the allowance for impaired loans. A loan is considered to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Allowances for impaired loans are generally determined based on estimated net collateral values or the estimated present value of future cash flows. To the extent that the current investment in a particular impaired loan exceeds its estimated net collateral value or its estimated present value of future cash flows, the impaired amount is specifically considered in the determination of the allowance for loan losses or is

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

immediately charged-off as a reduction of the allowance for loan losses. Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings (TDR’s) and are included in impaired loans.

At times, the Bank may sell participating interests in loans to other financial institutions to allow the Bank to service customers with needs in excess of the Bank’s limits on loans to a single borrower. The transfer of such a participating interest is accounted for as a sale when control over the participating interest has been relinquished. Control is deemed to be relinquished when the participating interest has been isolated from the Bank, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or sell the participating interest, and the Bank does not maintain effective control over the participating interest through an agreement to repurchase it prior to maturity. Under such a participation arrangement, the Bank continues to service the loan for a nominal fee and the buyer receives its share of principal collected together with interest at an agreed-upon rate. Generally, no gain or loss is recognized upon the sale of a participating interest in a loan or during the related servicing period.

Premises and equipment -

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to expense using the straight-line method over estimated useful lives of three to forty years for buildings and improvements and three to ten years for furniture and equipment.

Long-lived assets are evaluated for impairment whenever events or circumstances indicate that the carrying values may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset or asset group, a loss is recognized for the difference between the carrying value and the fair value of the asset or asset group.

Foreclosed assets held for sale -

Real estate acquired in settlement of loans and other repossessed assets are generally stated at the lower of the investment in the loan or estimated net realizable value. At the time of acquisition, any excess of the investment in the loan over the estimated net realizable value is charged to the allowance for loan losses. Subsequent write-downs and net gains and losses realized on sales of foreclosed assets are included in non-interest income.

Retail repurchase agreements -

Retail repurchase agreements represent overnight obligations that may be terminated on demand and are secured by investment securities held by the Bank with an equal or greater value than the amount of the obligations.

Income taxes -

The provision for income taxes is based on amounts reported in the consolidated statements of income (after exclusion of non-deductible expenses and tax-exempt income). The Company recognizes deferred income taxes for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Advertising costs -

Advertising costs are charged to expense as incurred.

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Recent accounting pronouncements -

In December 2013, the FASB issued Accounting Standards Update (ASU) No.2013-12, Definition of a Public Business Entity, An Addition to the Master Glossary. ASU 2013-12 provides a definition of a public business entity that will be used to specify the scope and implementation period of future accounting pronouncements. ASU 2013-12 defines a public business entity as a business entity that meets any one of several criteria, including (1) being required to file or furnish its financial statements with the U.S. Securities and Exchange Commission or other regulatory agency and (2) having one or more securities that are not subject to contractual restrictions on transfer while at the same time being required to make its financial statements publicly available on a periodic basis. Management has determined that the Company does not meet the definition of a public business entity. The scope and implementation period of recent pronouncements described below are based on this determination.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides entities with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. In August 2015, the FASB deferred the required effective date of ASU 2014-09 to years beginning after December 15, 2018. Early adoption is permitted for years beginning after December 15, 2016. The guidance permits entities to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative effect adjustment. The Company has not yet selected a transition method nor has it determined the impact, if any, that the adoption of ASU 2014-09 will have on its financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Topic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires equity investments (other than those accounted for under equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized through net income. ASU 2016-01 also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost. ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for years beginning after December 15, 2017. ASU 2016-01 will require a cumulative effect adjustment to retained earnings as of the beginning of the year of adoption. The Company does not expect the adoption of ASU 2016-01 to have a material impact its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 generally requires lessees to recognize assets and liabilities associated with leases (other than those leases with terms of 12 months or less, for which the entity is permitted to elect to not recognize lease assets and lease liabilities) on the lessee entity’s balance sheet. ASU 2016-02 also requires certain quantitative and qualitative financial statement disclosures regarding the amount, timing and uncertainty of cash flows from leases. Upon adoption, ASU 2016-02 will require the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach which includes a number of practical expedients that entities may elect to apply. ASU 2016-02 is effective for years beginning after December 15, 2019. Early adoption is permitted. The Company has not yet selected a transition method nor has it determined the impact that adoption of ASU 2016-02 will have on its financial statements.

In June, 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends FASB’s current guidance on the measurement of impairment of financial instruments such as loans and held-to-maturity debt securities. ASU 2016-13 requires the implementation of an impairment model (known as the current expected credit loss (CECL) model) that is based on expected losses rather than the incurred loss model required by existing

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

guidance. ASU 2016-13 requires entities to recognize as an allowance an estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses. Upon adoption, ASU 2016-13 will require a cumulative effect adjustment to retained earnings as of the beginning of the earliest period presented. ASU 2016-13 is effective for years beginning after December 15, 2020. Early adoption is permitted for years beginning after December 15, 2018. The Company has not yet determined the impact that adoption of ASU 2016-13 will have on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 clarifies guidance on the classification of certain cash receipts and cash payments in the statement of cash flows in an attempt to reduce the diversity of financial reporting. During 2016, the Company elected to early adopt ASU 2016-15 retrospectively. The effect of adoption had no impact on the Company’s financial statements.

In March 2017, the FASB issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (Subtopic 310-20). ASU 2017-08 shortens the amortization period of certain callable debt securities held at a premium to the earliest call date and is effective for years beginning after December 15, 2019; however, early adoption is permitted. The Company has not yet determined the impact that adoption of ASU 2017-08 will have on its financial statements.

Subsequent events -

The Company has evaluated subsequent events through August 14, 2017, the date these financial statements were available to be issued.

(2)	INVESTMENT SECURITIES:

Investment securities available-for-sale at June 30, 2017 and December 31, 2016 are summarized as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
June 30, 2017:
U.S. Treasuries	$13,059,587	$28,349	$14,012	$13,073,924
U.S. government agencies	13,943,568	94,297	9,898	14,027,967
States and political subdivisions	5,749,487	18,384	62,153	5,705,718
Small Business Administration loan pools	735,110	—	6,713	728,397
Mortgage-backed securities	29,027,762	72,760	273,650	28,826,872

	$62,515,514	$213,790	$366,426	$62,362,878

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2016:
U.S. Treasuries	$4,001,797	$—	$26,860	$3,974,937
U.S. government agencies	14,951,436	45,094	21,957	14,974,573
States and political subdivisions	8,201,604	20,993	156,225	8,066,372
Small Business Administration loan pools	824,540	2,912	—	827,452
Mortgage-backed securities	29,255,069	24,350	527,445	28,751,974

	$57,234,446	$93,349	$732,487	$56,595,308

(2)	INVESTMENT SECURITIES (continued):

The amortized cost and estimated fair value of investment securities at June 30, 2017, by contractual maturity, are presented below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due in one year or less	$8,195,422	$8,186,275
Due in one to five years	22,735,692	22,850,423
Due in five to ten years	2,556,638	2,499,308
Due in more than ten years	—	—

	33,487,752	33,536,006
Mortgage-backed securities	29,027,762	28,826,872

Total	$62,515,514	$62,362,878

Information pertaining to investment securities with gross unrealized losses at June 30, 2017 and December 31, 2016, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, follows:

	Less than 12 months		12 months or more		Total
June 30, 2017:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S Treasuries	$3,986,952	$14,012	$—	$—	$3,986,952	$14,012
U.S. government agencies	4,987,559	9,898	—	—	4,987,559	9,898
States and political subdivisions	2,552,635	62,153	—	—	2,552,635	62,153
Small Business Administration loan pools	724,149	6,713	—	—	724,149	6,713
Mortgage-backed securities	14,645,020	177,042	1,975,387	96,608	16,620,407	273,650

	$26,896,315	$269,818	$1,975,387	$96,608	$28,871,702	$366,426

	Less than 12 months		12 months or more		Total
December 31, 2016:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S Treasuries	$3,974,937	$26,860	$—	$—	$3,974,937	$26,860
U.S. government agencies	6,488,800	21,957	—	—	6,488,800	21,957
States and political subdivisions	5,629,073	156,225	—	—	5,629,073	156,225
Mortgage-backed securities	23,800,475	527,445	—	—	23,800,475	527,445

	$39,893,285	$732,487	$—	$—	$39,893,285	$732,487

At June 30, 2017, two of the Company’s U.S. Treasury securities, five of its government agency securities, eight of its obligations of states and political subdivisions, one of its small business administration loan pools, and 15 of its mortgage-backed securities had fair values that were less than their carrying values. Of those securities, one mortgage-backed security had been in a continuous loss position for 12 months or more.

In evaluating the Bank’s unrealized loss positions for other-than-temporary impairment, management considers the credit quality of the issuer, the nature and cause of the unrealized loss and the severity and duration of the impairments. At June 30, 2017, management determined that substantially all of its

(2)	INVESTMENT SECURITIES (continued):

unrealized losses were the result of fluctuations in interest rates or other temporary market conditions and did not reflect deteriorations of the credit quality of the issuer. Accordingly, management has determined that all of its unrealized losses on investment securities are temporary in nature, and the Bank has both the intent and ability to hold these investment securities until maturity or until fair value recovers above cost.

Investment securities with carrying values of approximately $57.0 million and $51.8 million at June 30, 2017 and December 31, 2016, respectively, were pledged to secure borrowings, certain public deposits, retail repurchase agreements or for other purposes required or permitted by law.

There were no gross realized gains or losses on sales and calls of investments securities during 2017. Gross realized gains on sales and calls of investment securities for the three months and six months ended June 30, 2016 were as follows:

	For the three months ended June 30, 2016	For the six months ended June 30, 2016
Realized gains:
U.S. government agencies	$9,470	$186,041
States and political subdivisions	35,222	35,222

Total	$44,692	$221,263

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications and concentrations of loans at June 30, 2017 and December 31, 2016 are as follows:

	2017	2016
Commercial real estate	$57,816,204	$58,176,457
Residential real estate	51,109,169	50,069,929
Commercial and industrial	39,425,100	39,448,972
Agricultural	13,638,361	13,362,529
Consumer	15,003,164	12,459,195
Agricultural real estate	6,947,706	7,226,028

	183,939,704	180,743,110
Less: allowance for loan losses	(2,817,349)	(2,748,759)

Total	$181,122,355	$177,994,351

Consumer loans above include $164,117 and $165,362 of deposit overdrafts that have been reclassified as loans at June 30, 2017 and December 31, 2016, respectively.

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

Changes in the allowance for loan losses for the six months ended June 30, 2017 and June 30, 2016 are as follows:

June 30, 2017:	Balance, Beginning of Period	Charge-offs	Recoveries	Provision	Balance, End of Period
Commercial real estate	$853,306	$—	$—	$(67,970)	$785,336
Residential real estate	750,138	(9,733)	883	(136,285)	605,003
Commercial and industrial	693,499	(35,344)	7,409	107,175	772,739
Agricultural	107,605	—	—	184,914	292,519
Consumer	244,526	(12,998)	3,373	2,874	237,775
Agricultural real estate	99,685	—	—	24,292	123,977

Total	$2,748,759	$(58,075)	$11,665	$115,000	$2,817,349

June 30, 2016:	Balance, Beginning of Period	Charge-offs	Recoveries	Provision	Balance, End of Period
Commercial real estate	$654,998	$—	$—	$—	$654,998
Residential real estate	590,329	—	2,306	—	592,635
Commercial and industrial	972,760	—	7,283	—	980,043
Agricultural	151,874	—	—	—	151,874
Consumer	185,564	(10,490)	9,828	—	184,902
Agricultural real estate	64,785	—	—	—	64,785

Total	$2,620,310	$(10,490)	$19,417	$—	$2,629,237

Summaries of the Bank’s loans and allowance for loan losses based on impairment evaluation method as of June 30, 2017 and December 31, 2016 are as follows:

	Loan Balance			Allowance for Loan Losses
June 30, 2017:	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
Commercial real estate	$57,753,152	$63,052	$57,816,204	$785,336	$—	$785,336
Residential real estate	50,811,849	297,320	51,109,169	605,003	—	605,003
Commercial and industrial	38,401,609	1,023,491	39,425,100	653,508	119,231	772,739
Agricultural	13,638,361	—	13,638,361	292,519	—	292,519
Consumer	14,996,163	7,001	15,003,164	237,775	—	237,775
Agricultural real estate	6,836,251	111,455	6,947,706	123,977	—	123,977

Total	$182,437,385	$1,502,319	$183,939,704	$2,698,118	$119,231	$2,817,349

	Loan Balance			Allowance for Loan Losses
December 31, 2016:	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
Commercial real estate	$57,994,866	$181,591	$58,176,457	$853,306	$—	$853,306
Residential real estate	49,879,147	190,782	50,069,929	750,138	—	750,138
Commercial and industrial	37,880,327	1,568,645	39,448,972	573,011	120,488	693,499
Agricultural	13,362,529	—	13,362,529	107,605	—	107,605
Consumer	12,434,720	24,475	12,459,195	232,285	12,241	244,526
Agricultural real estate	7,109,634	116,394	7,226,028	99,685	—	99,685

Total	$178,661,223	$2,081,887	$180,743,110	$2,616,030	$132,729	$2,748,759

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

The Bank’s impaired loans as of June 30, 2017 and December 31, 2016 are as follows:

June 30, 2017:	Unpaid Principal Balance	Recorded Investment	Related Allowance
With a related allowance:
Commercial real estate	$—	$—	$—
Residential real estate	—	—	—
Commercial and industrial	119,231	119,231	119,231
Agricultural	—	—	—
Consumer	—	—	—
Agricultural real estate	—	—	—

Total with a related allowance	119,231	119,231	119,231

With no related allowance:
Commercial real estate	63,052	63,052	—
Residential real estate	297,320	297,320	—
Commercial and industrial	904,260	904,260	—
Agricultural	—	—	—
Consumer	7,001	7,001	—
Agricultural real estate	111,455	111,455	—

Total with no related allowance	1,383,088	1,383,088	—

Total impaired loans	$1,502,319	$1,502,319	$119,231

December 31, 2016:	Unpaid Principal Balance	Recorded Investment	Related Allowance
With a related allowance:
Commercial real estate	$—	$—	$—
Residential real estate	—	—	—
Commercial and industrial	120,488	120,488	120,488
Agricultural	—	—	—
Consumer	12,241	12,241	12,241
Agricultural real estate	—	—	—

Total with a related allowance	132,729	132,729	132,729

With no related allowance:
Commercial real estate	181,591	181,591	—
Residential real estate	190,782	190,782	—
Commercial and industrial	1,448,157	1,448,157	—
Agricultural	—	—	—
Consumer	12,234	12,234	—
Agricultural real estate	116,394	116,394	—

Total with no related allowance	1,949,158	1,949,158	—

Total impaired loans	$2,081,887	$2,081,887	$132,729

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

The Bank’s average recorded investment and interest income recognized on impaired loans for the six months ended June 30, 2017 and 2016 are as follows:

	For the six months ended June 30,
	2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With a related allowance:
Commercial real estate	$—	$—	$4,804	$—
Residential real estate	—	—	—	—
Commercial and industrial	119,860	3,123	142,650	—
Agricultural	—	—	—	—
Consumer	6,121	—	11,696	—
Agricultural real estate	—	—	—	—

Total with a related allowance	125,981	3,123	159,150	—

With no related allowance:
Commercial real estate	122,322	—	382,505	—
Residential real estate	244,051	1,186	293,040	39,194
Commercial and industrial	1,176,209	—	237,335	22,973
Agricultural	—	—	—	—
Consumer	9,618	196	23,412	1,506
Agricultural real estate	113,925	—	58,197	—

Total with no related allowance	1,666,125	1,383	994,488	63,643

Total impaired loans	$1,792,106	$4,506	$1,153,639	$63,643

The Bank utilizes credit quality indicators that consist of an internal grading system analysis used to assign grades to all loans. The grade for each individual loan is determined by the account officer and other approving officers at the time the loan is made and changed from time to time to reflect an ongoing assessment of loan risk. Grades for all loans are reviewed at least annually by management.

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

The following categories of credit quality are used by the Bank:

Pass -	Loans in this category are considered to be an acceptable credit risk and are generally considered to be collectible in full.

Watch -	Loans in this category conform to a preponderance of the Bank’s underwriting criteria and evidence an acceptable level of credit risk; however, these loans have certain risks characteristics which could adversely affect the borrower’s ability to repay, given material adverse trends.

Special Mention -	Loans in this category are currently protected but are potentially weak. Such loans constitute an undue and unwarranted credit risk but not to the point of justifying a classification of Substandard.

Substandard -	Loans in this category are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Such loans have well-defined weaknesses that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if deficiencies are not corrected.

Doubtful -	Loans in this category have all the weaknesses inherent in Substandard loans with the added factor that the weaknesses are pronounced to a point where, on the basis of current information, conditions and values, collection or liquidation in full is highly improbable.

The Bank’s loans by credit quality indicators as of June 30, 2017 and December 31, 2016 are as follows:

June 30, 2017:	Pass	Watch	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$50,096,219	$2,460,477	$19,996	$5,239,512	$—	$57,816,204
Residential real estate	48,009,244	2,601,006	158,101	340,818	—	51,109,169
Commercial and industrial	32,142,081	4,082,353	1,015,805	2,184,861	—	39,425,100
Agricultural	7,363,070	2,480,110	2,135,508	1,659,673	—	13,638,361
Consumer	14,648,959	237,108	6,902	109,238	957	15,003,164
Agricultural real estate	5,236,402	599,641	1,111,663	—	—	6,947,706

Total	$157,495,975	$12,460,695	$4,447,975	$9,534,102	$957	$183,939,704

December 31, 2016:	Pass	Watch	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$56,597,620	$853,024	$—	$725,813	$—	$58,176,457
Residential real estate	47,108,076	1,924,590	112,384	857,192	67,687	50,069,929
Commercial and industrial	34,141,616	1,370,985	2,025,721	1,910,650	—	39,448,972
Agricultural	6,146,204	2,416,856	4,799,469	—	—	13,362,529
Consumer	12,051,370	180,855	116,025	109,989	956	12,459,195
Agricultural real estate	6,894,371	331,657	—	—	—	7,226,028

Total	$162,939,257	$7,077,967	$7,053,599	$3,603,644	$68,643	$180,743,110

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

Aging analyses of past due loans as of June 30, 2017 and December 31, 2016 are as follows:

June 30, 2017:	30-89 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans
Commercial real estate	$—	$117,455	$117,455	$57,698,749	$57,816,204
Residential real estate	1,086,509	89,957	1,176,466	49,932,703	51,109,169
Commercial and industrial	266,287	244,376	510,663	38,914,437	39,425,100
Agricultural	—	—	—	13,638,361	13,638,361
Consumer	222,487	805,741	1,028,228	13,974,937	15,003,165
Agricultural real estate	—	—	—	6,947,705	6,947,705

Total	$1,575,283	$1,257,529	$2,832,812	$181,106,892	$183,939,704

December 31, 2016:	30-89 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans
Commercial real estate	$—	$235,871	$235,871	$57,940,586	$58,176,457
Residential real estate	409,693	162,076	571,769	49,498,160	50,069,929
Commercial and industrial	—	646,748	646,748	38,802,224	39,448,972
Agricultural	—	—	—	13,362,529	13,362,529
Consumer	153,518	16,426	169,944	12,289,251	12,459,195
Agricultural real estate	—	—	—	7,226,028	7,226,028

Total	$563,211	$1,061,121	$1,624,332	$179,118,778	$180,743,110

The Bank’s nonaccrual loans as of June 30, 2017 and December 31, 2016 are as follows:

	2017	2016
Commercial real estate	$117,455	$235,871
Residential real estate	177,631	226,015
Commercial and industrial	1,104,011	1,617,389
Agricultural	—	—
Consumer	7,315	25,357
Agricultural real estate	118,462	118,412

Total	$1,524,874	$2,223,044

There were no loans greater than 90 days past due that were not on nonaccrual status at June 30, 2017. At December 31, 2016, loans over 90 days past due that were not on nonaccrual status totaled $32,797.

No TDR’s occurred during the six months ended June 30, 2017 or 2016. Additionally, during the six months ended June 30, 2017 and 2016, there were no payment defaults on loans that had been modified as TDR’s within 12 months prior to the payment default.

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

During the six months ended June 30, 2017 and 2016, transfers of participating interests in loans totaled $1,262,765 and $119,905, respectively. Outstanding loans for which the Bank has transferred participating interests to other financial institutions as of June 30, 2017 and December 31, 2016 are as follows:

	2017	2016
Participating interests sold	$13,664,045	$11,386,088
Retained interests	8,557,039	4,458,692

Total unpaid principal balance	$22,221,084	$15,844,780

(4)	PREMISES AND EQUIPMENT:

The major categories of premises and equipment at June 30, 2017 and December 31, 2016 are as follows:

	2017	2016
Land	$464,535	$464,535
Buildings and improvements	2,276,244	2,276,244
Furniture and equipment	1,562,867	1,522,980

	4,303,646	4,263,759
Less: accumulated depreciation	2,452,808	2,364,953

Total	$1,850,838	$1,898,806

(5)	OTHER INVESTMENTS:

Other investments consist of the following at June 30, 2017 and December 31, 2016:

	2017	2016
Federal Home Loan Bank (FHLB) of Topeka	$300,500	$303,500
Federal Reserve Bank (FRB)	135,150	135,150

Total	$435,650	$438,650

Because the Bank’s abilities and rights to sell or exchange these investments are restricted and their fair values are not readily determinable, they are carried at cost.

(6)	TIME DEPOSITS:

Time deposits that met or exceeded the FDIC insurance limit of $250,000 totaled $4,806,666 and $2,157,795 at June 30, 2017 and December 31, 2016, respectively.

Scheduled maturities of time deposits at June 30, 2017 are as follows:

2017	$14,271,969
2018	10,411,223
2019	1,550,814
2020	700,487
2021	437,927
Thereafter	203,693

Total	$27,576,113

(7)	BORROWINGS:

FHLB advances represent short-term borrowings under a blanket lien line of credit agreement that are secured by cash on deposit at FHLB, the Banks’ investment in FHLB stock and a substantial portion of the Bank’s loans. The Bank had approximately $14.9 million of unused borrowing capacity available under the agreement at June 30, 2017.

At June 30, 2017, the Bank also had approximately $6.1 million of unused borrowing capacity available from the FRB borrower-in-custody program. The Bank has pledged to the FRB certain loans with outstanding balances of approximately $10.8 million at June 30, 2017 as collateral for advances under this program.

On November 2, 2016, the Company entered into a $4 million revolving line of credit agreement with Bank SNB. Interest on any outstanding balance is calculated at the Wall Street Journal Prime Rate plus 0.25% (4.5% at June 30, 2017) and is payable monthly. Borrowings are secured by the stock of the Bank and are payable at maturity on October 28, 2017. The availability of borrowings is subject to the Company’s compliance with certain covenants pertaining to capital, income, liquidity and asset quality. The Company was in compliance with all such covenants at June 30, 2017. There were no outstanding advances under the agreement at June 30, 2017 or December 31, 2016.

(8)	INCOME TAXES:

Income tax expense for the six months ended June 30, 2017 and 2016 consists of the following:

	2017	2016
Current:
Federal	$1,033,807	$1,046,448
State	130,131	174,765

Total	1,163,938	1,221,213

Deferred:
Federal	(33,439)	8,444
State	—	—

Total	(33,439)	8,444

Total	$1,130,499	$1,229,657

The effective income tax rate differs from the statutory federal income tax rate primarily due to state income taxes, tax-exempt income and nondeductible expenses.

(8)	INCOME TAXES (continued):

The tax effect of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to deferred tax assets and liabilities at June 30, 2017 and December 31, 2016 are as follows:

	2017	2016
Deferred tax assets:
Allowance for loan losses	$957,899	$934,476
Foreclosed assets	—	2,040
Nonaccrual loan interest	46,347	34,291
Net unrealized losses on investment securities	51,896	217,307

	1,056,142	1,188,114

Net deferred tax asset	$1,056,142	$1,188,114

The Company is generally no longer subject to federal or Oklahoma income tax examinations by tax authorities for years prior to 2013.

(9)	BENEFIT PLAN:

The Bank sponsors an employee savings and retirement plan (the Plan) covering all employees who meet age and length of service requirements. Eligible employees are permitted to contribute up to 85% of their annual compensation to the Plan, up to the maximum amount allowed by law. The Plan also provides for mandatory employer matching contributions of up to 5% of each participant’s salary deferrals, as well as additional discretionary employer profit-sharing contributions. Participants are fully vested at all times in both participant contributions and in employer matching contributions. Participants become fully vested in employer profit-sharing contributions after five years of service. For the six months ended June 30, 2017 and 2016, the Bank’s contributions to the Plan totaled $50,455 and $43,493, respectively.

(10)	COMMITMENTS AND CONTINGENCIES:

The Bank leases two of its branch banking facilities under agreements with initial five-year lease terms and with options to extend at the Bank’s election. Monthly payments due under these leases total approximately $19,200. Future minimum lease payments required under these leases as of June 30, 2017 are as follows:

2017	$115,220
2018	217,112
2019	70,500
2020	5,875

Total	$408,707

Total rent expense under all operating leases during the six months ended June 30, 2017 and 2016 totaled $125,262 and $120,914, respectively.

The Bank has entered into contracts with third parties to provide information technology services to the Bank through July 2021. At June 30, 2017, the minimum amount necessary to cancel such contracts totaled approximately $1.8 million.

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit, standby letters of credit and credit card guarantees, which are

(10)	COMMITMENTS AND CONTINGENCIES (continued):

not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.

The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets. Because these instruments have fixed maturity dates and often expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. At June 30, 2017 and December 31, 2016, such instruments consisted of the following:

	2017	2016
Commitments to extend credit	$41,001,548	$40,707,363
Standby letters of credit	968,241	903,591
Credit card guarantees	24,139	402,262

The Bank is party to various legal proceedings arising in the ordinary course of its business. While the outcome of these matters is not presently determinable, it is the opinion of management that resolution of the proceedings will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

(11)	RELATED PARTY TRANSACTIONS:

At June 30, 2017 and December 31, 2016, the Bank had loans to certain directors, executive officers, significant stockholders, and their affiliates in the amount of $5,064,581 and $4,786,329, respectively. Deposits held by the Bank for such related parties at June 30, 2017 and December 31, 2016 totaled $4,112,771 and $3,303,228, respectively.

(12)	REGULATORY MATTERS:

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 capital and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).

In July 2013, the OCC and other federal banking regulators approved final rules to implement the revised capital adequacy standards of the Basel Committee on Banking Supervision (Basel III) that established a new capital framework for insured depository institutions. Basel III increased existing risk-based capital requirements, introduced new requirements, and changed various capital component definitions. Basel III became effective for the Bank on January 1, 2015, with full compliance with all of the requirements phased-in over a multi-year schedule through January 1, 2019. Basel III also limits the payment of dividends and certain discretionary bonus payments if the Bank does not hold a “capital conservation buffer” consisting of 2.5% of

(12)	REGULATORY MATTERS (continued):

common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets in addition to the amount necessary to meet minimum risk-based capital requirements. The capital conservation buffer began to be phased-in beginning January 1, 2016, at 0.625% of risk-weighted assets and will continue to be increased each year by that amount until fully implemented at 2.5% on January 1, 2019.

Management believes that, as of June 30, 2017 and December 31, 2016, the Bank would meet all capital adequacy requirements under Basel III on a fully phased-in basis if such requirements were currently effective. The actual and required regulatory capital ratios for the Bank at June 30, 2017 and December 31, 2016 are as follows:

	Actual	For Capital Adequacy Purposes Under Basel III Phase-in	To Be Categorized as Well Capitalized
June 30, 2017:
Total capital to risk-weighted assets	15.42%	9.25%	10.00%
Tier 1 capital to risk-weighted assets	14.17%	7.25%	8.00%
Common equity Tier 1 capital to risk-weighted assets	14.17%	5.75%	6.50%
Tier 1 capital to average total assets	10.22%	4.00%	5.00%

December 31, 2016:
Total capital to risk-weighted assets	14.75%	8.63%	10.00%
Tier 1 capital to risk-weighted assets	13.50%	6.63%	8.00%
Common equity Tier 1 capital to risk-weighted assets	13.50%	5.13%	6.50%
Tier 1 capital to average total assets	9.44%	4.00%	5.00%

The Bank is subject to dividend restrictions set forth by the OCC. Under such restrictions, the Bank may not, without prior approval, declare dividends in excess of the net income for the current year plus the retained net income of the previous two years. At June 30, 2017, the Bank had approximately $5.5 million available for payment of dividends without prior approval.

(13)	FAIR VALUE MEASUREMENTS AND DISCLOSURES:

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 requires the following hierarchy be applied for fair value measurements and disclosures:

Level 1 -	Quoted prices for identical instruments in active markets.
Level 2 -	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active.
Level 3 -	Financial instruments whose inputs or value are unobservable.

(13)	FAIR VALUE MEASUREMENTS AND DISCLOSURES (continued):

The Company and the Bank measure certain of its assets on a fair value basis using various valuation techniques and assumptions, depending on the nature of the asset. The following tables present the Bank’s financial and nonfinancial assets as of June 30, 2017 and December 31, 2016 that are measured at fair value:

	Level 1	Level 2	Level 3	Total
June 30, 2017:
Investment securities:
U.S. Treasuries	$—	$13,073,924	$—	$13,073,924
U.S. government agencies	—	14,027,967	—	14,027,967
States and political subdivisions	—	5,705,718	—	5,705,718
Small Business Administration loan pools	—	728,397	—	728,397
Mortgage-backed securities	—	28,826,872	—	28,826,872
Impaired loans	—	—	—	—

December 31, 2016:
Investment securities:
U.S. Treasuries	$—	$3,974,937	$—	$3,974,937
U.S. government agencies	—	14,974,573	—	14,974,573
States and political subdivisions	—	8,066,372	—	8,066,372
Small Business Administration loan pools	—	827,452	—	827,452
Mortgage-backed securities	—	28,751,974	—	28,751,974
Impaired loans	—	—	—	—
Foreclosed assets held for sale	—	—	35,382	35,382

The following valuation methods and assumptions are used to estimate the Bank’s assets that are measured at fair value:

Investment securities – Investment securities available-for-sale are the only financial assets that are accounted for using fair value measurements on a recurring basis. The Bank utilizes independent third parties as its principal pricing sources for determining fair value of investment securities. The Bank’s principal markets for its securities portfolio are the secondary institutional markets, with an exit price that is predominantly reflective of bid level pricing in those markets. Fair values are based upon quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable investment securities, broker quotes or other observable inputs for similar investment securities. For investment securities traded in a market that is not active, fair value is determined using unobservable inputs. In obtaining such valuation information from third party providers, the Bank has evaluated the valuation methodologies used to develop the fair values in order to determine whether such valuations are representative of an exit price in the Bank’s principal markets.

Impaired loans – Impaired loans that are collateral dependent are the only financial assets that are accounted for using fair value measurements on a nonrecurring basis. Impaired loans are measured at fair value based on appraisals of the underlying collateral value of the loan or other unobservable inputs.

Foreclosed assets held for sale – Foreclosed assets held for sale represent nonfinancial assets that are accounted for using fair value measurements on a nonrecurring basis. Such assets are measured at fair value, less estimated cost to sell, based on appraisals or other unobservable inputs.

ASC Topic 825 requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market values are not available, fair values are based on estimates using present value, discounted cash flows, or other valuation techniques. Those techniques are significantly affected by the assumptions used,

(13)	FAIR VALUE MEASUREMENTS AND DISCLOSURES (continued):

including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. ASC Topic 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value at December 31, 2017 and 2016:

Cash and cash equivalents -

The carrying amount of cash and cash equivalents approximates its fair value.

Time deposits in other banks -

Fair values for long-term fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently available to the Bank for deposits with similar terms and remaining maturities. Fair values for short-term or variable rate time deposits approximate the carrying values.

Investment securities -

Fair values of investment securities are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

Loans -

The fair value of unimpaired loans and non-collateral dependent impaired loans is estimated by discounting expected future cash flows using current rates at which similar loans would be made to borrowers of similar credit quality and for similar remaining maturities. The fair value of collateral dependent impaired loans is estimated based on the underlying collateral value. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

Deposit liabilities -

The fair value of demand deposits, savings and interest-bearing transaction accounts, and variable rate time deposits is equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair values for fixed rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently offered on time deposits to a schedule of aggregated expected monthly maturities on those deposits.

Retail repurchase agreements -

The carrying amount of overnight repurchase agreements approximates fair value.

FHLB advances -

The carrying amount of short-term FHLB advances approximates fair value.

Off-balance-sheet instruments -

The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of letters of credit and credit card guarantees is based on the fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

(13)	FAIR VALUE MEASUREMENTS AND DISCLOSURES (continued):

The carrying values and estimated fair values of the Company’s significant financial instruments at June 30, 2017 and December 31, 2016 are as follows (amounts in thousands):

	2017		2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$9,521	$9,521	$9,423	$9,423
Time deposits in other banks	250	250	—	—
Investment securities	62,363	62,363	56,595	56,595
Loans	181,122	178,485	177,994	175,513

Financial liabilities:
Deposits	221,025	221,068	207,046	207,074
Retail repurchase agreements	10,183	10,183	10,174	10,174
FHLB advances	—	—	2,162	2,162

Off-balance-sheet instruments:
Commitments to extend credit	41,002	41,002	40,707	40,707
Standby letters of credit	968	968	904	904
Credit card guarantees	24	24	402	402

(14)	SUBSEQUENT EVENT:

On July 14, 2017, the Company entered into a definitive agreement to merge with and into Equity Bancshares, Inc. (Equity). The transaction is expected to close in the fourth quarter of 2017, subject to customary closing conditions, including the receipt of regulatory approval and the approvals of the stockholders of the Company and of Equity.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EQUITY BANCSHARES, INC.,

ENB MERGER SUB, INC.

AND

EASTMAN NATIONAL BANCSHARES, INC.

Dated as of July 14, 2017

(continued)

(continued)

(continued)

EXHIBITS

Exhibit “A”	Form of Voting Agreement

Exhibit “B”	Form of Director Support Agreement

Exhibit “C”	Form of Bank Merger Agreement

Exhibit “D”	Form of Director Release

Exhibit “E”	Form of Officer Release

Exhibit “F-1”	Form of Employment Agreement

Exhibit “F-2”	Form of Employment Agreement

Exhibit “F-3”	Form of Employment Agreement

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of July 14, 2017, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), ENB Merger Sub, Inc. (“Merger Sub”), an Oklahoma corporation and wholly-owned subsidiary of EQBK, and Eastman National Bancshares, Inc. (“Eastman”), an Oklahoma corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, Eastman owns all of the common stock of The Eastman National Bank of Newkirk, a national association with its principal office in Newkirk, Oklahoma (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of Eastman (the “Eastman Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which EQBK will, on the terms and subject to the conditions set forth in this Agreement, acquire Eastman for a combination of cash and stock with an aggregate value of approximately $46,700,000 as calculated in accordance with the terms of this Agreement, through the merger of Merger Sub, with and into Eastman (the “Merger”), with Eastman surviving as a wholly-owned subsidiary of EQBK;

WHEREAS, immediately following, and in connection with, the Merger, EQBK will cause Eastman to be merged with and into EQBK, with EQBK surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain shareholders of Eastman have each entered into a Voting Agreement in the form attached hereto as Exhibit “A” (the “Voting Agreement”), whereby such shareholders of Eastman have agreed to vote the shares of Eastman Stock (as defined below) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, each of the directors of Eastman have entered into Director Support Agreements in the form attached hereto as Exhibit “B” (the “Director Support Agreement”) in connection with the Merger;

WHEREAS, it is intended that the Merger be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration,

the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into Eastman. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Eastman in accordance with Section 1081 of the Oklahoma General Corporation Act (the “OGCA”). Eastman will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the OGCA as a wholly-owned subsidiary of EQBK. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in the OGCA. The name of the Surviving Corporation will be “Eastman National Bancshares, Inc.”

Section 1.03 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of Eastman, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Merger Sub, Eastman or any holder of record of the following securities:

(a) Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b) Each share of common stock, par value $10.00 per share, of Eastman (the “Eastman Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the following:

(i) a number of shares of EQBK Class A Stock equal to the Exchange Ratio; and

(ii) the Per Share Cash Amount (the aggregate consideration described in clauses (i) and (ii), such per share amount, the “Per Share Merger Consideration,” and in the aggregate for all holders of Eastman Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(c) At the Effective Time, each share of Eastman Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Eastman Stock shall thereafter cease to have any rights with respect to such shares of Eastman Stock, except the right to receive the Per Share Merger Consideration for such shares.

(d) Any shares of Eastman Stock that are owned immediately prior to the Effective Time by Eastman, EQBK or their respective Subsidiaries (other than (i) shares of Eastman Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Eastman Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(e) No certificates representing a fractional share of EQBK Class A Stock shall be issued by EQBK. In lieu of any fractional share, each holder of Eastman Stock entitled to a fractional share, upon surrender of such shares of Eastman Stock, shall be entitled to receive from EQBK an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by the closing price of EQBK Class A Stock as of the Calculation Date.

(f) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of EQBK Class A Stock or EQBK Class B Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of Eastman Stock shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

(g) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 1.06 Calculation of Consideration.

(a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Adjusted Equity” means the sum of Eastman’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the Calculation Date in accordance with GAAP consistently applied (“Tangible Equity”), and adjusted to reflect the payment of or accrual for all Eastman Merger Costs.

(ii) “Adjusted Cash Amount” means an amount equal to the difference of (A) $9,399,671, minus (B) the Equity Adjustment.

(iii) “Calculation Date” means the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto.

(iv) “Eastman Merger Costs” means (A) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (B) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by Eastman; (C) the payments owed by Eastman to those employees and in such amounts listed on Confidential Schedule 1.06, including, without limitation any severance, stay-pay or retention bonus amounts or change in control payments (all of which shall be reflected on Confidential Schedule 1.06 including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount); (D) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of a Retirement Plan; (E) any federal or state income Tax obligations, franchise Tax obligations or real property Tax obligations incurred by Eastman prior to the Effective Time; (F) the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by Eastman in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.15 hereof; (G) any unrealized gains or any unrealized losses (as the case may be) in Eastman’s securities portfolio due to mark-to-market adjustments required by GAAP as of the Calculation Date; (H) a mutually agreeable estimate of the cost of preparing the federal and state income Tax Returns of Eastman for the period from January 1, 2017 through the Closing Date; (I) the difference, if any, between Eastman’s Tangible Equity calculated using Eastman’s audited financial statements prepared in the Audit and Eastman’s Tangible Equity calculated using Eastman’s historical accounting practices; (J) 50% of the cost of the Audit; and (K) any other amounts mutually agreed upon in writing by EQBK and Eastman. In addition, any dividends (whether paid or declared) by Eastman shall have been recorded by Eastman as a reduction of Adjusted Equity.

(v) “Equity Adjustment” means the difference of (A) Minimum Equity, minus (B) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(vi) “Exchange Ratio” means 6.1389 shares of EQBK Class A Stock.

(vii) “Minimum Equity” means $26,076,000.

(viii) “Per Share Cash Amount” means $48.91; provided, however, that if the Equity Adjustment is greater than zero, then the Per Share Cash Amount shall be equal to the quotient of (A) the Adjusted Cash Amount, divided by (B) the number of the shares of Eastman Stock outstanding immediately prior to the Effective Time, except for the Cancelled Shares.

Section 1.07 Exchange Procedures.

(a) Prior to the Effective Time, EQBK shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder.

(b) At or prior to the Effective Time, EQBK shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.07, (i) certificates or, at EQBK’s option, evidence of shares in book entry form, representing the shares of EQBK Class A Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the aggregate cash portion of the Merger Consideration and (B) cash in lieu of any fractional shares (such shares of EQBK Class A Stock and cash described in the foregoing clauses (i) and (ii), the “Exchange Fund”).

(c) As promptly as practicable after the Effective Time, but in no event later than ten (10) Business Days thereafter, and subject to the receipt by the Exchange Agent of a list of Eastman’s shareholders in a format that is reasonably acceptable to the Exchange Agent, EQBK shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Eastman Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Eastman Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by EQBK or the Exchange Agent, the posting by such holder of Eastman Stock of a bond in such amount as EQBK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Share Merger Consideration, any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07. The Eastman shareholders will be entitled to receive their Per Share Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a

Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then the Exchange Agent will notify that Eastman shareholder promptly of the need for further information or documentation.

(d) Within seven (7) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, or within seven (7) Business Days after the Effective Time for any uncertificated shares of Eastman Stock held of record in book-entry form (subject to receipt of any customary tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of Eastman Stock the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each share of Eastman Stock represented by the Certificate, and each Certificate surrendered will be canceled. EQBK may, at its option, deliver any shares of EQBK Class A Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.07, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07.

(e) No dividends or other distributions with respect to EQBK Class A Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EQBK Class A Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of EQBK Class A Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of EQBK Class A Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the EQBK Class A Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing Eastman Stock prior to the Effective Time that is not registered in the stock transfer records of Eastman, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Eastman Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of EQBK and the Exchange Agent that the Tax has been paid or is not applicable.

(g) EQBK and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such amounts as EQBK or the Exchange Agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by EQBK or the Exchange Agent, as the case may be, and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by EQBK or the Exchange Agent, as the case may be.

(h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Eastman at the expiration of six (6) months after the Effective Time shall be paid to EQBK. In such event, any former shareholders of Eastman who have not theretofore complied with this Section 1.07 shall thereafter look only to EQBK with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the EQBK Class A Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Eastman Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.08 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.09 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, EQBK may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal or state income tax consequences to the holders of Eastman Stock as a result of such modification (taken as a whole and not with respect to any individual holder), (ii) the after tax consideration to be paid to the holders of Eastman Stock is not changed in kind or reduced in amount in any respect, and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.10 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Eastman Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who (i) did not vote such shares in favor of the Merger, and (ii) have delivered to EQBK a written demand for appraisal of such shares in the manner provided in Section 1091 of the OGCA (“Dissenting Shares”) shall not be converted into the right to receive a pro rata portion of the Merger Consideration in accordance with Section 1.05(b) hereof, but instead, the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of the OGCA; provided, however, in the event a holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal and payment for such holder’s shares of Eastman Stock pursuant to the applicable provisions of the OGCA, each of the Dissenting Shares held by such holder shall be converted into and represent only the right to receive the Per Share Merger Consideration for such shares in accordance with Section 1.05(b) hereof.

Section 1.11 Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the Kansas General Corporation Code (the “KGCC”) and OGCA, EQBK shall cause the Surviving Corporation to be merged with and into EQBK in the Second Step Merger, with EQBK surviving the Second Step Merger and continuing its existence under the Laws of the State of Kansas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, EQBK shall cause to be filed with each of the Secretary of State of the State of Kansas, in accordance with the KGCC, and the Secretary of State of the State of Oklahoma, in accordance with the OGCA, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the KGCC and OGCA.

Section 1.12 Bank Merger. Immediately following the Second Step Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “C” (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as EQBK may determine. Prior to or on the date of this Agreement, the board of directors each of Equity Bank and the Bank have approved the Bank Merger Agreement and Equity Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to EQBK and Eastman within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Oklahoma in accordance with the OGCA (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by Eastman. At the Closing, Eastman will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):

(a) True, correct and complete copies of Eastman’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Oklahoma;

(b) True, correct and complete copies of the Bank’s articles of association and all amendments thereto, duly certified as of a recent date by the OCC;

(c) A certificate of good standing from the Secretary of State of the State of Oklahoma, duly certifying as of a recent date as to the good standing of Eastman under the Laws of the State of Oklahoma;

(d) A certificate of good standing from the OCC, duly certifying as of a recent date as to the good standing of the Bank;

(e) A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f) A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that Eastman is a registered bank holding company under the BHCA;

(g) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Eastman, pursuant to which such officer will certify: (i) the due adoption by the Eastman Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of Eastman of this Agreement; (iii) the incumbency and true signatures of those officers of Eastman duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of Eastman attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Eastman Stock as of the Closing Date;

(h) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(i) A certificate, dated as of the Closing Date, executed by the chief executive officer of Eastman, pursuant to which Eastman will certify that (i) Eastman has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Eastman or any of its Subsidiaries, individually or in the aggregate since December 31, 2016;

(j) All consents required from third parties to complete the transactions contemplated by this Agreement listed on Confidential Schedule 2.02(j);

(k) All releases as required under Section 8.06;

(l) Eastman shall have delivered to EQBK a duly executed certificate in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that Eastman is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(m) A certificate, dated as of the Closing Date, executed by the chief financial officer of Eastman certifying the amount of the Adjusted Equity of Eastman as of the Calculation Date; and

(n) All other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03 Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Eastman such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Eastman to close hereunder):

(a) True, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b) True, correct and complete copies of Merger Sub’s certificate of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Oklahoma;

(c) A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(d) A certificate of good standing from the Secretary of State of the State of Oklahoma, duly certifying as of a recent date as to the good standing of Merger Sub under the Laws of the State of Oklahoma;

(e) A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered bank holding company under the BHCA;

(f) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iii) that the copy of the Bylaws of EQBK attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(g) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Equity Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of Equity Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of Equity Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the Bylaws of Equity Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(h) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Merger Sub, pursuant to which such officer will certify (i) the due adoption by the Board of Directors of Merger Sub of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of Merger Sub of resolutions authorizing the Merger, this Agreement and the transactions contemplated by the Merger, (iii) the incumbency and true signatures of those officers of Merger Sub duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Merger Sub, and (iv) that the copy of the Bylaws of Merger Sub attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(i) A certificate, dated as of the Closing Date, executed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since December 31, 2016;

(j) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.03(j); and

(k) All other documents required to be delivered to Eastman by EQBK or Merger Sub under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Eastman or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EASTMAN

Except as disclosed in the disclosure schedules delivered by Eastman to EQBK prior to the execution hereof (the “Eastman Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Eastman Confidential Schedule as an exception to a representation or warranty shall not be deemed an admission by Eastman that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Eastman hereby represents and warrants to EQBK as follows:

Section 3.01 Organization and Qualification.

(a) Eastman is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Oklahoma and is a bank holding company registered under the BHCA. Eastman has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Eastman, as amended to date, have been made available to EQBK. Eastman does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of Eastman and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Oklahoma. Except for Eastman Acquisition Company, Inc., which was dissolved on July 12, 2017, Eastman has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Eastman has not been conducted through any other direct or indirect Subsidiary or Affiliate of Eastman other than the Bank.

(b) The Bank is a national association, duly organized and validly existing under the Laws of the United States and in good standing under all Laws of the United States. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of association and bylaws of the Bank, as amended to date, have been or will be made available to EQBK. The Bank is an insured depository institution as defined in the FDIA. Except as set forth in Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Oklahoma. Except for Eastman Acquisition Company, Inc., which was dissolved on July 12, 2017, the Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. Eastman has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the

Eastman Board. The Eastman Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Eastman and its shareholders, has directed that this Agreement and the transactions contemplated hereby be submitted to Eastman’s shareholders for adoption at a meeting of such shareholders with a recommendation from the Eastman Board in favor of adoption (the “Eastman Recommendation”) and has adopted a resolution to the foregoing effect. Eastman has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Eastman, and each constitutes the legal, valid and binding obligation of Eastman, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization.

(a) The entire authorized capital stock of Eastman consists solely of 500,000 shares of Eastman Stock, of which 192,183 shares are issued and outstanding and 307,817 shares are held as treasury stock. Except as set forth on Confidential Schedule 3.03(a) or in the preceding sentence, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Eastman to purchase or otherwise acquire any security of or equity interest in Eastman, obligating Eastman to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Eastman Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Eastman Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of Eastman Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of Eastman Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of 5,000 shares of common stock, par value $100.00 per share, of the Bank (“Bank Stock”) of which 5,000 shares are issued and outstanding. Except as set forth in the preceding sentence, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Oklahoma. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) Except as set forth on Confidential Schedule 3.03(c), Eastman owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to any Subsidiary of Eastman that is an insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Eastman has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 3.04(a), Eastman and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the articles of incorporation of Eastman or any of its Subsidiaries, the bylaws or other governing documents of Eastman or any of its Subsidiaries (collectively, the “Eastman Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Eastman, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to Eastman or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(b) Except as set forth on Confidential Schedule 3.04(b), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Eastman Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Eastman or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to Eastman or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) Eastman has furnished to EQBK true and complete copies of (i) the unaudited consolidated balance sheet of Eastman and its Subsidiaries as of December 31, 2015 and December 31, 2016, and the related unaudited consolidated statements of operations, stockholders’ equity, and cash flows of Eastman and its Subsidiaries, together with all related notes and schedules thereto for the years ended as of such dates, and the unaudited consolidated balance sheet of Eastman and its Subsidiaries at June 30, 2017, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of Eastman and its Subsidiaries, together with all related notes and schedules thereto for the six-month period ended as of such date, and (ii) the unaudited balance sheet of the Bank as of December 31, 2015 and December 31, 2016, and the related unaudited statements of operations, stockholders’ equity, and cash flows of the Bank, together with all related notes and schedules thereto for the years ended as of such dates, and the unaudited balance sheet of the Bank at June 30, 2017, and the related statements of operations, stockholders’ equity and cash flows of the Bank, together with all related notes and schedules thereto for the six-month period ended as of such date (collectively, the financial statements listed in clause (i) and (ii), the “Eastman Financial Statements”). The Eastman Financial Statements (including the related notes, if any) have been prepared in accordance with Eastman’s historical accounting practices applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Eastman and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to notes and normal year-end adjustments that were not or are not expected to be material in amount or effect), and the accounting records underlying the Eastman Financial Statements accurately and fairly reflect in all material respects the transactions of Eastman. The Eastman Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) Eastman has furnished EQBK with true and complete copies of the Reports of Condition and Income as of December 31, 2014, 2015 and 2016 (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with the instructions to the Call Report and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.06 Undisclosed Liabilities. Except as set forth on Confidential Schedule 3.06, neither Eastman nor any of its Subsidiaries have liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by Eastman or any of its Subsidiaries or liabilities for federal, state or local taxes or assessments), that are not reflected in or disclosed in the appropriate Eastman Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of the Eastman Financial Statements or the Call Reports, respectively, or (b) that are not, individually or in the aggregate, material to Eastman and its Subsidiaries, taken as a whole.

Section 3.07 Litigation.

(a) Except as set forth on Confidential Schedule 3.07, neither Eastman nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Eastman, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Eastman or any of its Subsidiaries, nor to the Knowledge of Eastman, is there any basis for any proceeding, claim or any action against Eastman or any of its Subsidiaries. Except as set forth in Confidential Schedule 3.07, the amounts in controversy in each matter described on Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Confidential Schedule 3.07. There is no Order imposed upon Eastman or any of its Subsidiaries or the assets or Property of Eastman or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Eastman or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Eastman, threatened against Eastman or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Eastman or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the OCC, and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (f) the filing of the certificates of merger with the Secretary of State of the State of Oklahoma pursuant to the requirements of the OGCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NASDAQ, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Eastman of this Agreement or (B) the consummation by Eastman of the transactions contemplated by this Agreement. As of the date of this Agreement, Eastman knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and Eastman has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 3.09 Title to Assets. Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by Eastman or any of its Subsidiaries (“Owned Real Property”), or (ii) leased by Eastman or any of its Subsidiaries (“Leased Real Property”). Eastman or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the consolidated balance sheet of Eastman and its Subsidiaries at June 30, 2017; and (d) holds valid and enforceable leases for all leased personal property used by Eastman or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens, except as set forth on Confidential Schedule 3.09, for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on Eastman.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since December 31, 2016, Eastman and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and prudent banking practices;

(b) discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and prudent banking practices;

(c) increased the shares of Eastman Stock or Bank Stock outstanding or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the Eastman Financial Statements or the Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right or modified any existing rights with respect thereto;

(j) made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or could reasonably be expected to result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by RAP or the extent required by Law;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(s) made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000;

(t) renewed, extended the maturity of, or altered any of the terms of any loan classified by Eastman as “special mention,” “substandard,” or “impaired” or other words of similar import; or

(u) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (t) above.

Section 3.11 Leases, Contracts and Agreements.

(a) Confidential Schedule 3.11(a) sets forth a complete listing, as of June 30, 2017, of all contracts to which Eastman or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by Eastman or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of Eastman or any of its Subsidiaries and involves payments to or by Eastman or any of its Subsidiaries of $50,000 or more during the term thereof;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of Eastman or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates Eastman or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Eastman or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to the formation, creation or operation, management or control of any partnership, limited liability company, joint venture or other similar arrangement with any third parties;

(vii) relates to indebtedness of Eastman or any of its Subsidiaries;

(viii) provides for potential indemnification payments by Eastman or any of its Subsidiaries or the potential obligation of Eastman or any of its Subsidiaries to repurchase loans;

(ix) is material to Eastman’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(x) provides any rights to investors in Eastman, including registration, preemptive or antidilution rights or rights to designate members of or observers to Eastman’s or any of its Subsidiaries’ Board of Directors;

(xi) is a data processing/technology contract, software programming or licensing contract;

(xii) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xiii) limits the payment of dividends by the Bank or any other Subsidiary of Eastman; or

(xiv) was otherwise not entered into in the ordinary course of business or that is material to Eastman or any of its Subsidiaries or its financial condition or results of operations.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, Eastman or the Bank.

(c) No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to Eastman or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e) Except as set forth on Confidential Schedule 3.11(e), all rent and other payments by Eastman and each of its Subsidiaries under the Listed Contracts are current, there are no existing defaults by Eastman or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Eastman or any of its Subsidiaries thereunder.

(f) Except as set forth on Confidential Schedule 3.11(f), since December 31, 2016, neither Eastman nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xiv).

Section 3.12 Taxes.

(a) Eastman and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Laws and all Taxes due and owing by Eastman and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither Eastman nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where Eastman or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of Eastman or any of its Subsidiaries.

(b) Eastman and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of Eastman or any of its Subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which Eastman or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. To the Knowledge of Eastman, no taxing authority has threatened to assess additional Taxes for any period for which Tax Returns have been filed.

(d) True and complete copies of the federal, state and local income Tax Returns of Eastman and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2014, 2015, and 2016 have been furnished to EQBK. Neither Eastman nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e) Neither Eastman nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) Neither Eastman nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than (i) those to which only Eastman and the Bank are parties, or (ii) commercial business agreements, the principal purpose of which is not the allocation of Taxes.

(g) Neither Eastman nor any of its Subsidiaries have (i) been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was Eastman) nor (ii) any liability for the Taxes of any Person other than Eastman under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract or under Law.

(h) Neither Eastman nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6707A, 6011, 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder.

(i) Neither Eastman nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j) Neither Eastman nor any of its Subsidiaries will be required to include any item of income in, nor will Eastman or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in Eastman’s or any of its Subsidiaries’ method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by Eastman or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of Eastman or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by Eastman or any of its Subsidiaries; (v) prepaid amount received on or prior to the Closing Date by Eastman or any of its Subsidiaries, or (vi) election under Section 108(i) of the Code.

(k) Neither Eastman nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) Confidential Schedule 3.12 lists and contains an accurate and complete description as to the United States federal and each state net operating and capital loss carryforwards for Eastman and each of its Subsidiaries, that exist as of June 30, 2017, and no such net operating or capital loss carryforwards are subject to limitation under Sections 382, 383 or 384 of the Code or the Treasury Regulations, as of the Closing Date.

(m) Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of Eastman’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(n) The unpaid Taxes of Eastman and each of its Subsidiaries (i) did not, as of June 30, 2017, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Eastman Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Eastman and its Subsidiaries in filing their respective Tax Returns.

(o) Eastman has no Knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13 Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to Eastman and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Eastman nor any of its Subsidiaries is in default with respect to any such policy nor has Eastman or any of its Subsidiaries failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither Eastman nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which Eastman or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of Eastman and each of its Subsidiaries is insured for an amount deemed adequate by Eastman’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of Eastman or any of its Subsidiaries within the last three (3) years, and Eastman has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Material Adverse Change. Except as set forth on Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting Eastman or any of its Subsidiaries since December 31, 2016, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on Eastman or any of its Subsidiaries or that could materially affect Eastman’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither Eastman nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither Eastman nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to Eastman’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Eastman and its Subsidiaries.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Eastman or any of its Subsidiaries to, and neither Eastman nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of Eastman or any of its Subsidiaries nor is Eastman or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Eastman or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.16, neither Eastman nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of Eastman or any of its Subsidiaries, or any Affiliate thereof, in its operations (other than personal belongings of such officers and directors located in Eastman’s or any of its Subsidiaries’ premises and not used in the operations of Eastman or any of its Subsidiaries), nor to the Knowledge of Eastman do any of such persons own or have the right to use real property that is adjacent to property on which Eastman’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a), and excluding deposit liabilities, neither Eastman nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of Eastman or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Eastman Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Eastman or any of its Subsidiaries or the present holder thereof. The credit files of Eastman and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Eastman that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of Eastman or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Eastman and the Bank have disclosed all of the special mention, substandard, impaired, doubtful, loss, nonperforming or problem loans of Eastman and the Bank on the internal watch list of Eastman or the Bank, a copy of which as of June 30, 2017, has been provided to EQBK. Neither Eastman nor the Bank is aware of, nor has Eastman or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Eastman. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by Eastman and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of Eastman’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) Eastman and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. Eastman is not aware of, nor has Eastman or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Eastman or any of its Subsidiaries with all Environmental Laws.

(b) Eastman and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of Eastman has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that Eastman and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending, or to Eastman’s Knowledge threatened, against Eastman, any of its Subsidiaries or, to Eastman’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither Eastman nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither Eastman nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Eastman or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) No Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Confidential Schedule 3.19, none of the following exists at any property or facility owned or operated by Eastman or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by Eastman or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither Eastman nor any of its Subsidiaries, either expressly or by operation of law, has assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j) Eastman has provided EQBK with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by Eastman and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, OCC, FDIC and the Oklahoma Banking Department, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Confidential Schedule 3.20, (a) none of Eastman or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action with any such regulatory bodies, and Eastman and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending, or to Eastman’s Knowledge, threatened against Eastman or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to Eastman’s Knowledge, investigation into the business or operations of Eastman or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Eastman or the Bank. Eastman is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither Eastman nor any of its Subsidiaries or any officer, employee or agent of Eastman or any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Eastman or any of its Subsidiaries (or assist Eastman or any of its Subsidiaries in connection with any actual or proposed transaction) that (a) could reasonably be expected to subject Eastman or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, could reasonably be expected to have resulted in a Material Adverse Change, or (c) if not continued in the future could reasonably be expected to result in a Material Adverse Change or subject Eastman or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of Eastman and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of Eastman or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. Eastman has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Eastman and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. Eastman and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, Orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except as set forth on Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither Eastman nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. Except for the Voting Agreements and that certain Shareholders Agreement, dated effective December 1, 2004 as amended, between Eastman and certain of its stockholders (the “Shareholders Agreement”), there is no existing voting trust, voting agreement, stockholders’ agreement or similar arrangement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Eastman Stock.

Section 3.27 Employee Relationships.

(a) Eastman and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and Eastman believes that the relationships between Eastman’s and each of its Subsidiaries’ employees are good. To the Knowledge of Eastman, no executive officer or manager of any of the operations of Eastman or any of its Subsidiaries or of any group of employees of Eastman or any of its Subsidiaries have any present plans to terminate their employment with Eastman or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.27(a), Eastman is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Eastman or any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Eastman or any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Eastman and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Eastman nor any of its Subsidiaries is engaged in any unfair labor practice.

(b) Set forth on Confidential Schedules 3.27(b) is a complete and correct list of all employment agreements between Eastman or any of its Subsidiaries and any employee of Eastman or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto, have been furnished to EQBK.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Confidential Schedules 3.27(a) and 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by Eastman and any of its Subsidiaries, or with respect to which Eastman and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of Eastman or any of its Subsidiaries, or the dependents or spouses of any such Person, regardless of whether funded (the “Employee Plans”). Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, including, to the extent applicable each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal

Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been delivered to EQBK and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.

(b) Except as set forth on Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither Eastman nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject Eastman, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (any liability arising from any indemnification agreement or policy), except to the extent that Eastman, any of its Subsidiaries or any Employee Plan sponsored by Eastman or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and Eastman is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Each such Employee Plan is so qualified and has been operated in compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Eastman’s Knowledge, none are threatened, except to the extent that Eastman, any of its Subsidiaries, or any Employee Plan sponsored by Eastman or any of its Subsidiaries is involved in such transaction. Neither Eastman nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of Eastman or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of Eastman or any of its Subsidiaries to any employee or former employee of Eastman or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the Eastman Financial Statements. The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of Eastman or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 3.28(c). There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Eastman or any of its Subsidiaries, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) The execution, delivery and performance by Eastman of its obligations under the transactions contemplated by this Agreement and/or the approval of Eastman’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.

(e) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by Eastman or any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither Eastman nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by Eastman and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither Eastman nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against Eastman, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of Eastman and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject Eastman or any of its Subsidiaries to any liability under Code §4980B or §4980D;

(ii) Except as set forth on Confidential Schedule 3.28(g), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which Eastman or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given); and

(iii) Except as set forth on Confidential Schedule 3.27(a)) or Confidential Schedule 3.28(g), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither Eastman nor any of its Subsidiaries is liable for self-insuring any such claims.

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(h) Except as set forth on Confidential Schedule 3.28(h), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(i) Except as set forth on Confidential Schedule 3.28(i), no Employee Plan holds any stock or other securities of Eastman or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(j) Except as provided in Confidential Schedule 3.28(j), Eastman or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(k) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Code §409A, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither Eastman nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire Eastman Stock or other equity security of Eastman or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of Eastman or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by Eastman in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Eastman or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of Eastman, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by Eastman or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by Eastman or its Subsidiaries according to its historical accounting practices and applicable Law applied on a consistent basis. All obligations and liabilities of Eastman and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Eastman and each of its Subsidiaries according to Eastman’s historical accounting practices and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the Eastman Financial Statements and the books, statements and records of Eastman and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Except as set forth on Confidential Schedule 3.30, neither Eastman nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Eastman or any of its Subsidiaries or for the account of a customer of Eastman or any of its Subsidiaries.

Section 3.31 Internal Controls. Eastman and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Eastman and to maintain accountability for Eastman’s and its Subsidiaries’ assets; (c) access to Eastman’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of Eastman’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Confidential Schedule 3.31, none of Eastman’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Eastman, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Eastman has supplied EQBK with copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by it since January 1, 2011, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Eastman has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in compliance in all material respects with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does Eastman have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Oklahoma usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Oklahoma. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Eastman and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Neither Eastman nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which Eastman or any of its Subsidiaries is a party that allege, or to the Knowledge of Eastman, no Person has threatened to allege, that Eastman or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Securities Not Publicly Traded. No security or interest in Eastman or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the New York Stock Exchange, Inc., The NASDAQ Stock Market LLC, the American Stock Exchange, Inc. or the Over-the-Counter Bulletin Board. Neither Eastman nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither Eastman nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38 Proxy Statement/Prospectus. None of the information supplied or to be supplied by Eastman or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Eastman and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Eastman or any of its Subsidiaries necessary in order to make the statements therein with respect to Eastman and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that Eastman is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Eastman and each of its Subsidiaries with the provisions of applicable Law.

Section 3.39 Agreements Between Eastman and its Subsidiaries; Claims. Except as set forth on Confidential Schedule 3.39, there are no written or oral agreements or understandings between Eastman and any of its Subsidiaries. All past courses of dealings between Eastman and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Eastman has no Knowledge of any claims that Eastman has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such claim.

Section 3.40 Representations Not Misleading. No representation or warranty by Eastman contained in this Agreement, nor any written statement, exhibit or schedule furnished to EQBK by Eastman under and pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Eastman or its properties of the facts and circumstances upon which they were based.

Section 3.41 State Takeover Laws. The Eastman Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.42 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Eastman Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Eastman Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.43 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of Eastman, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Eastman or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

Except (i) as disclosed in the disclosure schedules delivered by EQBK to Eastman prior to the execution hereof (the “EQBK Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the EQBK Confidential Schedule as an exception to a representation or warranty shall not be deemed an admission by EQBK that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any EQBK SEC Report filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), EQBK hereby represents and warrants to Eastman as follows:

Section 4.01 Organization and Qualification.

(a) EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, have been made available to Eastman.

(b) Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, have been made available to Eastman. Equity Bank is an insured depository institution as defined in the FDIA.

(c) Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Oklahoma and is wholly-owned by EQBK. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Merger Sub, as amended to date, have been made available to Eastman.

Section 4.02 Authority; Execution and Delivery.

(a) EQBK has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. EQBK has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and each constitutes the legal, valid and binding obligation of EQBK, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Merger Sub. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. At or prior to the date hereof, the sole shareholder of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the sole shareholder of Merger Sub, and (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and such approval and adoption is the only approval of holders of any class of securities of Merger Sub which is required to adopt this Agreement and effect the transactions contemplated hereby. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of EQBK consists solely of (i) 45,000,00 shares of EQBK Class A Stock, of which 12,019,806 shares are issued and outstanding, as of June 30, 2017, (ii) 5,000,000 shares of EQBK Class B Stock, of which 186,513 shares are issued and outstanding, as of June 30, 2017, and (iii) 10,000,000 shares of preferred stock, none of which are issued and outstanding.

(b) At the Effective Time, the shares of EQBK Class A Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any shareholder of Eastman who may be deemed to be an “affiliate” (under the Exchange Act) of EQBK after completion of the Merger.

Section 4.04 SEC Filings; Financial Statements.

(a) EQBK has filed and made available to Eastman all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”). Except as set forth on Confidential Schedule 4.04, The EQBK SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of EQBK contained in the EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 4.05, each of EQBK and its Subsidiaries holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Confidential Schedule 4.05, each of EQBK and Equity Bank has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time shall not be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK or Equity Bank or other governing documents of EQBK or Equity Bank, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c) Except as set forth on Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, Order, decree, statute, Law, ordinance, rule or regulation applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. EQBK has no liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by EQBK or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the EQBK SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the EQBK SEC Reports or (b) that are not, individually or in the aggregate, material to EQBK.

Section 4.07 Litigation.

(a) Except as set forth on Confidential Schedule 4.07, neither EQBK nor Equity Bank is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EQBK or

Equity Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank, nor, to the Knowledge of EQBK, is there any basis for any proceeding, claim or any action against EQBK or Equity Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank. There is no Order imposed upon EQBK or Equity Bank or the assets or property of EQBK or Equity Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to EQBK or Equity Bank.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of EQBK, threatened against EQBK or Equity Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK or Merger Sub pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (f) the filing of the certificates of merger with the Secretary of State of the State of Oklahoma pursuant to the requirements of the OGCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NASDAQ, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by EQBK and Merger Sub of this Agreement or (B) the consummation by EQBK and Merger Sub of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09 Regulatory Compliance.

(a) Except as set forth on Confidential Schedule 4.09, none of EQBK or any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. Except as set forth on Confidential Schedule 4.09, there is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or any of its Subsidiaries with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 4.10 Proxy Statement/Prospectus. None of the information supplied or to be supplied by EQBK or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Eastman and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to EQBK or any Subsidiary of EQBK necessary in order to make the statements therein with respect to EQBK or any Subsidiary of EQBK, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that EQBK is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to EQBK in all material respects with the provisions of applicable Law.

Section 4.11 Absence of Certain Changes. Since December 31, 2016, (a) EQBK and Equity Bank have conducted their respective businesses in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.

Section 4.12 EQBK Disclosure Controls and Procedures. Except as set forth on Confidential Schedule 4.12, none of EQBK’s or Equity Bank’s records, systems, controls, data or information, are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK, Equity Bank or their accountants. EQBK has devised, established and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as otherwise required by RAP).

Section 4.13 Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor any written statement, exhibit or schedule furnished to Eastman by EQBK under and pursuant to of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.

Section 4.14 Opinion of Financial Advisor. Prior to the execution of this Agreement, the EQBK Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to EQBK. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.15 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of EQBK, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to EQBK or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE V

COVENANTS OF EASTMAN

Section 5.01 Commercially Reasonable Efforts. Eastman will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Shareholders’ Meeting. Subject to a Change in Recommendation in accordance with Section 5.23, Eastman, acting through the Eastman Board, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the capital stock of Eastman required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Proxy Statement/Prospectus the recommendation of the Eastman Board that the shareholders of Eastman vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Proxy Statement/Prospectus to be mailed to the shareholders of Eastman as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of Eastman Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letter to shareholders, notice of meeting, proxy statement of Eastman and form of proxy to be distributed to Eastman’s shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to EQBK and are collectively referred to herein as the “Proxy Statement/Prospectus”.

(e) Notwithstanding anything to the contrary contained in this Agreement, Eastman shall not be required to hold the Shareholders’ Meeting if this Agreement is terminated pursuant to Section 9.01 prior to the scheduled time of the Shareholders’ Meeting.

Section 5.03 Information Furnished by Eastman. Eastman shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning Eastman, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. Eastman represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Eastman shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, Eastman will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by EQBK:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and prudent banking principles;

(b) except as required by prudent business practices, use commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Eastman or any of its Subsidiaries may in good faith reasonably dispute;

(d) maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

(g) promptly notify EQBK of any Tax proceeding or claim pending or threatened against or with respect to Eastman or any of its Subsidiaries;

(h) withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Entity when due;

(i) account for all transactions and prepare all financial statements in accordance with its historical accounting practices, as adjusted in accordance with the Audit (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for loan losses account in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan losses as determined in accordance with its historical accounting practices and RAP, shall equal the greater of (A) $3,130,598 or (B) the amount required to comply with GAAP standards;

(l) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date;

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with its historical accounting practices, as adjusted in accordance with the Audit (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and

(n) obtain the minimum vote, and require no greater than the minimum vote, of the capital stock of Eastman required by any voting trusts, voting agreements, shareholders’ agreements or similar arrangements in order to approve the termination thereof.

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, Eastman will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of EQBK, except as set forth on Confidential Schedule 5.05:

(a) take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude Eastman from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other Person or entity, change or amend Eastman’s or any of its Subsidiaries’ articles of incorporation or bylaws, increase the number of shares of Eastman Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Eastman or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of Eastman or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(i) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits;

(j) sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $1,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any Employment Agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK or that are necessary to prevent substantial deterioration of the condition of a property;

(n) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Eastman’s independent auditors, or as required by any applicable Regulatory Agency, or (iv) tax election, change in taxable year, accounting methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes, settlement of any Tax claim or assessment relating to Eastman or any of its Subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund;

(p) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(q) sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(r) renew, extend the maturity of, or alter any of the terms of any loan classified by Eastman as “special mention,” “substandard,” or “impaired” or other words of similar import;

(s) make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $600,000, but EQBK will be deemed to have given its consent under this Section 5.05(s) unless EQBK objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by EQBK of all material information relating to the making, renewal or alteration of that loan; or

(t) enter into any acquisitions or leases of real property, including new leases and lease extensions.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws, Eastman will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK full access (excluding any information that is prohibited from being disclosed by applicable Law) during normal business hours to the properties, books, contracts and records of Eastman and each of its Subsidiaries, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as EQBK may reasonably require and furnish to EQBK during such period all such information concerning Eastman, each of its Subsidiaries and its affairs as EQBK may reasonably request, in order that EQBK may have full opportunity to make such reasonable investigation as it desires to make of the affairs of Eastman and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of Eastman and each of its Subsidiaries and the satisfaction of the conditions precedent to EQBK’s obligations described in Article VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of Eastman or any of its Subsidiaries. Eastman agrees at any time, and from time to time, to furnish to EQBK as soon as practicable, any additional information that EQBK may reasonably request. Neither Eastman nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Eastman’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements.

(a) Eastman will promptly furnish EQBK with true and complete copies of (a) each Call Report prepared after the date of this Agreement as soon as such reports are made available to the FDIC, (b) the consolidated balance sheet of Eastman as of June 30, 2017, the consolidated statement of income and changes in shareholders’ equity of Eastman for the six months ended June 30, 2017, and the consolidated statement of cash flows of Eastman for the six months ended June 30, 2017, as soon as each such compiled financial statement is made available to Eastman, and (c) unaudited month-end financial statements of Eastman.

(b) Eastman will (i) promptly cause an independent accounting firm registered with the Public Company Accounting Oversight Board to audit Eastman’s financial statements that are required by SEC rules and regulations to be included in the Registration Statement (the “Audit”); (ii) furnish EQBK with true and complete copies of the audited and unaudited financial statements required by SEC rules and regulations to be included in the Registration Statement; (iii) cooperate and assist EQBK in preparing any disclosure regarding Eastman’s financial statements that are required by SEC rules and regulations to be included in the Registration Statement; and (iv) cause Eastman’s auditor to cooperate with EQBK, to provide any comfort requested by EQBK concerning Eastman’s financial statements, and to provide any consent required to be provided by such auditor in connection with the inclusion of Eastman’s financial statements in the Registration Statement.

Section 5.08 Untrue Representations. Eastman will promptly notify EQBK in writing if Eastman becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to EQBK or any representation or warranty made in or pursuant to this Agreement or that results in the failure of Eastman or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09 Litigation and Claims. Eastman will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against Eastman or any of its Subsidiaries or affecting any of their properties, and Eastman will promptly notify EQBK of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Eastman, threatened against Eastman or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Eastman or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. Eastman will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of Eastman, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Eastman or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11 Consents and Approvals. Eastman will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(j).

Section 5.12 Environmental Investigation; Right to Terminate Agreement.

(a) EQBK and its consultants, agents and representatives will have the right, to the same extent that Eastman has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify Eastman prior to any physical inspections of the Property, and Eastman may place reasonable time and place restrictions on such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by EQBK, EQBK will (i) notify Eastman of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to Eastman of such Secondary Investigations, and Eastman may place reasonable time and place restrictions on such Secondary Investigations.

(b) Eastman agrees to make available to EQBK and its consultants, agents and representatives all documents and other material in its possession or control relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. Eastman also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with EQBK and will be entitled to certify the same in favor of EQBK and its consultants, agents and representatives and make all other related data available to EQBK and its consultants, agents and representatives.

Section 5.13 Registration Statement and Proxy Statement/Prospectus.

(a) Eastman agrees to cooperate and assist EQBK in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of EQBK Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to EQBK all information concerning Eastman and each of its Subsidiaries that EQBK may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by Eastman or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Eastman and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Eastman necessary in order to make the statements therein with respect to Eastman, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that Eastman is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Eastman in all material respects with the provisions of applicable Law.

(b) The Eastman Board has resolved to recommend to the Eastman shareholders that they approve this Agreement, the Merger and the transactions contemplated herein and shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. The Eastman Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the Eastman Board that the shareholders of Eastman vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by EQBK to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the shareholders of Eastman as soon as practicable after the Registration Statement becomes effective with the SEC.

(c) If Eastman becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading,

Eastman shall promptly inform EQBK thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 5.14 Benefit Plans.

(a) Eastman will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by Eastman or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. Eastman will provide EQBK evidence or such other confirmation from Eastman which EQBK deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action and (ii) at the request of EQBK, Eastman has submitted to the IRS an application for determination of the tax-qualified status of any qualified plan relating to its termination. Provided EQBK’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be filed on or before the Closing. Any costs incurred prior to the Closing related to the termination of each Retirement Plan shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by Eastman and reflected in the calculation of Adjusted Equity.

(b) At the direction of EQBK, Eastman will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. Eastman will provide EQBK evidence or such other confirmation from Eastman which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, Eastman shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15 Termination of Contracts.

(a) Eastman and each of its Subsidiaries will, with regard to any contract to which Eastman or any of its Subsidiaries is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Eastman or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by Eastman or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a). For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.

(b) Eastman and each of its Subsidiaries will cooperate with EQBK in EQBK’s negotiation in good faith of a reasonable settlement of the termination of Eastman’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Confidential Schedule 5.15(b) and Eastman and each of its Subsidiaries will take such actions as reasonably requested by EQBK in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on Confidential Schedule 5.15(b) will be terminated in connection with the consummation of the Merger; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Eastman or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by Eastman or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a).

(c) Eastman will cause the Shareholders Agreement to be terminated prior to the Effective Time.

(d) Any such notice and actions by Eastman and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.

Section 5.16 Conforming Accounting Adjustments. Eastman and each of its Subsidiaries shall, if requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of Eastman and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any Law, rule or regulation applicable to Eastman or any of its Subsidiaries, (d) adversely affect the calculation of Adjusted Equity, or (e) be an acknowledgment by Eastman (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.07 or (c) that such adjustment has any bearing on the Merger Consideration.

Section 5.17 Regulatory and Other Approvals. Eastman, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Eastman in connection with this Agreement and the other agreements contemplated hereby. Eastman will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Eastman will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.18 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Eastman shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(c) Eastman and EQBK further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) Eastman will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).

(e) In the event of any audit of Eastman’s federal or state Tax Returns (i) prior to the consummation of the Merger, EQBK and Eastman shall cooperate regarding any such audit and Eastman shall not settle the same without the consent of EQBK, which consent will not be unreasonably withheld; and (ii) after the Effective Time, EQBK may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

Section 5.19 Tax-free Reorganization. Officers of Eastman and EQBK shall execute and deliver to Norton Rose Fulbright US LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including prior to the effective date of the Proxy Statement/Prospectus and the

Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers pursuant to Section 8.15.

Section 5.20 Disclosure Schedules. At least ten (10) days prior to the Closing, Eastman agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.21 Transition.

(a) (a) The senior officers of Eastman and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Eastman and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.21, with the understanding that EQBK shall in no event be permitted to exercise control of Eastman or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Eastman and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, Eastman and the Bank shall use their commercially reasonable efforts to plan the integration of Eastman and the Bank with the businesses of EQBK and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its Affiliates be entitled to control Eastman or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Eastman and the Bank in the ordinary course of business, Eastman’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from Eastman’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as Eastman and the Bank shall request to permit Eastman and the Bank to comply with their obligations under this Section 5.21.

(b) From and after the date hereof, each of Eastman and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to Eastman and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of EQBK.

Section 5.22 Execution of Releases. Eastman shall use its commercially reasonable efforts to cause the persons set forth on Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.23 No Solicitation.

(a) Subject to the provisions of this Section 5.23, Eastman will not, and will cause its Subsidiaries not to, and will cause Eastman’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.23(b)). Eastman shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Merger Sub) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party, and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the Eastman shareholders, in the event that Eastman receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.23, Eastman and its Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if the Eastman Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to Eastman a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Eastman shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Eastman and its Subsidiaries provided to such Person, to the extent not previously provided to EQBK, is promptly provided to EQBK. In addition, nothing herein shall restrict Eastman from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) Eastman will promptly (and in any event within 48 hours) notify EQBK of the receipt by Eastman of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Eastman will (subject to the fiduciary duties of the board of directors) keep EQBK reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify EQBK of any determination by the Eastman Board that such Acquisition Proposal constitutes a Superior Proposal.

(d) The Eastman Board may, at any time prior to obtaining the approval of the Eastman shareholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal, or (ii) modify or amend in a manner adverse to EQBK or withdraw the Eastman Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (A) prior to such Change in Recommendation, the Eastman Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) such Change in Recommendation is in connection with a Superior Proposal or an Intervening Event and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by EQBK pursuant to Section 5.23(e).

(e) Notwithstanding anything to the contrary contained in this Agreement, Eastman may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies EQBK in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing EQBK an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) EQBK does not make, after being provided with reasonable opportunity to negotiate with Eastman and its agents and representatives, within such five (5) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that the Eastman Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to Eastman’s shareholders as such Superior Proposal, and (iii) Eastman is not in material breach of this Section 5.23.

ARTICLE VI

COVENANTS OF EQBK

Section 6.01 Commercially Reasonable Efforts. EQBK and Merger Sub shall use their respective commercially reasonable efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings; Registration Statement.

(a) EQBK and Merger Sub, at their own expense, with the cooperation of Eastman, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK or Merger Sub in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve, the FDIC and the OSBC.

(b) EQBK shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of EQBK Stock for the Stock Consideration and shall, with the cooperation of Eastman and the Bank, promptly file with the SEC the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and EQBK shall use its commercially reasonable efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the Eastman shareholders, at the time of the Shareholders’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c) EQBK shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals on a timely basis.

(d) EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act relating to the Merger and the transactions contemplated herein.

(e) EQBK shall keep Eastman reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could be expected to significantly delay the completion of the Merger.

Section 6.03 Untrue Representations. EQBK shall promptly notify Eastman in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Eastman or any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04 Litigation and Claims. EQBK shall promptly notify Eastman of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05 Material Adverse Changes. EQBK shall promptly notify Eastman in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.06 Consents and Approvals. EQBK will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.03(j).

Section 6.07 Employee Matters.

(a) At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of Eastman or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of Eastman or any of its Subsidiaries (each a “Continuing Employee”). EQBK shall consult with the Chief Executive Officer of Eastman with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with Eastman and/or any of its Subsidiaries to the extent such service was recognized under the analogous Employee Plan of Eastman or any of its Subsidiaries.

(b) Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule.

(c) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Eastman or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Eastman, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Eastman or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.20, except as expressly provided in Section 6.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Eastman or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.09, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.09 Access to Properties and Records. To the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Eastman to EQBK (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Eastman, who enter into a non-disclosure agreement with EQBK in a form acceptable to EQBK, reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that Eastman may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish Eastman with such additional financial and operating data and other information as to the business and properties of EQBK as Eastman shall, from time to time, reasonably request. Eastman shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.10 Nasdaq Listing. EQBK shall file all documents required to be filed to have the shares of EQBK Class A Stock to be issued pursuant to this Agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to affect said listing.

Section 6.11 Disclosure Schedules. At least ten (10) days prior to the Closing, EQBK agrees to provide Eastman with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.12 No Control of Other Party’s Business. Nothing contained in this Agreement (including Sections 5.04 to Section 5.06) shall give EQBK, directly or indirectly, the right to control or direct the operations of Eastman prior to the Effective Time or shall give Eastman, directly or indirectly, the right to control or direct the operations of EQBK. Prior to the Effective Time, (a) each of Eastman and EQBK shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) Eastman shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (c) Eastman shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) By virtue of the occurrence of the Merger and Second Step Merger, EQBK shall, from and after the Effective Time, succeed to Eastman’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Eastman, respectively, as provided in their articles of incorporation, Bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). EQBK hereby guaranties Eastman’s indemnification obligations.

(b) Except to the extent prohibited by applicable Law, following the Effective Time and for a period of three (3) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from Eastman, under the Existing Indemnification Obligation.

(c) Prior to Closing, EQBK and Equity Bank shall obtain, at the expense of EQBK, a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by Eastman and the Bank as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Effective Time (including the transactions contemplated hereby) as currently maintained by Eastman (“Tail Policy”), on terms no less advantageous than those contained in Eastman’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that EQBK shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by Eastman for such insurance.

(d) If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.13.

(e) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Eastman or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.14 Tax Matters. Following the Closing:

(a) EQBK shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns for Eastman that are to be filed after the Closing and shall pay all Taxes with respect to such Tax Returns.

(b) EQBK and its counsel shall control any audit of Eastman’s federal or state Tax Returns for any taxable period whether before or after the Closing Date, and EQBK may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

(c) EQBK shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(d) EQBK will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EASTMAN

The obligations of Eastman under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Eastman:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the EQBK set forth in Sections 4.01, 4.02, 4.03 (other than inaccuracies that are de minimis in amount and effect) and 4.15 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to Eastman in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02 Performance of Obligations. EQBK and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK and Merger Sub under this Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of Eastman Stock as and to the extent required by the OGCA and the Eastman Constituent Documents (the “Requisite Eastman Vote”).

Section 7.04 Government and Other Approvals. Eastman and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.03(j) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Eastman or any officer, director, shareholder or employee of Eastman to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. Eastman shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Eastman.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since December 31, 2016.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.09 Nasdaq Listing. The shares of EQBK Class A Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market.

Section 7.10 Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.13(c).

Section 7.11 Employment Agreements. EQBK has delivered to each of the individuals set forth on EQBK Confidential Schedule 8.09 a fully executed employment agreement dated as of the Closing Date substantially in the forms attached hereto as Exhibit “F-1”, Exhibit “F-2” and Exhibit “F-3”.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB

All obligations of EQBK and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the Eastman set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 and 3.43 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by Eastman in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02 Performance of Obligations. Eastman has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Eastman under this Agreement on or prior to the Closing Date.

Section 8.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the Requisite Eastman Vote. The requisite vote of the holders of Eastman Stock necessary to terminate the Shareholders Agreement has been obtained and such Shareholders Agreement has been terminated on or prior to the Closing Date.

Section 8.04 Government and Other Approvals. EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.02(j), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK or any officer, director, shareholder or employee of EQBK to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. EQBK having received from each of the directors of Eastman an instrument dated as of the Closing Date releasing Eastman, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “D”. Further, EQBK having received from each of the executive officers of Eastman, as listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing Eastman, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such executive officers (except as to certain matters described therein), the form of which is attached as Exhibit “E”.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change with respect to Eastman since December 31, 2016.

Section 8.08 Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans of Eastman (other than such plans EQBK elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of Eastman, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.

Section 8.09 Employment Agreements. EQBK having received from each of the individuals set forth on EQBK Confidential Schedule 8.09 a fully executed employment agreement dated as of the Closing Date substantially in the forms attached hereto as Exhibit “F-1”, Exhibit “F-2” and Exhibit “F-3”.

Section 8.10 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.11 Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of Eastman Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the OGCA.

Section 8.12 Delivery of Closing Documents. EQBK shall have received all documents required to be received from Eastman on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

Section 8.13 Minimum Adjusted Equity. Eastman’s Adjusted Equity shall be equal to or greater than $16,676,329.

Section 8.14 FIRPTA Certificate. Eastman shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Eastman, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Eastman.

Section 8.15 Federal Tax Opinion. EQBK shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Norton Rose Fulbright US LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of EQBK and Eastman referred to in Section 5.19.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Eastman, prior to the Effective Time as follows, and in no other manner:

(a) by the mutual written consent of EQBK and Eastman;

(b) by either Eastman or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by June 30, 2018; provided, that such date may be extended to such later date as agreed upon by the parties hereto;

(c) by either EQBK or Eastman if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such Order, decree, ruling or other action.

(d) by either EQBK or Eastman if there has been any Material Adverse Change with respect to the other party;

(e) by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Eastman or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to EQBK if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(e), then it must notify Eastman in writing of its intent to terminate stating the reason therefor. Eastman shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f) by Eastman, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Merger Sub or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Eastman if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Eastman desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by EQBK or Eastman, if this Agreement and the Merger are not approved by the required vote of shareholders of Eastman at its Shareholders’ Meeting, or at any adjournment or postponement thereof; provided, however, that Eastman may not terminate this Agreement pursuant to this Section 9.01(g) if Eastman has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the Eastman shareholders at the Shareholders’ Meeting, or at any adjournment or postponement thereof;

(h) by Eastman prior to obtaining the approval of the Eastman shareholders at the Shareholders’ Meeting, and subject to the terms and conditions of Section 5.23(e), in order to accept a Superior Proposal;

(i) by EQBK if the Eastman Board shall have effected a Change in Recommendation;

(j) by EQBK if Eastman or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity;

(k) by Eastman if EQBK or Equity Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity; or

(l) by Eastman, not later than the end of the second Business Day following the Calculation Date, in the event that as of the Calculation Date, both of the following conditions are satisfied:

(i) the EQBK Closing VWAP is less than 80% of the EQBK Starting Price; and

(ii) the quotient of (A) the EQBK Closing VWAP, divided by (B) the EQBK Starting Price, is less than the product of (X) the Index Change Ratio, multiplied by (Y) 0.80.

If Eastman elects to terminate pursuant to this Section 9.01(l) and provides such written notice to EQBK, then within two (2) Business Days following EQBK’s receipt of such notice, EQBK may elect by written notice to Eastman to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (i) a quotient (rounded to the nearest one-thousandth), the numerator of which is $[156.52] and the denominator of which is the EQBK Closing VWAP, and (ii) a quotient (rounded to the nearest one-thousandth), the numerator of which is $[156.52] and the denominator of which is the EQBK Closing VWAP, multiplied by the Index Change Ratio, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu of thereof, add an amount in cash to the Per Share Cash Amount such that each holder of Eastman Stock would be entitled to receive, in respect of each share of Eastman Stock, the equivalent value, based on the EQBK Closing VWAP for each share of Eastman Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A), provided that such additional cash amount will not prevent or impede the Merger from qualifying as a reorganization as described in Section 368(a) of the Code. If EQBK makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 9.01(l) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).

The calculations pursuant to this Section 9.01(l) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into EQBK Class A Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of EQBK Class A Stock outstanding after the date hereof and prior to the Calculation Date.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section  10.08 of this Agreement.

Section 9.03 Effect of Termination.

(a) If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii) the provisions of this Section 9.03, and Article X (other than Section 10.06) shall survive any such termination; and

(iii) the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b) If this Agreement is terminated:

(i) by EQBK or Eastman pursuant to Section 9.01(g), Eastman pursuant to Section 9.01(h), or by EQBK pursuant to 9.01(i), then Eastman shall pay to EQBK, by wire transfer of same day funds, a termination fee equal to $1,750,000 (the “Termination Fee”), within two (2) Business Days of receipt of such written notice of termination from EQBK;

(ii) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Eastman, the Eastman Board or directly to Eastman’s shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Eastman and (A) thereafter (I) this Agreement is terminated by either EQBK or Eastman pursuant to Section 9.01(b) and Eastman shall have failed to obtain the Requisite Eastman Vote at the duly convened Shareholders’ Meeting of Eastman or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken, or (II) this Agreement is terminated by EQBK pursuant to Section 9.01(e), and (B) prior to the date that is twelve (12) months after the date of such termination, Eastman enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Eastman shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay EQBK, by wire transfer of same day funds, a termination fee equal to the Termination Fee; provided, that, solely for the purposes of this Section 9.03(b)(ii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.12, except that all references in such definition to 15% shall be changed to 50%.

(c) Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Eastman shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 9.03, then Eastman (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(d) The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by EQBK and Eastman, (ii) as otherwise provided in Section 9.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 10.03 Brokerage Fees and Commissions.

(a) Except as set forth on Confidential Schedule 10.03(a), EQBK hereby represents to Eastman that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement. Eastman will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of EQBK and EQBK hereby agrees to indemnify and hold Eastman harmless for any amounts owed to any agent, representative or broker of EQBK.

(b) Except as set forth on Confidential Schedule 10.03(b), Eastman hereby represents to EQBK that no agent, representative or broker has represented Eastman in connection with the transactions described in this Agreement. EQBK will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Eastman or any shareholder of Eastman, and Eastman hereby agrees to indemnify and hold EQBK harmless for any amounts owed to any agent, representative or broker of Eastman.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, the EQBK Confidential Schedules, the Eastman Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Eastman:

Mark T. Detten

President and Chief Executive Officer

Eastman National Bancshares, Inc.

102 South Main Street

P.O. Box 468

Newkirk, OK 74647

Email: mdetten@eastmannational.com

With a copy (which shall not constitute notice) to:

Steven C. Davis and John D. Robertson

Hartzog Conger Cason & Neville

201 Robert S. Kerr Avenue, Suite 1600

Oklahoma City, OK 73102

Email: sdavis@hartzoglaw.com

jrobertson@hartzoglaw.com

If to EQBK or Merger Sub:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: belliott@equitybank.com

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.12 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Eastman and its Subsidiaries or 15% or more of any class of equity or voting securities of Eastman or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Eastman, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Eastman or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Eastman, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Eastman or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Eastman.

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Adjusted Cash Amount” shall have the meaning set forth in Section 1.06(a)(iii).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Agreement” shall have the meaning set forth in the preamble.

“Audit” shall have the meaning set forth in Section 5.07(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(a)(iii).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(d).

“Certificate” shall have the meaning set forth in Section 1.07(c).

“Change in Recommendation” shall have the meaning set forth in Section 5.23(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” means the Confidentiality Agreement, effective as of March 1, 2017, by and between Eastman and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(g).

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.10.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Eastman” shall have the meaning set forth in the preamble.

“Eastman Board” shall have the meaning set forth in the Recitals.

“Eastman Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“Eastman Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Eastman Merger Costs” shall have the meaning set forth in Section 1.06(a)(iv).

“Eastman Recommendation” shall have the meaning set forth in Section 3.02.

“Eastman Stock” shall have the meaning set forth in Section 1.05(b).

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Employment Agreements” shall have the meaning set forth in Section 3.27(b).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Closing VWAP” means the volume-weighted average price per share of EQBK Class A Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the trading day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“EQBK Starting Price” means $31.87.

“Equity Bank” shall have the meaning set forth in the Recitals.

“Equity Adjustment” shall have the meaning set forth in Section 1.06(a)(v).

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a).

“Exchange Fund” shall have the meaning set forth in Section 1.07(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(a)(vi).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.13(a).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall mean the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.13(e).

“Index Change Ratio” shall mean the quotient of (i) the 20-day average closing price of the NASDAQ Bank Index (or, if such index is not available, a similar index that may be agreed upon by the parties hereto) over the twenty (20) trading day period beginning on the twenty-first (21st) trading day prior to the Calculation Date and ending on the trading day prior to the Calculation Date, divided by (ii) 3,773.63.

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that, individually or in the aggregate, materially affects the business, financial condition, or results of operations of Eastman and its Subsidiaries, taken as a whole, that (i) was not known, or reasonably foreseeable, to the Eastman Board as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Eastman and (ii) does not relate to or involve an Acquisition Proposal.

“IRS” shall have the meaning set forth in Section 3.12(m).

“KGCC” shall have the meaning set forth in Section 1.11.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Letter of Transmittal” shall have the meaning set forth in Section 1.07(c).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of the parties hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas or Oklahoma, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; provided, that with respect to clause (i) through (vii), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(a)(vii).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(k).

“OCC” shall mean the Office of the Comptroller of the Currency.

“OGCA” shall have the meaning set forth in Section 1.01.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Permitted Encumbrances” shall mean only (i) Liens for taxes not yet due and payable and that do not constitute penalties , (ii) Liens for taxes being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (v) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Per Share Cash Amount” shall have the meaning set forth in Section 1.06(a)(viii).

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Property” or “Properties” shall include all real property currently owned or leased by Eastman, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of Eastman.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(d).

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC, (v) the Oklahoma Banking Department, (vi) the OCC, (vii) the SEC, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Requisite Eastman Vote” shall have the meaning set forth in Section 7.03.

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.11.

“Second Effective Time” shall have the meaning set forth in Section 1.11.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Share Adjustment” shall have the meaning set forth in Section 1.05(f).

“Shareholders Agreement” shall have the meaning set forth in Section 3.26.

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“SOA” shall have the meaning set forth in Section 5.20(b).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.13(c).

“Tangible Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with an Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Termination Fee” shall have the meaning set forth in Section 9.03(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that the Eastman Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Eastman and its shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by EQBK in response to such proposal pursuant to Section 5.23(e) or otherwise); provided that for purposes of this definition references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.13 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.14 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.15 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.16 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.17 Public Disclosure. Neither EQBK, Merger Sub nor Eastman, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, condition or delayed); provided, however, that (i) EQBK and Eastman are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that are bound by a confidentiality agreement.

Section 10.18 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of any party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.19 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.20 No Third Party Beneficiaries. Except as expressly provided in Section 6.13(e), nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

ENB MERGER SUB, INC.

By:
Name: Brad S. Elliott
Title: President

EASTMAN NATIONAL BANCSHARES, INC.

By:
Name: Mark T. Detten
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Exhibit A

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of July 14, 2017, by and between Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and [                    ], an individual resident of the State of Oklahoma (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, EQBK, ENB Merger Sub, Inc. (“Merger Sub”) and Eastman National Bancshares, Inc. (“Eastman”), an Oklahoma corporation and registered bank holding company under the BHCA, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for EQBK’s acquisition of Eastman through the merger of Merger Sub with and into Eastman, with Eastman surviving as a wholly-owned subsidiary of EQBK (the “Merger”);

WHEREAS, through the Merger, EQBK will acquire all of the outstanding capital stock of Eastman from the shareholders of Eastman (including Director) in exchange for cash and stock of EQBK, which includes a premium to the current fair market value of the capital stock of Eastman and the goodwill of Eastman (the “Merger Consideration”); and

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, EQBK and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement intending to be legally bound hereby, EQBK and Director agree as follows;

AGREEMENT

1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Eastman, any Subsidiary of Eastman (“Eastman Subsidiary”), EQBK or any Subsidiary of EQBK, and their respective customer, client and vendor relationships. During the term of this Agreement, Director agrees to consider the possibility of utilizing Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”), when obtaining banking products or services for his or her personal or business needs; provided, however, that this Agreement shall not require Director to contact Equity Bank for a proposal on any such needs.

2.	Director Covenants.

(a) Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of Eastman or any Eastman Subsidiary, Eastman’s and any Eastman Subsidiary’s current and prospective services, Eastman’s and any Eastman Subsidiary’s business projections and market studies, Eastman’s and any Eastman Subsidiary’s business plans and strategies, Eastman’s and any Eastman Subsidiary’s studies and information concerning special services unique to Eastman or any Eastman Subsidiary. Director further acknowledges and agrees that this consideration, including the Merger Consideration, constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, during the term hereof (as described in Section 5 below), other than in any capacity for or on behalf of EQBK or any subsidiary of EQBK, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i. solicit the business of any person or entity who is a customer of Eastman or any Eastman Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii. acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location (A) in Kay County, Oklahoma, or (B) any county that is contiguous to Kay County, Oklahoma (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) acquire an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed 1% of the total number of shares outstanding of that depository institution or holding company, and (2) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions or holding companies);

iii. from and after the Effective Time, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area;

iv. establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

v. recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Eastman or any Eastman Subsidiary; but nothing in this Section 2(a)(v) applies to employment other than in financial services.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to EQBK of Eastman and The Eastman National Bank of Newkirk, a national association with its principal offices in Newkirk, Oklahoma (collectively, the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure EQBK acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3. Shareholder Representation. Director hereby represents and warrants that he or she is the registered owner of the number of shares of common stock, par value $10.00 per share, of Eastman set forth below the Director’s name on the signature page hereto.

4. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify EQBK in writing and meet with a EQBK representative and a neutral mediator (if EQBK elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

5. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 9.01 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

6. Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

7. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGEWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

9. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

11. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12. Entire Agreement. This Agreement, the Reorganization Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

13. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

14. Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Facsimile: (316) 681-0839

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Facsimile: (214) 855-8200

15. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

16. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

Name

Number of Shares:

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

[Signature Page to Director Support Agreement]

Exhibit B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of July 14, 2017 is executed by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Eastman National Bancshares, Inc. (“Eastman”), an Oklahoma corporation and registered bank holding company under the BHCA, Brad S. Elliott (“Proxy Holder”), as proxy, and the Shareholders of Eastman listed on the signature page to this Agreement (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, EQBK, ENB Merger Sub, Inc. (“Merger Sub”) and Eastman have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for EQBK’s acquisition of Eastman through the merger of Merger Sub with and into Eastman, with Eastman surviving as a wholly-owned subsidiary of EQBK (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $10.00 per share, of Eastman (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, each of the Shareholders have agreed to vote their shares of Common Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, EQBK is relying on the agreements set forth herein in incurring expenses in reviewing the business of Eastman and its wholly-owned banking subsidiary, The Eastman National Bank of Newkirk, a national association with its principal office in Newkirk, Oklahoma (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by EQBK and by the terms of the Reorganization Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eastman, EQBK, the Proxy Holder (as defined below) and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1. Each Shareholder, being the registered owner of the number of shares of Common Stock set forth below the Shareholder’s name on the signature pages hereto (for each such Shareholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all Common Stock the Shareholder owns as of the record date of any meeting of the Shareholders of Eastman or otherwise as of the date of such vote or consent; and

(c)	all Common Stock the Shareholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the Shareholders of Eastman or otherwise as of the date of such vote or consent

(clauses (a), (b) and (c), collectively, the “Proxy Shares”), in favor of approval of the Merger and any other transactions contemplated by the Reorganization Agreement.

2. If Eastman conducts a meeting of or otherwise seeks approval of its Shareholders with respect to any Acquisition Proposal (as defined in the Reorganization Agreement) or any other matter that may contradict this Agreement or the Reorganization Agreement or may prevent EQBK or Eastman from completing the Merger, then the Shareholder will vote the Proxy Shares against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

3. Each Shareholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Eastman Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise Eastman of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide Eastman with all information EQBK requests that is available to the Shareholder regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Eastman Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair EQBK’s ability to exercise any of the rights granted by the Reorganization Agreement. Notwithstanding the foregoing and for purposes of clarity, nothing contained herein shall prevent any Shareholder from taking actions on behalf of Eastman, solely in his or her capacity as a director or officer of Eastman, that are expressly permitted by Section 5.23 of the Reorganization Agreement.

4.	Each Shareholder, severally, but not jointly, represents and warrants to EQBK that:

(a)	Shareholder (i) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares; other than the Shareholders Agreement, which Shareholder agrees to vote the Shares in favor of terminating prior to the Closing.

(b)	Shareholder does not beneficially own any Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, set forth on the signature page of this Agreement.

(c)	Shareholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in Section 5 below). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)	None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets; other than the Shareholders Agreement, which Shareholder agrees to vote the Shares in favor of terminating prior to the Closing.

(e)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(f)	Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the Oklahoma General Corporation Act (the “OGCA”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the OGCA related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of Eastman that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the OGCA or otherwise.

5. In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Proxy Holder, with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at any meeting of the Shareholders of Eastman all of the Proxy Shares in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

6. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, such Shareholder will not, and will not agree to, without the consent of EQBK, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Shares to any member of Shareholder’s immediate family, to another Shareholder, to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, to an exempt organization described in Sections 501(c)(3) and 170 of the Internal Revenue Code of 1986, as amended, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to EQBK, to be bound by all of the terms of this Agreement.

7. Proxy Holder, by his execution below, agrees to (A) vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Eastman, in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form and (B) in the event of an Acquisition Proposal, to vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Eastman, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

8. Each Shareholder acknowledges that EQBK and Eastman are relying on this Agreement in incurring expenses in connection with EQBK’s reviewing Eastman and the Bank’s business, in Eastman’s cooperation with EQBK’s preparation of a proxy statement and Registration Statement on Form S-4, in EQBK’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 1057 OF THE OGCA. The Shareholders and Eastman acknowledge that the performance of this Agreement is intended to benefit EQBK.

9. This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Reorganization Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein, or (b) completion of the transactions contemplated by the Reorganization Agreement.

10. Proxy Holder may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Proxy Holder, EQBK, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

11. The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Shareholders of the Proxy Shares, and Eastman agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Shareholders if the substitute proxy holder or the Shareholders do not vote in accordance with Sections 1 and 2 of this Agreement.

12. This Agreement may be amended, modified or supplemented with respect to a particular Shareholder only by an instrument in writing executed by EQBK, Eastman and that Shareholder. Any such amendment, modification or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.

13. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An email or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14. This Agreement, the Reorganization Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

15. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO EASTMAN OR THE SHAREHOLDERS:

Mark T. Detten

President and Chief Executive Officer

Eastman National Bancshares, Inc.

102 South Main Street

P.O. Box 468

Newkirk, OK 74647

Email: mdetten@eastmannational.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Steven C. Davis, Esq. and John D. Robertson, Esq.

Hartzog Conger Cason & Neville

201 Robert S. Kerr Avenue, Suite 1600

Oklahoma City, Oklahoma 73102

Email: sdavis@hartzoglaw.com

jrobertson@hartzoglaw.com

IF TO EQBK OR PROXY HOLDER:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: belliott@equitybank.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

16. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH

PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

18. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

PROXY HOLDER:

Brad S. Elliott

EASTMAN NATIONAL BANCSHARES, INC.

By:
Name: Mark T. Detten
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS

Name:
Shares:

Name:
Shares:

Name:
Shares:

[Signature Page to Voting Agreement]

ANNEX B

FORM OF EASTMAN DIRECTOR SUPPORT AGREEMENT

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of July 14, 2017, by and between Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and Thomas M. Rigdon, an individual resident of the State of Oklahoma (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, EQBK, ENB Merger Sub, Inc. (“Merger Sub”) and Eastman National Bancshares, Inc. (“Eastman”), an Oklahoma corporation and registered bank holding company under the BHCA, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for EQBK’s acquisition of Eastman through the merger of Merger Sub with and into Eastman, with Eastman surviving as a wholly-owned subsidiary of EQBK (the “Merger”);

WHEREAS, through the Merger, EQBK will acquire all of the outstanding capital stock of Eastman from the shareholders of Eastman (including Director) in exchange for cash and stock of EQBK, which includes a premium to the current fair market value of the capital stock of Eastman and the goodwill of Eastman (the “Merger Consideration”); and

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, EQBK and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement intending to be legally bound hereby, EQBK and Director agree as follows;

AGREEMENT

1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Eastman, any Subsidiary of Eastman (“Eastman Subsidiary”), EQBK or any Subsidiary of EQBK, and their respective customer, client and vendor relationships. During the term of this Agreement, Director agrees to consider the possibility of utilizing Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”), when obtaining banking products or services for his or her personal or business needs; provided, however, that this Agreement shall not require Director to contact Equity Bank for a proposal on any such needs.

2. Director Covenants.

(a) Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of Eastman or any Eastman Subsidiary, Eastman’s and any Eastman Subsidiary’s current and prospective services, Eastman’s and any Eastman Subsidiary’s business projections and market studies, Eastman’s and any Eastman Subsidiary’s business plans and strategies, Eastman’s and any Eastman Subsidiary’s studies and information concerning special services unique to Eastman or any Eastman

Subsidiary. Director further acknowledges and agrees that this consideration, including the Merger Consideration, constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, during the term hereof (as described in Section 5 below), other than in any capacity for or on behalf of EQBK or any subsidiary of EQBK, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i. solicit the business of any person or entity who is a customer of Eastman or any Eastman Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii. acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location (A) in Kay County, Oklahoma, or (B) any county that is contiguous to Kay County, Oklahoma (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) acquire an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed 1% of the total number of shares outstanding of that depository institution or holding company, and (2) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions or holding companies);

iii. from and after the Effective Time, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area; but nothing in this Section 2(a)(iii) precludes the practice of law as outside counsel to an insured depository institution if such continued practice of law is consistent with such person’s practice of law on the date hereof and such practice of law does not relate to business opportunities for an insured depository institution;

iv. establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

v. recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Eastman or any Eastman Subsidiary; but nothing in this Section 2(a)(v) applies to employment other than in financial services.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to EQBK of Eastman and The Eastman National Bank of Newkirk, a national association with its principal offices in Newkirk, Oklahoma (collectively, the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure EQBK acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3. Shareholder Representation. Director hereby represents and warrants that he or she is the registered owner of the number of shares of common stock, par value $10.00 per share, of Eastman set forth below the Director’s name on the signature page hereto.

4. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify EQBK in writing and meet with a EQBK representative and a neutral mediator (if EQBK elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

5. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 9.01 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

6. Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

7. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGEWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

9. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

11. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12. Entire Agreement. This Agreement, the Reorganization Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

13. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

14. Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:

Thomas M. Rigdon

408 S. Maple

Newkirk, Oklahoma 74647

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Facsimile: (316) 681-0839

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Facsimile: (214) 855-8200

15. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

16. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

[NAME]
Number of Shares:

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

ANNEX C

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of July 14, 2017 is executed by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Eastman National Bancshares, Inc. (“Eastman”), an Oklahoma corporation and registered bank holding company under the BHCA, Brad S. Elliott (“Proxy Holder”), as proxy, and the Shareholders of Eastman listed on the signature page to this Agreement (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, EQBK, ENB Merger Sub, Inc. (“Merger Sub”) and Eastman have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for EQBK’s acquisition of Eastman through the merger of Merger Sub with and into Eastman, with Eastman surviving as a wholly-owned subsidiary of EQBK (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $10.00 per share, of Eastman (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, each of the Shareholders have agreed to vote their shares of Common Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, EQBK is relying on the agreements set forth herein in incurring expenses in reviewing the business of Eastman and its wholly-owned banking subsidiary, The Eastman National Bank of Newkirk, a national association with its principal office in Newkirk, Oklahoma (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by EQBK and by the terms of the Reorganization Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eastman, EQBK, the Proxy Holder (as defined below) and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1. Each Shareholder, being the registered owner of the number of shares of Common Stock set forth below the Shareholder’s name on the signature pages hereto (for each such Shareholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all Common Stock the Shareholder owns as of the record date of any meeting of the Shareholders of Eastman or otherwise as of the date of such vote or consent; and

(c)	all Common Stock the Shareholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the Shareholders of Eastman or otherwise as of the date of such vote or consent (clauses (a), (b) and (c), collectively, the “Proxy Shares”), in favor of approval of the Merger and any other transactions contemplated by the Reorganization Agreement.

2. If Eastman conducts a meeting of or otherwise seeks approval of its Shareholders with respect to any Acquisition Proposal (as defined in the Reorganization Agreement) or any other matter that may contradict this Agreement or the Reorganization Agreement or may prevent EQBK or Eastman from completing the Merger, then the Shareholder will vote the Proxy Shares against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

3. Each Shareholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Eastman Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise Eastman of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide Eastman with all information EQBK requests that is available to the Shareholder regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Eastman Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair EQBK’s ability to exercise any of the rights granted by the Reorganization Agreement. Notwithstanding the foregoing and for purposes of clarity, nothing contained herein shall prevent any Shareholder from taking actions on behalf of Eastman, solely in his or her capacity as a director or officer of Eastman, that are expressly permitted by Section 5.23 of the Reorganization Agreement.

4. Each Shareholder, severally, but not jointly, represents and warrants to EQBK that:

(a)	Shareholder (i) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares; other than the Shareholders Agreement, which Shareholder agrees to vote the Shares in favor of terminating prior to the Closing.

(b)	Shareholder does not beneficially own any Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, set forth on the signature page of this Agreement.

(c)	Shareholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in Section 5 below). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)

None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets; other than the Shareholders Agreement, which Shareholder agrees to vote the Shares in favor of terminating prior to the Closing.

(e)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(f)	Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the Oklahoma General Corporation Act (the “OGCA”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the OGCA related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of Eastman that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the OGCA or otherwise.

5. In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Proxy Holder, with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at any meeting of the Shareholders of Eastman all of the Proxy Shares in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

6. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, such Shareholder will not, and will not agree to, without the consent of EQBK, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Shares to any member of Shareholder’s immediate family, to another Shareholder, to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, to an exempt organization described in Sections 501(c)(3) and 170 of the Internal Revenue Code of 1986, as amended, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to EQBK, to be bound by all of the terms of this Agreement.

7. Proxy Holder, by his execution below, agrees to (A) vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Eastman, in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form and (B) in the event of an Acquisition Proposal, to vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Eastman, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

8. Each Shareholder acknowledges that EQBK and Eastman are relying on this Agreement in incurring expenses in connection with EQBK’s reviewing Eastman and the Bank’s business, in Eastman’s cooperation with EQBK’s preparation of a proxy statement and Registration Statement on Form S-4, in EQBK’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 1057 OF THE OGCA. The Shareholders and Eastman acknowledge that the performance of this Agreement is intended to benefit EQBK.

9. This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Reorganization Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein, or (b) completion of the transactions contemplated by the Reorganization Agreement.

10. Proxy Holder may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Proxy Holder, EQBK, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

11. The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Shareholders of the Proxy Shares, and Eastman agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Shareholders if the substitute proxy holder or the Shareholders do not vote in accordance with Sections 1 and 2 of this Agreement.

12. This Agreement may be amended, modified or supplemented with respect to a particular Shareholder only by an instrument in writing executed by EQBK, Eastman and that Shareholder. Any such amendment, modification or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.

13. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An email or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14. This Agreement, the Reorganization Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

15. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO EASTMAN OR THE SHAREHOLDERS:

Mark T. Detten

President and Chief Executive Officer

Eastman National Bancshares, Inc.

102 South Main Street

P.O. Box 468

Newkirk, OK 74647

Email: mdetten@eastmannational.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Steven C. Davis, Esq. and John D. Robertson, Esq.

Hartzog Conger Cason & Neville

201 Robert S. Kerr Avenue, Suite 1600

Oklahoma City, Oklahoma 73102

Email: sdavis@hartzoglaw.com

           jrobertson@hartzoglaw.com

IF TO EQBK OR PROXY HOLDER:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Email: belliott@equitybank.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

16. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS

THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

18. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

PROXY HOLDER:

Brad S. Elliott

EASTMAN NATIONAL BANCSHARES, INC.

By:
Name: Mark T. Detten
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS

[Name]
Number of Shares:

[Name]
Number of Shares:

Annex D

July 13, 2017

The Board of Directors

Eastman National Bancshares, Inc.

102 South Main Street

P.O. Box 468

Newkirk, OK 74647

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Eastman National Bancshares, Inc. (“Eastman”) of the Merger Consideration (as defined below) to be received by such stockholders, in the proposed acquisition of Eastman by Equity Bancshares, Inc. (“Equity Bancshares”) through the proposed merger of ENB Merger Sub, Inc., a wholly-owned subsidiary of Equity Bancshares (“Merger Sub”), with and into Eastman, with Eastman as the surviving corporation and a wholly-owned subsidiary of Equity Bancshares (such transaction, the “Merger” and, taken together with the subsequent merger of Eastman with and into Equity Bancshares (with Equity Bancshares as the surviving corporation), the “Transaction”), pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and among Equity Bancshares, Merger Sub and Eastman. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any further action on the part of Equity Bancshares, Merger Sub, Eastman, the holders of shares of common stock, par value $10.00 per share, of Eastman (“Eastman Common Stock”) or the holders of Equity Bancshares common stock, each share of Eastman Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares (each as defined in the Agreement)) shall cease to be outstanding and shall automatically be converted into and become the right to receive: (i) $48.91 in cash (the “Cash Consideration”), subject to adjustment as further described in the Agreement (as to which we express no opinion) and (ii) 6.1389 shares of Class A common stock, par value $0.01 per share, of Equity Bancshares (“Equity Bancshares Common Stock,” and such number of shares of Equity Bancshares Common Stock, the “Stock Consideration”). The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Transaction or at such later time as Equity Bancshares may determine in its sole discretion, and pursuant to a separate bank merger agreement, Equity Bancshares will cause Eastman National Bank of Newkirk, a wholly-owned subsidiary of Eastman, to be merged with and into Equity Bank, a wholly-owned subsidiary of Equity Bancshares, with Equity Bank as the surviving entity (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Eastman and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises.

Keefe, Bruyette & Woods, a Stifel Company ● 501 North Broadway, Saint Louis, MO 63102

(314) 342-2000 ● www.kbw.com

The Board of Directors – Eastman National Bancshares, Inc.

July 13, 2017

We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and in the case of Equity Bancshares, further to an existing sales and trading relationship with both KBW and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Eastman and Equity Bancshares. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Equity Bancshares for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Eastman (the “Board”) in rendering this opinion and will receive a fee from Eastman for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Transaction. In addition, Eastman has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Eastman. In the past two years, KBW has provided investment banking and financial advisory services to Equity Bancshares and received compensation for such services. KBW acted as sole placement agent in a December 2016 non-registered offering of Equity Bancshares Common Stock, as financial advisor to Equity Bancshares in connection with its November 2016 acquisition of Community First Bancshares, Inc., and as an underwriter in the November 2015 initial public offering of Equity Bancshares Common Stock. We may in the future provide investment banking and financial advisory services to Eastman or Equity Bancshares and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Eastman and Equity Bancshares and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated July 12, 2017 (the most recent draft made available to us); (ii) the unaudited financial statements for the three fiscal years ended December 31, 2016 of Eastman; (iii) the unaudited quarterly financial statements for the fiscal quarter ended March 31, 2017 of Eastman; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Equity Bancshares; (v) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Equity Bancshares; (vi) certain regulatory filings of Eastman, Equity Bancshares and their respective subsidiaries, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three-year period ended December 31, 2016 and the quarter ended March 31, 2017; (vii) certain other interim reports and other communications of Eastman and Equity Bancshares to their respective stockholders; and (viii) other financial information concerning the businesses and operations of Eastman and Equity Bancshares that was furnished to us by Eastman and Equity Bancshares or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Eastman and Equity Bancshares; (ii) the assets and liabilities of Eastman and Equity Bancshares; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for Eastman and certain financial and stock market information for Equity Bancshares with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Eastman that were prepared by, and provided to us and discussed with us by, Eastman management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Equity Bancshares that were discussed with us by such management

Keefe, Bruyette & Woods, a Stifel Company ● 501 North Broadway, Saint Louis, MO 63102

(314) 342-2000 ● www.kbw.com

The Board of Directors – Eastman National Bancshares, Inc.

July 13, 2017

and used and relied upon by us based on such discussions, at the direction of Eastman management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Transaction on Equity Bancshares (including, without limitation, the cost savings and related expenses expected to result from or be derived from the Transaction) that were prepared by, and provided to and discussed with us by, the management of Equity Bancshares, and used and relied upon by us based on such discussions, at the direction of Eastman management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of Eastman and Equity Bancshares regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to, and have not, assisted Eastman with soliciting indications of interest from third parties other than Equity Bancshares and another party regarding a potential transaction with Eastman.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Eastman as to the reasonableness and achievability of the financial and operating forecasts and projections of Eastman referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Eastman, upon Equity Bancshares management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Equity Bancshares and the estimates regarding certain pro forma financial effects of the Transaction on Equity Bancshares, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction), and we have assumed that all such information was reasonably prepared and represents, or in the case of the Equity Bancshares “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Equity Bancshares management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Eastman and Equity Bancshares that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Equity Bancshares, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Eastman and Equity Bancshares and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Keefe, Bruyette & Woods, a Stifel Company ● 501 North Broadway, Saint Louis, MO 63102

(314) 342-2000 ● www.kbw.com

The Board of Directors – Eastman National Bancshares, Inc.

July 13, 2017

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Eastman or Equity Bancshares since the date of the last financial statements of each such entity that were made available to us. We further have assumed that the audited financial statements for Eastman contemplated to be delivered to Equity Bancshares following the date hereof will not reflect any such material changes or other information or facts material to our analyses. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Eastman and Equity Bancshares are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Eastman or Equity Bancshares, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Eastman or Equity Bancshares under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no additional payments or adjustments to the Merger Consideration (including the allocation between cash and stock); (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transaction (including the Bank Merger) and that all conditions to the completion of the Transaction and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Eastman, Equity Bancshares or the pro forma entity, or the contemplated benefits of the Transaction, including without limitation the cost savings and related expenses expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Eastman that Eastman has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Eastman, Equity Bancshares, Merger Sub, the Transaction and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Eastman Common Stock of the Merger Consideration to be received by such holders in the Merger, without regard to the individual circumstances of specific holders which may distinguish such holders, including, without

Keefe, Bruyette & Woods, a Stifel Company ● 501 North Broadway, Saint Louis, MO 63102

(314) 342-2000 ● www.kbw.com

The Board of Directors – Eastman National Bancshares, Inc.

July 13, 2017

limitation, as parties to the existing shareholders agreement between Eastman and certain of its stockholders. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction (including the form of Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Transaction or any such related transaction to Eastman, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. For purposes of our analyses, we have not incorporated recently-announced proposed changes to United States tax laws regarding corporate tax rates. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Eastman to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Eastman or the Board, (iii) the fairness of the amount or nature of any compensation to any of Eastman’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Eastman Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Eastman (other than the holders of Eastman Common Stock solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Equity Bancshares or any other party to any transaction contemplated by the Agreement, (v) any adjustment (as provided in the Agreement) to the Merger Consideration (including to the cash or stock components thereof) assumed to be paid in the Merger for purposes of our opinion, (vi) whether Equity Bancshares has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Eastman Common Stock at the closing of the Transaction, (vii) the actual value of Equity Bancshares Class A Common Stock to be issued in the Transaction, (viii) the prices, trading range or volume at which Equity Bancshares Class A Common Stock will trade following the public announcement of the Transaction or following the consummation of the Transaction, (ix) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Eastman, Equity Bancshares, Merger Sub, their respective stockholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of Eastman Common Stock or any stockholder of any other entity as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

Keefe, Bruyette & Woods, a Stifel Company ● 501 North Broadway, Saint Louis, MO 63102

(314) 342-2000 ● www.kbw.com

The Board of Directors – Eastman National Bancshares, Inc.

July 13, 2017

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Eastman Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, a Stifel Company ● 501 North Broadway, Saint Louis, MO 63102

(314) 342-2000 ● www.kbw.com

ANNEX E

OKLAHOMA GENERAL CORPORATION ACT

APPRAISAL RIGHTS

Oklahoma General Corporation Act7

Appraisal Rights

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, or, subject to paragraph 3 of this subsection, subsection H of Section 1081, and Section 1082, 1084, 1085, 1086, 1087, 1090.1 or 1090.2 of this title.

2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1) listed on a national securities exchange or

(2) held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

b. in addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1084, 1085, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

[7]	Effective November 1, 2017.

b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than two thousand holders, or

c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of subsection H of Section 1081 or Section 1083 or 1083.1 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D. Appraisal rights shall be perfected as follows:

1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders who was such on the record date for notice of such meeting, or such members who received notice in accordance with subsection C of Section 1081 of this title, with respect to shares for which appraisal rights are available pursuant to subsection B or C of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of Section 1004.1 of this title. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2. If the merger or consolidation is approved pursuant to the provisions of Section 1073, subsection H of Section 1081, Section 1083 or Section 1083.1 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of Section 1004.1 of this title. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice or, in the case of a merger approved pursuant to subsection H of Section 1081 of this title, within the later of the consummation of an offer contemplated by subsection H of Section 1081 of this title and twenty (20) days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of the holder’s shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice or, in the case of a merger approved pursuant to subsection H of Section 1081 of this title, later than the later of the consummation of the offer contemplated by subsection H of Section 1081 of this title and twenty (20) days following the sending of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, however, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders. Notwithstanding the foregoing, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later. Notwithstanding subsection A of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this section.

F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent (1%) of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds One Million Dollars ($1,000,000.00), or (3) the merger was approved pursuant to Section 1083 or Section 1083.1 of this title.

H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent (5%) over the Federal Reserve discount rate, including any surcharge, as established from time to time during the period between the effective date of the merger and the date of payment of judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each shareholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just; provided, however, that this provision shall not affect the right of any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such shareholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within sixty (60) days after the effective date of the merger or consolidation, as set forth in subsection E of this section.

L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Equity.

K.S.A. § 17-6305 provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding, or in defense of any claim, issue or matter therein, K.S.A. § 17-6305 provides that such director, officer, employee or agent will be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

Equity’s Articles of Incorporation and Bylaws provide that we will indemnify each of Equity’s officers and directors to the fullest extent permitted by Kansas law and that any modification or repeal of Equity’s Articles of Incorporation or Bylaws will not adversely affect this indemnification right of Equity’s officers and directors with respect to any act or omission occurring prior to such modification or repeal. Equity’s Bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by Equity’s officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by Equity in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that they were not entitled to be indemnified.

As permitted by K.S.A. § 17-6002(b)(8), Equity’s Articles of Incorporation eliminate a director’s liability to Equity and Equity’s shareholders for monetary damages for breach of a fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to Equity or Equity’s shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) certain transactions under K.S.A. § 17-6424 (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (d) for any transaction from which the director derived an improper personal benefit.

Equity’s Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in Equity’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise. In this regard, we will enter into indemnification agreements with each of Equity’s current and future directors and officers that will provide these individuals with a contractual right to indemnification from Equity to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to us, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. Equity’s Bylaws further authorize Equity to purchase and maintain insurance on behalf of Equity’s officers and directors and we have obtained insurance to cover such individuals for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Equity under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, Equity’s ability to provide indemnification to Equity’s directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated July 14, 2017, by and among Equity Bancshares, Inc., ENB Merger Sub, Inc. and Eastman National Bancshares, Inc. (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1	Second Amended and Restated Articles of Incorporation of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on May 3, 2016).

3.2	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

5.1	Opinion of Wise & Reber, L.C. regarding the validity of the securities to be issued.

8.1	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

10.1†	Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

10.2†	Equity Bancshares, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2016).

10.3†	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.4†	Amended and Restated Employment Agreement, dated November 14, 2016, between Equity Bank, Equity Bancshares, Inc. and Brad S. Elliott (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.5†	Amended and Restated Employment Agreement, dated November 14, 2016, among Equity Bank, Equity Bancshares, Inc. and Gregory H. Kossover (incorporated by reference to Exhibit 10.2 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.6†	Employment Agreement, dated January 26, 2017, among Equity Bank, Equity Bancshares, Inc. and Wendell Bontrager, Jr. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on January 26, 2017).

10.7	Amended Loan and Security Agreement, dated March 13, 2017, between Equity Bancshares, Inc. and ServisFirst Bank (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on March 16, 2017).

Exhibit No.	Description

10.8	Amended and Restated Registration Rights Agreement, dated November 16, 2015, by and between Equity Bancshares, Inc., Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Endicott Opportunity Partners III, L.P., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 19, 2015).

10.9	Stock Purchase Agreement, dated May 15, 2012, among Equity Bancshares, Inc., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.12 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.10†	Form of Market President Incentive Plan (incorporated by reference to Exhibit 10.28 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.11†	Equity Bancshares, Inc. Annual Executive Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2017).

10.12	Form of Securities Purchase Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

10.13	Form of Registration Rights Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

10.14	Form of Director Support Agreement, dated July 14, 2017, between Equity Bancshares, Inc. and each of the directors of Eastman National Bancshares, Inc. (attached as Annex B to this proxy statement/prospectus).

10.15	Form of Voting Agreement, dated July 14, 2017, between Equity Bancshares, Inc. and certain shareholders of Eastman National Bancshares, Inc. (attached as Annex C to this proxy statement/prospectus).

21.1	List of Subsidiaries of Equity Bancshares, Inc. (incorporated by reference to Exhibit 21.1 to Equity Bancshares, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 17, 2016).

23.1	Consent of Crowe Chizek, LLP (with respect to Equity Bancshares, Inc.)

23.2	Consent of Erwin & Company (with respect to Community First Bancshares, Inc.)

23.3	Consent of Erwin & Company (with respect to Eastman National Bancshares, Inc.)

23.4	Consent of Wise & Reber, L.C. (included in Exhibit 5.1).

23.5	Consent of Norton Rose Fulbright LLP (included in Exhibit 8.1).

24.1	Powers of Attorney (included on signature page of this proxy statement/prospectus).

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2**	Form of proxy of Eastman National Bancshares, Inc.

**	To be filed by amendment.
†	Represents a management contract or a compensatory plan or arrangement.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on August 14, 2017.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Brad S. Elliott and Gregory H. Kossover, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad S. Elliott Brad S. Elliott	Chairman and Chief Executive Officer (Principal Executive Officer)	August 14, 2017

/s/ Gregory H. Kossover Gregory H. Kossover	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 14, 2017

/s/ Gary C. Allerheiligen Gary C. Allerheiligen	Director	August 14, 2017

/s/ James L. Berglund James L. Berglund	Director	August 14, 2017

/s/ Jeff A. Bloomer Jeff A. Bloomer	Director	August 14, 2017

/s/ Dan R. Bowers Dan R. Bowers	Director	August 14, 2017

/s/ Roger A. Buller Roger A. Buller	Director	August 14, 2017

/s/ Michael R. Downing Michael R. Downing	Director	August 14, 2017

/s/ P. John Eck P. John Eck	Director	August 14, 2017

Signature	Title	Date

/s/ Gregory L. Gaeddert Gregory L. Gaeddert	Director	August 14, 2017

/s/ Randee R. Koger Randee R. Koger	Director	August 14, 2017

/s/ Jerry P. Maland Jerry P. Maland	Director	August 14, 2017

/s/ Shawn D. Penner Shawn D. Penner	Director	August 14, 2017

/s/ Harvey R. Sorensen Harvey R. Sorensen	Director	August 14, 2017

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated July 14, 2017, by and among Equity Bancshares, Inc., ENB Merger Sub, Inc. and Eastman National Bancshares, Inc. (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1	Second Amended and Restated Articles of Incorporation of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on May 3, 2016).

3.2	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

5.1	Opinion of Wise & Reber, L.C. regarding the validity of the securities to be issued.

8.1	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

10.1†	Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

10.2†	Equity Bancshares, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2016).

10.3†	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.4†	Amended and Restated Employment Agreement, dated November 14, 2016, between Equity Bank, Equity Bancshares, Inc. and Brad S. Elliott (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.5†	Amended and Restated Employment Agreement, dated November 14, 2016, among Equity Bank, Equity Bancshares, Inc. and Gregory H. Kossover (incorporated by reference to Exhibit 10.2 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.6†	Employment Agreement, dated January 26, 2017, among Equity Bank, Equity Bancshares, Inc. and Wendell Bontrager, Jr. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on January 26, 2017).

10.7	Amended Loan and Security Agreement, dated March 13, 2017, between Equity Bancshares, Inc. and ServisFirst Bank (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on March 16, 2017).

10.8	Amended and Restated Registration Rights Agreement, dated November 16, 2015, by and between Equity Bancshares, Inc., Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Endicott Opportunity Partners III, L.P., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 19, 2015).

Exhibit No.	Description

10.9	Stock Purchase Agreement, dated May 15, 2012, among Equity Bancshares, Inc., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.12 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.10†	Form of Market President Incentive Plan (incorporated by reference to Exhibit 10.28 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.11†	Equity Bancshares, Inc. Annual Executive Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2017).

10.12	Form of Securities Purchase Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

10.13	Form of Registration Rights Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

10.14	Form of Director Support Agreement, dated July 14, 2017, between Equity Bancshares, Inc. and each of the directors of Eastman National Bancshares, Inc. (attached as Annex B to this proxy statement/prospectus).

10.15	Form of Voting Agreement, dated July 14, 2017, between Equity Bancshares, Inc. and certain shareholders of Eastman National Bancshares, Inc. (attached as Annex C to this proxy statement/prospectus).

21.1	List of Subsidiaries of Equity Bancshares, Inc. (incorporated by reference to Exhibit 21.1 to Equity Bancshares, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 17, 2016).

23.1	Consent of Crowe Chizek, LLP (with respect to Equity Bancshares, Inc.)

23.2	Consent of Erwin & Company (with respect to Community First Bancshares, Inc.)

23.3	Consent of Erwin & Company (with respect to Eastman National Bancshares, Inc.)

23.4	Consent of Norton Rose Fulbright LLP (included in Exhibit 8.1).

23.5	Consent of Wise & Reber, L.C. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page of this proxy statement/prospectus).

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2**	Form of proxy of Eastman National Bancshares, Inc.

**	To be filed by amendment.
†	Represents a management contract or a compensatory plan or arrangement.